Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-261675

SLR INVESTMENT CORP.

500 Park Avenue

New York, NY 10022

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

February 3, 2022

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of SLR Investment Corp., a Maryland corporation (“SLRC”), to be held virtually on March 21, 2022, at 11:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/SLRC2022SM (together with any adjournments or postponements thereof, the “SLRC Special Meeting”). Stockholders of record of SLRC at the close of business on January 18, 2022 are entitled to notice of, and to vote at, the SLRC Special Meeting or any adjournment or postponement thereof.

The notice of special meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the SLRC Special Meeting. At the SLRC Special Meeting, you will be asked to approve the issuance of shares of common stock, par value $0.01 per share, of SLRC (“SLRC Common Stock”) to be issued pursuant to the Agreement and Plan of Merger, dated as of December 1, 2021 (the “Merger Agreement”), among SLRC, SLR Senior Investment Corp., a Maryland corporation (“SUNS”), Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC (“Merger Sub”), and, for the limited purposes set forth therein, SLR Capital Partners, LLC (“SCP”), a Delaware limited liability company and investment adviser to each of SLRC and SUNS (such proposal, the “Merger Stock Issuance Proposal” or the “SLRC Proposal”).

Closing of the Mergers (as defined below) is contingent upon (a) SLRC stockholder approval of the Merger Stock Issuance Proposal, (b) SUNS stockholder approval of the Merger and (c) satisfaction or waiver of certain other closing conditions. If the Merger does not close, then the SLRC Common Stock will not be issued pursuant to the Merger Stock Issuance Proposal, even if approved by the SLRC Stockholders. SLRC and SUNS are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into SUNS (the “Merger”), with SUNS continuing as the surviving company and as a wholly owned subsidiary of SLRC. Immediately after the effectiveness of the Merger, SUNS will merge with and into SLRC (together with the Merger, the “Mergers”), with SLRC continuing as the surviving company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of SUNS (“SUNS Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by SLRC or any of its consolidated subsidiaries (the “Cancelled Shares”)) will be converted into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (as defined below) (cash may be paid in lieu of fractional shares).

As of September 30, 2021, the closing sales price of SLRC Common Stock was $19.13 and the net asset value (“NAV”) of SLRC Common Stock was $20.20 per share. As of September 30, 2021, the closing sales price of SUNS Common Stock was $15.47 and the NAV of SUNS Common Stock was $15.73 per share. Based on the NAVs of SLRC and SUNS as of September 30, 2021 (and adjusted for estimated transaction costs), SLRC would issue approximately 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock outstanding.

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such date, the “Determination Date”), each of SUNS and SLRC will deliver to the other a calculation of its NAV as of such date (such calculation with respect to SUNS, the “Closing SUNS Net Asset Value” and such calculation with respect to SLRC, the “Closing SLRC Net Asset Value”), in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the “SUNS Per Share NAV”, which will be equal to (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date, and the “SLRC Per Share NAV”, which will be equal to (A) the Closing SLRC Net Asset Value divided by (B) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

Effective upon the closing of the Mergers, SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end. However, under the SUNS Investment Advisory Agreement, SUNS currently pays to SCP a base management fee of 1.00% of SUNS’s gross assets.

In addition, the incentive fee payable by SLRC to SCP after the closing of the Mergers could be more favorable to SCP than the incentive fee payable by SUNS to SCP. The permanent reduction of SLRC’s annual base management fee by 25 basis points is anticipated to at least partially offset the potential increased incentive fees that SUNS Stockholders will experience following the Merger. SCP believes that this fee structure will competitively position the combined company among larger BDCs with more than $1 billion of assets under management. Notwithstanding the reduction of the annual base management fee, SUNS Stockholders will pay more management fees and could pay more incentive fees as SLRC Stockholders if the Mergers are approved.

The market value of the consideration to be received by SUNS’s stockholders will fluctuate with changes in the market price of SLRC Common Stock, and at the closing of the Mergers, the NAVs of SLRC and SUNS may be lower than their respective market prices. SLRC urges you to obtain current market quotations of SLRC Common Stock. SLRC Common Stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “SLRC”. The following table shows the closing sale prices of SLRC Common Stock, as reported on Nasdaq on November 30, 2021, the last trading day before the execution of the Merger Agreement, and on February 1, 2022, the last trading day before printing this document.

SLRC Common Stock
Closing Sales Price on November 30, 2021	$19.05
Closing Sales Price on February 1, 2022	$18.51

Your vote is extremely important. The holders of a majority of the issued and outstanding shares of SLRC Common Stock must be present at the SLRC Special Meeting for the Merger Stock Issuance Proposal to be voted on. The approval of the Merger Stock Issuance Proposal requires the affirmative vote of a majority of votes cast by holders of shares of SLRC Common Stock at the SLRC Special Meeting. Abstentions and broker non-votes, if any, will have no effect on the voting outcome of the Merger Stock Issuance Proposal. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

After careful consideration, and on the recommendation of a special committee of the Board of Directors of SLRC (the “SLRC Board”), the SLRC Board unanimously recommends that SLRC’s stockholders vote “FOR” the Merger Stock Issuance Proposal.

It is important that your shares be represented at the SLRC Special Meeting. Please follow the instructions on the enclosed proxy card and authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. SLRC encourages you to authorize a proxy to vote your shares via the Internet as it saves SLRC significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the virtual SLRC Special Meeting.

This joint proxy statement/prospectus describes the SLRC Special Meeting, the Mergers and the documents related to the Mergers (including the Merger Agreement) that SLRC’s stockholders should review before voting on the Merger Stock Issuance Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 30 and as otherwise incorporated by reference in this joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers and SLRC. SLRC files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. This information is available free of charge, and stockholder inquiries can be made, by contacting SLRC at 500 Park Avenue, New York, NY, 10022 or by calling SLRC at (212) 993-1670 or on SLRC’s website at www.slrinvestmentcorp.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information. Except for the documents incorporated by reference into this joint proxy statement/prospectus, information on SLRC’s website is not incorporated into or a part of this joint proxy statement/prospectus.

No matter how many or few shares of SLRC you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Michael S. Gross
Michael S. Gross
Chairman, Co-Chief Executive Officer and President of SLRC

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of SLRC Common Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 3, 2022 and is first being mailed or otherwise delivered to SLRC stockholders on or about February 7, 2022.

SLR Investment Corp. 500 Park Avenue New York, New York 10022 (212) 993-1670	SLR Senior Investment Corp. 500 Park Avenue New York, New York 10022 (212) 993-1670

SLR INVESTMENT CORP.

500 Park Avenue

New York, New York 10022

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

Online Meeting Only — No Physical Meeting Location

www.virtualshareholdermeeting.com/SLRC2022SM

March 21, 2022, at 11:00 a.m., Eastern Time

Dear Stockholders:

A special meeting of stockholders of SLR Investment Corp., a Maryland corporation (“SLRC”), will be conducted online on March 21, 2022, at 11:00 a.m., Eastern Time at the following website: www.virtualshareholdermeeting.com/SLRC2022SM (together with any adjournments and postponements thereof, the “SLRC Special Meeting”).

At the SLRC Special Meeting, the stockholders of SLRC will consider and vote on a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of SLRC to be issued pursuant to the Agreement and Plan of Merger, dated as of December 1, 2021, among SLRC, SLR Senior Investment Corp., a Maryland corporation (“SUNS”), Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC, and, for the limited purposes set forth therein, SLR Capital Partners, LLC, a Delaware limited liability company and investment adviser to each of SLRC and SUNS (the “Merger Stock Issuance Proposal”).

AFTER CAREFUL CONSIDERATION AND ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF SLRC (THE “SLRC BOARD”), THE SLRC BOARD UNANIMOUSLY RECOMMENDS THAT SLRC’S STOCKHOLDERS VOTE “FOR” THE MERGER STOCK ISSUANCE PROPOSAL.

You have the right to receive notice of, and to vote at, the SLRC Special Meeting if you were a stockholder of record of SLRC at the close of business on January 18, 2022. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the SLRC Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the virtual SLRC Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included beginning on page 6 of the attached joint proxy statement/prospectus.

Whether or not you plan to participate in the SLRC Special Meeting, we encourage you to authorize a proxy to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the SLRC Special Meeting and your shares are held of record by a broker, bank, trustee or nominee, you must obtain a “legal” proxy issued in your name from that record holder.

We are not aware of any other business that may properly be brought before the SLRC Special Meeting and, pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the SLRC Special Meeting.

Thank you for your continued support of SLRC.

By order of the Board of Directors,

/s/ Richard L. Peteka
Richard L. Peteka
Secretary

New York, NY

February 3, 2022

To ensure proper representation at the SLRC Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you authorize a proxy to vote your shares prior to the virtual SLRC Special Meeting, you still may participate in the virtual SLRC Special Meeting.

SLR SENIOR INVESTMENT CORP.

500 Park Avenue

New York, NY 10022

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

February 3, 2022

Dear Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders (together with any adjournments and postponements thereof, the “SUNS Special Meeting”) of SLR Senior Investment Corp., a Maryland corporation (“SUNS”), to be held virtually on March 21, 2022, at 11:30 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/SUNS2022SM. Stockholders of record of SUNS at the close of business on January 18, 2022 are entitled to notice of, and to vote at, the SUNS Special Meeting or any adjournment or postponement thereof.

The notice of special meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the SUNS Special Meeting. At the SUNS Special Meeting, you will be asked to approve the merger of Merger Sub (as defined below) with and into SUNS (the “Merger”), with SUNS continuing as the surviving company and as a wholly owned subsidiary of SLR Investment Corp., a Maryland corporation (“SLRC”), pursuant to the Agreement and Plan of Merger, dated as of December 1, 2021 (the “Merger Agreement”), among SLRC, SUNS, Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC (“Merger Sub”), and, for the limited purposes set forth therein, SLR Capital Partners, LLC (“SCP”), a Delaware limited liability company and investment adviser to each of SLRC and SUNS (such proposal collectively, the “Merger Proposal”).

Closing of the Mergers (as defined below) is contingent upon (a) SUNS stockholder approval of the Merger Proposal, (b) SLRC stockholder approval of the issuance of shares of common stock, par value $0.01 per share, of SLRC (“SLRC Common Stock”) pursuant to the Merger Agreement and (c) satisfaction or waiver of certain other closing conditions.

SLRC and SUNS are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into SUNS, with SUNS continuing as the surviving company and as a wholly owned subsidiary of SLRC. Immediately after the effectiveness of the Merger, SUNS will merge with and into SLRC (together with the Merger, the “Mergers”), with SLRC continuing as the surviving company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of SUNS (“SUNS Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by SLRC or any of its consolidated subsidiaries (the “Cancelled Shares”)) will be converted into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (as defined below) (cash may be paid in lieu of fractional shares).

As of September 30, 2021, the closing sales price of SLRC Common Stock was $19.13 and the NAV of SLRC Common Stock was $20.20 per share. As of September 30, 2021, the closing sales price of SUNS Common Stock was $15.47 and the net asset value (“NAV”) of SUNS Common Stock was $15.73 per share. Based on the NAVs of SLRC and SUNS as of September 30, 2021 (and adjusted for estimated transaction costs), SLRC would issue approximately 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock outstanding.

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such date, the “Determination Date”), each of SUNS and SLRC will deliver to the other a calculation of its NAV as of such date (such calculation with respect to SUNS, the “Closing SUNS Net Asset Value” and such calculation with respect to SLRC, the “Closing SLRC Net Asset Value”), in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the “SUNS Per Share NAV”, which will be equal to (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date, and the “SLRC Per Share NAV”, which will be equal to (A) the Closing SLRC Net Asset Value divided by (B) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

Effective upon closing of the Mergers, SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end. However, under the SUNS Investment Advisory Agreement, SUNS currently pays to SCP a base management fee of 1.00% of SUNS’s gross assets.

In addition, the incentive fee payable by SLRC to SCP after the Closing could be more favorable to SCP than the incentive fee payable by SUNS to SCP. The permanent reduction of SLRC’s annual base management fee by 25 basis points is anticipated to at least partially offset the potential increased incentive fees that SUNS Stockholders will experience following the Merger. SCP believes that this fee structure will competitively position the combined company among larger BDCs with more than $1 billion of assets under management. Notwithstanding the reduction of the annual base management fee, SUNS Stockholders will pay more management fees and could pay more incentive fees as SLRC Stockholders if the Mergers are approved.

The market value of the consideration to be received by SUNS’s stockholders will fluctuate with changes in the market price of SLRC Common Stock, and at the closing of the Mergers, the NAVs of SLRC and SUNS may be lower than their respective market prices. SUNS urges you to obtain current market quotations of SLRC Common Stock. SLRC Common Stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “SLRC”. The following table shows the closing sale prices of SLRC Common Stock, as reported on Nasdaq on November 30, 2021, the last trading day before the execution of the Merger Agreement, and on February 1, 2022, the last trading day before printing this document.

SLRC Common Stock
Closing Sales Price on November 30, 2021	$19.05
Closing Sales Price on February 1, 2022	$18.51

Your vote is extremely important. At the SUNS Special Meeting, you will be asked to vote on the Merger Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SUNS Common Stock entitled to vote at the SUNS Special Meeting. Abstentions and broker non votes, if any, will have the same effect as votes “against” the Merger Proposal. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting.

After careful consideration, on the recommendation of a special committee of the Board of Directors of SUNS, the Board of Directors of SUNS unanimously approved the Merger Agreement, declared the Merger and the transactions contemplated by the Merger Agreement advisable and unanimously recommended that SUNS’s stockholders vote “FOR” the Merger Proposal.

It is important that your shares be represented at the SUNS Special Meeting. Please follow the instructions on the enclosed proxy card and authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. SUNS encourages you to authorize a proxy to vote your shares via the Internet as it saves SUNS significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the virtual SUNS Special Meeting.

This joint proxy statement/prospectus describes the SUNS Special Meeting, the Mergers, and the documents related to the Mergers (including the Merger Agreement) that SUNS’s stockholders should review before voting on the Merger Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 30 and as otherwise incorporated by reference in this joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers, SLRC and SUNS. SUNS files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. This information is available free of charge, and stockholder inquiries can be made, by contacting SUNS at 500 Park Avenue, New York, NY, 10022 or by calling SUNS at (212) 993-1670 or on SUNS’s website at www.slrseniorinvestmentcorp.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information. Except for the documents incorporated by reference into this joint proxy statement/prospectus, information on SUNS’s website is not incorporated into or a part of this joint proxy statement/prospectus.

No matter how many or few shares of SUNS you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Michael S. Gross
Michael S. Gross Chairman, Co-Chief Executive Officer and President of SUNS

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of SLRC Common Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 3, 2022 and is first being mailed or otherwise delivered to SUNS stockholders on or about February 7, 2022.

SLR Investment Corp. 500 Park Avenue New York, New York 10022 (212) 993-1670	SLR Senior Investment Corp. 500 Park Avenue New York, New York 10022 (212) 993-1670

SLR SENIOR INVESTMENT CORP.

500 Park Avenue

New York, NY 10022

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

Online Meeting Only — No Physical Meeting Location

www.virtualshareholdermeeting.com/SUNS2022SM

March 21, 2022, at 11:30 a.m., Eastern Time

Dear Stockholders:

A special meeting of stockholders of SLR Senior Investment Corp., a Maryland corporation (“SUNS”), will be conducted online on March 21, 2022, at 11:30 a.m, Eastern Time at the following website: www.virtualshareholdermeeting.com/SUNS2022SM (together with any adjournments and postponements thereof, the “SUNS Special Meeting”).

At the SUNS Special Meeting, stockholders of SUNS will consider and vote on a proposal to approve the merger of Merger Sub (as defined below) with and into SUNS (the “Merger”), with SUNS continuing as the surviving company and as a wholly owned subsidiary of SLR Investment Corp., a Maryland corporation (“SLRC”), pursuant to the Agreement and Plan of Merger, dated as of December 1, 2021 (the “Merger Agreement”), among SLRC, SUNS, Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC (“Merger Sub”), and, for the limited purposes set forth therein, SLR Capital Partners, LLC, a Delaware limited liability company and investment adviser to each of SLRC and SUNS (such proposal collectively, the “Merger Proposal”).

SUNS is proposing a combination of SLRC and SUNS by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into SUNS, with SUNS continuing as the surviving company and as a wholly owned subsidiary of SLRC. Immediately after the effectiveness of the Merger, SUNS will merge with and into SLRC (together with the Merger, the “Mergers”), with SLRC continuing as the surviving company.

AFTER CAREFUL CONSIDERATION, ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF SUNS, THE BOARD OF DIRECTORS OF SUNS UNANIMOUSLY DECLARED THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE, AND UNANIMOUSLY RECOMMENDED THAT SUNS’S STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

You have the right to receive notice of, and to vote at, the SUNS Special Meeting if you were a stockholder of record of SUNS at the close of business on January 18, 2022. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the SUNS Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the virtual SUNS Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included on page 7 of the attached joint proxy statement/prospectus.

Whether or not you plan to participate in the SUNS Special Meeting, we encourage you to authorize a proxy to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the SUNS Special Meeting and your shares are held of record by a broker, bank, trustee or nominee, you must obtain a “legal” proxy issued in your name from that record holder.

We are not aware of any other business that may properly be brought before the SUNS Special Meeting, and, pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the SUNS Special Meeting.

Thank you for your continued support of SUNS.

By order of the Board of Directors,

/s/ Richard L. Peteka
Richard L. Peteka
Secretary

New York, NY

February 3, 2022

To ensure proper representation at the SUNS Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you authorize a proxy to vote your shares prior to the virtual SUNS Special Meeting, you still may participate in the virtual SUNS Special Meeting.

i

ii

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by SLRC (File No. 333-261675), constitutes a prospectus of SLRC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of SLRC Common Stock to be issued to SUNS Stockholders, pursuant to the Merger Agreement.

This document also constitutes a joint proxy statement of SLRC and SUNS under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to: (1) the Special Meeting of Stockholders of SLRC (together with any adjournments and postponements thereof, the “SLRC Special Meeting”), at which SLRC Stockholders will be asked to vote upon the Merger Stock Issuance Proposal (as defined below); and (2) the Special Meeting of Stockholders of SUNS (together with any adjournments and postponements thereof, the “SUNS Special Meeting”), at which SUNS Stockholders will be asked to vote upon the Merger Proposal (as defined below).

You should rely only on the information contained in this joint proxy statement/prospectus, including in determining how to vote the shares of SLRC Common Stock or SUNS Common Stock, as applicable. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 3, 2022. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither any mailing of this joint proxy statement/prospectus to SLRC Stockholders or SUNS Stockholders nor the issuance of SLRC Common Stock in connection with the Mergers will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding SLRC has been provided by SLRC and information contained in this joint proxy statement/prospectus regarding SUNS has been provided by SUNS.

When used in this document, unless otherwise indicated in this document or the context otherwise requires:

•	“Boards” refers to the SLRC Board and the SUNS Board, collectively;

•	“Closing” refers to the closing of the Mergers;

•	“Closing Date” refers to the closing date of the Mergers;

•	“Company” refers to either of SLRC or SUNS;

•	“Companies” refers to SLRC and SUNS, collectively;

•	“Determination Date” refers to an agreed upon date no more than 48 hours (excluding Sundays and holidays) prior to the Effective Time;

•	“Effective Time” refers to the effective time of the Merger;

•	“Excluded Holders” refers to SLRC, Merger Sub and their respective affiliates, collectively;

•	“Independent Director” means each director who is not an “interested person” of SLRC or SUNS, as applicable, as defined in Section 2(a)(19) of the Investment Company Act;

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended;

•

“Letter Agreement” refers to a letter agreement with regard to the reduction of SLRC’s annual base management fee payable by SLRC to SCP to be entered into by SCP and acknowledged by SLRC and become effective on the date of the Closing;

•	“Merger” refers to the merger of Merger Sub with and into SUNS, with SUNS as the surviving company;

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 1, 2021, among SLRC, SUNS, Merger Sub and, for the limited purposes set forth therein, SCP;

•	“Merger Sub” refers to Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC;

•	“Mergers” refers to the Merger, together with the Second Merger;

•	“NAV” refers to net asset value;

•	“SCP” refers to SLR Capital Partners, LLC, a Delaware limited liability company and the investment adviser of SLRC and SUNS;

•	“SCM” refers to SLR Capital Management, LLC, a Delaware limited liability company and the administrator of SLRC and SUNS;

•	“Second Merger” refers to the merger of SUNS with and into SLRC, with SLRC continuing as the surviving company.

•	“SLRC” refers to SLR Investment Corp. and, where applicable, its consolidated subsidiaries;

•	“SLRC Administration Agreement” refers to the amended and restated administration agreement, dated October 29, 2013, by and between SLRC and SCM;

•	“SLRC Board” refers to the board of directors of SLRC;

•	“SLRC Common Stock” refers to the shares of SLRC common stock, par value $0.01 per share;

•	“SLRC Independent Directors” refers to the Independent Directors of the SLRC Board in their capacity as such;

•	“SLRC Investment Advisory Agreement” refers to the Third Amended and Restated Investment Advisory Agreement, dated August 2, 2018, by and between SLRC and SCP;

•	“SLRC Special Committee” refers to the committee of the SLRC Board comprised solely of SLRC Independent Directors;

•	“SLRC Stockholders” refers to the holders of shares of SLRC Common Stock;

•	“SUNS” refers to SLR Senior Investment Corp. and, where applicable, its consolidated subsidiaries;

•	“SUNS Administration Agreement” refers to the amended and restated administration agreement, dated October 29, 2013, by and between SUNS and SCM;

•	“SUNS Board” refers to the board of directors of SUNS;

•	“SUNS Common Stock” refers to the shares of SUNS common stock, par value $0.01 per share;

•	“SUNS Independent Directors” refers to the Independent Directors of the SUNS Board in their capacity as such;

•	“SUNS Investment Advisory Agreement” refers to the First Amended and Restated Investment Advisory Agreement, dated August 2, 2016, by and between SUNS and SCP;

•	“SUNS Special Committee” refers to the committee of the SUNS Board comprised solely of SUNS Independent Directors; and

•	“SUNS Stockholders” refers to the holders of shares of SUNS Common Stock.

In May 2020, the SEC adopted Rule 6-11 under Regulation S-X, which eliminated the requirement to provide pro forma financial information for fund acquisitions if certain supplemental information is disclosed, as described in Rule 6-11(d) under Regulation S-X (“Rule 6-11(d)”). Furthermore, the SEC amended Form N-14 to make the disclosure requirements therein consistent with Rule 6-11(d). SLRC and SUNS believe that the disclosure in this joint proxy statement/prospectus meets the supplemental disclosure requirements set forth in Rule 6-11(d) because: (1) this joint proxy statement/prospectus includes a pro forma fee table, showing (a) the pre-transaction fee structures of SLRC and SUNS and (b) the post-transaction fee structure of the combined company, (2) SLRC and SUNS have determined that the Mergers would not result in a material change in SLRC’s or SUNS’s investment portfolio due to investment restrictions, and (3) SLRC and SUNS have determined that there are no material differences in accounting policies of SLRC and SUNS.

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETINGS AND THE PROPOSALS

The questions and answers below highlight only selected information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Merger Agreement and the transactions contemplated thereby (including the Mergers) and the voting procedures for each of the SLRC Special Meeting and the SUNS Special Meeting.

Questions and Answers about the Stockholder Meetings

Q:	Why am I receiving these materials?

A:

SLRC is furnishing these materials in connection with the solicitation of proxies by the SLRC Board for use at the SLRC Special Meeting to be held virtually on March 21, 2022, at 11:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/SLRC2022SM.

SUNS is furnishing these materials in connection with the solicitation of proxies by the SUNS Board for use at the SUNS Special Meeting to be held virtually on March 21, 2022, at 11:30 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/SUNS2022SM.

This joint proxy statement/prospectus and the accompanying materials are being mailed on or about February 7, 2022 to stockholders of record of SLRC and SUNS described below and are available at www.proxyvote.com.

The SLRC Special Meeting and SUNS Special Meeting are being held in connection with the proposed Mergers. SCP believes the Mergers will position the combined company to continue to deliver strong risk-adjusted returns and investment performance for both SLRC Stockholders and SUNS Stockholders and that the Mergers will provide several immediate and long-term benefits to SLRC Stockholders and SUNS Stockholders, including, but not limited to: increased scale and liquidity, greater access to debt capital markets, enhanced diversification and seamless portfolio integration, greater access to commercial finance investments, dividend and net investment income accretion and increased portfolio yield. See “The Mergers — Reasons for the Mergers” and “Summary of the Mergers — Merger Structure” for additional information.

Q:	What items will be considered and voted on at the SLRC Special Meeting?

A:

At the SLRC Special Meeting, SLRC Stockholders will be asked to approve the issuance of shares of SLRC Common Stock to be issued pursuant to the Merger Agreement (the “Merger Stock Issuance Proposal”).

Q:	What items will be considered and voted on at the SUNS Special Meeting?

A:	At the SUNS Special Meeting, SUNS Stockholders will be asked to approve the Merger (the “Merger Proposal”).

Q:	How does the SLRC Board recommend voting on the proposal at the SLRC Special Meeting?

A:	After careful consideration, and on the recommendation of the SLRC Special Committee, the SLRC Board unanimously recommends that SLRC Stockholders vote “FOR” the Merger Stock Issuance Proposal.

Q:	How does the SUNS Board recommend voting on the proposal at the SUNS Special Meeting?

A:

After careful consideration, on the recommendation of the SUNS Special Committee, the SUNS Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by the Merger Agreement advisable, and unanimously recommended that SUNS Stockholders vote “FOR” the Merger Proposal.

Q:	What is the composition and purpose of the SLRC Special Committee?

A:

The SLRC Special Committee consists of Messrs. Potter, Hochberg and Wachter, each of whom are SLRC Independent Directors. Mr. Potter is the chairman of the SLRC Special Committee. The SLRC Special Committee was authorized to, among other things: (1) review, evaluate, consider and negotiate the terms and conditions of the Mergers, including to determine whether the Mergers are fair to and in the best interests of all SLRC Stockholders, and (2) recommend to the SLRC Board what action, if any, should be taken by the SLRC Board with respect to the Mergers. The SLRC Special Committee was not specifically authorized to explore other strategic alternatives for SLRC, but was also not obligated to recommend the Mergers to the SLRC Board and was authorized to determine, if the SLRC Special Committee deemed appropriate, that it was in the best interests of SLRC and SLRC Stockholders not to proceed with the Mergers. The SLRC Special Committee was also authorized to, and did, select and retain, at SLRC’s expense, independent legal counsel and an independent financial advisor.

The SLRC Special Committee unanimously recommended that the SLRC Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers. See “The Mergers — Reasons for the Mergers — SLRC.”

Q:	What is the composition and purpose of the SUNS Special Committee?

A:

The SUNS Special Committee consists of Messrs. Wachter, Hochberg and Potter, each of whom are SUNS Independent Directors. Mr. Wachter is the chairman of the SUNS Special Committee. The SUNS Special Committee was authorized to, among other things: (1) review, evaluate, consider and negotiate the terms and conditions of the Mergers, including to determine whether the Mergers are fair to and in the best interests of all SUNS Stockholders, and (2) recommend to the SUNS Board what action, if any, should be taken by the SUNS Board with respect to the Mergers. The SUNS Special Committee was not specifically authorized to explore other strategic alternatives for SUNS, but was also not obligated to recommend the Mergers to the SUNS Board and was authorized to determine, if the SUNS Special Committee deemed appropriate, that it was in the best interests of SUNS and SUNS Stockholders not to proceed with the Mergers. The SUNS Special Committee was also authorized to, and did, select and retain, at SUNS’s expense, independent legal counsel and an independent financial advisor.

The SUNS Special Committee unanimously recommended that the SUNS Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers. See “The Mergers — Reasons for the Mergers — SUNS.”

Q:	If I am an SLRC Stockholder, what is the “record date” and what does it mean?

A:

The record date for the SLRC Special Meeting is the close of business on January 18, 2022 (the “SLRC Record Date”). The SLRC Record Date was established by a duly established committee of the SLRC Board, and only holders of record of shares of SLRC Common Stock on the SLRC Record Date are entitled to receive notice of the SLRC Special Meeting and vote at the SLRC Special Meeting. As of the SLRC Record Date, there were 42,260,826 shares of SLRC Common Stock outstanding.

Q:	If I am a SUNS Stockholder, what is the “record date” and what does it mean?

A:

The record date for the SUNS Special Meeting is the close of business on January 18, 2022 (the “SUNS Record Date”). The SUNS Record Date was established by a duly established committee of the SUNS Board, and only holders of record of shares of SUNS Common Stock on the SUNS Record Date are entitled to receive notice of the SUNS Special Meeting and vote at the SUNS Special Meeting. As of the SUNS Record Date, there were 16,049,034 shares of SUNS Common Stock outstanding.

Q:	If I am an SLRC Stockholder, how many votes do I have?

A:	Each share of SLRC Common Stock held by a holder of record as of the SLRC Record Date has one vote on each matter considered at the SLRC Special Meeting.

Q:	If I am a SUNS Stockholder, how many votes do I have?

A:	Each share of SUNS Common Stock held by a holder of record as of the SUNS Record Date has one vote on each matter considered at the SUNS Special Meeting.

Q:	If I am an SLRC Stockholder, how do I vote?

A:

The SLRC Special Meeting will be hosted virtually via live Internet webcast. Any SLRC Stockholder can attend the SLRC Special Meeting online at www.virtualshareholdermeeting.com/SLRC2022SM. If you were an SLRC Stockholder as of the SLRC Record Date, or you hold a valid proxy for the SLRC Special Meeting, you can vote at the SLRC Special Meeting. It is important to note that SLRC Stockholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. A summary of the information you need to attend the SLRC Special Meeting online is as follows:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of SLRC Common Stock, are posted at www.virtualshareholdermeeting.com/SLRC2022SM;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SLRC2022SM on the day of the SLRC Special Meeting;

•	The webcast will start at 11:00 a.m., Eastern Time, on March 21, 2022. Online check-in will begin at 10:50 a.m., Eastern Time. Please allow time for online check-in procedures;

•	SLRC Stockholders may vote and submit questions while attending the SLRC Special Meeting via the Internet; and

•	SLRC Stockholders will need a control number to enter the SLRC Special Meeting.

An SLRC Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-800-607-0088 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on March 20, 2022.

Important notice regarding the availability of proxy materials for the SLRC Special Meeting. SLRC’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Q:	If I am a SUNS Stockholder, how do I vote?

A:

The SUNS Special Meeting will be hosted virtually via live Internet webcast. Any SUNS Stockholder can attend the SUNS Special Meeting online at www.virtualshareholdermeeting.com/SUNS2022SM. If you were a SUNS Stockholder as of the SUNS Record Date, or you hold a valid proxy for the SUNS Special Meeting, you can vote at the SUNS Special Meeting. It is important to note that SUNS Stockholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. A summary of the information you need to attend the SUNS Special Meeting online is as follows:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of SUNS Common Stock, are posted at www.virtualshareholdermeeting.com/SUNS2022SM;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SUNS2022SM on the day of the SUNS Special Meeting;

•	The webcast will start at 11:30 a.m., Eastern Time, on March 21, 2022. Online check-in will begin at 11:20 a.m., Eastern Time. Please allow time for online check-in procedures;

•	SUNS Stockholders may vote and submit questions while attending the SUNS Special Meeting via the Internet; and

•	SUNS Stockholders will need a control number to enter the SUNS Special Meeting.

A SUNS Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-800-607-0088 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on March 20, 2022.

Important notice regarding the availability of proxy materials for the SUNS Special Meeting. SUNS’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Q:	What if an SLRC Stockholder does not specify a choice for a matter when authorizing a proxy?

A:

All properly executed proxies representing shares of SLRC Common Stock received at the SLRC Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares of SLRC Common Stock will be voted “FOR” the Merger Stock Issuance Proposal.

Q:	What if a SUNS Stockholder does not specify a choice for a matter when authorizing a proxy?

A:

All properly executed proxies representing shares of SUNS Common Stock received at the SUNS Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares of SUNS Common Stock will be voted “FOR” the Merger Proposal.

Q:	If I am an SLRC Stockholder, how can I revoke a proxy?

A:

If you are a stockholder of record of SLRC, you can revoke your proxy as to SLRC at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the SLRC Special Meeting to SLR Investment Corp., 500 Park Avenue, New York, NY 10022, Attention: Secretary; (ii) submitting a later-dated proxy that SLRC receives before the conclusion of voting at the SLRC Special Meeting; or (iii) participating in the virtual SLRC Special Meeting and voting online. If you hold shares of SLRC Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual SLRC Special Meeting does not revoke your proxy unless you also vote online at the SLRC Special Meeting.

Q:	If I am a SUNS Stockholder, how can I revoke a proxy?

A:

If you are a stockholder of record of SUNS, you can revoke your proxy as to SUNS at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the SUNS Special Meeting to SLR Senior Investment Corp., 500 Park Avenue, New York, NY 10022, Attention: Secretary; (ii) submitting a later-dated proxy that SUNS receives before the conclusion of voting at the SUNS Special Meeting; or (iii) participating in the virtual SUNS Special Meeting and voting online. If you hold shares of SUNS Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual SUNS Special Meeting does not revoke your proxy unless you also vote online at the SUNS Special Meeting.

Q:	How do I vote shares of SLRC Common Stock or SUNS Common Stock held through a broker, bank, trustee or nominee?

A:

If you hold shares of SLRC Common Stock or SUNS Common Stock through a broker, bank, trustee or nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee regarding how you would like your shares voted so your vote can be counted.

Q:	What constitutes a “quorum” for the SLRC Special Meeting?

A:

For SLRC to conduct business at the SLRC Special Meeting, a quorum of SLRC Stockholders must be present. The presence at the SLRC Special Meeting, virtually or by proxy, of the holders of a majority of the shares of SLRC Common Stock outstanding on the SLRC Record Date will constitute a quorum of SLRC. Abstentions and broker non-votes, if any, will be treated as shares present for quorum purposes. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares following the directions contained in such voting instruction card. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

Pursuant to SLRC’s second amended and restated bylaws (“SLRC’s bylaws”), the chairman of the SLRC Special Meeting will have the power to adjourn the SLRC Special Meeting, whether or not a quorum is present, from time to time without notice other than announcement at the SLRC Special Meeting, unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the SLRC Special Meeting.

Q:	What constitutes a “quorum” for the SUNS Special Meeting?

A:

For SUNS to conduct business at the SUNS Special Meeting, a quorum of SUNS Stockholders must be present. The presence at the SUNS Special Meeting, virtually or by proxy, of the holders of a majority of the shares of SUNS Common Stock outstanding on the SUNS Record Date will constitute a quorum of SUNS. Abstentions and broker non-votes, if any, will be treated as shares present for quorum purposes. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares following the directions contained in such voting instruction card. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting.

Pursuant to SUNS’s second amended and restated bylaws (“SUNS’s bylaws”), the chairman of the SUNS Special Meeting will have the power to adjourn the SUNS Special Meeting, whether or not a quorum is present, from time to time without notice other than announcement at the SUNS Special Meeting, unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the SUNS Special Meeting.

Q:	What vote is required to approve the Merger Stock Issuance Proposal at the SLRC Special Meeting?

A:

The affirmative vote of a majority of votes cast by holders of SLRC Common Stock at the SLRC Special Meeting is required to approve the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Merger Stock Issuance Proposal. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

Q:	What vote is required to approve the Merger Proposal at the SUNS Special Meeting?

A:

The affirmative vote of a majority of the outstanding shares of SUNS Common Stock is required to approve the SUNS Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the Merger Proposal. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting.

Q:	What will happen if each of the proposals being considered at the SLRC Special Meeting and the SUNS Special Meeting is not approved by the required vote?

A:

As discussed in more detail in “Description of the Merger Agreement — Conditions to Closing the Merger,” the Closing is conditioned on (i) SUNS Stockholder approval of the Merger Proposal, (ii) SLRC Stockholder approval of the Merger Stock Issuance Proposal and (iii) satisfaction or waiver of certain other closing conditions.

If the Mergers do not close because either the SLRC Stockholders or the SUNS Stockholders do not approve the applicable proposals or any of the other conditions to the Closing is not satisfied or waived, each of SLRC and SUNS will continue to operate pursuant to the current agreements in place for each, and each of

SLRC’s and SUNS’s respective directors and officers will continue to serve as its directors and officers, respectively, until their successors are duly elected and qualified, or their resignation.

Q:	When will the final voting results be announced?

A:

Preliminary voting results will be announced at each stockholder meeting. Final voting results will be published by SLRC and SUNS in a current report on Form 8-K within four business days after the date of the SLRC Special Meeting and the SUNS Special Meeting, respectively.

Q:	Will SLRC and SUNS incur expenses in soliciting proxies?

A:

SLRC and SUNS will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of Stockholders of SLRC and Notice of Special Meeting of Stockholders of SUNS, as applicable, and proxy cards based on their respective numbers of stockholders. SLRC and SUNS intend to use the services of Broadridge Financial Solutions Inc. (“Broadridge”) to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 ($29,000 per entity) plus pass through charges. No additional compensation will be paid to directors, officers or SCP employees for such services. SLRC and SUNS have also retained Morrow Sodali, LLC (“Morrow”) to assist in the solicitation of proxies for the SLRC Special Meeting and the SUNS Special Meeting for a fee of approximately $30,000 ($15,000 per entity), plus reimbursement of certain out of pocket expenses. For more information regarding expenses related to the Merger, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Q:	What does it mean if I receive more than one proxy card?

A:

Some of your shares of SLRC Common Stock or SUNS Common Stock, as applicable, may be registered differently or held in different accounts. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

Q:	Are the proxy materials available electronically?

A:

In addition to mailing the proxy materials, SLRC and SUNS have made the registration statement (of which this joint proxy statement/prospectus forms a part), the Notice of Special Meeting of Stockholders of SLRC, the Notice of Special Meeting of Stockholders of SUNS and the proxy cards available to stockholders of SLRC and SUNS on the Internet. Stockholders may (i) access and review the proxy materials of SLRC and SUNS, as applicable, (ii) authorize their proxies, as described in “The SLRC Special Meeting — Voting of Proxies” and “The SUNS Special Meeting — Voting of Proxies,” and/or (iii) elect to receive certain future proxy materials by electronic delivery via the Internet address provided below.

The registration statement (of which this joint proxy statement/prospectus forms a part), the Notice of Special Meeting of Stockholders of SLRC, the Notice of Special Meeting of Stockholders of SUNS and the proxy cards are available at www.proxyvote.com.

Q:	Will my vote make a difference?

A:

Yes; your vote is very important. Your vote is needed to ensure the proposals can be acted upon. Please respond immediately to help avoid potential delays and save significant additional expenses associated with soliciting stockholder votes.

Q:	Whom can I contact with any additional questions?

A:	If you are an SLRC Stockholder, you can contact Investor Relations at the below contact information with any additional questions:

Investor Relations

SLR Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

IRTeam@slrcp.com

If you are a SUNS Stockholder, you can contact Investor Relations at the below contact information with any additional questions:

Investor Relations

SLR Senior Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

IRTeam@slrcp.com

Q:	Where can I find more information about SLRC and SUNS?

A:	You can find more information about SLRC and SUNS in the documents described under the caption “Where You Can Find More Information.”

Q:	What do I need to do now?

A:

We urge you to read carefully this entire document, including its annexes and the documents incorporated by reference. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Mergers

Q:	What will happen in the Mergers?

A:

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into SUNS. SUNS will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into SLRC with SLRC continuing as the surviving company.

Q:	What will SUNS Stockholders receive in the Mergers?

A:	SUNS Stockholders will receive shares of SLRC Common Stock in connection with the Mergers and will no longer own shares of SUNS Common Stock following the Mergers.

Under the Merger Agreement, as of the Determination Date, each of SUNS and SLRC will deliver to the other a calculation of its NAV as of such date (such calculation with respect to SUNS, the “Closing SUNS Net Asset Value” and such calculation with respect to SLRC, the “Closing SLRC Net Asset Value”), in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the “SUNS Per Share NAV”, which will be equal to (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date (excluding any shares owned by SLRC or any of its consolidated subsidiaries (the

“Cancelled Shares”)), and the “SLRC Per Share NAV”, which will be equal to (A) the Closing SLRC Net Asset Value divided by (B) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

SUNS and SLRC will update and redeliver the Closing SUNS Net Asset Value or the Closing SLRC Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

See “Summary of the Mergers — Merger Structure” for a graphical representation of the structure of the Mergers.

Q:	Is the Exchange Ratio subject to any adjustment?

A:

Yes. The Exchange Ratio will be adjusted only if, between the Determination Date and the Effective Time, the respective outstanding shares of SLRC Common Stock or SUNS Common Stock will have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, including as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities will be declared with a record date within such period, as permitted by the Merger Agreement. Because the Exchange Ratio will be determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time, the time period during which such an adjustment could occur will be relatively short.

Q:	Who is responsible for paying the expenses relating to completing the Mergers?

A:

SUNS and SLRC will be responsible for paying certain expenses in connection with the Mergers, and as a result, SUNS Stockholders and SLRC Stockholders will bear those costs. Specifically, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) will be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement (including the Mergers) are consummated; provided, however, notwithstanding the foregoing, the following fees and expenses will be borne equally by SLRC and SUNS: (i) costs and expenses of printing and mailing this joint proxy statement/prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, and (iii) fees and expenses for legal services to SUNS, SLRC and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) (excluding fees for legal services of independent counsel to the SLRC Special Committee and the SUNS Special Committee). It was estimated that SLRC and SUNS will bear expenses of approximately $3.5 million in the aggregate in connection with the Mergers, if consummated, or approximately $2.9 million in the aggregate if the Mergers are not consummated.

Q:	If I’m an SLRC Stockholder, will my expenses increase as a result of the Mergers without a waiver or reimbursement?

A:

Effective upon the Closing, SCP has voluntarily agreed, through the Letter Agreement, to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end. See “Annex D — Letter Agreement” for a copy of the Letter Agreement. SCP will not have the ability to recoup the reduced management fees. It is expected that the larger combined company will have higher overall expenses in total dollars but ultimately have lower expenses as a percentage of investment income and total assets. The Mergers are also expected to result in lower expenses per share of SLRC Common Stock.

The following table is intended to assist SLRC Stockholders and SUNS Stockholders in understanding the costs and expenses that an investor in shares of SLRC Common Stock or SUNS Common Stock bears directly or indirectly and, based on the assumptions described in “Comparative Fees and Expenses,” the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers. We caution you that some of the percentages indicated in the table below are estimates and may vary. The table below is based on information as of September 30, 2021 for each party (except as noted below) and includes expenses of the applicable consolidated subsidiaries. See “Comparative Fees and Expenses” for additional details and assumptions.

	Actual		Pro Forma
	SLRC	SUNS	SLRC
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fees	3.27%	1.52%	2.69%
Incentive fees	1.32%	—	1.13%
Interest payments on borrowed funds	3.37%	2.82%	3.25%
Other expenses	1.07%	1.33%	1.01%
Acquired fund fees and expenses	—	—	—
Total annual expenses	9.03%	5.67%	8.08%

Q:	If I’m a SUNS Stockholder, will my expenses increase as a result of the Mergers without a waiver or reimbursement?

A:

Yes. Without considering the higher expected returns and other expected long-term benefits of being a SLRC Stockholder that are described in this joint proxy statement/prospectus, SUNS Stockholders will experience increased expenses in connection with the Mergers.

Even though SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points payable by SLRC to SCP effective upon the Closing, the base management fee payable by SLRC to SCP after the consummation of the Mergers will still be more favorable to SCP than the base management fee currently payable by SUNS to SCP, and as a result, SUNS Stockholders will bear the costs of higher base management fees if the Mergers are consummated. Specifically, if the Mergers are consummated, SLRC would pay to SCP a base management fee of 1.50% on gross assets up to 200% of SLRC’s total net assets and 1.00% on gross assets that exceed 200% of SLRC’s total net assets. However, under the SUNS Investment Advisory Agreement, SUNS currently pays to SCP a base management fee of 1.00% of SUNS’s gross assets.

In addition, the incentive fee payable by SLRC to SCP after the Closing could be more favorable to SCP than the incentive fee payable by SUNS to SCP. Specifically, under the SLRC Investment Advisory Agreement, SLRC pays to SCP 100% of its pre-incentive fee net investment income that exceeds a 1.75% quarterly hurdle (7.0% annualized) up to 2.1875% quarterly (8.75% annualized) (the “catch-up”) and then 20% of its pre-incentive fee net investment income thereafter. SUNS, under the SUNS Investment Advisory Agreement, pays to SCP 50% of its pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the 1.75% quarterly hurdle (7.0% annualized) but is less than 2.9167% (11.67% annualized) in any calendar quarter and then 20% of the amount of pre-incentive fee net investment income, if any, that exceeds 2.9167% in any calendar quarter (11.67% annualized).

The following is a graphical representation of the calculation of the income-related portion of the performance-based incentive fee payable by SLRC to SCP:

Pre-incentive fee net investment income

(expressed as a percentage of the value of net assets)

Percentage of pre-incentive fee net investment income

allocated to SLR Capital Partners

The following is a graphical representation of the calculation of the income-related portion of the incentive fee payable by SUNS to SCP:

Pre-incentive fee net investment income

(expressed as a percentage of the value of net assets)

Percentage of pre-incentive fee net investment income

allocated to SLR Capital Partners

See “Comparative Fees and Expenses,” “ Item 1. Business — Investment Advisory Fees” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 and     “Item 1. Business — Investment Advisory Fees” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 for additional information.

Such differences in management and incentive fee structures could result in decreases in net investment income or dividends for SUNS Stockholders.

The permanent reduction of SLRC’s annual base management fee is anticipated to at least partially offset the potential increased incentive fees that SUNS Stockholders will experience following the Mergers. SCP believes that this fee structure will competitively position the combined company among larger BDCs with more than $1 billion of assets under management. Notwithstanding the reduction of the annual base management fee, SUNS Stockholders will pay more management fees and could pay more incentive fees as SLRC Stockholders if the Mergers are approved.

Q:	Will I receive dividends after the Mergers?

A:

Subject to applicable legal restrictions and the sole discretion of the SLRC Board, after the Mergers, SLRC intends to declare and pay regular cash distributions to SLRC Stockholders on a monthly basis instead of quarterly, which is consistent with the current frequency of distributions to SUNS Stockholders. For a history of the dividend declarations and distributions paid by SLRC since January 1, 2019, which has been $0.41 per share per quarter, see “Market Price, Dividend and Distribution Information — SLRC.” After the Mergers, SUNS Stockholders will become stockholders of SLRC and it is anticipated, if SLRC continues to declare dividends that are consistent with its historic practice, that such SUNS Stockholders would receive larger annual distributions on a per share basis than they are currently receiving as SUNS Stockholders. The amount and timing of past dividends and distributions are not a guarantee of any future dividends or distributions, or the amount thereof, the payment, timing and amount of which will be determined by the

SLRC Board and depend on SLRC’s cash requirements, its financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. See “Dividend Reinvestment Plan of SLRC and SUNS” for information regarding SLRC’s dividend reinvestment plan.

Following the Effective Time, the holders of shares of SUNS Common Stock will be entitled to receive dividends or other distributions declared by the SLRC Board with a record date after the Effective Time theretofore payable with respect to the whole shares of SLRC Common Stock received as part of the Merger Consideration.

Q:	Are the Mergers subject to any third party consents?

A:

Under the Merger Agreement, SLRC and SUNS have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. As of the date of this joint proxy statement/prospectus, SLRC and SUNS believe that, subject to the satisfaction or waiver of certain conditions, they have obtained all necessary third party consents (including consent under the HSR Act) other than stockholder approval. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

Q:	How does SLRC’s investment objective, strategy and risks differ from SUNS’s?

A:

The investment objective, strategies and risks of SLRC and SUNS are substantially similar. SLRC’s investment objective is to generate both current income and capital appreciation through debt and equity investments, while SUNS’s investment objective is to seek to maximize current income consistent with the preservation of capital. SLRC and SUNS invest primarily in privately held U.S. middle-market companies, which they define as companies with annual revenues typically between $50 million and $1 billion, where they believe the supply of primary capital is limited and the investment opportunities are most attractive. The securities that SLRC and SUNS invest in are typically rated below investment grade. SLRC seeks to achieve its investment objective by directly and indirectly investing in leveraged middle-market companies primarily in the form of senior secured loans, financing leases and loans, and to a lesser extent, unsecured loans and traditional equity securities. SUNS seeks to achieve its investment objective by directly or indirectly investing primarily in senior loans, including first lien debt instruments made to private middle-market companies whose debt is rated below investment grade. SUNS may also invest directly in debt and equity securities of public companies that are thinly traded or in other equity and equity related securities.

Both SLRC and SUNS have exposure to the investment strategies of commercial finance companies in which they have made equity investments. For SLRC, these include the investment strategies of Crystal Financial LLC (“Crystal”), a commercial finance company that provides primarily senior secured loans for both asset-based and cash flow financings to middle-market companies, Nations Equipment Finance LLC (“NEF Holdings”), an equipment finance company that provides senior secured loans and leases primarily to U.S. based companies, and Kingsbridge Holdings, LLC (“Kingsbridge”), a residual focused independent mid-ticket lessor of equipment primarily to U.S. investment grade companies. For SUNS, these include North Mill Holdco LLC (“NM Holdco”), an asset-backed lending commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services and distribution industries, and Gemino Healthcare Finance LLC (“Gemino”), a commercial finance business focused on originating, underwriting, and managing financing solutions for small to mid-size companies operating in the healthcare industry.

SLRC and SUNS have substantially similar risks as each focuses on making debt investments in middle-market companies. SUNS may be subject to additional risks resulting from its higher target leverage ratio of 1.25x —1.5x debt-to-equity as compared to SLRC’s target leverage ratio of 0.90x —1.25x debt-to-equity.

Q:	How do the distribution procedures, purchase procedures, redemption procedures and exchange rights of SLRC and SUNS differ from one another?

A:

SLRC and SUNS have substantially identical distribution, purchase and redemption procedures. Neither of SLRC or SUNS offers exchange rights with respect to their respective common stock. SLRC anticipates that the combined company will maintain the same distribution, purchase and redemption procedures following the closing of the Mergers. For more information, see “Comparison of SLRC and SUNS Distribution, Purchase and Redemption Procedures.”

Q:	How will the combined company be managed following the Mergers?

A:

The combined company will be managed substantially similarly to how SLRC and SUNS are managed now. The combined company’s investment objectives, risks and strategies will be identical to those of SLRC, and the combined company will have a target leverage ratio of 0.90x — 1.25x debt-to-equity. Specifically, the directors of SLRC immediately prior to the Mergers will remain the directors of SLRC and will hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. The officers of SLRC immediately prior to the Mergers will remain the officers of SLRC and will hold office until their respective successors are duly appointed and qualify, or their earlier death, resignation or removal. Following the Mergers, SCP will continue to be the investment adviser to SLRC and the SLRC Investment Advisory Agreement will remain in effect.

Q:	Will the composition of the SLRC Board change following the Mergers?

A:	No. As stated above, following the Mergers, the directors of SLRC immediately prior to the Mergers will remain the directors of SLRC.

Q:	Are SLRC Stockholders able to exercise appraisal rights?

A:

No. SLRC Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the SLRC Special Meeting. Any SLRC Stockholder may abstain from voting or vote against any of such matters.

Q:	Are SUNS Stockholders able to exercise appraisal rights?

A:

No. SUNS Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the SUNS Special Meeting. Any SUNS Stockholder may abstain from voting or vote against any of such matters.

Q:	When do you expect to complete the Mergers?

A:

While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, SLRC and SUNS are working to complete the Mergers in the first half of 2022. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the SLRC Special Meeting and the SUNS Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

Q:	Are the Mergers expected to be taxable to SLRC Stockholders for U.S. federal income tax purposes?

A:	No. The Mergers are not expected to be a taxable event for SLRC Stockholders for U.S. federal income tax purposes.

Q:	Are the Mergers expected to be taxable to SUNS Stockholders for U.S. federal income tax purposes?

A:

No. The Mergers are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the obligations of SUNS and of SLRC to consummate the Mergers that SUNS and SLRC will together obtain a legal opinion to that effect. SUNS Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of SUNS Common Stock for shares of SLRC Common Stock pursuant to the Mergers, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of SLRC Common Stock. SUNS Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to a SUNS Stockholder will depend on the particular tax situation of such stockholder. SUNS Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.

Q:	What happens if the Mergers are not consummated?

A:

If the Mergers are not completed for any reason, SLRC Common Stock will not be issued pursuant to the Merger Stock Issuance Proposal and SUNS Stockholders will not receive any consideration for their shares of SUNS Common Stock in connection with the Mergers. Instead, each of SLRC and SUNS will remain an independent company. See “Description of the Merger Agreement — Termination of the Merger Agreement.”

Q:	Did the SLRC Special Committee receive an opinion from the financial advisor to the SLRC Special Committee regarding the Exchange Ratio?

A:

Yes. The SLRC Special Committee received an opinion, dated November 30, 2021, from the financial advisor to the SLRC Special Committee as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to SLRC. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the SLRC Special Committee (in its capacity as such) and, as requested by the SLRC Special Committee, the SLRC Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the Merger to SLRC. It did not address the underlying business decision of SLRC to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the SLRC Special Committee or the SLRC Board in connection with the Mergers, and it does not constitute a recommendation to any holder of SLRC Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Mergers or any other matter. For more information, see the section entitled “The Mergers — Opinion of the Financial Advisor to the SLRC Special Committee.”

Q:	Did the SUNS Special Committee receive an opinion from the financial advisor to the SUNS Special Committee regarding the Exchange Ratio?

A:

Yes. The SUNS Special Committee received an opinion, dated November 30, 2021, from the financial advisor to the SUNS Special Committee as to the fairness, from a financial point of view, to the holders of SUNS Common Stock, other than the Excluded Holders, of the Exchange Ratio. The opinion was for the information of, and was directed to, the SUNS Special Committee (in its capacity as such) and, as requested by the SUNS Special Committee, the SUNS Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion only addressed the fairness, from a financial point of view, to the holders of SUNS Common Stock (other than the Excluded Holders) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. It did not address the underlying business decision of the SUNS Special Committee, the SUNS Board, SUNS, its security holders or any other party to proceed with or effect the Merger, and it does not constitute a recommendation to the SUNS Special Committee, the SUNS Board, any security holder of SUNS or any other person as to how to act or vote with respect to any matter relating to the Mergers. For more information, see the section entitled “The Mergers — Opinion of the Financial Advisor to the SUNS Special Committee.”

SUMMARY OF THE MERGERS

This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the Mergers. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Mergers. See “Where You Can Find More Information.” For a discussion of the risk factors you should carefully consider, see the section entitled “Risk Factors” beginning on page 30.

The Parties to the Mergers

SLR Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

SLRC is an investment company that invests primarily in privately held U.S. middle-market companies, where SLRC believes the supply of primary capital is limited and the investment opportunities are most attractive. SLRC was formed in November 2007 and operates as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. SLRC has qualified and elected to be treated as a regulated investment company (“RIC”) under the Code for U.S. federal income tax purposes.

SLR Senior Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

SUNS is an investment company that invests primarily in privately held U.S. middle-market companies, where SUNS believes the supply of primary capital is limited and the investment opportunities are most attractive. SUNS was formed in December 2010 and operates as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. SUNS has qualified and elected to be treated as a RIC under the Code for U.S. federal income tax purposes.

Solstice Merger Sub, Inc.

500 Park Avenue

New York, NY 10022

(212) 993-1670

Merger Sub is a Maryland corporation and a newly formed wholly owned direct subsidiary of SLRC. Merger Sub was formed in connection with and for the sole purpose of the Mergers.

SLR Capital Partners, LLC

500 Park Avenue

New York, NY 10022

(212) 993-1670

Each of SLRC and SUNS is externally managed and advised by SCP, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). SCP, subject to the overall supervision of the SLRC Board, manages SLRC’s day-to-day operations, and provides investment advisory services to SLRC pursuant to the SLRC Investment Advisory Agreement. SCP, subject to the overall supervision of the SUNS Board, manages SUNS’s day-to-day operations, and provides investment advisory services to SUNS pursuant to the SUNS Investment Advisory Agreement.

SCP is controlled and led by Michael S. Gross, Chairman, Co-Chief Executive Officer and President of SLRC and SUNS, and Bruce Spohler, Co-Chief Executive Officer and Chief Operating Officer of SLRC and SUNS. They are supported by a team of investment professionals. SCP’s investment team has extensive experience in leveraged lending and private equity, as well as significant contacts with financial sponsors.

In addition to SLRC and SUNS, SCP serves as investment adviser to private funds and managed accounts as well as to SCP Private Credit Income BDC LLC, an unlisted BDC that primarily invests in first lien loans to upper middle market private leveraged companies, and SLR HC BDC LLC, an unlisted BDC whose principal focus is to invest directly and indirectly in senior secured loans and other debt instruments typically to middle market companies within the healthcare industry. Through September 30, 2021, the investment team led by Messrs. Gross and Spohler has invested approximately $10.0 billion in more than 400 different portfolio companies involving over 200 different financial sponsors. As of September 30, 2021, Mr. Gross and Mr. Spohler beneficially owned, either directly or indirectly, approximately 6.6% of SLRC’s outstanding common stock and 5.7% of SUNS’s outstanding common stock.

SCP’s senior investment professionals have been active participants in the primary and secondary leveraged credit markets throughout their careers. They have effectively managed portfolios of senior secured, distressed and mezzanine debt as well as other investment types. The depth of their prior experience and credit market expertise has led them through various stages of the economic cycle as well as several market disruptions.

Differences in Investment Objective, Strategy and Risks between SLRC and SUNS

The investment objective, strategies and risks of SLRC and SUNS are substantially similar. SLRC’s investment objective is to generate both current income and capital appreciation through debt and equity investments, while SUNS’s investment objective is to seek to maximize current income consistent with the preservation of capital. SLRC and SUNS invest primarily in privately held U.S. middle-market companies, which they define as companies with annual revenues typically between $50 million and $1 billion, where they believe the supply of primary capital is limited and the investment opportunities are most attractive. The securities that SLRC and SUNS invest in are typically rated below investment grade. SLRC seeks to achieve its investment objective by directly and indirectly investing in leveraged middle-market companies primarily in the form of senior secured loans, financing leases and loans, and to a lesser extent, unsecured loans and traditional equity securities. From time to time, SLRC may also invest directly in the debt and equity of public companies that are thinly traded and such investments will not be limited to any minimum or maximum market capitalization. SLRC’s investments generally range between $5 million and $100 million each, although this investment size is expected to vary proportionately with the size of SLRC’s capital base and/or with strategic initiatives. SUNS seeks to achieve its investment objective by directly or indirectly investing primarily in senior loans, including first lien debt instruments made to private middle-market companies whose debt is rated below investment grade. SUNS may also invest directly in debt and equity securities of public companies that are thinly traded or in other equity and equity related securities.

Both SLRC and SUNS have exposure to the investment strategies of commercial finance companies in which they have made equity investments. For SLRC, these include the investment strategies of Crystal, a commercial finance company that provides primarily senior secured loans for both asset-based and cash flow financings to middle-market companies, NEF Holdings, an equipment finance company that provides senior secured loans and leases primarily to U.S. based companies, and Kingsbridge, a residual focused independent mid-ticket lessor of equipment primarily to U.S. investment grade companies. For SUNS, these include NM Holdco, an asset-backed lending commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services and distribution industries, and Gemino, a commercial finance business focused on originating, underwriting, and managing financing solutions for small to mid-size companies operating in the healthcare industry.

SLRC and SUNS have substantially similar risks as each focuses on making debt investments in middle-market companies.

SLRC’s and SUNS’s Distribution, Purchase and Redemption Procedures

SLRC and SUNS have identical distribution, purchase and redemption procedures. Neither SLRC nor SUNS offers redemption rights with respect to SLRC Common Stock or SUNS Common Stock. SLRC does not expect that the combined company will offer such redemption rights following the closing of the Mergers. SLRC anticipates that the combined company will maintain the distribution, purchase and redemption procedures of SLRC following the closing of the Mergers. See “Comparison of SLRC’s and SUNS’s Distribution, Purchase and Redemption Procedures.”

Merger Structure

The Mergers will result in the combination of SLRC and SUNS with SLRC as the surviving company. The proposed reorganization will occur through the consummation of the Mergers. Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into SUNS. SUNS will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into SLRC with SLRC continuing as the surviving company.

The following is a graphical representation of the structure of the Mergers:

Based on the NAVs of SLRC and SUNS as of September 30, 2021 (and adjusted for estimated transaction costs), SLRC would issue approximately 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock outstanding, resulting in pro forma ownership of 77.2% for current SLRC Stockholders and 22.8% for current SUNS Stockholders. Following the Mergers, SCP will continue to be the investment adviser to SLRC and the SLRC Investment Advisory Agreement will remain in effect.

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. SLRC and SUNS encourage their respective stockholders to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Mergers.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (cash may be paid in lieu of fractional shares).

Under the Merger Agreement, as of the Determination Date, SUNS and SLRC will deliver the Closing SUNS Net Asset Value and the Closing SLRC Net Asset Value, respectively, in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the SUNS Per Share NAV, which will be equal to (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date, and the SLRC Per Share NAV, which will be equal to (A) the Closing SLRC Net Asset Value divided by (B) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date. The Exchange Ratio will be equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

SUNS and SLRC will update and redeliver the Closing SUNS Net Asset Value or the Closing SLRC Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

The Exchange Ratio will be adjusted only if, between the Determination Date and the Effective Time, the respective outstanding shares of SLRC Common Stock or SUNS Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, including as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities will be declared with a record date within such period, as permitted by the Merger Agreement. Because the Exchange Ratio will be determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time, the time period during which such an adjustment could occur will be relatively short.

Closing of the Mergers is contingent upon (i) SLRC stockholder approval of the Merger Stock Issuance Proposal, (ii) SUNS stockholder approval of the Merger Proposal and (iii) satisfaction or waiver of certain other closing conditions.

After the Determination Date and until the Merger is completed, the market value of the shares of SLRC Common Stock to be issued in the Merger will continue to fluctuate but the number of shares to be issued to SUNS Stockholders will remain fixed.

Market Price of Securities

SLRC Common Stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “SLRC.” SUNS Common Stock trades on the Nasdaq under the symbol “SUNS.”

The following table presents the closing sales prices as of the last trading day before the execution of the Merger Agreement and the most recent quarter end, and the most recently determined NAV per share of SLRC Common Stock and the most recently determined NAV per share of SUNS Common Stock.

	SLRC Common Stock	SUNS Common Stock
NAV per Share as of September 30, 2021	$20.20	$15.73
Closing Sales Price as of September 30, 2021	$19.13	$15.47
Closing Sales Price as of November 30, 2021	$19.05	$15.15

Risks Relating to the Mergers

The Mergers and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. SLRC Stockholders and SUNS Stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at their respective special meeting.

•

Because the market price of SLRC Common Stock and the NAV per share of SUNS Common Stock and SLRC Common Stock will fluctuate, SUNS Stockholders cannot be sure of the market value of the consideration they will receive in connection with the Mergers until the Closing Date.

•	Sales of shares of SLRC Common Stock after the completion of the Mergers may cause the market price of SLRC Common Stock to decline.

•	Most SLRC Stockholders and SUNS Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.

•	SLRC may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

•

Expenses incurred by SUNS Stockholders will increase as a result of the Mergers because the annual base management fee payable by SLRC to SCP will be, and the incentive fee payable by SLRC to SCP could be, higher than those of SUNS.

•

The opinions delivered to the SLRC Special Committee and the SUNS Special Committee from their respective financial advisors prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.

•	If the Mergers do not close, SLRC and SUNS will not benefit from the expenses incurred in pursuit of the Mergers.

•

Termination of the Merger Agreement could negatively impact SLRC and SUNS because (1) SLRC and SUNS may have been negatively impacted by the failure to pursue other opportunities due to a focus on the Mergers, (2) SLRC or SUNS may not find a third-party willing to consummate a transaction on the same or superior terms and any such transaction may not result in benefits comparable to those anticipated in connection with the Mergers, (3) the market price of SLRC Common Stock and/or SUNS Common Stock might decline to the extent that the market price prior to termination reflects an assumption that the Mergers will be completed and (4) SLRC and SUNS will not realize the benefits of the Mergers anticipated by SCP.

•

If SLRC or SUNS terminates the Merger Agreement and enters into a definitive transaction agreement with a third-party to acquire SLRC or SUNS, as applicable, and certain requirements are satisfied, that third-party must pay SLRC or SUNS, as applicable, a termination fee. This termination fee requirement might result in a potential competing acquirer proposing to pay a lower per share price to acquire SLRC or SUNS, as applicable, than it might otherwise have proposed to pay or deciding not to make a competing acquisition proposal.

•	The Merger Agreement limits SLRC’s and SUNS’s ability to pursue alternatives to the Mergers.

•

The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the business and operations of SLRC and SUNS.

•	SLRC and SUNS may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.

•	SLRC and SUNS will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.

•	The market prices of SLRC Common Stock and SUNS Common Stock after the Mergers may be affected by factors different from those affecting such common stock currently.

•

The Mergers may trigger certain “change of control” provisions and other restrictions in contracts of SLRC and SUNS or their affiliates and the failure to obtain any required consents or waivers could adversely impact the combined company.

See the section captioned “Risk Factors — Risks Relating to the Mergers” beginning on page 30 for a more detailed discussion of these risks.

U.S. Federal Income Tax Consequences of the Mergers

The Mergers are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of SUNS and of SLRC to consummate the Mergers that SUNS and SLRC will together obtain a legal opinion to that effect. SUNS Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of SUNS Common Stock for shares of SLRC Common Stock pursuant to the Mergers, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of SLRC Common Stock.

SUNS Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to a SUNS Stockholder will depend on the particular tax situation of such stockholder. SUNS Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.

The Mergers are not expected to be a taxable event for SLRC Stockholders for U.S. federal income tax purposes.

Special Meeting of SLRC Stockholders

SLRC plans to hold the SLRC Special Meeting virtually on March 21, 2022, at 11:00 a.m., Eastern Time, at the following website www.virtualshareholdermeeting.com/SLRC2022SM. At the SLRC Special Meeting, holders of SLRC Common Stock will be asked to approve the Merger Stock Issuance Proposal.

An SLRC Stockholder can vote at the SLRC Special Meeting if such stockholder owned shares of SLRC Common Stock at the close of business on the SLRC Record Date. As of that date, there were 42,260,826 shares of SLRC Common Stock outstanding and entitled to vote. Approximately 2,873,906 of such total outstanding shares, or approximately 6.8%, were owned beneficially or of record by directors and executive officers of SLRC.

Special Meeting of SUNS Stockholders

SUNS plans to hold the SUNS Special Meeting virtually on March 21, 2022, at 11:30 a.m., Eastern Time, at the following website www.virtualshareholdermeeting.com/SUNS2022SM. At the SUNS Special Meeting, holders of SUNS Common Stock will be asked to approve the Merger Proposal.

A SUNS Stockholder can vote at the SUNS Special Meeting if such stockholder owned shares of SUNS Common Stock at the close of business on the SUNS Record Date. As of that date, there were 16,049,034 shares of SUNS Common Stock outstanding and entitled to vote. Approximately 950,732 of such total outstanding shares, or 5.9%, were owned beneficially or of record by directors and executive officers of SUNS.

SLRC Board Recommendation

The SLRC Board, upon recommendation of the SLRC Special Committee, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, the proposed issuance of SLRC Common Stock in connection with the Mergers and directed that such matters be submitted to the SLRC Stockholders for approval at the SLRC Special Meeting. After careful consideration and, with respect to the Merger Stock Issuance Proposal, on the recommendation of the SLRC Special Committee, the SLRC Board unanimously recommends that SLRC Stockholders vote “FOR” the Merger Stock Issuance Proposal.

SUNS Board Recommendation

The SUNS Board, upon recommendation of the SUNS Special Committee, has unanimously approved the Merger Agreement, declared the Merger and the related transactions advisable and directed that such matters be submitted to the SUNS Stockholders for approval. After careful consideration, on the recommendation of the SUNS Special Committee, the SUNS Board unanimously approved the Merger Agreement, declared the Merger and the other transactions contemplated by the Merger Agreement advisable and unanimously recommended that SUNS Stockholders vote “FOR” the Merger Proposal.

Vote Required — SLRC

Each share of SLRC Common Stock held by a holder of record as of the SLRC Record Date has one vote on each matter considered at the SLRC Special Meeting.

The Merger Stock Issuance Proposal

The affirmative vote of a majority of the votes cast by the holders of SLRC Common Stock at the SLRC Special Meeting at which a quorum is present is required for approval of the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes, if any, will have no effect on the Merger Stock Issuance Proposal. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

Vote Required — SUNS

Each share of SUNS Common Stock held by a holder of record as of the SUNS Record Date has one vote on each matter considered at the SUNS Special Meeting.

The Merger Proposal

The affirmative vote of a majority of the outstanding shares of SUNS Common Stock is required to approve the SUNS Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the Merger Proposal. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting.

Completion of the Mergers

As more fully described elsewhere in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Mergers to occur, see “Description of the Merger Agreement — Conditions to Closing the Mergers.” While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, SLRC and SUNS are working to complete the Mergers in the first half of 2022. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the SLRC Special Meeting and the SUNS Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

Termination of the Merger

The Merger Agreement contains certain termination rights for SLRC and SUNS, each of which is discussed below in “Description of the Merger Agreement — Termination of the Merger Agreement.”

Other Actions Taken in Connection with the Merger

Effective upon the Closing, SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end. See “Annex D — Letter Agreement” for a copy of the Letter Agreement.

Management of the Combined Company

The directors and officers of SLRC and SUNS are currently identical. The directors of SLRC immediately prior to the Mergers will remain the directors of SLRC and will hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

The officers of SLRC immediately prior to the Mergers will remain the officers of SLRC and will hold office until their respective successors are duly appointed and qualify, or their earlier death, resignation or removal. Following the Mergers, SCP will continue to be the investment adviser to SLRC and the SLRC Investment Advisory Agreement will remain in effect, except that, effective upon the Closing, SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end.

SLRC will exclude from the calculation of its incentive fees payable to SCP any adjustments to the cost basis of the acquired SUNS investments derived from the accounting treatment of the Mergers under ASC 805.

Reasons for the Mergers

The SLRC Board and SUNS Board meet regularly to provide governance and oversight for the ongoing operation of the business of SLRC and SUNS, with a focus on investor protection and maximizing stockholder value. Among other items, at these meetings, the SLRC Board and the SUNS Board each reviewed long-term strategic plans for SLRC and SUNS, respectively, as well as potential business opportunities for each of SLRC and SUNS. As part of these discussions, SCP and its affiliates have discussed with each of the SLRC Board and the SUNS Board means of attracting additional equity research analyst coverage and institutional investors, as additional interest in the stock by potential investors could yield additional secondary market activity, help reduce any discount to NAV per share and otherwise make raising equity capital in the future easier, when needed, in addition to providing additional liquidity for existing stockholders.

SCP and its affiliates also have discussed with the SUNS Board various limitations on Business Development Companies with market capitalizations and net assets comparable to SUNS, including with regard to obtaining and maintaining investment grade credit ratings, and the benefits of having consistent readily-available access to debt capital on attractive terms in the unsecured debt markets.

As part of that review and the ongoing evaluation of business opportunities, the SLRC Board and SUNS Board have periodically and separately considered and engaged in discussions concerning feasible strategic options for each of SLRC and SUNS, including potential mergers, acquisitions, joint ventures and other similar transactions. See “The Mergers—Background of the Mergers.”

SLRC

The SLRC Board consulted with its legal and other advisors, as well as SLRC’s management and SCP, and considered numerous factors, including the unanimous recommendation of the SLRC Special Committee, and the SLRC Board and the SLRC Special Committee unanimously determined that the Mergers are in the best interests of SLRC and in the best interests of SLRC Stockholders, and that existing SLRC Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

The SLRC Special Committee and the SLRC Board weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on SLRC and SLRC Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the SLRC Special Committee and the SLRC Board that assisted it in concluding that the Mergers are in the best interests of SLRC and SLRC Stockholders included, among others:

•	expected accretion to net investment income;

•	greater portfolio diversification;

•	expected greater access to debt capital;

•	expanded commercial finance investment opportunities;

•	increased scale, increased analyst coverage and improved secondary market liquidity;

•	acquisition of a known, diversified portfolio;

•	no dilution for purposes of Rule 17a-8 of the Investment Company Act;

•	potential for operational synergies via the elimination of duplicative expenses;

•	tax consequences of the Mergers; and

•	the opinion, dated November 30, 2021, of Keefe, Bruyette & Woods, Inc. (“KBW”), the SLRC Special Committee’s financial advisor, to the SLRC Special Committee and SLRC Board as to the fairness,

from a financial point of view, of the Exchange Ratio in the Merger to SLRC, as more fully described in the section entitled “The Mergers — Opinion of the Financial Advisor to the SLRC Special Committee.”

The foregoing list does not include all the factors that the SLRC Board considered in approving the proposed Mergers and the Merger Agreement and recommending that SLRC Stockholders approve the issuance of shares of SLRC Common Stock necessary to effectuate the Mergers. For a further discussion of the material factors considered by the SLRC Board, see “The Mergers — Reasons for the Mergers.”

SUNS

The SUNS Board consulted with its legal and other advisors, as well as SUNS’s management and SCP, and considered numerous factors, including the unanimous recommendation of the SUNS Special Committee, and the SUNS Board and the SUNS Special Committee unanimously determined that the Merger is in the best interests of SUNS and in the best interests of SUNS Stockholders, and that existing SUNS Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

The SUNS Special Committee and the SUNS Board, with the assistance of their respective legal and financial advisors, weighed various benefits and risks in considering the Merger, both with respect to the immediate effects of the Merger on SUNS and SUNS Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the SUNS Special Committee and the SUNS Board that assisted it in concluding that the Mergers are in the best interests of SUNS and SUNS Stockholders included, among others:

•	expected accretion to net investment income;

•	expected dividend accretion;

•	increased portfolio yield;

•	exposure to SLRC’s investment strategies;

•	expected greater access to debt capital;

•	expanded commercial finance investment opportunities;

•	increased equity coverage and improved secondary market liquidity;

•	continuity of SCP and the management team;

•	ease of portfolio integration;

•	the higher management fee expenses that SUNS Stockholders will, and the higher incentive fee expenses that SUNS Stockholders could, experience if the Mergers are approved;

•	potential for operational synergies via the elimination of duplicative expenses;

•	tax consequences of the Merger; and

•

the opinion, dated November 30, 2021, of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the SUNS Special Committee’s financial advisor, to the SUNS Special Committee and SUNS Board as to fairness, from a financial point of view, to the holders of SUNS Common Stock, other than the Excluded Holders, of the Exchange Ratio, as more fully described in the section entitled “The Mergers — Opinion of the Financial Advisor to the SUNS Special Committee.”

The foregoing list does not include all the factors that the SUNS Board considered in approving the Merger Agreement and recommending that SUNS Stockholders approve the Mergers.

For a further discussion of the material factors considered by the SUNS Board, see “The Mergers — Reasons for the Mergers.”

SLRC Stockholders and SUNS Stockholders Do Not Have Appraisal Rights

Neither the SLRC Stockholders nor the SUNS Stockholders will be entitled to exercise appraisal rights in connection with the Mergers under the laws of the State of Maryland.

RISK FACTORS

In addition to the other information included in this document, stockholders should carefully consider the risks described below in determining whether to approve (i) in the case of SLRC Stockholders, the Merger Stock Issuance Proposal and (ii)  in the case of SUNS Stockholders, the Merger Proposal. The information in “Item 1A. Risk Factors” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December  31, 2020 and in “Item 1A. Risk Factors” in Part II of SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the quarter ended September  30, 2021 is incorporated herein by reference for general risks related to SLRC. The information in “Item 1A. Risk Factors” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 and      in “Item 1A. Risk Factors” in Part II of SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the quarter ended September 30, 2021 is incorporated herein by reference for general risks related to SUNS. The occurrence of any of these risks could materially and adversely affect the business, prospects, financial condition, results of operations and cash flow of SLRC and SUNS and, following the Mergers, the combined company and might cause you to lose all or part of your investment. The risks, as set out below and incorporated by reference herein, are not the only risks SLRC and SUNS and, following the Mergers, the combined company face, and there may be additional risks that SLRC and SUNS do not presently know of or that they currently consider not likely to have a significant impact. New risks may emerge at any time and SLRC and SUNS cannot predict such risks or estimate the extent to which they may affect the business or financial performance of SLRC and SUNS and, following the Mergers, the combined company. See also “Incorporation by Reference for SLRC,” “Incorporation by Reference for SUNS” and “Where You Can Find More Information” in this joint proxy statement/prospectus.

Risks Relating to the Mergers

Because the market price of SLRC Common Stock and the NAV per share of SLRC Common Stock and SUNS Common Stock will fluctuate, SUNS Stockholders cannot be sure of the market value of the consideration they will receive in connection with the Mergers until the Closing Date.

At the Effective Time, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of SLRC Common Stock, equal to the Exchange Ratio (cash may be paid in lieu of fractional shares). The market value of such consideration to be received by SUNS Stockholders upon completion of the Mergers (the “Merger Consideration”) may vary from the closing price of SUNS Common Stock and SLRC Common Stock, respectively, on the date the Mergers were announced, on the date of the SUNS Special Meeting to consider the Merger Proposal and on the date the Mergers are completed. Any change in the market price of SLRC Common Stock prior to completion of the Mergers will affect the market value of the Merger Consideration that SUNS Stockholders will receive upon completion of the Mergers. Additionally, the Exchange Ratio will fluctuate as SUNS’s and SLRC’s respective NAVs change prior to Closing.

Accordingly, at the time of the SUNS Special Meeting, SUNS Stockholders will not know or be able to calculate the market value of the Merger Consideration they would receive upon completion of the Mergers, and at the closing of the Mergers, the NAVs of SLRC and SUNS may be lower than their respective market prices. Neither SUNS nor SLRC is permitted to terminate the Merger Agreement or resolicit the vote of their respective stockholders solely because of changes in the market price of shares of SLRC Common Stock. There will be no adjustment to the Merger Consideration for changes in the market price of shares of SLRC Common Stock.

Changes in the market price of SLRC Common Stock may result from a variety of factors, including, among other things:

•

significant volatility in the market price and trading volume of securities of Business Development Companies or other companies in SLRC’s sector, which are not necessarily related to the operating performance of these companies;

•	changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and Business Development Companies;

•	loss of SLRC’s Business Development Company or RIC status;

•	changes in earnings or variations in operating results or distributions that exceed SLRC’s net investment income;

•	increases in expenses associated with defense of litigation and responding to SEC inquiries;

•	changes in accounting guidelines governing valuation of SLRC’s investments;

•	changes in the value of SLRC’s portfolio of investments, including as a result of general economic conditions, interest rate shifts and changes in the performance of SLRC’s portfolio companies;

•	any shortfall in investment income or net investment income or any increase in losses from levels expected by investors or securities analysts;

•	departure of SCP’s key personnel; and

•	general economic trends and other external factors, including those related to the COVID-19 pandemic.

These factors are generally beyond the control of SLRC. The range of high and low sales prices per share of SLRC Common Stock as reported on the Nasdaq for the three-month period ended December 31, 2021 was a low of $17.55 and a high of $19.90. However, historical trading prices are not necessarily indicative of future performance. SUNS Stockholders should obtain current market quotations for shares of SLRC Common Stock prior to the SUNS Special Meeting.

Sales of shares of SLRC Common Stock after the completion of the Mergers may cause the trading price of SLRC Common Stock to decline.

For illustrative purposes, based on September 30, 2021 NAVs (and adjusted for estimated transaction costs), SLRC would issue approximately 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock outstanding, resulting in pro forma ownership of 77.2% for current SLRC Stockholders and 22.8% for current SUNS Stockholders. Former SUNS Stockholders may be required to or decide to sell the shares of SLRC Common Stock that they receive pursuant to the Merger Agreement. In addition, SLRC Stockholders may decide not to hold their shares of SLRC Common Stock after completion of the Mergers. In each case, such sales of SLRC Common Stock could have the effect of depressing the trading price for SLRC Common Stock and may take place promptly following the completion of the Mergers. If this occurs, it could impair SLRC’s ability to raise additional capital through the sale of equity securities should SLRC desire to do so.

Most SLRC Stockholders and SUNS Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.

SLRC Stockholders will experience a substantial reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in SLRC prior to the Mergers unless they hold a comparable or greater percentage ownership in SUNS. Consequently, SLRC Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of SLRC. SUNS Stockholders will experience a substantial reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in SUNS prior to the Mergers unless they hold a comparable or greater percentage ownership in SLRC. Consequently, SUNS Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of SUNS. In addition, prior to completion of the Mergers, subject to certain restrictions in the Merger Agreement and certain restrictions under the Investment Company Act for issuances at prices below the then-current NAV per share of SLRC Common Stock and SUNS Common Stock, SLRC and SUNS may issue additional shares of SLRC Common Stock and SUNS Common Stock, respectively, which would further reduce the percentage ownership of the combined company to be held by current SLRC Stockholders and SUNS Stockholders.

SLRC may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

The realization of certain benefits anticipated as a result of the Mergers will depend in part on the integration of SUNS’s investment portfolio with SLRC’s investment portfolio and the integration of SUNS’s business with SLRC’s business. There can be no assurance that SUNS’s investment portfolio or business can be operated profitably or integrated successfully into SLRC’s operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of SUNS’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.

SLRC also expects to achieve certain synergies and cost savings from the Mergers when the two companies have fully integrated their portfolios. It is possible that the estimates of these synergies and potential cost savings could ultimately be incorrect. The cost savings estimates also assume SLRC will be able to combine its operations and SUNS’s operations in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if SLRC is not able to successfully combine SUNS’s investment portfolio or business with its operations, the anticipated synergies and cost savings may not be fully realized or realized at all or may take longer to realize than expected.

Expenses incurred by SUNS Stockholders will increase as a result of the Mergers because the annual base management fee payable by SLRC to SCP will be, and the incentive fee payable by SLRC to SCP could be, higher than those of SUNS.

SUNS Stockholders will experience increased expenses in connection with the Mergers.

Even though SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points payable by SLRC to SCP effective upon the Closing, the base management fee payable by SLRC to SCP after the consummation of the Mergers will still be more favorable to SCP than the base management fee currently payable by SUNS to SCP, and as a result, SUNS Stockholders will bear the costs of higher base management fees if the Mergers are consummated. Specifically, if the Mergers are consummated, SLRC would pay to SCP a base management fee of 1.50% on gross assets up to 200% of SLRC’s total net assets and 1.00% on gross assets that exceed 200% of SLRC’s total net assets. However, under the SUNS Investment Advisory Agreement, SUNS currently pays to SCP a base management fee of 1.00% of SUNS’s gross assets.

In addition, the incentive fee payable by SLRC to SCP after the Closing could be more favorable to SCP than the incentive fee payable by SUNS to SCP. Specifically, under the SLRC Investment Advisory Agreement, SLRC pays to SCP 100% of its pre-incentive fee net investment income that exceeds a 1.75% quarterly hurdle (7.0% annualized) up to 2.1875% quarterly (8.75% annualized) (the “catch-up”) and then 20% of its pre-incentive fee net investment income thereafter. SUNS, under the SUNS Investment Advisory Agreement, pays to SCP 50% of its pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the 1.75% quarterly hurdle (7.0% annualized) but is less than 2.9167% (11.67% annualized) in any calendar quarter and then 20% of the amount of pre-incentive fee net investment income, if any, that exceeds 2.9167% in any calendar quarter (11.67% annualized).

See “Comparative Fees and Expenses,” “Item 1. Business — Investment Advisory Fees” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 and “Item 1. Business — Investment Advisory Fees” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 for additional information.

The opinions delivered to the SLRC Special Committee and the SUNS Special Committee from their respective financial advisors prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.

The opinion of KBW, the financial advisor to the SLRC Special Committee, was delivered to the SLRC Special Committee and the SLRC Board on, and was dated, November 30, 2021. The opinion of Houlihan Lokey, the financial advisor to the SUNS Special Committee, was delivered to the SUNS Special Committee and the SUNS Board on, and was dated, November 30, 2021. Changes in SLRC’s or SUNS’s operations and prospects, general market and economic conditions and other factors that may be beyond the control of SLRC or SUNS may significantly alter SLRC’s or SUNS’s respective value or the respective price of shares of SLRC Common Stock or SUNS Common Stock by the time the Mergers are completed. The opinions do not speak as of the time the Mergers will be completed or as of any date other than the date of such opinions. For a description of the opinion that the SLRC Special Committee received from its financial advisor, see “The Mergers — Opinion of the Financial Advisor to the SLRC Special Committee.” For a description of the opinion that the SUNS Special Committee received from its financial advisor, see “The Mergers — Opinion of the Financial Advisor to the SUNS Special Committee.”

If the Mergers do not close, SLRC and SUNS will not benefit from the expenses incurred in pursuit of the Mergers.

The Mergers may not be completed. If the Mergers are not completed, SLRC and SUNS will have incurred substantial expenses for which no ultimate benefit will have been received. SLRC and SUNS have incurred out-of-pocket expenses in connection with the Mergers for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Mergers are not completed. It was estimated that SLRC and SUNS will bear expenses of approximately $3.5 million in the aggregate, or $0.05 per share of the combined company, in connection with the Mergers, if consummated, or approximately $2.9 million in the aggregate, or $0.03 per share of the combined company, if the Mergers are not consummated.

The termination of the Merger Agreement could negatively impact SLRC and SUNS.

If the Merger Agreement is terminated, there may be various consequences, including:

•

the businesses of SLRC and SUNS may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Mergers;

•	the market prices of SLRC Common Stock and SUNS Common Stock might decline to the extent that the market prices prior to termination reflect a market assumption that the Mergers will be completed;

•	SUNS may not be able to find a party willing to pay an equivalent or more attractive price than the price SLRC agreed to pay in the Mergers; and

•	SLRC and SUNS will not realize the anticipated benefits of the Mergers described under “The Mergers — Reasons for the Mergers.”

The Merger Agreement limits SLRC’s and SUNS’s ability to pursue alternatives to the Mergers.

The Merger Agreement contains provisions that limit SLRC’s and SUNS’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of SLRC or SUNS. These provisions, which are typical for transactions of this type, include a termination fee of $7,572,270, which is equal to 3.0% of the net asset value of SUNS as of September 30, 2021, payable by third parties to SLRC and $25,604,700, which is equal to 3.0% of the net asset value of SLRC as of September 30, 2021, payable by third parties to SUNS under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of SLRC or SUNS from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Mergers or might result in a potential competing acquirer proposing to pay a lower per share price to acquire SLRC or SUNS than it might otherwise have proposed to pay.

The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the business and operations of SLRC and SUNS.

The Mergers are subject to closing conditions, including certain approvals of SLRC Stockholders and SUNS Stockholders that, if not satisfied, will prevent the Mergers from being completed. The closing condition that SUNS Stockholders approve the Merger Proposal may not be waived under applicable law and must be satisfied for the Mergers to be completed. If SUNS Stockholders do not approve the Merger and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on SLRC’s and SUNS’s respective businesses and operations. In addition, the closing condition that SLRC Stockholders approve the issuance of shares of SLRC Common Stock pursuant to the Merger Agreement may not be waived and must be satisfied for the Mergers to be completed. If SLRC Stockholders do not approve the Merger Stock Issuance Proposal and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on SLRC’s and SUNS’s respective businesses and operations. In addition to the required approvals of SLRC Stockholders and SUNS Stockholders, the Mergers are subject to a number of other conditions beyond the control of SLRC and SUNS that may prevent, delay or otherwise materially adversely affect completion of the Mergers. SLRC and SUNS cannot predict whether and when these other conditions will be satisfied. The failure to complete the Mergers would result in SLRC and SUNS, and SLRC Stockholders and SUNS Stockholders, failing to realize the anticipated benefits of the Mergers described under “The Mergers — Reasons for the Mergers.”

SLRC and SUNS may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.

Certain conditions to SLRC’s and SUNS’s respective obligations to complete the Mergers may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by mutual agreement. In the event that any such waiver does not require resolicitation of stockholders, SLRC and SUNS will each have the discretion to complete the Mergers without seeking further stockholder approval. The conditions requiring the approval of SLRC Stockholders and SUNS Stockholders, however, cannot be waived.

SLRC and SUNS will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.

Uncertainty about the effect of the Mergers may have an adverse effect on SLRC or SUNS and, consequently, on the combined company following completion of the Mergers. These uncertainties may cause those that deal with SLRC or SUNS to seek to change their existing business relationships with them. In addition, the Merger Agreement restricts SLRC and SUNS from taking actions that each might otherwise consider to be in its best interests. These restrictions may prevent SLRC or SUNS from pursuing certain business opportunities that may arise prior to the completion of the Mergers.

The market prices of SLRC Common Stock and SUNS Common Stock after the Mergers may be affected by factors different from those affecting such common stock currently.

SLRC’s business and SUNS’s business differ in some respects. For example, SLRC’s investment objective is to generate both current income and capital appreciation through debt and equity investments, while SUNS’s investment objective is to seek to maximize current income consistent with the preservation of capital. Accordingly, the results of operations of the combined company and the market prices of SLRC Common Stock and SUNS Common Stock after the Mergers may be affected by factors different from those currently affecting the independent results of operations and trading price of each of SLRC and SUNS, such as a larger stockholder base, a different portfolio composition and a different capital structure.

Accordingly, SLRC’s and SUNS’s respective historical trading prices and financial results may not be indicative of these matters for the combined company following the Mergers.

Litigation filed against SLRC and SUNS in connection with the Mergers could result in substantial costs and could delay or prevent the Mergers from being completed.

From time to time, SLRC and SUNS may be subject to legal actions, including securities class action lawsuits and derivative lawsuits, as well as various regulatory, governmental and law enforcement inquiries, investigations and subpoenas in connection with the Mergers. These or any similar securities class action lawsuits and derivative lawsuits, regardless of their merits, may result in substantial costs and divert management time and resources. An adverse judgment in such cases could have a negative impact on the Companies’ liquidity and financial condition or could prevent the Mergers from being completed.

On January 17, 2022, a stockholder complaint was filed in the United States District Court for the Eastern District of New York, against SLRC and the members of the SLRC Board, entitled Gates v. SLR Investment Corp., et al., No. 1:22-cv-00261 (the “Gates Complaint”). On January 21, 2022, a stockholder complaint was filed in the United States District Court for the Southern District of New York, against SLRC and the members of the SLRC Board, entitled Shumacher v. SLR Investment Corp., et al., No. 1:22-cv-00576 (the “Shumacher Complaint”). On January 31, 2022, two putative class action stockholder complaints were filed in the Maryland Circuit Court for Baltimore County against SUNS and the members of the SUNS Board, captioned respectively Neal v. Gross, et al., No. 24-C-22-000557 (Md. Cir. Ct. Baltimore Cnty.) (the “Neal Complaint”), and Tobin v. Gross, et al., No. 24-C-22-000558 (Md. Cir. Ct. Baltimore Cnty.) (the “Tobin Complaint, and together with the Gates, Schumacher, and Neal Complaints, the “Merger Complaints”).

Each of the Gates and Schumacher Complaints alleges, among other things, that this joint proxy statement/prospectus initially filed with the SEC on December 16, 2021 contains materially misleading and incomplete disclosures. Each of the Gates and Schumacher Complaints seeks, among other things, that supplemental disclosures be made to this joint proxy statement/ prospectus to address the alleged materially misleading and incomplete disclosures. As a result of the alleged omissions, each of the Gates and Schumacher Complaints seeks to hold SLRC and its directors liable for violating Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and additionally seeks to hold SLRC’s directors liable as control persons pursuant to Section 20(a) of the Exchange Act.

Each of the Neal and Tobin Complaints alleges, among other things, that the members of the SUNS Board breached their fiduciary duties when they approved the proposed merger between SUNS and SLRC, and that the disclosures in this joint proxy statement/prospectus initially filed with the SEC on December 16, 2021 contains materially misleading and incomplete disclosures. Each of Neal and Tobin Complaints raises these claims under Maryland law, and seeks: (i) certification that the case can be maintained as a class action, with the plaintiff named as a representative of the proposed class (consisting of the public shareholders of SUNS); (ii) an order enjoining the shareholder vote to approve the proposed merger between SUNS and SLRC; and (iii) rescission of the proposed merger between SUNS and SLRC.

SLRC, SUNS, and the members of the SLRC and SUNS Boards (the “individual defendants”) believe that SLRC and SUNS have disclosed in this joint proxy statement/prospectus all information required to be disclosed herein and that the additional disclosures requested by the plaintiffs are immaterial. None of SLRC, SUNS, nor the individual defendants has yet responded to the Merger Complaints. Each of the Merger Complaints seeks, among other relief, an injunction preventing the closing of the Mergers, rescission of the Merger Agreement or any of its terms to the extent already implemented or awarding of rescissory damages, and expenses incurred by prosecuting the Merger Complaints, including an award of attorneys’ and experts’ fees.

While SLRC, SUNS, and the individual defendants believe these claims are without merit and intend to defend the lawsuits vigorously, there can be no assurance that they will ultimately prevail in any of the Merger

Complaints. Additionally, further lawsuits may be filed before the SLRC Special Meeting and SUNS Special Meeting and/or the consummation of the Mergers.

The Mergers may trigger certain “change of control” provisions and other restrictions in contracts of SLRC and SUNS or their affiliates and the failure to obtain any required consents or waivers could adversely impact the combined company.

Certain agreements of SLRC and SUNS or their affiliates may require by their terms the consent or waiver of one or more counterparties in connection with the Mergers. The failure to obtain any such consent or waiver may permit such counterparties to terminate, or otherwise increase their rights or SLRC’s and SUNS’s obligations under, any such agreement because the Mergers or other transactions contemplated by the Merger Agreement may violate an anti-assignment, change of control or similar provision relating to any of such transactions. If this occurs, SLRC may have to seek to replace that agreement with a new agreement or seek an amendment to such agreement. SLRC and SUNS cannot assure you that SLRC will be able to replace or amend any such agreement on comparable terms or at all.

If any such agreement is material, the failure to obtain consents, amendments or waivers under, or to replace on similar terms or at all, any of these agreements could adversely affect the financial performance or results of operations of the combined company following the Mergers, including preventing SLRC from operating a material part of SUNS’s business.

In addition, the consummation of the Mergers may violate, conflict with, result in a breach of provisions of, or the loss of any benefit under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) under, certain agreements of SLRC and SUNS. Any such violation, conflict, breach, loss, default or other effect could, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.

COMPARATIVE FEES AND EXPENSES

Comparative Fees and Expenses Relating to the Mergers

The following table is intended to assist SLRC Stockholders and SUNS Stockholders in understanding the costs and expenses that an investor in shares of SLRC Common Stock or SUNS Common Stock bears directly or indirectly and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “SLRC” or “SUNS,” stockholders will indirectly bear such fees or expenses as investors in SLRC or SUNS, as applicable. The table below is based on information as of September 30, 2021 for each party (except as noted below) and includes expenses of the applicable consolidated subsidiaries.

	Actual				Pro Forma
	SLRC		SUNS		SLRC
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	None	(1)	None	(1)	None	(1)
Offering expenses (as a percentage of offering price)	None	(1)	None	(1)	None	(1)
Dividend reinvestment plan fees	—	(2)	—	(2)	—	(2)
Total stockholder transaction expenses (as a percentage of offering price)	None		None		None

	Actual		Pro Forma
	SLRC	SUNS	SLRC
Annual expenses (as a percentage of net assets attributable to common stock(3)):
Base management fees(4)	3.27%	1.52%	2.69%
Incentive fees(5)	1.32%	—	1.13%
Interest payments on borrowed funds (6)	3.37%	2.82%	3.25%
Other expenses(7)	1.07%	1.33%	1.01%
Acquired fund fees and expenses	—	—	—
Total annual expenses(8)	9.03%	5.67%	8.08%

(1)

Purchases of shares of SLRC Common Stock or SUNS Common Stock on the secondary market are not subject to sales load but may be subject to brokerage commissions or other charges. The table does not include any sales load (underwriting discounts or commissions) that stockholders may have paid in connection with their purchase of shares of SLRC Common Stock or SUNS Common Stock in a prior underwritten offering or otherwise.

(2)	The expenses of administering the respective dividend reinvestment plans are included in “Other expenses.”
(3)	For the pro forma column, the combined net assets of SLRC and SUNS on a pro forma basis as of September 30, 2021 were used.
(4)

For SLRC, the base management fee is calculated by taking the average value of SLRC’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter) at the end of the two most recently completed calendar quarters (and appropriately adjusted for any share issuances or repurchases during the current calendar quarter) calculated at an annual rate of 1.75% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end and 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end. Temporary assets include, but are not limited to, U.S. treasury bills, other short-term U.S. government or government agency securities, repurchase agreements or cash borrowings. See “Item 1. Business — Investment Advisory Fees” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 for additional information.

This table assumes that SLRC’s total gross assets (excluding temporary assets) are $1.68 billion, which was the actual amount of SLRC’s total gross assets (excluding temporary assets) as of September 30, 2021.

For SUNS, the base management fee is calculated by taking the average value of SUNS’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter) at the end of the two most recently completed calendar quarters (and appropriately adjusted for any share issuances or repurchases during the current calendar quarter) calculated at an annual rate of 1.00% on gross assets. Temporary assets include, but are not limited to, U.S. treasury bills, other short-term U.S. government or government agency securities, repurchase agreements or cash borrowings. See “Item 1. Business — Investment Advisory Fees” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 for additional information. This table assumes that SUNS’s total gross assets (excluding temporary assets) are $412.9 million, which was the actual amount of SUNS’s total gross assets (excluding temporary assets) as of September 30, 2021.

Following completion of the Mergers, the combined company will be externally managed by SCP. The pro forma base management fee has been calculated in accordance with the SLRC Investment Advisory Agreement. The pro forma base management fee referenced in the table above is based on the combined gross assets (excluding temporary assets) of SLRC and SUNS on a pro forma basis on September 30, 2021, but has been adjusted to reflect SCP’s voluntary permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end through the Letter Agreement. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end.

(5)

For each of SLRC and SUNS, the incentive fee consists of two parts. For each of SLRC and SUNS, the incentive fee on income is calculated and payable quarterly in arrears based upon their respective pre-incentive fee net investment income for the immediately preceding calendar quarter. The payment of the incentive fee on income is subject to payment of a preferred return to investors each quarter (i.e., a “hurdle rate”), expressed as a rate of return on the value of the net assets of SLRC and SUNS, as applicable, at the end of the most recently completed quarter, of 1.75%, subject to a “catch-up” feature. For SLRC, SCP is entitled to 100% of SLRC’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle but is less than 2.1875% in any calendar quarter (8.75% annualized) (such portion is referred to as the “catch-up”). For SUNS, SCP is entitled to 50% of SUNS’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle but is less than 2.9167% in any calendar quarter (11.67% annualized) (such portion is referred to as the “catch-up”). 20% of the amount of SUNS’s and SLRC’s respective pre-incentive fee net investment income, if any, that exceeds the respective catch-up is payable to SCP.

For each of SLRC and SUNS, the second part of the incentive fee (the “capital gains incentive fee”) is determined and payable in arrears as of the end of each calendar year (or upon termination of the applicable investment advisory agreement, as of the termination date), and equals 20.0% of their respective realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the amount of any previously paid capital gain incentive fees with respect to each of the investments in SLRC’s and SUNS’s respective portfolios.

See “Item 1. Business — Investment Advisory Fees” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 for additional information about the incentive fee payable by SLRC and “Item 1. Business — Investment Advisory Fees” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 for additional information about the incentive fee payable by SUNS.

For the “Actual” columns, the incentive fees referenced in the table above are based on actual amounts of the incentive fee on income incurred during the nine months ended September 30, 2021.

Following completion of the Mergers, the combined company will be externally managed by SCP. The pro forma incentive fees have been calculated in a manner consistent with the SLRC Investment Advisory Agreement.

SLRC will exclude from the calculation of its incentive fees payable to SCP any adjustments to the cost basis of the acquired SUNS investments derived from the accounting treatment of the Mergers under ASC 805.

(6)

SLRC currently borrows funds under its credit facilities and unsecured notes and may borrow additional funds from time to time to make investments to the extent SLRC determines that the economic situation is conducive to doing so. The costs associated with SLRC’s outstanding borrowings are indirectly born by its investors. For purposes of this section, SLRC has computed interest expense using the average consolidated balance outstanding for borrowings during the nine months ended September 30, 2021. SLRC uses the London Interbank Offered Rate (“LIBOR”) rate or similar base rate on September 30, 2021 and the interest rate under its credit facilities and unsecured notes. SLRC has also included, as applicable, the estimated amortization of fees incurred in establishing the credit facilities and unsecured notes as of September 30, 2021. Additionally, SLRC included the estimated cost of commitment fees for unused balances on its credit facilities. As of September 30, 2021, SLRC had $221.7 million outstanding and $448.3 million remaining available under SLRC’s credit facilities, and $496.0 million outstanding under its unsecured notes. Although SLRC does not have any current plans to issue subscription rights, preferred stock, or warrants, it may issue subscription rights, preferred stock, or warrants, subject to SLRC’s compliance with applicable requirements under the Investment Company Act.

SUNS currently borrows funds under its credit facilities and may borrow additional funds from time to time to make investments to the extent SUNS determines that the economic situation is conducive to doing so. The costs associated with SUNS’s outstanding borrowings are indirectly born by its investors. For purposes of this section, SUNS has computed interest expense using the average consolidated balance outstanding for borrowings during the nine months ended September 30, 2021. SUNS used the LIBOR or similar base rate on September 30, 2021 and the interest rate on its credit facilities on September 30, 2021. SUNS has also included, as applicable, the estimated amortization of fees incurred in establishing the credit facilities as of September 30, 2021. Additionally, SUNS included the estimated cost of commitment fees for unused balances on its credit facilities. As of September 30, 2021, SUNS had $72.7 million outstanding and $152.3 million remaining available under SUNS’s credit facilities, and $85.0 million outstanding under its unsecured notes. Although SUNS does not have any current plans to issue subscription rights, preferred stock, or warrants, it may issue subscription rights, preferred stock, or warrants, subject to SUNS’s compliance with applicable requirements under the Investment Company Act.

(7)

“Other expenses” are based on estimated amounts for the current fiscal year, which considers the amounts incurred for the fiscal year ended December 31, 2020 and include SLRC’s and SUNS’s respective overhead expenses, including payments under the SLRC Administration Agreement and SUNS Administration Agreement based on SLRC’s and SUNS’s respective allocable portion of overhead and other expenses incurred by SCP in performing its obligations under the SLRC Administration Agreement and SUNS Administration Agreement. The “Pro Forma” column assumes the sum of amounts estimated for each of SLRC and SUNS for the combined company following the Mergers and reflects decreases in duplicative costs such as professional fees for legal, audit and tax fees, directors’ fees, and other duplicative administrative and operating expenses directly related to the Mergers.

(8)

“Total annual expenses” is presented as a percentage of net assets attributable to common stockholders because SLRC Stockholders and SUNS Stockholders bear all of the fees and expenses of the respective company. “Total annual expenses” does not reflect any potential provision (benefit) for income taxes because of the uncertainties associated with determining such amounts in future periods.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in SLRC, SUNS or the combined company’s common stock following completion of the Mergers on a pro forma basis, in each case assuming that SLRC, SUNS and the combined company hold no cash or liabilities other than debt. In calculating the following expense amounts, each of SLRC and SUNS has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma combined company following the Mergers assume that the Mergers closed on September 30, 2021 and that the leverage and operating expenses of SLRC and SUNS remain at the levels set forth in the tables above. Estimated transaction expenses related to the Mergers are not included in the following examples.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
SLRC, assuming a 5% annual return (assumes no return from net realized capital gains)	$77	$225	$365	$683
SUNS, assuming a 5% annual return (assumes no return from net realized capital gains)	$57	$169	$280	$550
SLRC, assuming a 5% annual return (assumes return entirely from realized capital gains)	$87	$252	$404	$739
SUNS, assuming a 5% annual return (assumes return entirely from realized capital gains)	$67	$197	$322	$619
Pro forma combined company following the Mergers You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains)	$69	$204	$334	$637
Assuming a 5% annual return (assumes return entirely from realized capital gains)	$79	$231	$375	$697

While the example assumes, as required by the SEC, a 5% annual return, performance of SLRC, SUNS and the combined company will vary and may result in a return greater or less than 5%. The incentive fee based on pre-incentive fee net investment income under each of the SLRC Investment Advisory Agreement and the SUNS Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, expenses, and returns to investors, would be higher. This example assumes, where it indicates “(assumes no return from net realized capital gains),” that SLRC and SUNS will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation). This example assumes, where it indicates “(assumes return entirely from realized capital gains),” that SLRC and SUNS will realize all net realized capital gains (computed net of all realized capital losses and unrealized capital depreciation). In addition, while the example assumes reinvestment of all distributions at net asset value, participants in SLRC’s or SUNS’s dividend reinvestment plans will receive a number of shares of SLRC Common Stock or SUNS Common Stock, as applicable, determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of SLRC Common Stock or SUNS Common Stock, as applicable, at the close of trading on the distribution payment date, which may be at, above or below net asset value unless SLRC or SUNS, as applicable, makes open market purchases and the shares received will be determined based on the average price paid by SLRC’s or SUNS’s agent, as applicable, plus commissions.

The example and the expenses in the table above should not be considered a representation of SLRC’s, SUNS’s, or, following completion of the Mergers, the combined company’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the documents incorporated by reference herein, contains statements that constitute forward-looking statements, which relate to SLRC, SUNS or, following the Mergers, the combined company, regarding future events or the future performance or future financial condition of SLRC, SUNS or, following the Mergers, the combined company. The forward-looking statements may include statements as to: future operating results of SLRC, SUNS or, following the Mergers, the combined company and net investment income projections; business prospects of SLRC, SUNS or, following the Mergers, the combined company and the prospects of their portfolio companies; and the impact of the investments that SLRC, SUNS or, following the Mergers, the combined company expect to make. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with:

•	the ability of the parties to consummate the Mergers on the expected timeline, or at all;

•	the expected synergies and savings associated with the Mergers;

•	the ability to realize the anticipated benefits of the Mergers including the expected elimination of certain expenses and costs due to the Mergers;

•	the percentage of SLRC Stockholders and SUNS Stockholders voting in favor of the proposals submitted for their approval;

•	the possibility that competing offers or acquisition proposals will be made;

•	the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived;

•	risks related to diverting management’s attention from ongoing business operations;

•	the combined company’s plans, expectations, objectives and intentions, as a result of the Mergers;

•	any potential termination of the Merger Agreement;

•	the future operating results and net investment income projections of SLRC, SUNS or, following the Mergers, the combined company;

•	the ability of SCP to implement SCP’s future plans with respect to the combined company;

•	the ability of SCP and its affiliates to attract and retain highly talented professionals;

•	the business prospects of SLRC, SUNS or, following the Mergers, the combined company and the prospects of their portfolio companies;

•	the impact of the investments that SLRC, SUNS or, following the Mergers, the combined company expect to make;

•	the ability of the portfolio companies of SLRC, SUNS or, following the Mergers, the combined company to achieve their objectives;

•	the expected financings and investments and additional leverage that SLRC, SUNS or, following the Mergers, the combined company may seek to incur in the future;

•	the adequacy of the cash resources and working capital of SLRC, SUNS or, following the Mergers, the combined company;

•	the timing of cash flows, if any, from the operations of the portfolio companies of SLRC, SUNS or, following the Mergers, the combined company; and

•	the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this joint proxy statement/prospectus involve risks and uncertainties. The actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors” in Part I of each of SLRC’s and SUNS’s Annual Report on Form 10-K (file no. 814-00754 and 814-00849, respectively) for the fiscal year ended December  31, 2020, and in “Item 1A. Risk Factors” in Part II of each of SLRC’s and SUNS’s Quarterly Report on Form 10-Q (file no. 814-00754 and 814-00849, respectively) for the quarter ended September 30, 2021, as such factors may be updated from time to time in their periodic filings with the SEC, and elsewhere contained or incorporated by reference in this joint proxy statement/prospectus.

Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in the operations of SLRC, SUNS or, following the Mergers, the combined company, the economy, financial markets or political environment;

•	risks associated with possible disruption in the operations of SLRC and SUNS or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic;

•

future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in SLRC’s or SUNS’s operating areas, particularly with respect to Business Development Companies or RICs;

•	general considerations associated with the COVID-19 pandemic; and

•	other considerations that may be disclosed from time to time in the publicly disseminated documents and filings of SLRC, SUNS or, following the Mergers, the combined company.

SLRC and SUNS have based the forward-looking statements included in this joint proxy statement/prospectus on information available to them on the date of this presentation, and they assume no obligation to update any such forward-looking statements. Although SLRC and SUNS undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that SLRC and SUNS in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CAPITALIZATION

The following table sets forth (1) SLRC’s and SUNS’s actual capitalization as of September 30, 2021 and (2) SLRC’s capitalization as adjusted to reflect the effects of the Mergers. You should read this table together with SLRC’s and SUNS’s consolidated financial statements incorporated by reference herein.

	As of September 30, 2021 (unaudited, dollar amounts in thousands, except share and per share data)
	Actual	Actual	Pro forma Adjustments	Pro Forma
	SLRC	SUNS		SLRC
Cash(1)	$39,999	$19,991	$(3,500)	$56,490
Debt less unamortized debt issuance costs	713,326	156,059	—	869,385
Net assets(1)	853,490	252,409	(3,500)	1,102,399
Total capitalization(1)	$1,566,816	$408,468	$(3,500)	$1,971,784
Number of shares of common stock outstanding(2)	42,260,826	16,049,034	12,459,443	54,720,269
NAV per common share	$20.20	$15.73	—	$20.15	(3)

(1)	Pro forma adjustments reflect the combined impact of estimated expenses expected to be incurred by SLRC and SUNS related only to completing the Mergers, if consummated.
(2)

Pro forma adjustment reflects the shares of SLRC Common Stock issued to SUNS stockholders based on an Exchange Ratio of 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock. For purposes of calculating the Exchange Ratio, the SLRC NAV and SUNS NAV was adjusted by the estimated transaction expenses.

(3)	The decrease of $0.05 in pro forma NAV per common share is the result of estimated transaction costs.

THE SLRC SPECIAL MEETING

Date, Time and Place of the SLRC Special Meeting

The SLRC Special Meeting will be held virtually on March 21, 2022, at 11:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/SLRC2022SM. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about February 7, 2022 to stockholders of record of SLRC and are available at www.proxyvote.com.

Purpose of the SLRC Special Meeting

At the SLRC Special Meeting, SLRC Stockholders will be asked to approve the Merger Stock Issuance Proposal.

After careful consideration, and on the recommendation of the SLRC Special Committee, the SLRC Board unanimously recommends that SLRC Stockholders vote “FOR” the Merger Stock Issuance Proposal.

Record Date

The SLRC Record Date is the close of business on January 18, 2022. The SLRC Record Date was established by a duly established committee of the SLRC Board, and only holders of record of shares of SLRC Common Stock on the SLRC Record Date are entitled to receive notice of the SLRC Special Meeting and vote at the SLRC Special Meeting. As of the SLRC Record Date, there were 42,260,826 shares of SLRC Common Stock outstanding. Each share of SLRC Common Stock held by a holder of record as of the SLRC Record Date has one vote on each matter considered at the SLRC Special Meeting.

Quorum and Adjournments

For SLRC to conduct business at the SLRC Special Meeting, a quorum of SLRC Stockholders must be present. The presence at the SLRC Special Meeting, virtually or by proxy, of the holders of a majority of the shares of SLRC Common Stock outstanding on the SLRC Record Date will constitute a quorum. Abstentions and broker non-votes, if any, will be treated as shares present for quorum purposes. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

Pursuant to SLRC’s bylaws, the chairman of the SLRC Special Meeting will have the power to adjourn the SLRC Special Meeting, whether or not a quorum is present, from time to time without notice other than announcement at the SLRC Special Meeting, unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the SLRC Special Meeting.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of SLRC Common Stock at the SLRC Special Meeting at which a quorum is present is required for approval of the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes, if any, will have no effect on the Merger Stock Issuance Proposal. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting.

Voting of Management

On the SLRC Record Date, SLRC’s executive officers and directors owned and were entitled to vote approximately 2,873,906 shares of SLRC Common Stock, representing approximately 6.8% of the outstanding shares of SLRC Common Stock on the SLRC Record Date. None of SLRC’s executive officers or directors has entered into any voting agreement relating to the Mergers.

Voting of Proxies

SLRC encourages SLRC Stockholders to vote their shares, either by voting at the SLRC Special Meeting or by authorizing a proxy to vote your shares, which means that SLRC Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with SLRC Stockholders’ instructions. If SLRC Stockholders execute a proxy without specifying their voting instructions, such SLRC Stockholders’ shares will be voted in accordance with the SLRC Board’s recommendation. Pursuant to the SLRC bylaws, only the matters set forth in the notice of special meeting may be brought before the SLRC Special Meeting.

An SLRC Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-800-607-0088 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on March 20, 2022.

Important notice regarding the availability of proxy materials for the SLRC Special Meeting. SLRC’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

If you are a stockholder of record of SLRC, you can revoke your proxy as to SLRC at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the SLRC Special Meeting to SLR Investment Corp., 500 Park Avenue, New York, NY 10022, Attention: Secretary; (ii) submitting a later-dated proxy that SLRC receives before the conclusion of voting at the SLRC Special Meeting; or (iii) participating in the virtual SLRC Special Meeting and voting online. If you hold shares of SLRC Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual SLRC Special Meeting does not revoke your proxy unless you also vote online at the SLRC Special Meeting.

Solicitation of Proxies

SLRC and SUNS will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of Stockholders of SLRC or Notice of Special Meeting of Stockholders of SUNS, as applicable, and proxy cards based on their respective numbers of stockholders. SLRC and SUNS intend to use the services of Broadridge to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 ($29,000 per entity) plus pass through charges. No additional compensation will be paid to directors, officers or SCP employees for such services. SLRC and SUNS have also retained Morrow to assist in the solicitation of proxies for the SLRC Special Meeting and the SUNS Special Meeting for a fee of approximately $30,000 ($15,000 per entity), plus reimbursement of certain out of pocket expenses. For more information regarding expenses related to the Mergers, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Appraisal Rights

SLRC Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the SLRC Special Meeting.

THE SUNS SPECIAL MEETING

Date, Time and Place of the SUNS Special Meeting

The SUNS Special Meeting will be held virtually on March 21, 2022, at 11:30 a.m., Eastern Time, at www.virtualshareholdermeeting.com/SUNS2022SM. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about February 7, 2022 to stockholders of record of SUNS and are available at www.proxyvote.com.

Purpose of the SUNS Special Meeting

At the SUNS Special Meeting, SUNS Stockholders will be asked to approve the Merger Proposal.

After careful consideration, on the recommendation of the SUNS Special Committee, the SUNS Board unanimously approved the Merger Agreement, declared the Merger and the other transactions contemplated by the Merger agreement advisable, and unanimously recommended that SUNS Stockholders vote “FOR” the Merger Proposal.

Record Date

The SUNS Record Date is the close of business on January 18, 2022. The SUNS Record Date was established by a duly established committee of the SUNS Board, and only holders of record of shares of SUNS Common Stock on the SUNS Record Date are entitled to receive notice of the SUNS Special Meeting and vote at the SUNS Special Meeting. As of the SUNS Record Date, there were 16,049,034 shares of SUNS Common Stock outstanding. Each share of SUNS Common Stock held by a holder of record as of the SUNS Record Date has one vote on each matter considered at the SUNS Special Meeting.

Quorum and Adjournments

For SUNS to conduct business at the SUNS Special Meeting, a quorum of SUNS Stockholders must be present. The presence at the SUNS Special Meeting, virtually or by proxy, of the holders of a majority of the shares of SUNS Common Stock outstanding on the SUNS Record Date will constitute a quorum. Abstentions and broker non-votes, if any, will be treated as shares present for quorum purposes. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting.

Pursuant to SUNS’s bylaws, the chairman of the SUNS Special Meeting will have the power to adjourn the SUNS Special Meeting, whether or not a quorum is present, from time to time without notice other than announcement at the SUNS Special Meeting, unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the SUNS Special Meeting.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of SUNS Common Stock is required to approve the Merger Proposal.

Abstentions and broker non-votes, if any, will have the same effect as votes “against” the Merger Proposal. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting. Proxies received will be voted “FOR” the Merger Proposal, unless SUNS Stockholders designate otherwise.

Voting of Management

On the SUNS Record Date, SUNS’s executive officers and directors owned and were entitled to vote approximately 950,732 shares of SUNS Common Stock, representing approximately 5.9% of the outstanding shares of SUNS Common Stock on the SUNS Record Date. None of SUNS’s executive officers or directors has entered into any voting agreement relating to the Mergers.

Voting of Proxies

SUNS encourages SUNS Stockholders to vote their shares, either by voting at the SUNS Special Meeting or by authorize a proxy to vote your shares, which means that SUNS Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with SUNS Stockholders’ instructions. If SUNS Stockholders execute a proxy without specifying their voting instructions, such SUNS Stockholders’ shares will be voted in accordance with the SUNS Board’s recommendation. If any other business is brought before the SUNS Special Meeting, the SUNS Stockholders’ shares will be voted at the SUNS Board’s discretion unless the SUNS Stockholders specifically state otherwise on their proxy.

A SUNS Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-800-607-0088 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on March 20, 2022.

Important notice regarding the availability of proxy materials for the SUNS Special Meeting. SUNS’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

If you are a stockholder of record of SUNS, you can revoke your proxy as to SUNS at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the SUNS Special Meeting to SLR Senior Investment Corp., 500 Park Avenue, New York, NY, 10022, Attention: Secretary; (ii) submitting a later-dated proxy that SUNS receives before the conclusion of voting at the SUNS Special Meeting; or (iii) participating in the virtual SUNS Special Meeting and voting online. If you hold shares of SUNS Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual SUNS Special Meeting does not revoke your proxy unless you also vote online at the SUNS Special Meeting.

Solicitation of Proxies

SLRC and SUNS will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of Stockholders of SLRC or Notice of Special Meeting of Stockholders of SUNS, as applicable, and proxy cards based on their respective numbers of stockholders. SLRC and SUNS intend to use the services of Broadridge to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 ($29,000 per entity) plus pass through charges. No additional compensation will be paid to directors, officers or SCP employees for such services. SLRC and SUNS have also retained Morrow to assist in the solicitation of proxies for the SLRC Special Meeting and the SUNS Special Meeting for a fee of approximately $30,000 ($15,000 per entity), plus reimbursement of certain out of pocket expenses. For more information regarding expenses related to the Mergers, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Appraisal Rights

SUNS Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the SUNS Special Meeting.

THE MERGERS

The discussion in this joint proxy statement/prospectus, which includes the material terms of the Mergers and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

General Description of the Merger

The Mergers will result in the combination by merger of SLRC and SUNS with SLRC as the surviving company. The proposed reorganization will occur in two separate transactions. Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into SUNS. SUNS will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland and a direct, wholly owned subsidiary of SLRC. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the effectiveness of the Merger, SUNS will merge with and into SLRC, with SLRC as the surviving entity in the Second Merger. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (cash may be paid in lieu of fractional shares).

Based on the number of shares of SLRC Common Stock issued and outstanding and the NAVs of SLRC and SUNS as of September 30, 2021 (and adjusted for estimated transaction costs), SLRC would issue approximately 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock outstanding, resulting in pro forma ownership of 77.2% for current SLRC Stockholders and 22.8% for current SUNS Stockholders.

Following the Mergers, SLRC will continue to be advised by SCP, will have the same investment objectives and strategies, and will continue to trade on the NASDAQ Global Select Market under the ticker symbol “SLRC.”

Background of the Mergers

The SLRC Board and SUNS Board meet regularly to provide governance and oversight for the ongoing operation of the business of the Companies, with a focus on investor protection and maximizing stockholder value.

Among other items, at these meetings, each of the SLRC Board and the SUNS Board reviewed long-term strategic plans for SLRC and SUNS, respectively, as well as potential business opportunities for each of SLRC and SUNS. As part of these discussions, SCP and its affiliates have discussed with each of the SLRC Board and the SUNS Board means of attracting additional equity research analyst coverage and institutional investors, as additional interest in the stock by potential investors could yield additional secondary market activity, help reduce any discount to NAV per share and otherwise make raising equity capital in the future easier, when needed, in addition to providing additional liquidity for existing stockholders. SCP and its affiliates also have discussed with the SUNS Board various limitations on Business Development Companies with market capitalizations and net assets comparable to SUNS, including with regard to obtaining and maintaining investment grade credit ratings, and the benefits of having consistent readily-available access to debt capital on attractive terms in the unsecured debt markets.

As part of that review and the ongoing evaluation of business opportunities, the SLRC Board and SUNS Board have periodically and separately considered and engaged in discussions concerning feasible strategic options for each of SLRC and SUNS, including potential mergers, acquisitions, joint ventures and other similar transactions. On August 3, 2021, the SLRC and SUNS Independent Directors first preliminarily discussed a potential merger of SUNS into SLRC in an executive session with representatives of SCP following a regular Board meeting.

On August 26, 2021, a joint special virtual meeting of the SLRC Board and the SUNS Board was held, with representatives of SCP and Katten Muchin Rosenman LLP (“Katten”) also in attendance. Representatives of SCP outlined an initial proposal for the Merger, including that the proposed consideration to be paid to SUNS Stockholders would be determined based on the relative NAVs of SLRC and SUNS within 48 hours prior to consummation of the Merger (known as a “NAV-for-NAV” transaction). SCP discussed the structure and benefits of a NAV-for-NAV transaction and recent market precedent for such a transaction structure. SCP representatives also discussed (1) the proposed fee structure and anticipated capital structure for the combined company post-Mergers, including a potential reduction of SLRC’s annual base management fee rate, (2) the approvals required of SLRC Stockholders and SUNS Stockholders, and (3) an indicative timeline for the Mergers. Representatives of SCP then discussed the expected benefits of the Mergers with the Boards, including increased scale and secondary market liquidity, greater portfolio diversification, enhanced access to debt capital markets at more attractive pricing, accretion of net investment income per share and potential expense savings.

The SLRC Board and the SUNS Board then discussed the formation of a special committee of each Board, consisting solely of Independent Directors, to analyze and evaluate the Mergers and negotiate the terms of the Mergers on behalf of such Company, with each special committee having its own independent legal counsel. It was noted that SCP, SLRC and SUNS had provided waivers to enable Katten to provide joint representation to each of SLRC, SUNS and SCP in the transaction, which was consistent with industry practice in other affiliated investment company mergers.

After such discussion, the SLRC Board established the SLRC Special Committee consisting of Messrs. Potter, Hochberg and Wachter. The SLRC Special Committee was authorized to, among other things: (1) review, evaluate, consider and negotiate the terms and conditions of the Mergers and any agreements or arrangements proposed to be entered into by SLRC in connection with or relating to the Mergers, including to determine whether the Mergers are fair to and in the best interests of all SLRC Stockholders and whether the interests of SLRC Stockholders will be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers; (2) recommend to the SLRC Board what action, if any, should be taken by the SLRC Board with respect to the Mergers and any such agreements or arrangements proposed to be entered into in connection with or relating to the Mergers; (3) hire and consult with any advisors that they deem appropriate, including their own legal counsel and financial advisor; and (4) take such other actions as the SLRC Special Committee may deem to be necessary or appropriate for the SLRC Special Committee to discharge its duties. The SLRC Board determined to proceed with the Mergers only if the SLRC Special Committee (a) determined that the Mergers are fair to, and in the best interests of, all SLRC Stockholders and that the interests of SLRC Stockholders will not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers and (b) recommended to the full SLRC Board to approve the Mergers. The SLRC Special Committee was not obligated to recommend the Mergers or any agreements or arrangements proposed to be entered into by SLRC in connection with or relating to the Mergers to the SLRC Board and was authorized to determine, if the SLRC Special Committee deemed appropriate, that it was in the best interests of SLRC and SLRC Stockholders not to proceed with the Mergers. Mr. Potter was appointed as chairman of the SLRC Special Committee.

The SUNS Board established the SUNS Special Committee consisting of Messrs. Wachter, Hochberg and Potter. The SUNS Special Committee was authorized to, among other things: (1) review, evaluate, consider and negotiate the terms and conditions of the Mergers and any agreements or arrangements proposed to be entered into by SUNS in connection with or relating to the Mergers, including to determine whether the Mergers are fair to and in the best interests of all of SUNS Stockholders and whether the interests of SUNS Stockholders will be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers; (2) recommend to the SUNS Board what action, if any, should be taken by the SUNS Board with respect to the Mergers and any such agreements or arrangements proposed to be entered into in connection with or relating to the Mergers; (3) hire and consult with any advisors that they deem appropriate, including their own legal counsel and financial advisor; and (4) take such other actions as the SUNS Special Committee may deem to be necessary or appropriate for the SUNS Special Committee to discharge its duties. The SUNS Board determined to proceed with the Mergers only if the SUNS Special Committee (a) determined that the Mergers are fair to, and in the best interests of, all SUNS Stockholders and that the interests of SUNS Stockholders will not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers and (b) recommended to the full SUNS Board that the SUNS Board declare the Merger advisable. The SUNS Special Committee was not obligated to recommend the Mergers or any agreements or arrangements proposed to be entered into by SUNS in connection with or relating to the Mergers to the SUNS Board and was authorized to determine, if the SUNS Special Committee deemed appropriate, that it was in the best interests of SUNS and SUNS Stockholders not to proceed with the Mergers. Mr. Wachter was appointed as chairman of the SUNS Special Committee.

After creation of the SLRC Special Committee and the SUNS Special Committee, representatives of Blank Rome LLP (“Blank Rome”) and Dechert LLP (“Dechert”) joined the meeting. The representatives of Blank Rome and Dechert introduced themselves to the SLRC Special Committee and SUNS Special Committee and discussed their respective experience with respect to mergers of Business Development Companies and representation of independent directors of Business Development Companies generally. Each of Blank Rome and Dechert also confirmed its independence from SLRC, SUNS and SCP based on the definition in Section 2(a)(19) of the Investment Company Act. The SLRC Special Committee then selected Blank Rome to act as independent legal counsel to the SLRC Special Committee in connection with its analysis and evaluation of the Mergers and proceeded to engage Blank Rome for such role. The SUNS Special Committee then selected Dechert to act as independent legal counsel to the SUNS Special Committee in connection with its analysis and evaluation of the Mergers and proceeded to engage Dechert for such role.

Representatives of SCP, Katten, Blank Rome and Dechert then discussed with the SLRC Special Committee and SUNS Special Committee options (and the expected costs) with respect to engaging financial advisors for the proposed Mergers. After discussion, each of the SLRC Special Committee and SUNS Special Committee determined to proceed with engaging a financial advisor to provide financial advisory services in connection with the potential Mergers, including rendering a fairness opinion if requested. After discussion among the SLRC Special Committee, SUNS Special Committee and representatives of SCP, Katten, Blank Rome and Dechert, the SLRC Special Committee and SUNS Special Committee directed SCP to coordinate with Blank Rome and Dechert on the scheduling of interviews with certain nationally recognized investment banks and valuation firms.

On September 3, 2021 and again on September 13, 2021, the SLRC Special Committee and SUNS Special Committee held joint special virtual meetings, with representatives of SCP, Katten, Blank Rome and Dechert also in attendance. At the September 3, 2021 meeting, representatives of Dechert first discussed with the SLRC Special Committee and the SUNS Special Committee the duties of the directors of each Board under Maryland law and considerations under the Investment Company Act, which were further documented in a written presentation from Dechert. On September 3, 2021 and again on September 13, 2021, the SLRC Special Committee and SUNS Special Committee then proceeded to interview a total of six nationally recognized investment banks and valuation firms as financial advisor candidates in connection with the Mergers. The SLRC Special Committee and SUNS Special Committee compared, among other things, their interviews of the financial advisor candidates and each financial advisor candidate’s experience with advising on (i) mergers and acquisitions generally and (ii) Business Development Company-specific mergers and acquisitions activity.

Following the interviews, the SLRC Special Committee and SUNS Special Committee engaged in a discussion with the representatives of SCP, Katten, Blank Rome and Dechert with respect to the qualifications and experience of each financial advisor candidate. The SLRC Special Committee and SUNS Special Committee discussed the differences in the proposed fees among the proposals by the prospective financial advisors. The SLRC Special Committee and SUNS Special Committee then met in a joint executive session without representatives of SCP and Katten present for further discussion. After evaluating the qualifications of the financial advisor candidates, including whether such candidates had relationships with SLRC, SUNS, and SCP and its affiliates, the SLRC Special Committee authorized the engagement of KBW as the financial advisor to the SLRC Special Committee. Similarly, after evaluating the qualifications of the financial advisor candidates, including whether such candidates had relationships with SUNS, SLRC, and SCP and its affiliates, the SUNS Special Committee authorized the engagement of Houlihan Lokey as the financial advisor to the SUNS Special Committee.

On October 8, 2021, the SLRC Special Committee approved the engagement letter with KBW, along with its related fees, by unanimous written consent. On October 11, 2021, the SUNS Special Committee approved the engagement letter with Houlihan Lokey, along with its related fees, by unanimous written consent.

On November 9, 2021, SCP confirmed to the SLRC Special Committee and the SUNS Special Committee that, effective upon the Closing, it has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points, resulting in an annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end through the Letter Agreement. SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end.

On November 9, 2021, Katten circulated an initial draft of the Merger Agreement to Blank Rome and Dechert. Between November 9, 2021 and November 24, 2021, Katten, Blank Rome and Dechert coordinated to prepare the Merger Agreement.

On November 21, 2021, the SLRC Special Committee held a special virtual meeting, at which representatives of each of SCP, Katten, Blank Rome and KBW were also present, to discuss the potential combination of SLRC and SUNS. Representatives of KBW reviewed and discussed certain strategic and financial implications of the potential transaction from SLRC’s perspective. Specifically, the representatives of KBW reviewed with the SLRC Special Committee information regarding the illustrative net investment income accretion to SLRC that SCP expected would result from the proposed Mergers, the pro forma liquidity and capital structure of SLRC following the Mergers, the annual base management fee rate reduction that SCP was proposing for the combined company, the potential benefits of increased scale of the combined company, the expected expense savings from the Mergers and the assumptions underlying the foregoing provided by SCP. After the meeting, the SLRC Special Committee, along with representatives of each of Blank Rome and KBW, met in executive session to discuss the information reviewed by KBW.

Later on November 21, 2021, the SUNS Special Committee held a special virtual meeting, at which representatives of each of SCP, Katten, Dechert and Houlihan Lokey were also present, to discuss Houlihan Lokey’s preliminary observations of the potential combination of SLRC and SUNS. Representatives of Houlihan Lokey provided a presentation on certain strategic and financial implications of the potential transaction from SUNS’s perspective, a copy of which was provided to the SUNS Special Committee prior to the meeting. Specifically, the representatives of Houlihan Lokey reviewed with the SUNS Special Committee key assumptions, the net investment income accretion to SLRC and anticipated net investment income accretion to SUNS that SCP expected would result from the proposed Mergers, the annual base management fee rate reduction that SCP was proposing for SLRC, the potential impacts from increased scale of the combined company and the expected expense savings from the Mergers. After the meeting, the SUNS Special Committee, along with representatives of each of Dechert and Houlihan Lokey, met in executive session to discuss Houlihan Lokey’s presentation in further detail.

On November 24, 2021, Katten circulated a draft of the Merger Agreement to the SLRC Special Committee and SUNS Special Committee.

Also on November 24, 2021, the SLRC Special Committee held a special virtual meeting at which representatives of each of SCP, Katten, Blank Rome and KBW were present. At the meeting, the representatives of KBW provided an update regarding the financial analyses it was performing with respect to the proposed transaction and its fairness opinion process, and a discussion ensued. The SUNS Special Committee then held a special virtual meeting at which representatives of each of SCP, Katten, Dechert and Houlihan Lokey were present. At the meeting, the representatives of Houlihan Lokey first provided an update regarding the financial analyses it was performing with respect to the proposed transaction and its fairness opinion process. In response to the request of the SUNS Special Committee, Houlihan Lokey provided supplemental information to the SUNS Special Committee in advance of the meeting regarding (i) further analysis of the impact of the proposed reduction of the annual base management fee rate at SLRC, (ii) trading multiples in previous affiliate mergers following announcement of the transaction and (iii) the pro forma ownership summary of the combined company. Houlihan Lokey discussed such supplemental information with the SUNS Special Committee at the meeting. Following the discussion, representatives of Houlihan Lokey left the meeting and representatives of Blank Rome joined the meeting. Representatives of Katten then summarized for the SLRC Special Committee and the SUNS Special Committee the proposed Merger Agreement that had been circulated to the members of the SLRC Special Committee and the SUNS Special Committee prior to the meeting. The representatives of Katten described the material terms of the proposed Merger Agreement. In addition, the representatives of Katten discussed the deal terms included in the draft Merger Agreement, including events of termination and termination fees, non-solicitation covenants and exceptions thereto and certain other structural terms. The members of the SLRC Special Committee and the SUNS Special Committee asked questions regarding the draft Merger Agreement and a general discussion ensued regarding the proposed Mergers and the draft Merger Agreement.

Between November 24, 2021 and November 29, 2021, Katten, Blank Rome and Dechert further coordinated to finalize the Merger Agreement.

On November 29, 2021, the SLRC Special Committee held a special virtual meeting at which representatives of each of SCP, Katten, Blank Rome and KBW were present. At the request of the SLRC Special Committee, representatives of KBW then reviewed and discussed the financial analyses performed by KBW with respect to SLRC, SUNS and the proposed Mergers on a preliminary basis and informed the SLRC Special Committee that they believed that, assuming no material changes to the proposed transaction and no other material developments, KBW would be in position to render its opinion concerning the Exchange Ratio in the Merger. Discusssion ensued and KBW responded to questions from the SLRC Special Committee.

Also on November 29, 2021, the SUNS Special Committee then held a special virtual meeting at which representatives of each of SCP, Katten, Dechert and Houlihan Lokey were present. At the request of the SUNS Special Committee, Houlihan Lokey then reviewed and discussed its preliminary financial analyses with respect to SLRC, SUNS and the proposed Mergers, including with respect to any updates since the prior meeting of the SUNS Special Committee. Discussion ensued and Houlihan Lokey responded to questions from the SUNS Special Committee. Following the discussion, representatives of SCP, Katten and Houlihan Lokey left the meeting. The members of the SUNS Special Committee then met in executive session with the representatives of Dechert, after which the representatives of Dechert left the meeting. The representatives of Blank Rome then rejoined the meeting, and the SLRC Special Committee then met in executive session with the representatives of Blank Rome.

Later on November 29, 2021, Katten circulated a revised draft of the Merger Agreement to Dechert and Blank Rome.

On November 30, 2021, Dechert provided additional comments on the draft Merger Agreement to Katten and Blank Rome confirmed it had no additional comments on the Merger Agreement. After addressing all additional comments, Katten then circulated the final draft of the Merger Agreement to the SLRC Special Committee and SUNS Special Committee.

Later on November 30, 2021, the SLRC Special Committee and SUNS Special Committee held a joint special virtual meeting, at which representatives of each of SCP, Katten, Blank Rome, KBW, Dechert and Houlihan Lokey were present. First, Houlihan Lokey reviewed and discussed with the SUNS Special Committee its financial analyses with respect to the proposed Mergers, including with respect to certain minor updates since the prior meeting of the SUNS Special Committee. Thereafter, at the request of the SUNS Special Committee, Houlihan Lokey orally rendered its opinion to the SUNS Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated November 30, 2021 addressed to the SUNS Special Committee for the use of the SUNS Special Committee and, as requested by the SUNS Special Committee, the use of the SUNS Board), as to, as of such date, the fairness, from a financial point of view, to the holders of SUNS Common Stock (other than the Excluded Holders) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. Following Houlihan Lokey’s presentation, the representatives of Houlihan Lokey left the meeting. Then, KBW reviewed and discussed with the SLRC Special Committee its financial presentation with respect to the proposed Mergers, including its financial analyses, and confirmed that there had been no updates to its financial analyses since the prior meeting of the SLRC Special Committee. KBW specifically referred to its written opinion dated November 30, 2021 to the SLRC Special Committee and the

SLRC Board that had been delivered prior to the meeting to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to SLRC. Following KBW’s presentation, the representatives of KBW left the meeting. Representatives of Katten then reviewed and discussed with the SLRC Special Committee and the SUNS Special Committee the final draft of the Merger Agreement and the proposed resolutions for approval, the timing of the announcement of the Mergers and the corresponding filings and public disclosure.

Following a discussion of the foregoing matters and other matters presented, the SLRC Special Committee (1) unanimously determined, and recommended that the SLRC Board determine, (a) that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of SLRC and the SLRC Stockholders and (b) that the interests of existing SLRC Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers, and (2) unanimously recommended that the SLRC Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers.

Subsequently, following a discussion of the foregoing matters and other matters presented, the SUNS Special Committee (1) unanimously determined, and recommended that the SUNS Board determine, (a) that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of SUNS and the SUNS Stockholders and (b) that the interests of existing SUNS Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers, and (2) unanimously recommended that the SUNS Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers.

Also on November 30, 2021, following completion of the meetings of both the SLRC Special Committee and the SUNS Special Committee, the SLRC Board and the SUNS Board held a special joint virtual meeting, with representatives of SCP, Katten, Blank Rome and Dechert also in attendance. Representatives of Katten discussed with the SLRC Board and the SUNS Board the proposed resolutions for approval. On the unanimous recommendation of the SLRC Special Committee, the SLRC Board, including all of the SLRC Independent Directors, unanimously (1) determined that (a) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are advisable, fair to and in the best interests of SLRC and SLRC Stockholders, and (b) that the interests of existing SLRC Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers, and (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers and the issuance of SLRC Common Stock pursuant to the Merger Agreement. The SLRC Board then directed that issuance of SLRC Common Stock pursuant to the Merger Agreement be submitted to SLRC Stockholders for approval and resolved to recommend that SLRC Stockholders vote to approve the same.

Following approval of the Merger Agreement by the SLRC Board, on the unanimous recommendation of the SUNS Special Committee, the SUNS Board, including all of the SUNS Independent Directors, unanimously (1) determined that (a) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are advisable, fair to and in the best interests of SUNS and SUNS Stockholders, and (b) that the interests of existing SUNS Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers, and (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers. The SUNS Board then directed that the Mergers be submitted to the SUNS Stockholders for approval and resolved to recommend that SUNS Stockholders vote to approve the Mergers.

On December 1, 2021, SLRC, SUNS, Merger Sub and SCP executed the Merger Agreement. Later on December 1, 2021, SLRC and SUNS issued a joint press release announcing the execution of the Merger Agreement. On December 2, 2021, SLRC and SUNS held a joint investor call to discuss the Mergers.

For more information concerning the terms and provisions of the Merger Agreement as negotiated by the parties, see “Description of the Merger Agreement” beginning on page 86 of this joint proxy statement/prospectus.

Reasons for the Mergers

SLRC

At various telephonic and virtual meetings, the SLRC Special Committee and the SLRC Board considered the approval of the Mergers and the Merger Agreement. In connection with their consideration, SCP provided the SLRC Special Committee and the SLRC Board with information regarding the proposed Mergers, SUNS and the anticipated effects of the Mergers on SLRC and SUNS Stockholders. During the process of reviewing the materials and information provided and considering the Mergers, the SLRC Special Committee and the SLRC Board consulted with Blank Rome, Katten, KBW and other advisors, as well as management of SCP. The SLRC Special Committee and the SLRC Board considered the nature and adequacy of the information provided, the terms of the Merger Agreement, their duties under state and federal law in considering and ultimately approving the Merger Agreement and the Mergers and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The SLRC Special Committee and the SLRC Board considered numerous factors, including the principal considerations described below, in connection with their consideration and approval of the Merger Agreement and the Mergers. On November 30, 2021, the SLRC Board and the SLRC Special Committee unanimously determined that the Mergers are in the best interests of SLRC and in the best interests of SLRC Stockholders, and that existing SLRC Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

In considering the Mergers, the SLRC Special Committee and the SLRC Board reviewed comparative information about SLRC and SUNS including, among other items: (1) their respective investment objectives, strategies, policies and restrictions and what changes, if any, would occur as a result of the Mergers; (2) their individual holdings, including, in particular, the holdings of SUNS that were not currently held by SLRC; (3) their existing leverage facilities; (4) their investment performance and financial results; (5) the level of past distributions and expenses and the anticipated effect of the Mergers on future SLRC net investment income, distributions and expenses; and (6) the U.S. federal income tax implications of the Mergers. In addition, the SLRC Special Committee and the SLRC Board reviewed comprehensive information regarding the anticipated benefits and possible risks to SLRC as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company. The SLRC Special Committee considered the potential financial impacts to SLRC as a result of the Mergers in consultation with KBW.

The SLRC Special Committee and the SLRC Board weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on SLRC and SLRC Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the SLRC Special Committee and the SLRC Board that assisted it in concluding that the Mergers are in the best interests of SLRC and SLRC Stockholders included, among others:

Expected Accretion to Net Investment Income. The SLRC Special Committee and the SLRC Board considered that the Mergers are expected to be accretive to net investment income in both the short-term and long-term. The SLRC Special Committee and the SLRC Board noted that SCP expects, in the short term, accretion to net investment income to be delivered primarily by the reduction of the annual base management fee rate payable by SLRC to SCP and, over the long term, that expense savings, including the elimination of duplicative expenses, reduced annual base management fee rate and interest expenses savings resulting from more efficient debt financing, will drive net investment income growth.

Greater Portfolio Diversification. The SLRC Special Committee and the SLRC Board considered that the combination of SLRC’s and SUNS’s portfolios will lead to enhanced diversification through seamless integration of the portfolios. The SLRC Special Committee and the SLRC Board noted that greater portfolio diversification could be achieved through a larger portfolio size and more individual borrowers. The combined company would have had over $2.0 billion of assets invested in more than 125 portfolio companies as of September 30, 2021. The combined investment portfolio would have been composed of approximately 65% senior secured loans and approximately 35% equity of which over 98% is invested in commercial finance companies which lend and/or lease on a senior secured first lien basis as of September 30, 2021. Investments on non-accrual would have been low at 1.5% of the combined portfolio at fair value as of September 30, 2021.

Expected Greater Access to Debt Capital. The SLRC Special Committee and the SLRC Board discussed how the larger scale of the combined company may improve SLRC’s access to the unsecured debt market compared to what SLRC would be expected to obtain without the scale provided by the Mergers. The SLRC Special Committee and the SLRC Board noted that unsecured debt can offer advantages over traditional bank credit facilities, including longer terms, fewer covenants and, since unsecured debt does not require SLRC to pledge assets as collateral, greater flexibility in times of market volatility. The SLRC Special Committee and the SLRC Board noted that the Mergers would better facilitate maintaining leverage within SLRC’s target levels as compared to a direct equity raise (including a rights offering) or the acquisition of a portfolio of loans from a third party.

Expanded Commercial Finance Investment Opportunities. The SLRC Special Committee and the SLRC Board discussed how the larger scale of the combined company may improve SLRC’s ability to make additional commercial finance investments and gain indirect exposure to new asset classes. Further, the SLRC Special Committee and the SLRC Board considered that the combined company would have the potential to create synergies between existing and possible commercial finance investments and provide greater diversification of niche lending strategies. The SLRC Special Committee and the SLRC Board also considered that combining SLRC’s and SUNS’s commercial finance investment strategies into one combined company will provide a more cohesive organizational structure and increased collaboration that may make it easier for the combined company or its portfolio companies to acquire loan portfolios during times of market dislocation.

Increased Scale, Increased Analyst Coverage and Improved Secondary Market Liquidity. The SLRC Special Committee and the SLRC Board considered scale and liquidity advantages expected to accrue to the combined company as a result of its larger size. The SLRC Special Committee and the SLRC Board considered that larger Business Development Companies tend to have higher average daily trading volumes, which would give existing SLRC Stockholders more flexibility to manage their investments and would be expected to attract new investors, including institutional investors, seeking a more liquid stock than SLRC provides on a standalone basis. The SLRC Special Committee and the SLRC Board also considered that larger Business Development Companies generally have broader coverage by equity research analysts, which is also expected to expand the potential stockholder base of the combined company. The SLRC Special Committee and the SLRC Board noted that increased interest in SLRC Common Stock by a larger number of potential stockholders could result in increased trading volumes and higher trading prices, which could provide greater flexibility and opportunity to raise additional equity capital in the future.

Acquisition of a Known, Diversified Portfolio. The SLRC Special Committee and the SLRC Board considered that the significant overlap of SUNS’s investments with those of SLRC (approximately 29% of the combined portfolio consists of previously overlapping SLRC and SUNS investments on a fair value basis as of September 30, 2021) and SCP’s familiarity with the investments held by SUNS would result in a more straightforward and faster integration of the portfolio into SLRC’s than a portfolio of a third party. The SLRC Special Committee and the SLRC Board also considered the advantages to SLRC of immediately acquiring known, income-producing assets already diligenced and managed by SCP as opposed to the process of raising incremental capital in follow-on equity or rights offerings, and suffering lower returns until such capital is invested in income producing assets consistent with SCP’s underwriting standards. The SLRC Special Committee and the SLRC Board also considers that execution and integration risk could be lower as compared to a merger with an unaffiliated entity.

No Dilution. The SLRC Special Committee and the SLRC Board considered that the Exchange Ratio (and thus the number of shares of SLRC Common Stock to be issued to SUNS Stockholders pursuant to the Merger

Agreement) will be determined on a NAV-for-NAV basis (determined shortly before the Closing Date on the basis of methodologies that were considered and approved by the Boards) and therefore the interests of the SLRC Stockholders will not be diluted for purposes of Rule 17a-8 under the Investment Company Act as a result of the Mergers.

Potential for Operational Synergies via the Elimination of Duplicative Expenses. The SLRC Special Committee and the SLRC Board also considered that, as a result of the Mergers, certain duplicative professional services and other corporate expenses would be eliminated, which would reduce the potential expenses of the combined company as compared to the aggregate expenses of SLRC and SUNS on a standalone basis. The SLRC Special Committee and the SLRC Board noted that, although certain one-time costs would be borne by SLRC Stockholders in connection with the Mergers, such costs would be at least partially offset by the reduction of the annual base management fee rate payable by SLRC to SCP and operating expenses synergies.

Tax Consequences of the Mergers. The SLRC Special Committee and the SLRC Board considered that the Mergers are expected to be treated as a tax-free reorganization for U.S. federal income tax purposes and SLRC Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

Opinion of KBW, Financial Advisor to the SLRC Special Committee. The SLRC Special Committee considered the financial presentation, dated November 30, 2021, of KBW and the opinion, dated November 30, 2021, of KBW to the SLRC Special Committee and, as requested by the SLRC Special Committee, the SLRC Board, as to the fairness, from a financial point of view and as of the date of the opinion, to SLRC of the Exchange Ratio in the Merger, as more fully described below in the section entitled “ — Opinion of the Financial Advisor to the SLRC Special Committee.”

Other Considerations. The SLRC Special Committee and the SLRC Board noted that the Mergers are not expected to affect the ability of SLRC to comply with its regulatory obligations, including its ability to continue to operate in compliance with the asset coverage requirements set forth in the Investment Company Act and to pay dividends required of RICs.

In the course of its deliberations, the SLRC Board and the SLRC Special Committee also considered a variety of risks and other potentially negative factors that could cause the Mergers not to close or the anticipated benefits of the Mergers not to be realized, including the following (which are not in any relative order of importance):

•	Failure to Close. The Mergers may not be completed or that completion may be delayed for reasons beyond the control of SLRC or SUNS.

•	Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect SLRC’s business.

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Restrictions on Conduct of Business. The restrictions on the conduct of SLRC’s business prior to completion of the Mergers, requiring SLRC to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent SLRC from undertaking certain business opportunities that may arise pending completion of the Mergers.

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Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of SLRC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued.

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Fees Associated with the Mergers. Except certain limited expenses that will be split equally with SUNS, SLRC will be responsible for the expenses incurred by SLRC in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement, whether or not the Mergers are ultimately consummated.

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Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from SLRC’s business.

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Other Risks. There are various other risks associated with the Mergers and the business of SLRC and the combined company described in the section entitled “Risk Factors” beginning on page 30 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 41.

This discussion of the information and factors that the SLRC Special Committee and the SLRC Board considered in making their decisions is not intended to be exhaustive but includes the material benefits, risks and other factors considered by the SLRC Special Committee and the SLRC Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the SLRC Board and the SLRC Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the SLRC Special Committee and the SLRC Board may have given different weights to different factors.

The SLRC Special Committee consulted with KBW, as its financial advisor, in connection with its evaluation of the financial terms of the Mergers. In addition, the SLRC Special Committee relied on its legal advisor for legal analysis in connection with the transactions contemplated by the Merger Agreement, including the Mergers.

The SLRC Special Committee and, upon the unanimous recommendation of the SLRC Special Committee, the SLRC Board considered all of these factors and others as a whole and, on balance, determined the Mergers to be in the best interests of SLRC and SLRC Stockholders and unanimously approved the Mergers and the Merger Agreement.

SUNS

At various telephonic and virtual meetings, the SUNS Special Committee and the SUNS Board considered the approval of the Merger Agreement. In connection with their consideration, SCP provided the SUNS Special Committee and the SUNS Board with information regarding the proposed Mergers, SLRC and the anticipated effects of the Mergers on SUNS and SUNS Stockholders. Throughout the process of reviewing the materials and information provided and considering the Mergers, the SUNS Special Committee and the SUNS Board consulted with Katten, Dechert, Houlihan Lokey and other advisors, as well as management of SCP. The SUNS Special Committee and the SUNS Board considered the nature and adequacy of the information provided, the terms of the Merger Agreement, their duties under state and federal law in considering and ultimately approving the Merger Agreement and the Mergers and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The SUNS Special Committee and the SUNS Board considered numerous factors, including the principal considerations described below, in connection with their consideration and approval of the Merger Agreement and the Mergers. On November 30, 2021, the SUNS Board and the SUNS Special Committee unanimously determined that the Mergers are in the best interests of SUNS and in the best interests of SUNS Stockholders, and that existing SUNS Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

In considering the Mergers, the SUNS Special Committee and the SUNS Board reviewed comparative information about SUNS and SLRC including, among other items: (1) their respective investment objectives, strategies, policies and restrictions and what changes would occur as a result of the Mergers; (2) information regarding how their holdings differ, and the relative risks of the respective portfolios; (3) their existing leverage facilities; (4) their short-term and long-term investment performance history and financial results; (5) the level of past distributions and expenses and the anticipated effect of the Mergers on future net investment income, distributions and expenses; and (6) the U.S. federal income tax implications of the Mergers. In addition, the SUNS Special Committee and the SUNS Board reviewed comprehensive information regarding the anticipated benefits and possible risks to SUNS and SUNS Stockholders as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company. With respect to the potential impacts to SUNS and SUNS Stockholders as a result of the Mergers, the SUNS Special Committee also considered certain financial analysis prepared for the SUNS Special Committee by Houlihan Lokey, the financial advisor engaged by the SUNS Special Committee.

The SUNS Special Committee and the SUNS Board weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on SUNS and SUNS Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the SUNS Special Committee and the SUNS Board that assisted it in concluding that the Mergers are in the best interests of SUNS and SUNS Stockholders included, among others:

Expected Accretion to Net Investment Income. The SUNS Special Committee and the SUNS Board considered that the Mergers are expected to be accretive to net investment income in both the short-term and long-term. The SUNS Special Committee and the SUNS Board noted that SCP expects, in the short term, accretion to net investment income to be delivered primarily by the reduction of the annual base management fee rate payable by SLRC to SCP and, over the long term, that expense savings, including the elimination of duplicative expenses, reduced annual base management fee rate and interest expenses savings resulting from more efficient debt financing, will drive net investment income growth.

Expected Dividend Accretion. The SUNS Special Committee and the SUNS Board considered that the Mergers would be accretive to dividends received by SUNS Stockholders in both the short-term and long-term, as SUNS Stockholders would benefit from the higher yielding assets currently in the SLRC portfolio.

Increased Portfolio Yield. The SUNS Special Committee and the SUNS Board considered that, as of September 30, 2021, the weighted average yield on debt investments in SLRC’s and SUNS’s portfolio was 8.7% and 6.9%, respectively, and that as a result of the Mergers, SUNS Stockholders would be invested in an entity with a higher weighted average portfolio yield.

Exposure to SLRC’s Investment Strategies. The SUNS Special Committee and the SUNS Board considered that, as a result of the Mergers, SUNS Stockholders will have exposure to the investment strategies of the commercial finance companies in which SLRC has made equity investments, including Crystal, NEF Holdings and Kingsbridge.

Expected Greater Access to Debt Capital. The SUNS Special Committee and the SUNS Board considered how SLRC’s investment grade credit rating would allow the combined company to access the unsecured institutional debt market. The SUNS Board noted that unsecured debt can offer advantages over bank credit facilities currently utilized by SUNS including longer terms, fewer covenants and, since unsecured debt does not require pledging assets as collateral, greater flexibility in times of market volatility.

Expanded Commercial Finance Investment Opportunities. The SUNS Special Committee and the SUNS Board discussed how the larger scale of the combined company may improve its ability to make additional commercial finance investments and gain indirect exposure to new asset classes. Further, the SUNS Special Committee and the SUNS Board considered that the combined company would have the potential to create synergies between existing and possible commercial finance investments and provide greater diversification of niche lending strategies. The SUNS Special Committee and the SUNS Board also considered that combining SLRC’s and SUNS’s commercial finance investment strategies into one combined company will provide a more cohesive organizational structure and increased collaboration that may make it easier for the combined company or its portfolio companies to acquire loan portfolios during times of market dislocation.

Increased Equity Coverage and Improved Secondary Market Liquidity. In the Mergers, SUNS Stockholders will receive SLRC Common Stock and the assets of SUNS will be incorporated into SLRC, increasing SLRC’s market capitalization and NAV. The SUNS Special Committee and the SUNS Board considered that larger Business Development Companies tend to have higher average daily trading volumes, which would give existing

SUNS Stockholders more flexibility to manage their investments and would be expected to attract new investors, including institutional investors, seeking a more liquid stock than either company provides on a standalone basis. The SUNS Board and the SUNS Special Committee noted that, as a standalone company, SUNS is only followed by three equity research analysts and would benefit from the additional research coverage received by SLRC (which is currently covered by eight equity research analysts). They further noted that SLRC’s increased size as a result of the Mergers could result in additional market coverage of SLRC by analysts and, potentially, an increased focus by current and potential investors on the combined company. The SUNS Special Committee and the SUNS Board noted that increased interest in SLRC Common Stock by a larger number of potential stockholders could result in increased trading volumes and higher trading prices, which could provide greater flexibility for the combined company to raise additional equity capital in the future.

Continuity of SCP and the Management Team. The SUNS Special Committee and the SUNS Board considered that the combined company would have the same investment adviser and management team that have already been considered and approved by the SUNS Board. The SUNS Special Committee and the SUNS Board considered that, because there would be no change in the investment adviser, the combined entity and the SUNS Stockholders would be expected to receive the same nature, quality and extent of services from SCP that they are currently receiving and would continue to benefit from the experience and expertise of its current management team, including familiarity with the investment portfolio.

Ease of Portfolio Integration. The SUNS Special Committee and the SUNS Board considered that the significant overlap of SUNS’s investments with those of SLRC (approximately 29% of the combined portfolio consists of previously overlapping SLRC and SUNS investments on a fair value basis as of September 30, 2021) and SCP’s familiarity with the investments held by SUNS would result in a more straightforward and faster integration of SUNS’s portfolio into that of SLRC than into a portfolio of an unaffiliated acquirer with reduced execution risk. The SUNS Special Committee and the SUNS Board also considered the larger portfolio size and increased number of individual borrowers of the combined entity.

Potential for Operational Synergies via the Elimination of Duplicative Expenses. The SUNS Special Committee and the SUNS Board also considered that, as a result of the Mergers, certain duplicative professional services and other corporate expenses would be eliminated, which would reduce the potential expenses of the combined company as compared to the aggregate expenses of SLRC and SUNS on a standalone basis. The SUNS Special Committee and the SUNS Board noted that, although certain one-time costs would be borne by SUNS Stockholders in connection with the Mergers and that SUNS Stockholders will generally be paying higher fees as SLRC Stockholders, such costs would be at least partially offset by operating expense synergies and the permanent reduction of SLRC’s annual base management fee.

Tax Consequences of the Mergers. The SUNS Special Committee and the SUNS Board considered that the Mergers are expected to be treated as a tax-free reorganization for U.S. federal income tax purposes and SUNS Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of SUNS Common Stock for shares of SLRC Common Stock pursuant to the Mergers, except with respect to cash received in lieu of fractional shares of SLRC Common Stock.

Opinion of Houlihan Lokey, Financial Advisor to the SUNS Special Committee. The SUNS Special Committee considered the financial analysis reviewed by Houlihan Lokey with the SUNS Special Committee as well as the oral opinion of Houlihan Lokey rendered to the SUNS Special Committee on November 30, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated November 30, 2021 addressed to the SUNS Special Committee for the use of the SUNS Special Committee and, as requested by the SUNS Special Committee, the SUNS Board), as to, as of November 30, 2021, the fairness, from a financial point of view, to the holders of SUNS Common Stock (other than the Excluded Holders) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, as more fully described below in the section entitled “ — Opinion of the Financial Advisor to the SUNS Special Committee.”

Other Considerations. In the course of its deliberations, the SUNS Board and the SUNS Special Committee also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	Failure to Close. It is possible that the Mergers may not be completed or that completion may be delayed for reasons beyond the control of SLRC or SUNS.

•	Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect SUNS’s business.

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Restrictions on Conduct of Business. The restrictions on the conduct of SUNS’s business prior to completion of the Mergers, requiring SUNS to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent SUNS from undertaking business opportunities that may arise pending completion of the Mergers.

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Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of SUNS to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued.

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Fees Associated with the Mergers. Except certain limited expenses that will be split equally with SLRC, SUNS will be responsible for the expenses incurred by SUNS in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement, whether or not the Mergers are ultimately consummated.

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Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from the combined company’s business.

•

Change in Investment Strategy. While there is significant overlap in the investment strategies and portfolio of SLRC and SUNS, certain SUNS Stockholders may prefer exposure to the investment strategy and portfolio of SUNS. SLRC and SUNS have substantially similar risks as each focuses on making debt investments in middle-market companies. Both SLRC and SUNS have exposure to the commercial finance companies in which they have made equity investments.

•

Higher Base Management Fee and Potentially Higher Incentive Fee. Even though SCP has voluntarily agreed to a permanent reduction of the annual base management fee rate by 25 basis points payable by SLRC to SCP effective upon the Closing, the base management fee payable by SLRC to SCP after the consummation of the Mergers will still be more favorable to SCP than the base management fee currently payable by SUNS to SCP, and as a result, SUNS Stockholders will bear the costs of higher base management fees if the Mergers are consummated. Specifically, if the Mergers are consummated, SLRC would pay to SCP a base management fee of 1.50% on gross assets up to 200% of SLRC’s total net assets and 1.00% on gross assets that exceed 200% of SLRC’s total net assets. However, under the SUNS Investment Advisory Agreement, SUNS currently pays to SCP a base management fee of 1.00% of SUNS’s gross assets. In addition, the incentive fee payable by SLRC to SCP after the Closing could be more favorable to SCP than the incentive fee payable by SUNS to SCP. Specifically, under the SLRC Investment Advisory Agreement, SLRC pays to SCP 100% of its pre-incentive fee net investment income that exceeds a 1.75% quarterly hurdle (7.0% annualized) up to 2.1875% quarterly (8.75% annualized) (the “catch-up”) and then 20% of its pre-incentive fee net investment income thereafter. SUNS, under the SUNS Investment Advisory Agreement, pays to SCP 50% of its pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the 1.75% quarterly hurdle (7.0% annualized) but is less than 2.9167% (11.67% annualized) in any calendar quarter and then 20% of the amount of pre-incentive fee net investment income, if any, that exceeds 2.9167% in any calendar quarter (11.67% annualized).

•

Other Risks. There are various other risks associated with the Mergers and the business of SUNS and the combined company described in the section entitled “Risk Factors” beginning on page 30 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 41.

This discussion of the information and factors that the SUNS Special Committee and the SUNS Board considered in making their decisions is not intended to be exhaustive, but includes the material benefits, risks and other factors considered by the SUNS Special Committee and the SUNS Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the SUNS Board and the SUNS Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the SUNS Special Committee and the SUNS Board may have given different weights to different factors.

The SUNS Special Committee consulted with Houlihan Lokey, as its financial advisor, for analysis of the financial terms of the Mergers. In addition, the SUNS Special Committee relied on its legal advisor for legal analysis in connection with the transactions contemplated by the Merger Agreement, including the Mergers.

The SUNS Special Committee and, upon the unanimous recommendation of the SUNS Special Committee, the SUNS Board considered all of these factors and others as a whole and, on balance, determined the Mergers to be in the best interests of SUNS and SUNS Stockholders and unanimously approved the Mergers and the Merger Agreement.

SLRC Board Recommendation

The SLRC Board, upon recommendation of the SLRC Special Committee, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, and the proposed issuance of SLRC Common Stock in connection with the Merger, and directed that the proposed issuance of SLRC Common Stock in connection with the Mergers be submitted to the SLRC Stockholders for approval at the SLRC Special Meeting. The SLRC Board unanimously recommends that SLRC Stockholders vote “FOR” the Merger Stock Issuance Proposal.

SUNS Board Recommendation

The SUNS Board, upon recommendation of the SUNS Special Committee, has unanimously approved the Merger Agreement, declared the Mergers and the related transactions advisable, and directed that the Merger be submitted to the SUNS Stockholders for approval at the SUNS Special Meeting. The SUNS Board unanimously recommends that SUNS Stockholders vote “FOR” the Merger Proposal.

Certain Prospective Financial Information Provided by SCP

Neither SLRC nor SUNS (or SCP on their behalf), as a matter of course, makes public long-term projections as to their respective future investment income, net investment income or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, SCP prepared certain unaudited forecasted financial information, which was made available to the SLRC Special Committee, the SUNS Special Committee, the SLRC Board and the SUNS Board in connection with their evaluation of the proposed Mergers and to KBW and Houlihan Lokey who were authorized and directed to use and rely upon such information for purposes of the financial analyses performed in connection with their respective opinions. The prospective financial information contained in this joint proxy statement/prospectus was prepared for internal use and not with a view to public disclosure and is being included in this joint proxy statement/prospectus only because the prospective financial information was provided to the SLRC Special Committee and SUNS Special Committee in connection with their evaluation of the proposed Mergers. The summary of the projections and prospective financial information included in this joint proxy statement/prospectus are not being provided to influence the decision of SLRC Stockholders to vote for the Merger Stock Issuance Proposal or SUNS Stockholders to vote for the Merger Proposal.

The prospective financial information was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information does not purport to present operations in accordance with U.S. generally accepted accounting principles, and SLRC’s and SUNS’s registered public accounting firms have not examined, compiled or otherwise applied procedures to the prospective financial information and accordingly assume no responsibility for such information.

The prospective financial information provided by SCP on behalf of SLRC and SUNS, as applicable, was based solely on the information available to SCP at that time. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results, and the forecasts should not be relied upon as such. None of SLRC, SUNS, SCP or any other person makes any representation to any security holders regarding the ultimate performance of SLRC or SUNS, as applicable, compared to the prospective financial information set forth in this joint proxy statement/prospectus.

The prospective financial information is not fact and reflects numerous assumptions and estimates as to future events made by SCP of SLRC or SUNS, as applicable, that were believed to be reasonable at the time the prospective financial information was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to the businesses of SLRC and SUNS, all of which are difficult to predict and many of which are beyond the control of SLRC and SUNS. Other persons attempting to project the future results of SLRC and SUNS will make their own assumptions that could result in projections materially different than those presented in this joint proxy statement/prospectus. In addition, the prospective financial information does not take into account any circumstances or events occurring after the date that they were prepared. Further, the prospective financial information does not take into account the effect of any failure to occur of the Mergers. Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results could vary significantly from those reflected in the prospective financial information.

Neither SLRC nor SUNS intends to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. The projections and prospective financial information in this joint proxy statement/prospectus are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Standalone Projections

The following is a summary of the standalone forecasts. The standalone forecasts were prepared by SCP’s management based solely on the information available to SCP’s management at that time. The standalone forecasts were finalized in November 2021.

Values in millions except per share data.

SLRC Projections

	12/31/21	12/31/22	12/31/23	12/31/24	12/31/25
Estimated Net Investment Income	$60.93	$65.37	$69.92	$70.44	$70.44
Estimated Net Investment Income Per Share	$1.442	$1.547	$1.655	$1.667	$1.667

SUNS Projections

	12/31/21	12/31/22	12/31/23	12/31/24	12/31/25
Estimated Net Investment Income	$14.82	$18.30	$20.67	$21.25	$21.25
Estimated Net Investment Income Per Share	$0.923	$1.140	$1.288	$1.324	$1.324

Pro Forma Projections

SCP made available the following information with respect to the combined company on a pro forma basis giving effect to the Mergers and the anticipated permanent reduction of the annual base management fee rate by

25 basis points, resulting in an of the annual base management fee rate payable by SLRC to SCP of 1.50% on gross assets up to 200% of SLRC’s total net assets as of the immediately preceding quarter end (SLRC will retain the contractual annual base management fee rate payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets as of the immediately preceding quarter end) assuming the Mergers had closed on September 30, 2021:

	12/31/22	12/31/23	12/31/24	12/31/25
Estimated Net Investment Income	$90.06	$102.25	$103.05	$103.31
Estimated Net Investment Income Per Share	$1.645	$1.867	$1.882	$1.887

Opinion of the Financial Advisor to the SLRC Special Committee

The SLRC Special Committee engaged KBW to render financial advisory and investment banking services to the SLRC Special Committee, including an opinion to the SLRC Special Committee and, as requested by the SLRC Special Committee, the SLRC Board, as to the fairness, from a financial point of view, to SLRC of the Exchange Ratio in the proposed Merger. The SLRC Special Committee selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Mergers. As part of its investment banking business, KBW is regularly engaged in the valuation of Business Development Company securities in connection with mergers and acquisitions.

As part of its engagement, KBW rendered an opinion, dated November 30, 2021, to the SLRC Special Committee and the SLRC Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to SLRC.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the SLRC Special Committee (in its capacity as such) and, as requested by the SLRC Special Committee, the SLRC Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the Merger to SLRC. It did not address the underlying business decision of SLRC to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the SLRC Special Committee or the SLRC Board in connection with the Mergers, and it does not constitute a recommendation to any holder of SLRC Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Mergers or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Mergers or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In order to calculate an assumed Exchange Ratio for purposes of KBW’s analysis and opinion, at the direction of SLRC and without independent verification, KBW relied upon and utilized the respective net asset values of SLRC and SUNS, as publicly reported as of September 30, 2021 and provided to KBW by SLRC and SUNS, and as adjusted (as directed by SLRC) for the estimated expenses of the Mergers provided to KBW by SLRC and SUNS, which resulted in an assumed Exchange Ratio of 0.7763x, calculated to four decimal places.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SLRC and SUNS and bearing upon the Mergers, including, among other things:

•	a draft of the Merger Agreement, dated November 24, 2021 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of SLRC;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 of SLRC;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of SUNS;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 of SUNS;

•	certain other interim reports and other communications of SLRC and SUNS to their respective stockholders; and

•

other financial information concerning the respective businesses and operations of SLRC and SUNS furnished to KBW by SLRC and SUNS or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of SLRC and SUNS;

•	the assets and liabilities of SLRC and SUNS;

•	the nature and terms of certain other merger transactions and business combinations in the Business Development Company industry;

•	a comparison of certain financial and stock market information of SLRC and SUNS with similar information for certain other companies the securities of which are publicly traded;

•

financial and operating forecasts and projections of SLRC and SUNS that were prepared by SCP’s management (which acts as management of both SLRC and SUNS), provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of SLRC and with the consent of the SLRC Special Committee;

•

certain publicly available consensus “street estimates” of SLRC and SUNS for 2022, all of which information was discussed with KBW by SCP’s management and used and relied upon by KBW based on such discussions, at the direction of SLRC and with the consent of the SLRC Special Committee; and

•

estimates regarding certain pro forma financial effects of the Mergers on SLRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Mergers) that were prepared by SCP’s management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of SLRC and with the consent of the SLRC Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the Business Development Company industry generally. KBW also participated in discussions with SCP’s management regarding the past and current business operations, regulatory relations, financial condition and future prospects of SLRC and SUNS and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon SCP’s management, with the consent of SLRC and the SLRC Special Committee, as to the reasonableness and achievability of the financial and operating forecasts and projections of SLRC and SUNS, the publicly available consensus “street estimates” of SLRC and SUNS for 2022, and the estimates regarding certain pro forma financial effects of the Mergers on SLRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Mergers), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the SLRC and SUNS “street estimates” referred to above that such estimates were reasonable estimates generally consistent with, the best currently available estimates and judgments of SCP’s management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.

It is understood that the foregoing financial information of SLRC and SUNS that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of SLRC and SUNS referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with SCP’s management, and with the consent of SLRC and the SLRC Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on SLRC and SUNS. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SLRC or SUNS since the date of the last financial statements of each such entity that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SLRC or SUNS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of SLRC or SUNS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

the Mergers and any related transactions would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of SUNS Common Stock;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Mergers or any related transactions and all conditions to the completion of the Mergers and any related transactions would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Mergers and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of SLRC, SUNS or the combined company, or the contemplated benefits of the Mergers, including without limitation the cost savings and related expenses expected to result or be derived from the Mergers.

KBW assumed that the Mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of SLRC that SLRC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SLRC, Merger Sub, SUNS, the Mergers and any related transactions, and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the Exchange Ratio in the Merger to SLRC. KBW expressed no view or opinion as to any other terms or aspects of the Mergers or any term or aspect of any related transactions (including the entry into the Letter Agreement, the termination of the SUNS Administration Agreement and the termination of the SUNS Investment Advisory Agreement), including without limitation, the form or structure of the Mergers or any such related transactions, any consequences of the Mergers or any related transactions to SLRC, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Mergers, any such related transactions, or otherwise. KBW’s opinion was necessarily based upon conditions as they exist and can be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW expressed no view or opinion as to any changes to the SUNS Per Share NAV or the SLRC Per Share NAV after the date of the opinion from the respective amounts thereof that KBW was directed to assume for purposes of its analyses and the opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of SLRC to engage in the Mergers or enter into the Merger Agreement;

•	the relative merits of the Mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by SLRC, the SLRC Board or the SLRC Special Committee;

•

any business, operational or other plans with respect to SUNS or the pro forma entity that may be currently contemplated by SLRC, the SLRC Board or the SLRC Special Committee or that may be implemented by SLRC, the SLRC Board or the SLRC Special Committee subsequent to the closing of the Mergers;

•	any fees payable by SLRC to SCP for investment advisory and management services or the reduction of the annual base management fee payable by SLRC to SCP resulting from the Letter Agreement;

•

the fairness of the amount or nature of any compensation to any of SLRC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SLRC Common Stock or relative to the Exchange Ratio;

•

the effect of the Mergers or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of SLRC, Merger Sub, SUNS or any other party to any transactions contemplated by the Merger Agreement;

•	the actual value of SLRC Common Stock to be issued in connection with the Mergers;

•

the prices, trading range or volume at which SLRC Common Stock or SUNS Common Stock would trade following the public announcement of the Mergers or the prices, trading range or volume at which SLRC Common Stock would trade following the consummation of the Mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the Mergers or any other transactions contemplated by the Merger Agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to SLRC, Merger Sub, SUNS, any of their respective stockholders, or relating to or arising out of or as a consequence of the Mergers or any other related transactions, including whether or not the Mergers would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, SLRC and SUNS. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the SLRC Special Committee in making its determination to recommend the approval by the SLRC Board of the Merger Agreement and the Mergers and by the SLRC Board in making its determination to approve the Merger Agreement and the Mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the SLRC Special Committee or the SLRC Board with respect to the fairness of the Exchange Ratio. The type and amount of consideration payable in the Mergers were determined through negotiation between SLRC and SUNS and the decision of SLRC to enter into the Merger Agreement was solely that of the SLRC Special Committee and the SLRC Board.

The following is a summary of the material financial analyses presented by KBW to the SLRC Special Committee and the SLRC Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the SLRC Special Committee and the SLRC Board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Value for the Proposed Transaction. KBW calculated an implied transaction value for the proposed transaction of $14.92 per outstanding share of SUNS Common Stock based on the assumed 0.7763x Exchange Ratio and the closing price of SLRC Common Stock on November 26, 2021. This implied transaction value for the proposed Mergers was used to calculate implied transaction multiples and those multiples were compared to the ranges of multiples found in the financial analyses described below. This implied transaction value for the proposed Mergers was also compared to the ranges of implied value per share of SUNS Common Stock in the financial analyses described below.

Selected Companies Analysis. Using publicly available information, KBW compared, among other things, the market performance of SUNS to 33 selected publicly traded, externally managed Business Development Companies with market capitalizations greater than $200 million, including SLRC. Growth/total return Business Development Companies were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of market capitalization):

Ares Capital Corporation	TriplePoint Venture Growth BDC Corp.
FS KKR Capital Corp.	Crescent Capital BDC, Inc.
Blackstone Secured Lending Fund	Gladstone Investment Corporation
Owl Rock Capital Corporation	Runway Growth Finance Corp.
Prospect Capital Corporation	PennantPark Floating Rate Capital Ltd.
Golub Capital BDC, Inc.	PennantPark Investment Corporation
Goldman Sachs BDC, Inc.	Fidus Investment Corporation
Sixth Street Specialty Lending, Inc.	Gladstone Capital Corporation
Oaktree Specialty Lending Corporation	WhiteHorse Finance, Inc.
New Mountain Finance Corporation	Horizon Technology Finance Corporation
Bain Capital Specialty Finance, Inc.	Saratoga Investment Corp.
Apollo Investment Corporation	BlackRock Capital Investment Corporation
SLR Investment Corp.	Stellus Capital Investment Corporation
BlackRock TCP Capital Corp.	Monroe Capital Corporation
CION Investment Corporation	Portman Ridge Finance Corporation
TCG BDC, Inc.	Oxford Square Capital Corp.
Barings BDC, Inc.

To perform this analysis, KBW used market price information as of November 26, 2021 and reported NAV per share data as of the end of the most recent completed quarterly period available (which in the case of SUNS and SLRC was September 30, 2021). KBW also used most recent quarter annualized (“MRQ annualized”) net investment income per share (“NII”) for SUNS, SLRC and the selected companies and calendar years 2021 and 2022 normalized earnings per share estimates (“EPS”) taken from consensus “street estimates” of SUNS, SLRC and the selected companies.

KBW’s analysis showed the following concerning the market performance of SUNS, SLRC and the selected companies including SLRC (excluding the impact of the MRQ annualized NII and normalized calendar year 2021 EPS multiples for one of the selected companies, which multiples were considered to be not meaningful), as well as certain corresponding implied transaction multiples for the proposed Mergers based on the implied transaction value for the proposed transaction of $14.92 per outstanding share of SUNS Common Stock and using historical financial information for SUNS as of and for the three-month period (annualized) ended September 30, 2021:

Selected Companies — Market Capitalization Greater than $200 Million
	SUNS	SLRC	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV per share	0.98x	0.95x	0.95x	0.71x	0.88x	1.00x	0.97x	1.03x	1.45x
Price / MRQ annualized NII	16.7x	13.5x	16.1x	4.1x	10.1x	11.7x	10.8x	13.3x	21.5x
Price / Norm. CY2021 EPS	16.6x	13.1x		4.9x	10.6x	11.6x	11.4x	12.7x	16.8x
Price / Norm. CY2022 EPS	13.8x(1)	12.1x		7.3x	10.8x	11.4x	11.2x	11.9x	18.4x

(1)	Based on financial and operating forecasts and projections of SUNS that were provided by SCP’s management, the price-to-estimated 2022 EPS multiple for SUNS would be 13.5x.

KBW then applied a range of price-to-NAV per share multiples of 0.88x to 1.03x derived from the 25th percentile and 75th percentile multiples of the selected companies to the September 30, 2021 NAV per share of SUNS, a range of price-to-MRQ annualized NII multiples of 10.1x to 13.3x derived from the 25th percentile and 75th percentile multiples of the selected companies to the NII per share of SUNS for the three-month period ended September 30, 2021 annualized, and a range of price-to-estimated normalized calendar year 2022 EPS multiples of 10.8x to 11.9x derived from the 25th percentile and 75th percentile multiples of the selected companies to the normalized calendar year 2022 EPS consensus “street estimate” of SUNS. This analysis indicated the following ranges of the implied value per share of SUNS Common Stock, as compared to the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock:

Implied Value Per Share Ranges of SUNS Common Stock
Based on NAV per share of SUNS as of September 30, 2021	$13.88 to $16.28
Based on MRQ annualized NII per share of SUNS for the three-month period ended September 30, 2021	$9.35 to $12.27
Based on Norm. CY2022 EPS street estimate of SUNS	$12.01 to $13.29

No company used as a comparison in the above selected companies analysis is identical to SUNS or SLRC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 21 selected acquisitions of Business Development Companies announced since April 2009, referred to as the “selected Business Development Company transactions.”

The selected Business Development Company transactions were as follows:

Acquirer	Acquired Company
Portman Ridge Finance Corporation	Harvest Capital Credit Corporation
FS KKR Capital Corporation	FS KKR Capital Corp. II
Oaktree Specialty Lending Corporation	Oaktree Strategic Income Corporation
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corporation	Garrison Capital Inc.
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corporation
Crescent Capital BDC, Inc.	Alcentra Capital Corporation
Portman Ridge Finance Corporation	OHA Investment Corporation
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings BDC, Inc.	Triangle Capital Corporation
TCG BDC, Inc.	NF Investment Corporation
CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation
Saratoga Investment Corporation	GSC Investment Corporation
Ares Capital Corporation	Allied Capital Corporation
Prospect Capital Corporation	Patriot Capital Funding, Inc.
Highland Credit Strategies Fund	Highland Distressed Opportunities, Inc.

For each selected Business Development Company transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):

•	Price-to-NAV per share of the acquired company; and

•	Price-to-latest 12 months (“LTM”) NII per share of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for the 19 selected Business Development Company transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day and 30 days prior to the announcement of the acquisition (expressed as percentages and referred to as the one day market premium and the 30 day market premium). The resulting transaction multiples and premiums for the selected Business Development Company transactions were compared with the corresponding transaction multiples and premiums for the proposed Mergers based on the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock and using historical financial information for SUNS as of and for the LTM period ended September 30, and the closing prices of SUNS Common Stock on November 25, 2021 and October 27, 2021.

All Selected Business Development Company Transactions. KBW’s analysis showed the following concerning the proposed Mergers and the selected Business Development Company transactions (excluding the impact of the price-to-LTM net investment income per share of three of the selected Business Development Company transactions, which multiples were considered to be not meaningful because they were either negative or greater than 35.0x):

		Selected Business Development Company Transactions
	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV Per Share	0.95x	0.40x	0.62x	0.80x	0.79x	1.00x	1.17x
Price / LTM NII Per Share	15.3x	2.4x	6.1x	9.1x	10.0x	10.9x	14.9x
One Day Market Premium	(3.5%)	(39.9%)	0.9%	20.6%	24.4%	36.6%	105.2%
30 Day Market Premium	(3.8%)	(22.3%)	0.5%	33.8%	22.5%	33.3%	158.4%

KBW applied a range of price-to-NAV per share multiples of 0.62x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected Business Development Company transactions to the September 30, 2021 NAV per share of SUNS. KBW also applied a range of price-to-LTM NII multiples of 6.1x to 10.9x derived from the 25th percentile and 75th percentile multiples of the selected Business Development Company transactions to the NII per share of SUNS for the 12-month period ended September 30, 2021. This analysis indicated the following ranges of the implied value per share of SUNS Common Stock, as compared to the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock:

Implied Value Per Share Ranges of SUNS Common Stock
Based on September 30, 2021 NAV per share of SUNS	$9.75 to $15.72
Based on LTM NII per share of SUNS for the 12-month period ended September 30, 2021	$5.91 to $10.61

Selected Business Development Company Transactions Involving Affiliates. KBW’s analysis also showed the following concerning the proposed Mergers and the six selected Business Development Company transactions involving affiliates (FS KKR Capital Corporation/FS KKR Capital Corp. II, Oaktree Specialty Lending Corporation/Oaktree Strategic Income Corporation, Goldman Sachs BDC, Inc./Goldman Sachs Middle Market Lending Corporation, Golub Capital BDC, Inc./Golub Capital Investment Corporation, FS Investment

Corporation/Corporate Capital Trust, Inc. and Highland Credit Strategies Fund/Highland Distressed Opportunities, Inc.), which included four transactions involving publicly traded acquired companies:

		Selected Business Development Company Transactions Involving Affiliates
	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV Per Share	0.95x	0.43x	0.72x	0.82x	0.80x	1.02x	1.11x
Price / LTM NII Per Share	15.3x	2.4x	9.7x	9.5x	10.4x	10.6x	13.5x
One Day Market Premium	(3.5%)	(30.3%)	(8.7%)	(4.6%)	0.1%	4.2%	11.7%
30 Day Market Premium	(3.8%)	(22.3%)	(12.3%)	(3.1%)	(3.3%)	5.9%	16.4%

KBW applied a range of price-to-NAV per share multiples of 0.72x to 1.02x derived from the 25th percentile and 75th percentile multiples of the selected Business Development Company transactions involving affiliates to the September 30, 2021 NAV per share of SUNS. KBW also applied a range of price-to-LTM NII multiples of 9.7x to 10.6x derived from the 25th percentile and 75th percentile multiples of the selected Business Development Company transactions involving affiliates to the NII per share of SUNS for the 12-month period ended September 30, 2021. This analysis indicated the following ranges of the implied value per share of SUNS Common Stock, as compared to the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock:

Implied Value Per Share Ranges of SUNS Common Stock
Based on September 30, 2021 NAV per share of SUNS	$11.40 to $16.02
Based on LTM NII per share of SUNS for the 12-month period ended September 30, 2021	$9.42 to $10.30

No company or transaction used as a comparison in the above selected transaction analysis is identical to SUNS or the proposed Mergers. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Analysis of SUNS. KBW performed a dividend discount analysis of SUNS on a standalone basis to estimate ranges for the implied equity value of SUNS. In this analysis, KBW used financial and operating forecasts and projections relating to net investment income, dividends and net assets of SUNS that were provided by SCP’s management. KBW assumed discount rates ranging from 8.0% to 12.0%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of SUNS over the period from the Closing Date through December 31, 2025 and (ii) the present value of SUNS’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2025 estimated NAV per share multiples and the other based on calendar year 2025 estimated dividend yields. Using implied terminal values for SUNS calculated by applying a terminal multiple range of 0.90x to 1.10x to SUNS’s estimated NAV per share as of December 31, 2025, this analysis resulted in a range of implied values per share of SUNS Common Stock of approximately $13.16 to $17.13 per share, as compared to the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock. Using implied terminal values for SUNS calculated by applying a terminal dividend yield range of 6.0% to 10.0% to SUNS estimated calendar year 2025 dividends, this analysis resulted in a range of implied values per share of SUNS Common Stock of approximately $13.07 to $21.35, as compared to the implied transaction value for the proposed Mergers of $14.92 per outstanding share of SUNS Common Stock.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SUNS.

Dividend Discount Analysis of SLRC. KBW performed a dividend discount analysis of SLRC on a standalone basis to estimate ranges for the implied equity value of SLRC. In this analysis, KBW used financial and operating forecasts and projections relating to net investment income, dividends and net assets of SLRC that were provided by SCP’s management. KBW assumed discount rates ranging from 8.0% to 12.0%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of SLRC over the period from the Closing Date through December 31, 2025 and (ii) the present value of SLRC’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2025 estimated NAV per share multiples and the other based on calendar year 2025 estimated dividend yields. Using implied terminal values for SLRC calculated by applying a terminal multiple range of 0.90x to 1.10x to SUNS’s estimated NAV per share as of December 31, 2025, this analysis resulted in a range of implied values per share of SLRC Common Stock of approximately $16.91 to $22.01 per share, as compared to the closing price of SLRC Common Stock on November 26, 2021 of $19.22. Using implied terminal values for SLRC calculated by applying a terminal dividend yield range of 7.0% to 11.0% to SLRC estimated calendar year 2025 dividends, this analysis resulted in a range of implied values per share of SLRC Common Stock of approximately $15.50 to $23.90, as compared to the closing price of SLRC Common Stock on November 26, 2021 of $19.22.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SLRC or the pro forma combined company.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of SLRC and SUNS to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (a) historical balance sheet and income statement information for SLRC and SUNS as of and for the 12-month period ended September 30, 2021, and (b) the closing prices of SLRC Common Stock and SUNS Common Stock on November 26, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of SLRC and SUNS stockholders in the combined company based on the assumed Exchange Ratio of 0.7763x:

	SLRC as a % of Total	SUNS as a % of Total
Ownership
Based on Assumed Exchange Ratio of 0.7763x	77.2%	22.8%
Balance Sheet
Total Assets	77.4%	22.6%
Investments	80.7%	19.3%
Total Debt	82.0%	18.0%
Net Assets	77.2%	22.8%
Income Statement
LTM Net Investment Income	79.5%	20.5%
Market Capitalization
Pre-Deal Market Capitalization	76.7%	23.3%

Potential Net Investment Income Per Share Accretion. Using (i) financial and operating forecasts and projections of SLRC and SUNS provided by SCP’s management, and (ii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the Mergers) provided by SCP’s management, KBW analyzed the potential financial impact of the Mergers on certain projected financial results of SLRC. This analysis indicated that the proposed Mergers could be accretive to SLRC’s estimated net investment income per share in calendar years 2022, 2023, 2024 and 2025. For all of the above analysis, the actual results achieved by SLRC following the proposed Mergers may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to the SLRC Special Committee in connection with the proposed Mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is regularly engaged in the valuation of Business Development Company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, SLRC, SUNS and SCP. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SLRC or SUNS for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, dated October 8, 2021, SLRC agreed to pay KBW a cash fee equal to $1,000,000, $50,000 of which became payable in connection with the execution of the KBW engagement agreement, $250,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Mergers. SLRC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements, including fees and reasonable, documented out-of-pocket expenses of outside counsel, incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to SLRC. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to SUNS or SCP. KBW may in the future provide investment banking and financial advisory services to SLRC, SUNS or SCP and receive compensation for such services.

Opinion of the Financial Advisor to the SUNS Special Committee

On November 30, 2021, Houlihan Lokey orally rendered its opinion to the SUNS Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the SUNS Special Committee dated November 30, 2021), as to, as of November 30, 2021, the fairness, from a financial point of view, to the holders of SUNS Common Stock (other than the Excluded Holders) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was provided for the use of the SUNS Special Committee (in its capacity as such) and, as requested by the SUNS Special Committee, the SUNS Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of SUNS Common Stock (other than the Excluded Holders) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the SUNS Special Committee, the SUNS Board, any security holder of SUNS or any other person as to how to act or vote with respect to any matter relating to the Mergers.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft, dated November 30, 2021, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to SUNS and SLRC that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SUNS and SLRC made available to Houlihan Lokey by SCP, including (a) financial projections prepared by the management of SCP relating to SUNS (the “SUNS Projections”), (b) financial projections prepared by the management of SCP relating to SLRC (the “SLRC Projections”), and (c) solely for illustrative purposes, financial projections prepared by the management of SCP relating to SLRC after giving effect to the Mergers (the “Pro Forma SLRC Projections”);

•

spoke with certain members of the management of SCP and certain of its representatives and advisors regarding the respective businesses, operations, financial condition and prospects of SUNS and SLRC, the Mergers and related matters;

•	compared the financial and operating performance of SUNS and SLRC with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the NAV per share of SUNS Common Stock and the NAV per share of SLRC Common Stock as of September 30, 2021, prepared and provided to Houlihan Lokey by SCP, as adjusted for estimated transaction expenses provided by SCP (the “Adjusted September 30 NAVs”);

•

compared the Exchange Ratio, determined on the basis of the Adjusted September 30 NAVs, to the relative value reference ranges that Houlihan Lokey believed were indicated by its financial analyses of SUNS and SLRC;

•	reviewed the current and historical market prices for certain of SUNS’s and SLRC’s publicly traded equity securities; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of SCP advised Houlihan Lokey, and Houlihan Lokey assumed, that the SUNS Projections, the SLRC Projections and the Pro Forma SLRC Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of SUNS, SLRC on a standalone basis and SLRC after giving effect to the Merger, respectively. At the SUNS Special Committee’s direction, Houlihan Lokey assumed that the SUNS Projections and the SLRC Projections provided a reasonable basis on which to evaluate SUNS, SLRC and the Mergers and Houlihan Lokey, at the SUNS Special Committee’s direction, used and relied upon the SUNS Projections and the SLRC Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the SUNS Projections, the SLRC Projections, the Pro Forma SLRC Projections or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SUNS or SLRC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Mergers would be satisfied without waiver thereof, and (d) the Mergers would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to its analyses or opinion. Houlihan Lokey also assumed that the Mergers, would qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Mergers would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Mergers would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of SUNS or SLRC, or otherwise have an effect on the Merger, SUNS or SLRC or any expected benefits of the Mergers that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ from the copy of the Merger Agreement reviewed by Houlihan Lokey prior to delivering its opinion in any respect material to its analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SUNS, SLRC or any other party. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SUNS or SLRC was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SUNS or SLRC was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of SUNS, SLRC or any other party, or any alternatives to the Merger, or (b) advise the SUNS Special Committee, the SUNS Board or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. As the SUNS Special Committee was aware, the credit, financial and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and Houlihan Lokey’s opinion did not purport to address potential developments in any such markets. Furthermore, as the SUNS Special Committee was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of COVID-19 and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of COVID-19 including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of SLRC Common Stock actually would be when issued pursuant to the Mergers or the price or range of prices at which SUNS Common Stock or SLRC Common Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of SLRC Common Stock to be issued in the Mergers to holders of SUNS Common Stock would be listed on the Nasdaq immediately following the consummation of the Merger.

Houlihan Lokey’s opinion was furnished for the use of the SUNS Special Committee (in its capacity as such) and, at the request of the SUNS Special Committee, the SUNS Board (in its capacity as such) in connection with their evaluation of the Mergers and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to, and did not constitute, a recommendation to the SUNS Special Committee, the SUNS Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Mergers or otherwise.

Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of SUNS Common Stock other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the termination of the SUNS Investment Advisory Agreement and the SUNS Administration Agreement or the Second Merger. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the SUNS Special Committee, the SUNS Board, SUNS, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Mergers or otherwise (other than the Exchange Ratio to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Mergers to the holders of any class of securities, creditors or other constituencies of SUNS, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Mergers as compared to any alternative business strategies or transactions that might have been available for SUNS, SLRC or any other party, (v) the fairness of any portion or aspect of the Mergers to any one class or group of SUNS’s or any other party’s security holders or other constituents vis-à-vis any other class or group of SUNS’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not SUNS, SLRC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of SUNS, SLRC or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the SUNS Special Committee, on the assessments by the SUNS Special Committee, the SUNS Board, SUNS and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to SUNS, SLRC and the Mergers or otherwise.

In preparing its opinion to the SUNS Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to SUNS or the proposed Mergers and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the SUNS Projections and the SLRC Projections and the implied exchange ratio reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of SUNS and SLRC. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the SUNS Special Committee and the SUNS Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the SUNS Special Committee or the SUNS Board with respect to the Mergers or the Merger Consideration. The type and amount of consideration payable in the Mergers were determined through negotiation between SUNS and SLRC, and the decision to enter into the Merger Agreement was solely that of the SUNS Special Committee and the SUNS Board.

Material Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the SUNS Special Committee on November 30, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed the Adjusted September 30 NAVs of SUNS and SLRC, prepared and provided to Houlihan Lokey by SCP, and compared the implied Exchange Ratio, determined on the basis of the Adjusted September 30 NAVs, of 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock to the relative value reference ranges that Houlihan Lokey believed were indicated by its financial analyses of SUNS and SLRC.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Last Quarter Annualized Dividends Per Share — generally, the annualized amount of the relevant company’s recurring cash distributions (excluding one-time or special dividends) for the most recent calendar quarter, divided by the number of shares outstanding of such company.

•	Net Asset Value Per Share — generally, the total value of all assets, less any liabilities, of the relevant company, divided by the number of shares outstanding of such company as of a specified date.

•

Net Investment Income Per Share — generally, the amount of the relevant company’s income received from investment assets minus associated investment expenses for a specified period, divided by the number of shares outstanding of such company.

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of November 26, 2021, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of future financial performance of SUNS relied upon for the financial analyses described below were based on the SUNS Projections, and the estimates of future financial performance of SLRC relied upon for the financial analyses described below were based on the SLRC Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	Stock price as a multiple of estimated Net Investment Income Per Share for the year ending December 31, 2021 (“Price-to-2021E Net Investment Income”);

•	Stock price as a multiple of estimated Net Investment Income Per Share for the year ending December 31, 2022 (“Price-to-2022E Net Investment Income”);

•	Last Quarter Annualized Dividend Per Share divided by stock price (“LQA Dividend Yield”); and

•	Stock price as a multiple of Net Asset Value Per Share as of September 30, 2021 (“Price-to-Net Asset Value”).

With respect to SUNS, the selected companies and resulting high, mean, median and low financial data were:

•	Gladstone Investment Corporation

•	PennantPark Floating Rate Capital Ltd.

•	Fidus Investment Corporation

•	Gladstone Capital Corporation

•	WhiteHorse Finance, Inc.

•	Saratoga Investment Corp.

•	BlackRock Capital Investment Corporation

•	Stellus Capital Investment Corporation

•	Portman Ridge Finance Corporation

•	Monroe Capital Corporation

•	Oxford Square Capital Corp.

	Price / Net Investment Income Per Share		Price / 9/30/2021 Net Asset Value Per Share	LQA Dividend Yield
	2021E	2022E
High	16.8x	18.4x	1.28x	10.2%
Mean	12.3x	12.1x	1.01x	8.6%
Median	12.6x	11.5x	0.99x	9.1%
Low	4.9x	7.3x	0.82x	5.4%

With respect to SLRC, the selected companies and resulting high, mean, median and low financial data were:

•	New Mountain Finance Corporation

•	Oaktree Specialty Lending Corporation

•	Bain Capital Specialty Finance, Inc.

•	Apollo Investment Corporation

•	BlackRock TCP Capital Corp.

•	TCG BDC, Inc.

•	Barings BDC, Inc.

•	CION Investment Corporation

	Price / Net Investment Income Per Share		Price / 9/30/2021 Net Asset Value Per Share	LQA Dividend Yield
	2021E	2022E
High	12.0x	11.4x	1.02x	11.4%
Mean	10.6x	10.5x	0.92x	9.2%
Median	11.1x	11.0x	0.92x	8.9%
Low	9.0x	8.8x	0.80x	7.7%

SUNS. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 14.0x to 16.0x to SUNS’s estimated 2021E Net Investment Income Per Share, 11.0x to 13.0x to SUNS’s estimated 2022E Net Investment Income Per Share, 7.50% to 8.50% to SUNS’s Last Quarter Annualized Dividend Per Share and 0.90x to 1.00x to SUNS’s Net Asset Value Per Share.

SLRC. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 11.0x to 12.0x to SLRC’s estimated 2021E Net Investment Income Per Share, 10.5x to 12.0x to SLRC’s estimated 2022E Net Investment Income Per Share, 8.00% to 9.00% to SLRC’s Last Quarter Annualized Dividend Per Share and 0.90x to 1.00x to SLRC’s Net Asset Value Per Share.

The selected companies analysis indicated implied exchange ratio reference ranges of 0.7471 to 0.9314 shares of SLRC Common Stock for each share of SUNS Common Stock based on estimated 2021E Net Investment Income Per Share, 0.6757 to 0.9127 shares of SLRC Common Stock for each share of SUNS Common Stock based on estimated 2022E Net Investment Income Per Share, 0.6887 to 0.8780 shares of SLRC Common Stock for each share of SUNS Common Stock based on Last Quarter Annualized Dividend Per Share and 0.7008 to 0.8652 shares of SLRC Common Stock for each share of SUNS Common Stock based on Net Asset Value Per Share, in each case as compared to the implied Exchange Ratio of 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock based on the Adjusted September 30 NAVs of SUNS and SLRC.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of Net Asset Value Per Share, and the selected transactions and resulting high, mean, median and low financial data were:

Date Announced	Date Effective	Target	Acquiror
September 2021	TBD	Sierra Income Corp.	Barings BDC, Inc.
December 2020	June 2021	Harvest Capital Credit Corporation	Portman Ridge Finance Corporation
November 2020	June 2021	FS KKR Capital Corp II	FS KKR Capital Corp
October 2020	March 2021	Oaktree Strategic Income Corp.	Oaktree Strategic Lending Corp.
August 2020	December 2020	MVC Capital, Inc.	Barings BDC, Inc.
June 2020	October 2020	Garrison Capital Inc.	Portman Ridge Finance Corporation
December 2019 (Amended June 2020)	October 2020	Goldman Sachs Middle Market Lending Corp.	Goldman Sachs BDC, Inc.
August 2019	January 2020	Alcentra Capital Corp.	Crescent Capital BDC
July 2019	December 2019	OHA Investment Corp.	Portman Ridge Finance Corp.
June 2019	December 2019	FS Investment Corp. II — IV, CCT II	Consolidation
November 2018	September 2019	Golub Capital Investment Corp.	Golub Capital BDC
August 2018	Terminated	Medley Capital Corp.	Sierra Income Corp.
July 2018	December 2018	Corporate Capital Trust, Inc.	FS Investment Corp.
April 2018	August 2018	Triangle Capital Corp.	Benefit Street Partners / Barings
May 2017	June 2017	NF Investment Corp.	TCG BDC, Inc.
September 2016	October 2016	Credit Suisse Park View	CION
June 2016	November 2016	Full Circle Capital Corp.	MAST Funds / Great Elm Capital
May 2016	January 2017	American Capital LTD	ARES Capital Corp.
April 2015	August 2015	MCG Capital Corp.	PennantPark Floating Rate Capital
October 2009	April 2010	Allied Capital Corp.	ARES Capital Corp.
August 2009	December 2009	Patriot Capital	Prospect Capital

Enterprise Value/ Net Asset Value Per Share
High	1.15x
Mean	0.87x
Median	0.88x
Low	0.46x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.90x to 1.00x to SUNS’s Net Asset Value Per Share and 0.90x to 1.00x to SLRC’s Net Asset Value Per Share. The selected transactions analysis indicated an implied exchange ratio reference range of 0.7008 to 0.8652 shares of SLRC Common Stock for each share of SUNS Common Stock, as compared to the implied Exchange Ratio of 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock based on the Adjusted September 30 NAVs of SUNS and SLRC.

Discounted Dividend Analysis. Houlihan Lokey performed a discounted dividend analysis of SUNS and SLRC based on the SUNS Projections and the SLRC Projections, respectively. With respect to SUNS, Houlihan Lokey applied a range of terminal value multiples of 0.90x to 1.00x to SUNS’s estimated 2025E Net Asset Value and discount rates ranging from 7.0% to 9.0%. With respect to SLRC, Houlihan Lokey applied a range of terminal value multiples of 0.90x to 1.00x to SLRC’s estimated 2025E Net Asset Value and discount rates ranging from 6.0% to 8.0%. The discounted dividend analysis indicated an implied exchange ratio reference range of 0.6446 to 0.8523 shares of SLRC Common Stock for each share of SUNS Common Stock, as compared to the implied Exchange Ratio of 0.7763 shares of SLRC Common Stock for each share of SUNS Common Stock based on the Adjusted September 30 NAVs of SUNS and SLRC.

Other Matters

Houlihan Lokey was engaged by the SUNS Special Committee to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction involving SUNS and SLRC. The SUNS Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the SUNS Special Committee, Houlihan Lokey is entitled to a transaction fee of $1,000,000, of which $50,000 became payable to Houlihan Lokey upon its engagement as the SUNS Special Committee’s financial advisor, of which $300,000 became payable to Houlihan Lokey upon the rendering of its opinion (the $50,000 payable to Houlihan Lokey upon its engagement is creditable against the $300,000 payable to Houlihan Lokey upon the rendering of its opinion) to the SUNS Special Committee and the remainder of which is contingent upon the consummation of the Merger. SUNS has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SUNS, SLRC, or any other party that may be involved in the Mergers and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and/or certain of its affiliates have in the past provided and will in the future provide certain consulting services to SUNS and SLRC and/or their affiliates, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, during the prior two years for performing certain consulting services unrelated to the Mergers to SLRC, SUNS or their respective borrowing subsidiaries, for which services Houlihan Lokey and its affiliates have, during the two years prior to the date of Houlihan Lokey’s opinion, received aggregate fees of less than $350,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to SUNS, SLRC, other participants in the Mergers or certain of their respective affiliates or security holders (including, without limitation, SCP, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, SCP (collectively, with SCP, the “SCP Group”) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, employees of Houlihan Lokey and its affiliates in the past may have had, currently may be having, or in the future may have, business interactions with certain members of the board of directors or senior management of one or more of SUNS, SLRC or SCP (or affiliates thereof). Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, SUNS, SLRC, members of the SCP Group, other participants in the Mergers or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Regulatory Approvals Required for the Mergers

The obligations of SLRC and SUNS to complete the Mergers are subject to the satisfaction or waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Mergers, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act). SLRC and SUNS have agreed to cooperate with each other and use their reasonable best efforts to obtain all licenses, permits, variances, exemptions, approvals, qualifications or orders from any governmental or regulatory authority necessary to consummate the Mergers.

There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.

Third Party Consents Required for the Mergers

Under the Merger Agreement, SLRC and SUNS have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. As of the date of this joint proxy statement/prospectus, SLRC and SUNS believe that, subject to the satisfaction or waiver of certain conditions, they have obtained all necessary third party consents (including consent under the HSR Act) other than stockholder approval. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

Litigation Related to the Mergers

On January 17, 2022, a stockholder complaint was filed in the United States District Court for the Eastern District of New York, against SLRC and the members of the SLRC Board, entitled Gates v. SLR Investment Corp., et al., No. 1:22-cv-00261 (the “Gates Complaint”). On January 21, 2022, a stockholder complaint was filed in the United States District Court for the Southern District of New York, against SLRC and the members of the SLRC Board, entitled Shumacher v. SLR Investment Corp., et al., No. 1:22-cv-00576 (the “Shumacher Complaint”). On January 31, 2022, two putative class action stockholder complaints were filed in the Maryland Circuit Court for Baltimore County against SUNS and the members of the SUNS Board, captioned respectively Neal v. Gross, et al., No. 24-C-22-000557 (Md. Cir. Ct. Baltimore Cnty.) (the “Neal Complaint”), and Tobin v. Gross, et al., No. 24-C-22-000558 (Md. Cir. Ct. Baltimore Cnty.) (the “Tobin Complaint, and together with the Gates, Schumacher, and Neal Complaints, the “Merger Complaints”).

Each of the Gates and Schumacher Complaints alleges, among other things, that this joint proxy statement/prospectus initially filed with the SEC on December 16, 2021 contains materially misleading and incomplete disclosures. Each of the Gates and Schumacher Complaints seeks, among other things, that supplemental disclosures be made to this joint proxy statement/ prospectus to address the alleged materially misleading and incomplete disclosures. As a result of the alleged omissions, each of the Gates and Schumacher Complaints seeks to hold SLRC and its directors liable for violating Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and additionally seeks to hold SLRC’s directors liable as control persons pursuant to Section 20(a) of the Exchange Act.

Each of the Neal and Tobin Complaints alleges, among other things, that the members of the SUNS Board breached their fiduciary duties when they approved the proposed merger between SUNS and SLRC, and that the disclosures in this joint proxy statement/prospectus initially filed with the SEC on December 16, 2021 contains materially misleading and incomplete disclosures. Each of Neal and Tobin Complaints raises these claims under Maryland law, and seeks: (i) certification that the case can be maintained as a class action, with the plaintiff named as a representative of the proposed class (consisting of the public shareholders of SUNS); (ii) an order enjoining the shareholder vote to approve the proposed merger between SUNS and SLRC; and (iii) rescission of the proposed merger between SUNS and SLRC.

SLRC, SUNS, and the members of the SLRC and SUNS Boards (the “individual defendants”) believe that SLRC and SUNS have disclosed in this joint proxy statement/prospectus all information required to be disclosed herein and that the additional disclosures requested by the plaintiffs are immaterial. None of SLRC, SUNS, nor the individual defendants has yet responded to the Merger Complaints. Each of the Merger Complaints seeks, among other relief, an injunction preventing the closing of the Mergers, rescission of the Merger Agreement or any of its terms to the extent already implemented or awarding of rescissory damages, and expenses incurred by prosecuting the Merger Complaints, including an award of attorneys’ and experts’ fees.

While SLRC, SUNS, and the individual defendants believe these claims are without merit and intend to defend the lawsuits vigorously, there can be no assurance that they will ultimately prevail in any of the Merger Complaints. Additionally, further lawsuits may be filed before the SLRC Special Meeting and SUNS Special Meeting and/or the consummation of the Mergers.

DESCRIPTION OF THE MERGER AGREEMENT

The following summary, which includes the material terms of the Merger Agreement, is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. SLRC and SUNS encourage you to read the Merger Agreement carefully and in its entirety.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into SUNS. SUNS will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into SLRC in accordance with the MGCL with SLRC continuing as the surviving company.

Closing; Completion of the Proposed Merger

It is currently expected that the Merger will be completed promptly following receipt of the required stockholder approvals at the SLRC Special Meeting and the SUNS Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. The Second Merger will occur immediately after the Merger is completed.

The Mergers will occur on the date that is three (3) business days after the satisfaction or waiver of the latest to occur of the conditions to closing set forth in the Merger Agreement or at another time as may be agreed to in writing by the parties to the Merger Agreement. Assuming approval of the proposals presented at the SLRC Special Meeting and the SUNS Special Meeting and the other conditions to closing the Mergers are satisfied or waived, SLRC and SUNS expect to complete the Mergers in the first half of 2022.

Merger Consideration

At the Effective Time, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (cash may be paid in lieu of fractional shares).

As of the Determination Date, each of SUNS and SLRC will deliver to the other a calculation of its NAV as of such date, in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the SUNS Per Share NAV and the SLRC Per Share NAV. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

SUNS and SLRC will update and redeliver the Closing SUNS Net Asset Value or the Closing SLRC Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

Each of SUNS and SLRC will use the portfolio valuation methods approved by the SUNS Board or the SLRC Board, as applicable, for valuing the securities and other assets of SUNS or SLRC, as applicable, as of September 30, 2021, unless otherwise agreed by each of the SLRC Board and the SUNS Board.

The Exchange Ratio will be appropriately adjusted (to the extent not already taken into account in determining the Closing SUNS Net Asset Value and/or the Closing SLRC Net Asset Value, as applicable) if, between the

Determination Date and the Effective Time, the respective outstanding shares of SLRC Common Stock or SUNS Common Stock have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, including as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities is declared with a record date within such period.

No fractional shares of SLRC Common Stock will be issued upon the conversion of SUNS Common Stock into the right to receive shares of SLRC Common Stock. Each holder of shares of SUNS Common Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of SLRC Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of SLRC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of SLRC Common Stock on Nasdaq for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

Subject to the effect of applicable abandoned property, escheat or similar laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of SUNS Common Stock at the Effective Time will be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of SLRC Common Stock which the shares of SUNS Common Stock have been converted into the right to receive; provided, however, that SUNS Stockholders that receive SLRC Common Stock in connection with the Mergers will only receive such dividend or distribution if the record date for such dividend or distribution is after the Effective Time.

Conversion of Shares; Exchange of Shares

At the Effective Time, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the Merger Consideration. Each such share of SUNS Common Stock will no longer be outstanding and will be automatically cancelled and cease to exist as of the Effective Time, with the holders of such shares ceasing to have any rights with respect to any SUNS Common Stock other than the right to receive the Merger Consideration and any dividends or other distributions payable in accordance with the terms of the Merger Agreement.

After the Effective Time, the stock transfer books of SUNS will be closed, and there will be no further transfers on the stock transfer books of SUNS of the shares of SUNS Common Stock that were issued and outstanding immediately prior to the Effective Time.

Withholding

SLRC or the exchange agent, as applicable, will be entitled to deduct and withhold from any amounts payable to any SUNS Stockholder such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If any amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to the SUNS Stockholders from whom they were withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties of SLRC, Merger Sub, SUNS and SCP relating to their respective businesses. With the exception of certain representations that must be true and correct in all or virtually all respects, or in all material respects, no representation or warranty will be deemed untrue, and neither party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances and events inconsistent with any representation made by such party (without considering “materiality” or “material adverse effect” qualifications), has had or is reasonably expected to have a material adverse effect (as defined below) with respect to the party giving the representation or warranty. The representations and warranties in the Merger Agreement will not survive after the Effective Time.

The Merger Agreement contains representations and warranties by each of SLRC and Merger Sub, on the one hand, and SUNS, on the other hand, subject to specified exceptions and qualifications, relating to, among other things:

•	corporate organization and qualification, including with respect to consolidated subsidiaries;

•	capitalization;

•

power and authority to execute, deliver and perform obligations under the Merger Agreement and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	required government filings and consents;

•	SEC reports;

•	financial statements, including the status of internal controls and disclosure controls and procedures;

•	broker’s fees;

•	absence of certain changes and actions since December 31, 2020;

•	compliance with applicable laws, maintenance of appropriate permits and no disqualifications of affiliated persons;

•	the accuracy and completeness of information supplied for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;

•	tax matters;

•	absence of certain litigation, orders or investigations;

•	employment and labor matters, including with respect to any employee benefit plans;

•	material contracts and certain other types of contracts;

•	insurance coverage;

•	intellectual property matters;

•	no real property ownership or leases;

•	investment assets;

•	state takeover laws;

•	solely in the case of SUNS, absence of appraisal rights;

•	valuation of certain investment assets;

•	opinions of the financial advisor to the SLRC Special Committee and the financial advisor to the SUNS Special Committee; and

•	bankruptcy matters.

The Merger Agreement contains representations and warranties by SCP, subject to specified exceptions and qualifications, relating to:

•	organization and qualification;

•

power and authority to execute, deliver and perform obligations under the Merger Agreement and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	compliance with applicable laws and maintenance of appropriate permits;

•	absence of certain litigation, orders or investigations;

•	the valuation of investment assets owned by SLRC and SUNS;

•

the accuracy of information supplied or to be supplied by SCP for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;

•	the participation in the Mergers by SLRC and SUNS and the impact of the Mergers on the existing stockholders of SLRC and SUNS;

•	the financial resources of SCP;

•	the representations and warranties made by SLRC and SUNS in the Merger Agreement; and

•	the forbearances applicable to SLRC and SUNS set forth in the Merger Agreement.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.

For purposes of the Merger Agreement, “material adverse effect” with respect to SLRC, SUNS or SCP, as applicable, means any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (1) the business, operations, condition (financial or otherwise) or results of operations of such party and its consolidated subsidiaries, taken as a whole, or (2) the ability of such party to timely perform its material obligations under the Merger Agreement or consummate the Mergers and the other transactions contemplated thereby. None of the following events, developments, changes, effects or occurrences will constitute or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur with respect to clause (1) in the immediately preceding sentence:

•

changes in general economic, social or political conditions or financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, COVID-19 or any other pandemic (including the impact on economies generally and the results of any actions taken by governmental entities in response thereto);

•	general changes or developments in the industries in which such party and its consolidated subsidiaries operate, including general changes in law across such industries;

•	the announcement of the Merger Agreement or the transactions contemplated thereby or the identities of the parties to the Merger Agreement; and

•

any failure to meet internal or published projections or forecasts for any period, or any decline in the price of shares of SUNS Common Stock or SLRC Common Stock on Nasdaq or trading volume of SUNS Common Stock or SLRC Common Stock (provided that the underlying cause of such failure or decline will be considered in determining whether there is a material adverse effect).

The events, developments, changes, effects and occurrences set forth in the first two bullets in the immediately preceding paragraph will otherwise be taken into account in determining whether a material adverse effect has occurred to the extent such events, developments, changes, effects or occurrences have a materially disproportionate adverse impact on such party and its consolidated subsidiaries, taken as whole, relative to other participants of similar sizes engaged in the same industries in which such party conducts its businesses.

Conduct of Business Pending Completion of the Merger

Each of SLRC and SUNS has undertaken covenants that place restrictions on it and certain of its subsidiaries until the completion of the Mergers. In general, each of SLRC and SUNS has agreed that before the completion of the Mergers, except as may be required by law, as expressly contemplated by the Merger Agreement or with the prior written consent of the other parties to the Merger Agreement (which prior written consent will not be unreasonably delayed, conditioned or withheld), it will, and will cause each of its consolidated subsidiaries to, conduct its business in the ordinary course of business and consistent with past practice and each of SUNS’s and SLRC’s investment objectives and policies as publicly disclosed, respectively, and use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

In addition, before the completion of the Mergers, each of SLRC and SUNS has agreed that, except as may be required by law or as expressly contemplated by the Merger Agreement or as set forth in its disclosure schedules, it will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of SUNS or SLRC, as applicable (which prior written consent will not be unreasonably delayed, conditioned or withheld):

•

other than pursuant to its dividend reinvestment plan, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;

•

make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular cash distributions payable on a periodic basis consistent with such Company’s past practices and investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for it to maintain its qualification as a RIC or avoid the imposition of any income or excise tax or (C) dividends payable by any of its direct or indirect wholly owned consolidated subsidiaries to SLRC or SUNS, as applicable, or another direct or indirect wholly owned consolidated subsidiary; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

•

sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with such Company’s past practices and investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure permitted indebtedness of it or any of its consolidated subsidiaries;

•

acquire or agree to acquire all or any portion of the assets, business or properties of any other person or entity, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such Company’s past practices and investment objectives and policies as publicly disclosed;

•	amend any of its governing documents or similar governing documents of any of its consolidated subsidiaries;

•

implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by applicable law, GAAP, the SEC or applicable regulatory requirements;

•

take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the transactions contemplated by the Merger Agreement or (ii) prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code;

•

incur any indebtedness for borrowed money or guarantee any indebtedness of another person or entity, except for draw-downs with respect to existing financing arrangements and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and other permitted indebtedness;

•	make or agree to make any new capital expenditure, except for obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

•

file or amend any material tax return other than in the ordinary course of business and consistent with past practice and investment objectives and policies as publicly disclosed; make, change or revoke any tax election; or settle or compromise any material tax liability or refund;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause it to fail to qualify or not be subject to tax as a RIC;

•

enter into any new line of business (except for any portfolio companies in which it or any of its subsidiaries has made a debt or equity investment that is, would or should be reflected in the schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

•	other than in the ordinary course of business consistent with such Company’s past practices and investment objectives and policies as publicly disclosed, enter into any material contract;

•

other than in the ordinary course of business consistent with such Company’s past practices and investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any material contract (other than material contracts related to permitted indebtedness);

•

settle any proceeding against it, except for proceedings that (i) are settled in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received), (ii) would not impose any material restriction on the conduct of business of it or any of its consolidated subsidiaries or, after the Effective Time, SLRC, in the case of SUNS, the surviving company or any of their consolidated subsidiaries, and (iii) would not admit liability, guilt or fault;

•

except as expressly contemplated by the Merger Agreement, merge or consolidate SLRC or SUNS, as applicable, or any of its consolidated subsidiaries with any person or entity or enter into any other similar extraordinary corporate transaction with any person or entity, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or any of its consolidated subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors authorizing, any of the foregoing actions.

Additional Agreements

Further Assurances; Regulatory Matters

The Merger Agreement contains covenants relating to the preparation of this document, the holding of the SLRC Special Meeting and the SUNS Special Meeting and obtaining certain regulatory and third party consents. The Merger Agreement obligates the parties to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

The parties are required to file any required applications, notices or other filings under the HSR Act as promptly as practicable. In connection with such filings, the parties are required to use reasonable best efforts to cooperate with one another, to keep the other party informed of any communications received from governmental entities and permit the other party to review such communications. The parties must consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and permits of all governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party must keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement. The parties are not required to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the transactions contemplated by the Merger Agreement, other than the consent fees set forth in the disclosure schedules to the Merger Agreement.

Stockholder Approval

SUNS has agreed to hold the SUNS Special Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of SUNS Stockholders of the Merger Proposal. SUNS will be required to use its reasonable best efforts to obtain from SUNS Stockholders the vote required to approve the Merger Proposal, unless the SUNS Board withdraws its recommendation related to the Merger Proposal.

Similarly, SLRC has agreed to hold the SLRC Special Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of the Merger Stock Issuance Proposal. SLRC will be required to use its reasonable best efforts to obtain from SLRC Stockholders the vote required to approve the Merger Stock Issuance Proposal, unless the SLRC Board withdraws its recommendation related to the Merger Stock Issuance Proposal.

Nasdaq Listing

SLRC is required to use reasonable best efforts to cause the shares comprising the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

Indemnification

SLRC has agreed to indemnify, defend and hold harmless, and advance expenses, to the present and former directors and officers of SUNS or any of its consolidated subsidiaries (collectively, the “D&O Indemnified Parties”) against all costs or expenses (including, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages penalties, amounts paid in settlement or other liabilities in connection with any proceeding arising with respect to all acts or omissions in such capacities at any time at or prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent permitted by applicable law. If an indemnified liability arises, (i) SLRC has agreed to advance to the applicable D&O Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred so long as such D&O Indemnified Party, or someone on his or her behalf, undertakes to repay such advanced expenses if he or she is ultimately determined to be not entitled to indemnification and such D&O Indemnified Party complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) SLRC and the applicable D&O Indemnified Party will cooperate in the defense of such matter.

No Solicitation

Each of SUNS and SLRC has agreed to, and to cause its affiliates, consolidated subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated all discussions or negotiations with respect to, or that are intended to or could reasonably be expected to lead to, a “Takeover Proposal” (as described below) from a third party and not to: (i) directly or indirectly solicit or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other transaction contemplated by the Merger Agreement; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person or entity (other than SLRC, SUNS and their respective affiliates or representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any takeover statute to any person or entity (other than SLRC, SUNS and or its respective affiliates) or with respect to any transaction (other than the transactions contemplated by the Merger Agreement) or (y), unless required by applicable duties, waive or release under any standstill or any similar agreement with respect to equity securities of SUNS or SLRC. If SUNS or SLRC receives a Takeover Proposal or similar request for information, it must notify SLRC or SUNS, as applicable, as promptly as reasonably practicable (and in any event within twenty-four (24) hours), provide the other party with copies of any written materials received by it or its representatives in connection therewith and the identity of the potential acquirer, and keep the other party informed on a reasonably current basis of the status (including the status of negotiations) of such Takeover Proposal or similar request for information.

Takeover Proposals

SUNS Takeover Proposals

If, prior to the SUNS Special Meeting, (i) SUNS receives a bona fide unsolicited Takeover Proposal from a third party, (ii) the SUNS Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the SUNS directors’ exercise of their duties under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a “SUNS Superior Proposal” (as described below); and (iii) SUNS gives SLRC at least two (2) business days’ prior written notice of the identity of the third party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SUNS’s intention to furnish information to, or participate in discussions or negotiations with, such third party, then SUNS may engage in discussions and negotiations with such third party and may adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”), so long as certain notice and other procedural requirements are satisfied, including providing notice to SLRC within twenty-four (24) hours after determining that a Takeover Proposal constitutes a SUNS Superior Proposal.

In addition, SUNS may take other actions if the SUNS Special Committee determines, after consultation with its outside counsel, that the continued recommendation of the Merger Proposal to SUNS Stockholders would be reasonably likely to be inconsistent with the SUNS directors’ exercise of their duties under applicable law as a result of a SUNS Superior Proposal, including withdrawing, qualifying, or modifying (in a manner adverse to SLRC), or publicly proposing to withdraw, qualify or modify (in a manner adverse to SLRC), the recommendation of the SUNS Board that SUNS Stockholders approve the Merger and the other transactions contemplated by the Merger Agreement or taking any other action inconsistent with such recommendation (collectively with any Takeover Approval, a “SUNS Adverse Recommendation Change”). SUNS may terminate the Merger Agreement and enter into an agreement with a third party who has made a SUNS Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the SUNS Superior Proposal is no longer deemed a SUNS Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the SUNS Board from withdrawing or qualifying or publicly proposing to withdraw or qualify the approval, adoption, recommendation or declaration of the advisability of the Merger Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

Other than as described above, neither SUNS nor the SUNS Board may make any SUNS Adverse Recommendation Change, and no SUNS Adverse Recommendation Change will change the approval of the Merger Proposal or any other approval of the SUNS Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

SLRC Takeover Proposals

If, prior to the SLRC Special Meeting, (i) SLRC receives a bona fide unsolicited Takeover Proposal from a third party, (ii) the SLRC Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the SLRC directors’ exercise of their duties under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an “SLRC Superior Proposal” (as described below); and (iii) SLRC gives SUNS at least two (2) business days’ prior written notice of the identity of the third party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SLRC’s intention to furnish information to, or participate in discussions or negotiations with, such third party then SLRC may engage in discussions and negotiations with such third party and effect a Takeover Approval so long as certain notice and other procedural requirements are satisfied, including providing notice to SUNS within twenty-four (24) hours after determining that a Takeover Proposal constitutes an SLRC Superior Proposal.

In addition, SLRC may take other actions if the SLRC Special Committee determines, after consultation with its outside counsel, that the continued recommendation of the Merger Stock Issuance Proposal to SLRC Stockholders would be reasonably likely to be inconsistent with the SLRC directors’ exercise of their duties under applicable law as a result of an SLRC Superior Proposal, including withdrawing, qualifying, or modifying (in a manner adverse to SUNS), or publicly proposing to withdraw, qualify or modify (in a manner adverse to SUNS), the recommendation of the SLRC Board that SLRC Stockholders approve the Merger Stock Issuance Proposal or taking any other action inconsistent with such recommendation (collectively with any Takeover Approval, an “SLRC Adverse Recommendation Change”). SLRC may terminate the Merger Agreement and enter into an agreement with a third party who has made an SLRC Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the SLRC Superior Proposal is no longer deemed an SLRC Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the SLRC Board from withdrawing or qualifying or publicly proposing to withdraw or qualify the approval, adoption, recommendation or declaration of the advisability of the Merger Stock Issuance Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

Other than as described above, neither SLRC nor the SLRC Board may make any SLRC Adverse Recommendation Change, and no SLRC Adverse Recommendation Change will change the approval of the Merger Stock Issuance Proposal or any other approval of the SLRC Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Related Definitions

For purposes of the Merger Agreement:

•

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any person or group of persons (other than SLRC or SUNS or any of their respective affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SUNS or SLRC, as applicable, or any of such party’s consolidated subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of SUNS or SLRC, as applicable, and its respective consolidated subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, SUNS or SLRC, as applicable, or in any of its consolidated subsidiaries, in each case other than the Mergers and the other transactions contemplated by the Merger Agreement.

•

“SUNS Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SUNS or any of its consolidated subsidiaries or by any of their respective affiliates or representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SUNS or more than 75% of the assets of SUNS on a consolidated basis (a) on terms which the SUNS Board determines in good faith to be superior for SUNS Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the SUNS termination fee contemplated by the Merger Agreement and any alternative proposed by SLRC), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the SUNS Board (upon the recommendation of the SUNS Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

•

“SLRC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SLRC or any of its consolidated subsidiaries or by any of their respective affiliates or representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SLRC or more than 75% of the assets of SLRC on a consolidated basis (a) on terms which the SLRC Board determines in good faith to be superior for SLRC Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the SLRC termination fee contemplated by the Merger Agreement and any alternative proposed by SUNS), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the SLRC Board (upon the recommendation of the SLRC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

•

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date of the Merger Agreement that is material to, as applicable, SLRC and its consolidated subsidiaries, taken as a whole, or SUNS and its consolidated subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of the Merger Agreement) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, the Merger Agreement; provided, however, that in no event will the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of SLRC Common Stock (provided, however, that this clause (b) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on, as applicable, SLRC and its consolidated subsidiaries, taken as a whole, or SUNS and its consolidated subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, SLRC or SUNS conducts its businesses.

Access to Information

Upon reasonable notice, except as may otherwise be restricted by applicable law, each of SLRC and SUNS will, and will cause its consolidated subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, and records and, during such period, such party will, and will cause its consolidated subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request, subject to certain exceptions relating to confidentiality and attorney-client privilege.

Publicity

SUNS and SLRC each will consult with the other before issuing or causing the publication of any press release or other public announcement with respect to the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, except as may be required by applicable law or the rules and regulations of Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, SLRC or SUNS, as applicable, will use commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure, subject to certain exceptions.

Takeover Statutes and Provisions

Neither SLRC nor SUNS will take any action that would cause the transactions contemplated by the Merger Agreement to be subject to the requirements imposed by any takeover statute, and each of SLRC and SUNS will take all necessary steps within its control to exempt such transactions from, or if necessary challenge the validity or applicability of, any applicable takeover statute.

Tax Matters

SLRC and SUNS will together obtain an opinion from Katten, as counsel to SLRC and to SUNS, generally to the effect that the Mergers will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code.

During the period through the Effective Time, except as expressly contemplated or permitted by the Merger Agreement, (i) SUNS shall not, and shall not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of SLRC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SUNS to fail to qualify as a RIC, and (ii) SLRC shall not, and shall not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of SUNS, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLRC to fail to qualify as a RIC.

Unless otherwise required by applicable law or administrative action, (i) each of SUNS, SLRC and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” governed by Section 368(a) of the Code; and (ii) each of SUNS, SLRC and Merger Sub shall report the Mergers for U.S. federal income tax purposes as a “reorganization” governed by Section 368(a) of the Code.

Stockholder Litigation

The parties to the Merger Agreement will reasonably cooperate and consult with one another in connection with defense and settlement of any proceeding by SUNS Stockholders or SLRC Stockholders against any of them or any of their respective directors, officers or affiliates with respect to the Merger Agreement or the transactions contemplated thereby, and each of SUNS and SLRC will keep the other party reasonably informed of any material developments in connection with any such proceeding brought by its stockholders and will not settle any such proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

Section 16 Matters

Prior to the Effective Time, the SUNS Board will take all such steps as may be required to cause any dispositions of SUNS Common Stock or acquisitions of SLRC Common Stock resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SUNS or will become subject to such reporting requirements with respect to SLRC, in each case, to be exempt pursuant to Rule 16b-3.

No Other Representations or Warranties

The parties have acknowledged and agreed that except for the representations contained in the Merger Agreement, none of SCP, SUNS, SLRC or any of SUNS’s or SLRC’s respective consolidated subsidiaries or any other person or entity acting on behalf of the foregoing makes any representation or warranty, express or implied.

Termination of SUNS Agreements

Immediately after the occurrence of the Effective Time and prior to the Second Merger, the SUNS Investment Advisory Agreement and the SUNS Administration Agreement will be automatically terminated and of no further force and effect.

Coordination of Dividends

SLRC and SUNS will coordinate with each other in designating the record and payment dates for any quarterly or monthly dividends or distributions to its stockholders declared in accordance with the Merger Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither SLRC nor SUNS will authorize or declare any dividend or distributions to its stockholders after the Determination Date at any time on or before the Closing Date.

Conditions to Closing the Mergers

Conditions to Each Party’s Obligations to Effect the Mergers

The obligations of SLRC and SUNS to complete the Mergers are subject to the satisfaction or, other than with respect to the first bullet point below, waiver at or prior to the Effective Time of the following conditions:

•

the required approvals of SLRC Stockholders and SUNS Stockholders, including, with respect to SLRC, the Merger Stock Issuance Proposal and, with respect to SUNS, the Merger Proposal, are obtained at their respective stockholder meetings;

•	the shares of SLRC Common Stock to be issued in connection with the Mergers have been authorized for listing on Nasdaq, subject to official notice of issuance;

•

the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated by the SEC;

•

no order issued by any court or agency of competent jurisdiction or other law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement is in effect;

•

all regulatory approvals required by applicable law to consummate the transactions contemplated by the Merger Agreement have been obtained and remain in full force and effect and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act), and each of the approvals set forth on the disclosure schedules to the Merger Agreement have been obtained and remain in full force and effect;

•

no proceeding by any governmental entity of competent jurisdiction is pending that challenges the Mergers or any of the other transactions contemplated by the Merger Agreement or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement;

•	the determination of both the Closing SLRC Net Asset Value and the Closing SUNS Net Asset Value has been completed in accordance with the Merger Agreement; and

•

the representations and warranties of SCP are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of SCP are not so true and correct, without regard to any material adverse effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SCP to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to SLRC; and SUNS shall have received a certificate signed on behalf of SCP by an authorized officer of SCP to the effect that such conditions have been satisfied, and, for the avoidance of doubt, any waiver of any such conditions shall require prior written consent of each of SLRC and SUNS.

Conditions to Obligations of SLRC and Merger Sub to Effect the Mergers

The obligations of SLRC and Merger Sub to effect the Mergers are also subject to the satisfaction, or waiver by SLRC, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of SUNS pertaining to:

(1)	the capitalization of SUNS are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(2)

absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to SUNS are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(3)

authority, no violation, brokers, appraisal rights and valuation of investments are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and

(4)

all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of SUNS are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to SUNS;

and SLRC has received a certificate signed on behalf of SUNS by the Chief Executive Officer or Chief Financial Officer of SUNS to such effect;

•

SUNS has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and SLRC has received a certificate signed on behalf of SUNS by the Chief Executive Officer or Chief Financial Officer of SUNS to such effect;

•

since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of SUNS; and

•

SLRC and SUNS have received the opinion of Katten substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Conditions to Obligations of SUNS to Effect the Mergers

The obligation of SUNS to effect the Mergers is also subject to the satisfaction, or waiver by SUNS, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of SLRC and Merger Sub pertaining to:

(1)

the capitalization of SLRC are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(2)

absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to SLRC are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(3)

authority, no violation and brokers are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and

(4)

all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of SLRC and Merger Sub are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to SLRC;

and SUNS has received a certificate signed on behalf of SLRC by the Chief Executive Officer or Chief Financial Officer of SLRC and Merger Sub to such effect;

•

each of SLRC and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and SUNS has received a certificate signed on behalf of SLRC and Merger Sub by the Chief Executive Officer or Chief Financial Officer of SLRC to such effect;

•

since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of SLRC;

•

SUNS and SLRC have received the opinion of Katten substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	the Letter Agreement shall be duly executed by SCP and acknowledged by SLRC, and shall become effective as of the Closing.

Frustration of Closing Conditions

None of SLRC, Merger Sub or SUNS may rely on the failure of any condition applicable to the other party to be satisfied to excuse performance by such party of its obligations under the Merger Agreement if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Mergers and the other transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Right to Terminate

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal by SUNS Stockholders or the Merger Stock Issuance Proposal by SLRC Stockholders:

•	by mutual consent of SUNS and SLRC by each of the SUNS Board and SLRC Board, including a majority of the SUNS Independent Directors and the SLRC Independent Directors, respectively;

•	by either SUNS or SLRC, if:

o	any governmental entity takes any final and non-appealable action that permanently restrains, enjoins or prohibits the transactions contemplated by the Merger Agreement;

o

the Merger has not been completed on or before December 1, 2022 (the “Termination Date”), provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

o	the requisite SUNS Stockholder approval, including approval of the Merger Proposal, is not obtained; or

o	the requisite SLRC Stockholder approval, including approval of the Merger Stock Issuance Proposal, is not obtained,

provided, however, that the right to terminate the Merger Agreement pursuant to any of the foregoing will not be available to any party that has breached in any material respect its obligations in any manner that has been the principal cause of or resulted in the failure to consummate the transactions contemplated by the Merger Agreement;

•	by SUNS, if:

o

SLRC or Merger Sub breaches or fails to perform any of their respective representations, warranties and covenants under the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain SUNS closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by SUNS to SLRC (provided that SUNS is not then in material breach so as to result in the failure of certain SLRC closing conditions);

o

prior to obtaining approval of the Merger Stock Issuance Proposal by SLRC Stockholders (A) an SLRC Adverse Recommendation Change and/or a Takeover Approval occurs, (B) SLRC fails to include in this joint proxy statement/prospectus the SLRC Board’s recommendation that SLRC Stockholders vote in favor of the Merger Stock Issuance Proposal, (C) a Takeover Proposal is publicly announced and SLRC fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SLRC Board that SLRC Stockholders vote in favor of the Merger Stock Issuance Proposal or (D) a tender or exchange offer relating to any shares of SLRC Common Stock has been commenced by a third party and SLRC does not send to SLRC Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the SLRC Board recommends rejection of such tender or exchange offer;

o	SLRC breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties; or

o

prior to obtaining approval of the Merger Proposal by SUNS Stockholders, (A) SUNS is not in material breach of any of the terms of the Merger Agreement, (B) the SUNS Board, including a majority of the SUNS Independent Directors, properly authorizes SUNS to enter into, and SUNS enters into, a definitive contract with respect to a SUNS Superior Proposal and (C) the third party that made such SUNS Superior Proposal, prior to such termination, pays to SLRC in immediately available funds any fees required to be paid pursuant to the Merger Agreement (described below); and

•	by SLRC, if:

o

SUNS breaches or fails to perform any of its representations, warranties and covenants under the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain SLRC closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination

Date, has not been cured within thirty (30) days after the giving of notice thereof by SLRC to SUNS (provided that SLRC is not then in material breach so as to result in the failure of certain SUNS closing conditions);

o

prior to obtaining approval of the Merger Proposal by SUNS Stockholders (A) a SUNS Adverse Recommendation Change and/or a Takeover Approval occurs, (B) SUNS fails to include in this joint proxy statement/prospectus the SUNS Board’s recommendation that SUNS Stockholders vote in favor of the Merger Proposal, including the Mergers and the other transactions contemplated by the Merger Agreement, (C) a Takeover Proposal is publicly announced and SUNS fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SUNS Board that SUNS Stockholders vote in favor of the Merger Proposal, including the Mergers and the other transactions contemplated by the Merger Agreement, or (D) a tender or exchange offer relating to any shares of SUNS Common Stock has been commenced by a third party and SUNS does not send to SUNS Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the SUNS Board recommends rejection of such tender or exchange offer;

o	SUNS breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties; or

o

prior to obtaining approval of the Merger Stock Issuance Proposal by SLRC Stockholders, (A) SLRC is not in material breach of any of the terms of the Merger Agreement, (B) the SLRC Board, including a majority of the SLRC Independent Directors, properly authorizes SLRC to enter into, and SLRC enters into, a definitive contract with respect to an SLRC Superior Proposal and (C) the third party that made such SLRC Superior Proposal, prior to such termination, pays to SUNS in immediately available funds any fees required to be paid pursuant to the Merger Agreement (described below).

Termination Fees

Set forth below are summaries of the termination fees that may be payable to SLRC or SUNS, as applicable, if the Merger Agreement is terminated prior to consummation of the Mergers.

SUNS Termination Fee

The Merger Agreement requires that a third party that makes a SUNS Superior Proposal will pay to SLRC a termination fee of $7,572,270, which is equal to 3.0% of the net asset value of SUNS as of September 30, 2021, if the Merger Agreement is terminated by SUNS at any time prior to obtaining approval of the Merger Proposal by SUNS Stockholders and (A) SUNS is not in material breach of any of the terms of the Merger Agreement, and (B) the SUNS Board, including a majority of the SUNS Independent Directors, authorizes SUNS to enter into, and SUNS enters into, a definitive contract with respect to such SUNS Superior Proposal.

The Merger Agreement also requires that a third party that makes a Takeover Proposal described in this paragraph will pay to SLRC a termination fee of $7,572,270, which is equal to 3.0% of the net asset value of SUNS as of September 30, 2021, if:

•

(A) the Merger Agreement is terminated (i) by SLRC or SUNS (x) if the Merger is not completed by the Termination Date, or (y) if the SUNS Stockholders do not approve the Merger Proposal at the SUNS Special Meeting, or (ii) by SLRC if SUNS willfully or intentionally breaches its representations, warranties, covenants or agreements in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain SLRC closing conditions, and such breach is either (x) not curable prior to the Termination Date or (y) if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SLRC to SUNS (provided that SLRC is not then in material breach so as to result in the failure of certain SUNS closing conditions);

•

(B) a Takeover Proposal (except that references to 25% in such definition will be deemed to be references to 50%) by the relevant third party is publicly disclosed after the date of the Merger Agreement and has not been withdrawn prior to the SUNS Special Meeting (in the case of a termination due to the failure of the SUNS Stockholders to approve the Merger Proposal) or termination of the Merger Agreement (in the case of (A)(ii) above or the failure to complete the Merger by the Termination Date); and

•

(C) SUNS enters into a definitive agreement with respect to such Takeover Proposal within twelve (12) months after the Merger Agreement is terminated and such Takeover Proposal is subsequently completed (regardless of whether such consummation happens prior to or following such 12-month period).

SLRC Termination Fee

The Merger Agreement requires that a third party that makes a SLRC Superior Proposal will pay to SUNS a termination fee of $25,604,700, which is equal to 3.0% of the net asset value of SLRC as of September 30, 2021, if the Merger Agreement is terminated by SLRC at any time prior to obtaining approval of the Merger Stock Issuance Proposal by SLRC Stockholders and (A) SLRC is not in material breach of any of the terms of the Merger Agreement, and (B) the SLRC Board, including a majority of the SLRC Independent Directors, authorizes SLRC to enter into, and SLRC enters into, a definitive contract with respect to such SLRC Superior Proposal.

The Merger Agreement also requires that a third party that makes a Takeover Proposal described in this paragraph to pay to SUNS a termination fee of $25,604,700, which is equal to 3.0% of the net asset value of SLRC as of September 30, 2021, if:

•

(A) the Merger Agreement is terminated (i) by SLRC or SUNS (x) if the Merger is not completed by the Termination Date, or (y) the SLRC Stockholders do not approve the Merger Stock Issuance Proposal at the SLRC Special Meeting, or (ii) by SUNS if SLRC willfully or intentionally breaches its representations, warranties, covenants or agreements in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain SLRC closing conditions, and such breach is either (x) not curable prior to the Termination Date or (y) if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SUNS to SLRC (provided that SUNS is not then in material breach so as to result in the failure of certain SLRC closing conditions);

•

(B) a Takeover Proposal (except that references to 25% in such definition will be deemed to be references to 50%) by the relevant third party is publicly disclosed after the date of the Merger Agreement and has not been withdrawn prior to the SLRC Special Meeting (in the case of a termination due to the failure of the SLRC Stockholders to approve the Merger Stock Issuance Proposal) or termination of the Merger Agreement (in the case of (A)(ii) above or the failure to complete the Merger by the Termination Date); and

•

(C) SLRC enters into a definitive agreement with respect to such Takeover Proposal within twelve (12) months after the Merger Agreement is terminated and such Takeover Proposal is subsequently completed (regardless of whether such consummation happens prior to or following such 12-month period).

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, and there will be no liability on the part of SLRC, Merger Sub, SUNS, or their respective affiliates or consolidated subsidiaries or any of their respective directors or officers. However, (1) SLRC and SUNS will remain liable to each other for any damages incurred or suffered by another party arising out of any willful or intentional breach of the Merger Agreement or a failure or refusal by a party to consummate the Merger Agreement and the transactions contemplated thereby when such party was obligated to do so in accordance with the terms of the Merger Agreement and (2) certain designated provisions of the Merger Agreement will survive the termination, including the confidentiality and termination fee provisions.

Amendment of the Merger Agreement

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Stock Issuance Proposal by SLRC Stockholders or the Merger Proposal by SUNS Stockholders; provided that after any approval of the Merger Stock Issuance Proposal by SLRC Stockholders or the Merger Proposal by SUNS Stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Expenses and Fees

All fees and expenses incurred in connection with the Mergers, will be paid by the entity incurring such fees and expenses, whether or not the Mergers are consummated; provided, however, the following fees and expenses will be borne equally by SLRC and SUNS: (i) costs and expenses of printing and mailing this joint proxy statement/prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers and (iii) fees and expenses for legal services to SUNS, SLRC and Merger Sub in connection with the Mergers (except for fees for legal services of independent counsel to the SLRC Special Committee and the SUNS Special Committee). It was estimated that SLRC and SUNS will bear expenses of approximately $3.5 million in the aggregate in connection with the Mergers, if consummated, or approximately $2.9 million in the aggregate if the Mergers are not consummated.

ACCOUNTING TREATMENT OF THE MERGERS

The Mergers would be considered asset acquisitions under generally accepted accounting principles with SLRC being the accounting survivor. The Mergers would then be accounted for under the asset acquisition method of accounting by SLRC in accordance with Accounting Standards Codification Topic 805-50, Business Combinations—Related Issues (“ASC 805-50”). Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s records. ASC 805-50-30-2 provides that asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on the cost to the acquiring entity or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.

In connection with the Mergers, the outstanding shares of SUNS Common Stock would be exchanged for newly issued shares of SLRC Common Stock. The aggregate NAV of the SLRC Common Stock received by SUNS Stockholders in connection with the Mergers would equal the aggregate NAV of shares of SUNS Common Stock held by SUNS Stockholders immediately prior to the Mergers. SLRC’s and SUNS’s respective NAVs would each take into account transaction related expenses. The consideration paid by SLRC would be allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example, cash) and would not give rise to goodwill. To the extent that the purchase price does not closely approximate the NAV of SLRC Common Stock at such time, the difference between the purchase price and the fair value of SUNS’s net assets acquired would result in a purchase discount or premium (henceforth referred to as the (“purchase discount (or premium)”). The purchase discount (or premium) would be allocated to the acquired assets and assumed liabilities of SUNS based on their relative fair values as of the Closing Date. Immediately following the Mergers, SLRC would record its investments, including the acquired SUNS investments, at their respective fair values and, as a result, the purchase discount (or premium) allocated to the cost basis of the investments acquired from SUNS would be recognized as unrealized appreciation (or depreciation). The purchase discount (or premium) allocated to the acquired SUNS investments in loans would accrete (or amortize) over the life of the loans through interest income with a corresponding reversal of the initial unrealized appreciation (or depreciation) on the acquired SUNS loans through their ultimate disposition. The purchase discount (or premium) allocated to the acquired SUNS investments in equity securities would not accrete (or amortize) over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the acquired SUNS equity securities and disposition of such equity securities at fair value, would be recognized as realized gain (or loss) with a corresponding reversal of the unrealized appreciation (or depreciation) upon disposition of such equity securities.

The final allocation of the purchase price would be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of SLRC’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of SLRC as compared to the information shown in this joint proxy statement/prospectus may occur. SLRC would exclude any adjustments to the cost basis of the acquired SUNS investments established by ASC 805 as a result of the Mergers from the calculation of its incentive fee on both pre-incentive fee net investment income and on any incentive fee on capital gains, with such exclusion to be implemented through, for example, a future amendment to SLRC’s investment advisory agreement with SCP then in effect, or another reasonable method.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax consequences of the Mergers, including those applicable to an investment in shares of SLRC Common Stock by a SUNS Stockholder. This summary does not purport to be a complete description of the income tax consequences of the Mergers or of those applicable to an investment in shares of SLRC Common Stock by a SUNS Stockholder.

Neither SLRC nor SUNS has sought or will seek any ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Mergers or any of the tax matters discussed under this heading. The discussion under this heading does not discuss the special treatment under U.S. federal income tax laws that could result if SLRC invested in tax-exempt securities or certain other investment assets. You are urged to consult with your own tax advisors and financial planners as to the particular tax consequences of the Mergers to you, as applicable, including the applicability and effect of any state, local or foreign laws and the effect of possible changes in applicable tax laws.

The discussion under this heading addresses only those SUNS Stockholders that hold their SUNS Common Stock (and will hold their SLRC Common Stock) as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular SUNS Stockholders in light of their individual circumstances or to SUNS Stockholders that are subject to special rules, such as stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, stockholders that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, persons who hold shares in SUNS Common Stock as part of a straddle or a hedging or conversion transaction, real estate investment trusts, other RICs, tax exempt organizations, banks and other financial institutions, U.S. stockholders whose functional currency is not the U.S. dollar, non-U.S. stockholders engaged in a trade or business in the United States, nonresident alien individuals who are present in the United States for 183 days or more in a taxable year, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, controlled foreign corporations or passive foreign investment companies.

In addition, the discussion under this heading does not address any alternative minimum tax, gift or estate tax, or any state, local or foreign tax consequences of the Mergers, nor does it address any tax consequences arising under Medicare tax on net investment income.

For purposes of the discussion under this heading, a “U.S. stockholder” or “U.S. holder” is a beneficial owner of SUNS Common Stock or SLRC Common Stock (as applicable) who for U.S. federal income tax purposes is: (i) a citizen or individual resident of the United States; (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia; (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of the discussion under this heading, a “non-U.S. stockholder” is a beneficial owner of SUNS Common Stock or SLRC Common Stock (as applicable) that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or an entity treated as a partnership) generally will depend on the status of the partner and the activities of the partnership. A SUNS Stockholder that is a partner of a partnership should consult its own tax advisor.

The discussion under this heading is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Each SUNS Stockholder should consult its tax advisor with respect to the particular tax consequences of the Mergers to such holder.

Certain Material U.S. Federal Income Tax Consequences of the Mergers

SLRC and SUNS intend for the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of each of SUNS and of SLRC to consummate the Mergers that SUNS and SLRC will together obtain an opinion from Katten, as counsel to SUNS and SLRC, generally to the effect that the Mergers will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code. The opinion will be based on facts and representations contained in representation letters provided by each of SUNS and SLRC and on customary factual assumptions.

The remainder of this disclosure assumes that the Mergers qualify as a “reorganization” under Section 368(a) of the Code.

U.S. Stockholders

SUNS Stockholders that are U.S. holders who receive shares of SLRC Common Stock in exchange for shares of SUNS Common Stock pursuant to the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes, other than with respect to cash received in lieu of fractional shares of SLRC Common Stock. The aggregate basis of the shares of SLRC Common Stock received in the Mergers will be the same as the aggregate basis of SUNS Common Stock for which it is exchanged, decreased by any basis attributable to fractional interests in shares of SLRC Common Stock for which cash is received. The holding period of shares of SLRC Common Stock received in exchange for shares of SUNS Common Stock will include the holding period of SUNS Common Stock for which it is exchanged.

If the SUNS Stockholder acquired different blocks of SUNS Common Stock at different times or at different prices, then the SUNS Stockholder’s basis and holding period in its shares of SLRC Common Stock will be determined by reference to the block of SUNS Common Stock for which it is exchanged.

A holder of SUNS Common Stock who receives cash instead of a fractional share of SLRC Common Stock will generally be treated as having received the fractional share pursuant to the Mergers and then as having sold that fractional share of SLRC Common Stock for cash. As a result, a U.S. holder of SUNS Common Stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis of such fractional share. Except as described above, this gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Payments of cash in lieu of fractional shares to a U.S. holder of SUNS Common Stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to SLRC and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Each holder of SUNS Common Stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives SLRC Common Stock in the Mergers will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth such holder’s basis in, and the fair market value of, SUNS Common Stock that is exchanged for SLRC Common Stock by such significant holder (in each case determined immediately prior to the exchange). A “significant holder” is a holder of SUNS Common Stock who, immediately before the Mergers, owned at least 5% of the outstanding stock of SUNS or securities of SUNS with a basis for U.S. federal income tax purposes of at least $1,000,000.

Non-U.S. Stockholders

SUNS Stockholders that are non-U.S. stockholders who receive shares of SLRC Common Stock in exchange for shares of SUNS Common Stock pursuant to the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes. The holding period and basis of SLRC Common Stock received by a non-U.S. stockholder generally will be calculated in the same manner as for a U.S. stockholder as described above under “— U.S. Stockholders”. Gain recognized by a non-U.S. stockholder upon the exchange of SUNS Common Stock for cash in lieu of fractional shares of SLRC Common Stock pursuant to the Mergers generally should not be subject to U.S. federal income tax.

A non-U.S. stockholder will be subject to information reporting and, in certain circumstances, backup withholding with respect to any cash received in lieu of fractional shares received by such holder pursuant to the Mergers, unless such non-U.S. stockholder certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such non-U.S. stockholder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Limitations on Utilization of Loss Carryforwards and Unrealized Losses

In general, it is expected that limitations under the Code will apply to loss carryforwards and unrealized losses of SUNS, as SUNS Stockholders before the Mergers are expected to hold less than 50% of the outstanding shares of SLRC immediately following the Mergers.

In this regard, the Mergers are expected to result in potential limitations on the ability of SLRC to use SUNS’s capital loss carryforwards and unrealized capital losses inherent in the tax basis of the assets acquired, once realized. These potential limitations generally would be imposed on an annual basis. Capital loss carryforwards in excess of the limitation may be carried forward indefinitely. The limitations generally would equal the product of the fair market value of SUNS’s (or SUNS’s taxable subsidiaries, as the case may be) equity immediately prior to the Mergers and the “long-term tax-exempt rate,” as published quarterly by the IRS, in effect at such time. No assurance can be given as to what long-term tax-exempt rate will be in effect at the time of the Mergers.

SLRC will be prohibited from using its capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in SUNS’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if SUNS has a net unrealized built in gain at the time of the Mergers. The ability of SLRC to absorb its losses in the future depends upon a variety of factors that cannot be known in advance. Even if SLRC is able to utilize its capital loss carryforwards or unrealized losses, the tax benefit resulting from those losses will be shared by both SLRC Stockholders and SUNS Stockholders following the Mergers. Therefore, an SLRC Stockholder or SUNS Stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.

SLRC will also be prohibited from using SUNS’s capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in SLRC’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if SLRC has a net unrealized built in gain at the time of the Mergers.

Further, in addition to the other limitations on the use of losses, under Section 381 of the Code, for the tax year of the Mergers, only that percentage of SLRC’s capital gain net income for such tax year (excluding capital loss carryforwards), if any, equal to the percentage of its tax year that remains following the Mergers can be reduced by SUNS’s capital loss carryforwards (as otherwise limited under Sections 382, 383 and 384 of the Code, as described above).

Distribution of Income and Gains

SUNS’s tax year is expected to end as a result of the Mergers. SUNS generally will be required to declare to SUNS Stockholders of record one or more distributions of all of its previously undistributed net investment income and net realized capital gain (if any), in order to maintain SUNS’s treatment as a RIC during its tax year ending with the date of the Mergers and to eliminate any U.S. federal income tax on its taxable income in respect of such tax year.

If SLRC has net investment income or net realized capital gain, but has not distributed such income or gain prior to the Mergers, a portion of any subsequent distributions on SLRC Common Stock may, in effect, be a taxable return of part of the stockholder’s investment. Similarly, if SLRC holds appreciated securities at the time of the Mergers, holders of SLRC Common Stock may receive a taxable return of part of their investment if and when SLRC sells the appreciated securities and distributes the realized gain.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Mergers and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Mergers. SUNS Stockholders are strongly encouraged to consult their own tax advisors as to the specific tax consequences resulting from the Mergers, including tax return reporting requirements, the applicability and effect of United States federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

U.S. Federal Income Taxation of an Investment in SLRC Common Stock

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to SLRC, to SLRC’s qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in SLRC Common Stock by a SUNS Stockholder.

Tax matters are very complicated, and the tax consequences to a SUNS Stockholder of an investment in SLRC Common Stock will depend on the facts of such holder’s particular situation. SUNS Stockholders are encouraged to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

SLRC has elected to be treated, and intends to operate in a manner so as to continuously qualify annually thereafter, as a RIC for U.S. federal income tax purposes. As a RIC, SLRC generally does not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that SLRC timely distributes (or is deemed to timely distribute) to SLRC Stockholders as dividends. Instead, dividends that SLRC distributes (or is deemed to timely distribute) generally are taxable to the holders of SLRC Common Stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of SLRC Common Stock. SLRC will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To qualify as a RIC, SLRC must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, SLRC must distribute to SLRC Stockholders, for each taxable year, at least 90% of SLRC’s investment company taxable income (which generally is SLRC’s net ordinary taxable income and realized net short-term capital gains in excess of realized net long-term capital losses, determined without regard to the dividends-paid deduction) (the “Annual Distribution Requirement”). The following discussion assumes that SLRC is and continues to be treated as a RIC for U.S. federal income tax purposes.

Taxation as a Regulated Investment Company

If SLRC qualifies as a RIC and meets the Annual Distribution Requirement, SLRC will not be subject to U.S. federal income tax on the portion of SLRC’s investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that SLRC timely distributes (or is deemed to timely distribute) to SLRC Stockholders. SLRC would, however, be subject to a 4% nondeductible federal excise tax if SLRC does not distribute, actually or on a deemed basis, an amount at least equal to the sum of (i) 98% of SLRC’s ordinary income for the calendar year, (ii) 98.2% of SLRC’s net capital gains for the one-year period ending on October 31 of the calendar year and (iii) any income realized, but not distributed, in the preceding period (to the extent that income tax was not imposed on such amounts), less certain reductions, as applicable (together, the “Excise Tax Distribution Requirements”).

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, SLRC must, among other things:

•	continue to qualify and have in effect an election to be treated as a Business Development Company under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of SLRC’s gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income (including certain deemed inclusions) derived with respect to SLRC’s business of investing in such stock or securities or foreign currencies or net income derived from an interest in a “qualified publicly traded partnership” (the “90% Gross Income Test”);

•	diversify SLRC’s holdings so that at the end of each quarter of the taxable year:

(1)

SLRC ensures that at least 50% of the value of SLRC’s assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities, and that the securities of any one issuer (other than a RIC) do not represent more than 5% of the value of SLRC’s assets or more than 10% of the outstanding voting securities of the issuer; and

(2)

SLRC ensures that no more than 25% of the value of SLRC’s assets is invested in the securities (other than U.S. government securities or securities of other RICs) of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by SLRC and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

In addition to dividends paid under SLRC’s dividend reinvestment plan, SLRC may choose to pay a majority of a required dividend in SLRC Common Stock rather than cash. In order for the distribution to qualify for the Annual Distribution Requirement, the dividend must be payable at the election of each SLRC Stockholder in cash or SLRC Common Stock (or a combination of the two), but may have a “cash cap” that limits the total amount of cash paid to not less than 20% of the entire distribution. If stockholders in the aggregate elect to receive an amount of cash greater than SLRC’s cash cap, then each stockholder who elected to receive cash will receive a pro rata share of the cash and the rest of their distribution in SLRC Common Stock. The value of the portion of the distribution made in SLRC Common Stock will be equal to the amount of cash for which SLRC Common Stock is substituted, and SLRC’s U.S. Stockholders will be subject to tax on such amount as though they had received cash.

Stockholders who participate in SLRC’s dividend reinvestment plan will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of SLRC’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such non-cash dividends. Furthermore, with respect to non-U.S. stockholders, SLRC may be required to withhold U.S. tax with respect to such dividends.

SLRC may have investments that require income to be included in investment company taxable income in a year prior to the year in which SLRC actually receives a corresponding amount of cash in respect of such income. For example, if SLRC holds corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, SLRC must include in SLRC’s taxable income in each year the full amount of SLRC’s allocable share of these deemed dividends. Additionally, if SLRC holds debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with paid in kind interest or, in certain cases, that have increasing interest rates or are issued with warrants), SLRC must include in SLRC’s taxable income in each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether SLRC receives cash representing such income in the same taxable year. SLRC may also have to include in SLRC’s taxable income other amounts that SLRC has not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If SLRC’s deductible expenses in a given year exceed SLRC’s investment company taxable income, SLRC will have a net operating loss for that year. A RIC is not able to offset its investment company taxable income with net operating losses on either a carryforward or carryback basis, and these net operating losses generally will not pass through to stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is generally limited to 30% of its “adjusted taxable income.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes to SLRC or the holders of SLRC Common Stock. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, SLRC may, for U.S. federal income tax purposes, have aggregate taxable income for several years that SLRC is required to distribute and that is taxable to stockholders even if this income is greater than the economic income SLRC actually earned during those years.

In order to enable SLRC to make distributions to the holders of SLRC Common Stock that will be sufficient to enable SLRC to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements in the event that the circumstances described in the preceding two paragraphs apply, SLRC may need to liquidate or sell some of SLRC’s assets at times or at prices that SLRC would not consider advantageous, SLRC may need to raise additional equity or debt capital, SLRC may need to take out loans, or SLRC may need to forego new investment opportunities or otherwise take actions that are disadvantageous to SLRC’s business (or be unable to take actions that are advantageous to SLRC’s business). Even if SLRC is authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the Investment Company Act, SLRC generally is not permitted to make distributions to SLRC’s stockholders while SLRC’s debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. If SLRC is unable to obtain cash from other sources to enable SLRC to satisfy the Annual Distribution Requirement, SLRC may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). If SLRC is unable to obtain cash from other sources to enable SLRC to satisfy the Excise Tax Distribution Requirements, SLRC may be subject to an additional tax, as described above.

For the purpose of determining whether SLRC satisfies the 90% Gross Income Test and the Diversification Tests, the character of SLRC’s distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from SLRC for U.S. federal income tax purposes, generally will be determined as if SLRC realized these tax items directly.

Failure to Qualify as a RIC

If SLRC fails to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, SLRC might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require SLRC to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, SLRC could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by SLRC during the period in which SLRC failed to qualify as a RIC that are recognized during the 5-year period after SLRC’s requalification as a RIC, unless SLRC made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of SLRC’s requalification as a RIC.

If SLRC fails to qualify for treatment as a RIC and such relief provisions do not apply to SLRC, SLRC would be subject to U.S. federal income tax on all of SLRC’s taxable income at regular corporate U.S. federal income tax rates (and SLRC also would be subject to any applicable state and local taxes), regardless of whether SLRC makes any distributions to the holders of SLRC Common Stock. SLRC would not be able to deduct distributions to SLRC’s stockholders, nor would distributions to the holders of SLRC Common Stock be required to be made for U.S. federal income tax purposes. Any distributions SLRC makes generally would be taxable to the holders of SLRC Common Stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of SLRC’s current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders of SLRC Common Stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of SLRC’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of SLRC Common Stock, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of SLRC’s taxable year, SLRC believes that SLRC may fail the Diversification Tests, SLRC may seek to take certain actions to avert a failure. However, the action frequently taken by RICs to avert a failure, the disposition of non-diversified assets, may be difficult for SLRC to pursue because of the limited liquidity of SLRC’s investments.

Although SLRC expects to operate in a manner so as to qualify continuously as a RIC, SLRC may decide in the future to be taxed as a “C” corporation, even if SLRC would otherwise qualify as a RIC, if SLRC determines that treatment as a C corporation for a particular year would be in SLRC’s best interests. The remainder of this discussion assumes that SLRC will continuously qualify as a RIC for each taxable year.

SLRC’s Investments — General

Certain of SLRC’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause SLRC to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. SLRC intends to monitor SLRC’s transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that SLRC will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by SLRC from warrants or other securities acquired by SLRC, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long SLRC held a particular warrant or security.

A portfolio company in which SLRC invests may face financial difficulties that require SLRC to work-out, modify or otherwise restructure SLRC’s investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause SLRC to recognize taxable income without a corresponding receipt of cash, which could affect SLRC’s ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in SLRC receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

SLRC’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, SLRC’s yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by SLRC.

If SLRC purchases shares in a “passive foreign investment company” (“PFIC”), SLRC may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if SLRC distributes such income as a taxable dividend to the holders of SLRC Common Stock. Additional charges in the nature of interest generally will be imposed on SLRC in respect of deferred taxes arising from any such excess distribution or gain. If SLRC invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code (“QEF”), in lieu of the foregoing requirements, SLRC will be required to include in income each year SLRC’s proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, SLRC may be able to elect to mark-to-market at the end of each taxable year SLRC’s shares in a PFIC; in this case, SLRC will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in SLRC’s income. SLRC’s ability to make either election will depend on factors beyond SLRC’s control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, SLRC may be required to recognize in a year income in excess of any distributions SLRC receives from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether SLRC satisfies the Excise Tax Distribution Requirements. See “ — Taxation as a Regulated Investment Company” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time SLRC accrues income, expenses or other liabilities denominated in a foreign currency and the time SLRC actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt obligations denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

Distributions by SLRC generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of SLRC’s investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. stockholders to the extent of SLRC’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional SLRC Common Stock. To the extent such distributions are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to non-corporate U.S. stockholders (including individuals) at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by SLRC will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends under the Code. Distributions of SLRC’s net capital gains (which generally are SLRC’s realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by SLRC as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its SLRC Common Stock and regardless of whether paid in cash or reinvested in additional SLRC Common Stock. Distributions in excess of SLRC’s earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s SLRC Common Stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

A portion of SLRC’s ordinary income dividends, but not capital gain dividends, paid to corporate U.S. stockholders may, if certain conditions are met, qualify for a dividends-received deduction to the extent SLRC has received dividends from certain corporations during the taxable year. However, it is anticipated that distributions paid by SLRC generally will not qualify for this deduction. A corporate U.S. stockholder may be required to reduce its basis in its common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. stockholders who have not opted out of SLRC’s dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of SLRC Common Stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless be taxable to U.S. stockholders as if received in cash and then purchased for that amount. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

SLRC may distribute SLRC’s net long-term capital gains, if any, in cash or elect to retain some or all of such gains, pay taxes at the U.S. federal corporate-level income tax rate on the amount retained, and designate the retained amount as a “deemed distribution.” If SLRC elects to retain net long-term capital gains and deem them distributed, U.S. stockholders will be treated as if they received a distribution of their pro rata share of the retained net long-term capital gain and the U.S. federal income tax paid. As a result, U.S. stockholders will (i) be required to report their pro rata share of the retained gain on their tax return as long-term capital gain, (ii) receive a refundable tax credit for their pro rata share of federal tax paid by SLRC on the retained gain, and (iii) increase the basis of their shares of SLRC Common Stock by an amount equal to the deemed distribution less the tax credit.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, SLRC may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If SLRC makes such an election, a U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by SLRC in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by SLRC Stockholders on December 31 of the year in which the dividend was declared.

If a U.S. stockholder purchases shares of SLRC Common Stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder redeems, sells or otherwise disposes of shares of SLRC Common Stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s basis in SLRC Common Stock sold, redeemed or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of shares of SLRC Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of SLRC Common Stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions under SLRC’s dividend reinvestment plan or otherwise) within 30 days before or after the disposition. In such a case, the basis of SLRC Common Stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders that are individuals, trusts or estates are taxed at preferential rates on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in SLRC’s shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

SLRC will send to each of SLRC’s U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by SLRC generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because SLRC’s income generally will not consist of dividends.

An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. stockholders (other than certain trusts) on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include taxable distributions and deemed distributions paid with respect to shares of SLRC Common Stock, and net gain attributable to the disposition of SLRC Common Stock.

Taxation of Non-U.S. Stockholders

The general rule is that distributions of SLRC’s investment company taxable income to non-U.S. stockholders, whether paid in cash or reinvested in SLRC Common Stock, generally will be subject to U.S. withholding tax of 30% of the gross distribution (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from SLRC’s current or accumulated earnings and profits.

However, as described below, several types of distributions and dividends are not subject to U.S. withholding tax (or to U.S. federal income tax).

Actual or deemed distributions of SLRC’s net capital gain (which generally are SLRC’s realized net long-term capital gains in excess of realized net short-term capital losses) to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of SLRC Common Stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax.

If SLRC distributes SLRC’s net capital gain in the form of deemed rather than actual distributions (which SLRC may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax SLRC pays on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number (“TIN”) (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

In general, no U.S. source withholding taxes will be imposed on dividends paid by SLRC to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements.

Non-U.S. stockholders who have not opted out of SLRC’s dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of SLRC Common Stock, rather than receiving cash dividends and distributions. The amount reinvested or distributed to non-U.S. stockholders will be appropriately adjusted to take account of any U.S. withholding taxes payable by SLRC with respect to such stockholders.

Information Reporting; Backup and FATCA Withholding

SLRC may be required to withhold, for U.S. federal income tax purposes, a portion of all taxable distributions payable to stockholders (a) who fail to provide SLRC with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies SLRC that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a stockholder to furnish a certified TIN to SLRC could subject the stockholder to a $50 penalty imposed by the IRS.

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. stockholder provides SLRC or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. stockholder or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”), the relevant withholding agent generally will be required to withhold 30% of any dividends paid with respect to common stock to: (i) a foreign financial institution, unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to these dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

*            *             *

All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in SLRC Common Stock. SLRC will not pay any additional amounts in respect to any amounts withheld.

SLRC PROPOSAL 1 — APPROVAL OF THE MERGER STOCK ISSUANCE PROPOSAL

SLRC is asking SLRC Stockholders to approve the issuance of the shares of SLRC Common Stock to be issued pursuant to the Merger Agreement. It is a condition to completion of the Mergers that SLRC issue shares of SLRC Common Stock to SUNS Stockholders pursuant to the Merger Agreement. Upon completion of the Mergers, and subject to the terms and conditions of the Merger Agreement, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration as described in “Description of the Merger Agreement — Merger Consideration.” For more information on the SLRC Stockholder vote required for approval of the Merger Stock Issuance Proposal, see “The SLRC Special Meeting — Vote Required.”

The issuance of shares of SLRC Common Stock to SUNS Stockholders is necessary to complete the Mergers and therefore the approval of the Merger Stock Issuance Proposal is required for completion of the Mergers.

Appraisal Rights

Under Maryland law and SLRC’s charter (“SLRC’s charter”), SLRC Stockholders will not be entitled to rights of appraisal with respect to the Merger Stock Issuance Proposal. Accordingly, to the extent that an SLRC Stockholder objects to the Merger Stock Issuance Proposal, such SLRC Stockholder will not have the right to have a court judicially determine (and the SLRC Stockholder will not receive) the fair value for its shares of SLRC Common Stock under the provisions of Maryland law governing appraisal rights.

Required Vote

SLRC Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Stock Issuance Proposal. The affirmative vote “FOR” the Merger Stock Issuance Proposal of the holders of a majority of the votes cast of SLRC Common Stock at the SLRC Special Meeting at which a quorum is present is required for approval of the Merger Stock Issuance Proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the Merger Stock Issuance Proposal. Because the only proposal to be acted on at the SLRC Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SLRC Special Meeting. Proxies received will be voted “FOR” the approval of the Merger Stock Issuance Proposal unless SLRC Stockholders designate otherwise.

On the recommendation of the SLRC Special Committee, the SLRC Board unanimously recommends a vote “FOR” The Merger Stock Issuance Proposal.

SUNS PROPOSAL 1 — APPROVAL OF THE MERGER PROPOSAL

SUNS is asking SUNS Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement. Upon completion of the Merger, and subject to the terms and conditions of the Merger Agreement, each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration as described in the section entitled “Description of the Merger Agreement — Merger Consideration.” For more information on the SUNS Stockholder vote required for approval of the Merger Proposal, see “The SUNS Special Meeting — Vote Required.”

Approval of the Merger Proposal is required for the completion of the Mergers.

Appraisal Rights

Under Maryland law and SUNS’s charter (“SUNS’s charter”), SUNS Stockholders will not be entitled to rights of appraisal with respect to the Merger Proposal. Accordingly, to the extent that a SUNS Stockholder objects to the Merger Proposal, such SUNS Stockholder will not have the right to have a court judicially determine (and the SUNS Stockholder will not receive) the fair value for its shares of SUNS Common Stock under the provisions of Maryland law governing appraisal rights.

Required Vote

SUNS Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Proposal. The affirmative vote “FOR” the Merger Proposal of a majority of the outstanding shares of SUNS Common Stock is required to approve the Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” this proposal. Because the only proposal to be acted on at the SUNS Special Meeting is a non-discretionary matter, it is not expected that there will be any broker non-votes at the SUNS Special Meeting. Proxies received will be voted “FOR” the approval of the Merger Proposal unless SUNS Stockholders designate otherwise.

On the recommendation of the SUNS Special Committee, the SUNS Board unanimously recommends a vote “FOR” The Merger Proposal.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

SLRC

Price Range of SLRC Common Stock

SLRC Common Stock trades on Nasdaq under the symbol “SLRC.” The following table sets forth, for each fiscal quarter during the two most recently completed fiscal years and for the current fiscal year, the range of high and low closing sales prices of SLRC Common Stock as reported on Nasdaq, the premium (discount) of sales price to SLRC’s NAV and the distributions declared by SLRC for each fiscal quarter.

		Sale Price
	NAV(1)	High	Low	Premium (Discount) of High Sales Price to NAV(2)	Premium (Discount) of Low Sales Price to NAV(2)	Cash Distribution per Share(3)
Year ended December 31, 2020
First quarter	$19.24	$21.15	$7.55	0.1%	(60.8)%	$0.41
Second quarter	$20.11	$17.73	$11.03	(11.8)%	(45.2)%	$0.41
Third quarter	$20.14	$17.38	$15.36	(13.7)%	(23.7)%	$0.41
Fourth quarter	$20.16	$18.14	$15.43	(10.0)%	(23.5)%	$0.41
Year ended December 31, 2021
First quarter	$20.26	$19.35	$17.35	(4.5)%	(14.4)%	$0.41
Second quarter	$20.29	$19.58	$17.88	(3.5)%	(11.9)%	$0.41
Third Quarter	$20.20	$19.75	$18.42	(2.2)%	(8.8)%	$0.41
Fourth Quarter	*	$19.90	$17.55	*	*	$0.41
Year ending December 31, 2022
First quarter (through January 28, 2022)	*	$19.26	$18.20	*	*	*

*	Not determinable at the time of filing.
(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low closing sales price divided by NAV and subtracting 1.
(3)	Represents the cash distribution for the specified quarter.

The last reported price for SLRC Common Stock on January 28, 2022 was $18.26 per share, which represented a 9.6% discount to SLRC’s NAV as of September 30, 2021. As of the SLRC Record Date, SLRC had 18 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.

SUNS

Price Range of SUNS Common Stock

SUNS Common Stock currently trades on Nasdaq under the symbol “SUNS.” The following table sets forth, for each fiscal quarter during the two most recently completed fiscal years and for the current fiscal year, the range of high and low closing sales prices of SUNS Common Stock as reported on Nasdaq, the premium (discount) of sales price to SUNS’s NAV and the distributions declared by SUNS for each fiscal quarter:

		Sale Price
	NAV(1)	High	Low	Premium (Discount) of High Sales Price to NAV(2)	Premium (Discount) of Low Sales Price to NAV(2)	Cash Distribution per Share(3)
Year ended December 31, 2020
First quarter	$14.59	$18.29	$6.95	25.4%	(52.4)%	$0.3525
Second quarter	$15.55	$13.86	$9.48	(10.9)%	(39.0)%	$0.3175
Third quarter	$15.79	$13.78	$12.03	(12.7)%	(23.8)%	$0.30
Fourth quarter	$15.91	$14.98	$12.30	(5.8)%	(22.7)%	$0.30
Year ended December 31, 2021
First quarter	$15.91	$15.65	$14.14	(1.6)%	(11.1)%	$0.30
Second quarter	$15.87	$16.30	$14.74	2.7%	(7.1)%	$0.30
Third quarter	$15.73	$16.16	$15.26	2.7%	(3.0)%	$0.30
Fourth quarter	*	$16.11	$13.65	*	*	$0.30
Year ending December 31, 2022
First quarter (through January 28, 2022)	*	$14.97	$13.41	*	*	$0.10	(4)

*	Not determinable at the time of filing.
(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low closing sales price divided by NAV and subtracting 1.
(3)	Represents the cash distribution for the specified quarter.
(4)	Represents the cash distribution of $0.10 per share declared on January 5, 2022 and payable on February 5, 2022 to stockholders of record as of January 20, 2022.

The last reported price for SUNS Common Stock on January 28, 2022 was $13.75 per share, which represented a 12.6% discount to SUNS’s NAV as of September 30, 2021. As of the SUNS Record Date, SUNS had 5 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.

MANAGEMENT OF SLRC AND SUNS

The business and affairs of each of SLRC and SUNS are managed under the oversight of their respective Boards. The Board of each of SLRC and SUNS currently consists of five members, of whom three on each Board are Independent Directors. The Board of each of SLRC and SUNS may modify the number of its members in accordance with each Company’s bylaws, except that no decrease in the number of directors shall shorten the term of any incumbent director. Nasdaq requires that each Company maintain a majority of Independent Directors on its Board and provides that a director of a Business Development Company is considered to be independent if he or she is not an “interested person”, as defined in Section 2(a)(19) of the Investment Company Act. Therefore, under both the Investment Company Act and applicable Nasdaq rules, a majority of the directors of the Board of each of SLRC and SUNS is independent.

Director and Executive Officer Information

Directors

Information regarding each Company’s current directors is set forth below. The directors are divided into two groups — interested directors and Independent Directors. The interested directors are “interested persons” of each Company, as defined in Section 2(a)(19) of the Investment Company Act.

Name, Address, and Age(1)	Company Served	Company — Length of Time Served; Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in the Fund Complex(2) Overseen by the Director	Other Directorships Held by Director or Nominee for Director During the Past Five Years(3)
Interested Directors
Michael S. Gross, 60	SLRC and SUNS	SLRC–Co-Chief Executive Officer since June 2019, President since 2007, Sole Chief Executive Officer from February 2007-June 2019, Director since 2007; term expires in 2024 SUNS– Co-Chief Executive Officer since June 2019, President since 2010, Sole Chief Executive Officer from December 2019-June 2019, Director since 2010; term expires in 2023	Co-Chief Executive Officer of SLRC, SUNS and SCP Private Credit Income BDC LLC since June 2019 and of SLR HC BDC LLC since September 2020, and President of SLRC since 2007, of SUNS since 2010, of SCP Private Credit Income BDC LLC since 2018 and of SLR HC BDC LLC since 2020; Sole Chief Executive Officer of SLRC (February 2007-June 2019), of SUNS (December 2010-June 2019) and of SCP Private Credit Income BDC LLC (June 2018-June 2019).	4	Chairman of the Board of SCP Private Credit Income BDC LLC since 2018 and of SLR HC BDC LLC since 2020; Chairman of the Board of Directors of Global Ship Lease Inc.; Director of Jarden Corporation (2007-2016); Chairman of the Board of Mt. Sinai Children’s Center Foundation; Director of New York Road Runners; Member of the Kellogg Global Advisory Board; and Member of the Ross School Advisory Board at the University of Michigan.

Mr. Gross’ intimate knowledge of the business and operations of SLRC and SUNS, extensive familiarity with the financial industry and the investment management process in particular, and experience as a director of other public and private companies not only gives the board of directors valuable insight but also positions him well to continue to serve as the Chairman of SLRC’s and SUNS’s board of directors.

Bruce Spohler, 61	SLRC and SUNS	SLRC–Co-Chief Executive Officer since June 2019, Chief Operating Officer since February 2007, Director since 2009; term expires in 2023 SUNS–Co-Chief Executive Officer since June 2019, Chief Operating Officer since December 2010, Director since 2010; term expires in 2022	Co-Chief Executive Officer of SLRC, SUNS and SCP Private Credit Income BDC LLC since June 2019 and of SLR HC BDC LLC since September 2020; Chief Operating Officer of SLRC since February 2007, of SUNS since December 2010, of SCP Private Credit Income BDC LLC since June 2018 and of SLR HC BDC LLC since September 2020; previously, Managing Director and a former Co-Head of U.S. Leveraged Finance for CIBC World Markets.	4	Director of SCP Private Credit Income BDC LLC since 2018 and of SLR HC BDC LLC since 2020.

Mr. Spohler’s depth of experience in managerial positions in investment management, leveraged finance and financial services, as well as his intimate knowledge of SLRC’s and SUNS’s business and operations, gives SLRC’s and SUNS’s board of directors valuable industry-specific knowledge and expertise on these and other matters.

Independent Directors
Steven Hochberg, 60	SLRC and SUNS	SLRC–Director since 2007; term expires in 2023 SUNS–Director since 2011; term expires in 2022	Partner of Deerfield Management, a healthcare investment firm, since 2013. Co-founder and manager of Ascent Biomedical Ventures, a venture capital firm focused on early stage investment and development of biomedical companies, since 2004.	4	Director of SCP Private Credit Income BDC LLC since 2018, of SLR HC BDC LLC since 2020 and of several private companies. Since 2011, Mr. Hochberg had been the Chairman of the Board of Continuum Health Partners until its merger with Mount Sinai in 2013, where he is the Senior Vice Chairman of the

Mount Sinai Health System, a non-profit healthcare integrated delivery system in New York City. Director of a number of private healthcare companies, and the Cardiovascular Research Foundation, an organization focused on advancing new technologies and education in the field of cardiovascular medicine.

Mr. Hochberg’s varied experience in investing in medical technology companies provides SLRC’s and SUNS’s board of directors with particular knowledge of this field, and his role as chairman of other companies’ boards of directors brings the perspective of a knowledgeable corporate leader.

Leonard A. Potter, 60	SLRC and SUNS	SLRC–Director since 2009; term expires in 2024 SUNS–Director since 2011; term expires in 2023	President and Chief Investment Officer of Wildcat Capital Management, LLC since 2011; Co-founder and Senior Managing Director of Vida Ventures I and II, each a biotech venture fund, since 2017; Managing Director of Soros Private Equity at Soros Fund Management LLC from 2002 to 2009.	4	Director of SCP Private Credit Income BDC LLC since 2018, of SLR HC BDC LLC since 2020, of Hilton Grand Vacations Inc. since 2017, of SuRo Capital Corp. (f/k/a Sutter Rock Capital Corp.) since 2011, and of several private companies.

Mr. Potter’s experience practicing as a corporate lawyer provides valuable insight to SLRC’s and SUNS’s board of directors on regulatory and risk management issues. In addition, his tenure in private equity and other investments and service as a director of both public and private companies provide industry-specific knowledge and expertise to SLRC’s and SUNS’s board of directors.

David S. Wachter, 58	SLRC and SUNS	SLRC–Director since 2007; term expires in 2022 SUNS–Director since 2011; term expires in 2024	Founding Partner, Managing Director and President of W Capital Partners, a private equity fund manager, since 2001.	4	Director of SCP Private Credit Income BDC LLC since 2018, of SLR HC BDC LLC since 2020 and of several private companies.

Mr. Wachter’s extensive knowledge of private equity and investment banking provides SLRC’s and SUNS’s board of directors with the valuable insight of an experienced financial manager.

(1)	The address of all directors is c/o SLR Investment Corp. or SLR Senior Investment Corp., as applicable, 500 Park Avenue, New York, New York 10022.
(2)

“Fund Complex” includes SLRC, SUNS, SCP Private Credit Income BDC (“PCI BDC”) and SLR HC BDC LLC (“HC BDC”). PCI BDC and HC BDC have each elected to be regulated as a Business Development Company under the Investment Company Act and have the same investment adviser, SCP, and administrator, SCM, as the Companies.

(3)

All of the Companies’ directors also serve as directors of PCI BDC and HC BDC, which are investment companies that have each elected to be regulated as a Business Development Company and for which SCP serves as investment adviser. Mr. Potter also serves as a director of SuRo Capital Corp. (f/k/a Sutter Rock Capital Corp.), which is a closed-end management investment company that has elected to be regulated as a Business Development Company.

Executive Officers

The following persons serve in the following capacities for each Company:

Name	Age	SLRC Position	SUNS Position
Richard L. Peteka	60	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer, Treasurer and Secretary
Guy Talarico	66	Chief Compliance Officer	Chief Compliance Officer

Board Leadership Structure

Each Board monitors and performs an oversight role with respect to the applicable Company’s business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to the Companies. Among other things, each Board approves the appointment of SCP, as investment adviser to each Company, and officers; reviews and monitors the services and activities performed by SCP and executive officers; and approves the engagement, and reviews the performance, of each Company’s independent registered public accounting firm.

Under the respective bylaws of SLRC and SUNS, each Board may designate a chairman to preside over the meetings of the board of directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the respective board. SLRC and SUNS do not have fixed policies as to whether the chairman of the board of directors should be an independent director and believe that each Company should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in such Company’s best interests and the best interests of such Company’s stockholders at such times.

Presently, Mr. Gross serves as the Chairman of each Board. Mr. Gross is an “interested person” of each Company as defined in Section 2(a)(19) of the Investment Company Act because he is the President and

Co-Chief Executive Officer of SLRC and SUNS, serves on the investment committee of SCP and is a managing member of SCP. SLRC and SUNS believe that Mr. Gross’s history with SLRC and SUNS, familiarity with its investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the Chairman of each Board. We believe that SLRC and SUNS are best served through this existing leadership structure, as Mr. Gross’s relationship with SCP provides an effective bridge and encourages an open dialogue between management and the board of directors, ensuring that both groups act with a common purpose.

Each Board does not currently have a designated lead independent director. SLRC and SUNS are aware of the potential conflicts that may arise when a non-independent director is Chairman of the board of directors, but believe these potential conflicts are offset by each Company’s strong corporate governance policies. Each Company’s corporate governance policies include regular meetings of the Independent Directors in executive session without the presence of interested directors and management, the establishment of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, which are comprised solely of Independent Directors, and the appointment of a chief compliance officer, with whom the Independent Directors meet regularly without the presence of interested directors and other members of management, for administering compliance policies and procedures for SLRC and SUNS.

SLRC and SUNS recognize that different board leadership structures are appropriate for companies in different situations. SLRC and SUNS re-examine their corporate governance policies on an ongoing basis to ensure that they continue to meet their respective needs.

Boards’ Role in Risk Oversight

The SLRC Board and SUNS Board perform their risk oversight functions primarily through (a) three standing committees, respectively, which report to each Board and are comprised solely of Independent Directors, and (b) active monitoring by such Company’s chief compliance officer and compliance policies and procedures.

As described below in more detail, each Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee assist the applicable Board in fulfilling its risk oversight responsibilities. Each Audit Committee’s risk oversight responsibilities include overseeing the applicable Company’s accounting and financial reporting processes, systems of internal controls regarding finance and accounting, and audits of the applicable Company’s financial statements. Each Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by the applicable Company’s stockholders, developing and recommending to the applicable Board a set of corporate governance principles and overseeing the evaluation of such Board and management. Each Compensation Committee’s risk oversight responsibilities include reviewing and recommending to each Board for approval the applicable advisory agreement between each Company and SCP and the applicable administration agreement between each Company and SCM, and, to the extent that either Company compensates its executive officers directly in the future, reviewing and evaluating the compensation of its executive officers and making recommendations to the applicable Board regarding such compensation.

Each Board also performs its risk oversight responsibilities with the assistance of such Company’s chief compliance officer. Each Board annually reviews a written report from the Company’s chief compliance officer discussing the adequacy and effectiveness of the compliance policies and procedures of each respective Company. The chief compliance officer’s annual report addresses: (i) the operation of the compliance policies and procedures of the Company, its investment adviser and certain other entities since the last report; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to such policies and procedures as a result of the chief compliance officer’s annual review; and (iv) any compliance matter that has occurred since the date of the last report about which the Board would reasonably need to know to oversee compliance. In addition, each Company’s chief compliance officer meets in executive session with the applicable Board’s Independent Directors at least once a year.

Each Company believes that the role of the Board in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a Business Development Company. As Business Development Companies, the Companies are required to comply with certain regulatory requirements that control the levels of risk in their respective businesses and operations. For example, each Company’s ability to incur indebtedness is limited such that its asset coverage must equal at least 150% immediately after each time it incurs indebtedness, each Company generally cannot invest in assets that are not “qualifying assets” unless at least 70% of its total assets consist of “qualifying assets” immediately prior to such investment, and each Company is not generally permitted to invest, subject to certain exceptions, in any portfolio company in which one of its affiliates currently has an investment.

The Companies recognize that different board of directors’ roles in risk oversight are appropriate for companies in different situations. The Companies re-examine the manners in which the Boards administer their oversight functions on an ongoing basis to ensure that they continue to meet each Company’s needs.

Corporate Governance

Corporate Governance Documents

Each Company maintains a corporate governance webpage at www.slrinvestmentcorp.com for SLRC and www.slrseniorinvestmentcorp.com for SUNS.

The Code of Business Conduct, Joint Code of Ethics and Insider Trading Policy, Audit Committee Charter, Nominating and Corporate Governance Committee Charter and Compensation Committee Charter for each Company are available at www.slrinvestmentcorp.com for SLRC and www.slrseniorinvestmentcorp.com for SUNS and are also available to any stockholder who requests them by writing to SLR Investment Corp. or SLR Senior Investment Corp., as applicable, c/o Richard L. Peteka, Corporate Secretary, 500 Park Avenue, New York, New York 10022.

Director Independence

In accordance with rules of the NASDAQ Stock Market, each Board annually determines each director’s independence. The Companies do not consider a director independent unless the applicable Board has determined that the director has no material relationship with the Companies. The Companies monitor the relationships of its directors and officers through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

The Companies’ governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Companies’ Corporate Secretary of any change in circumstance that may cause his status as an independent director to change. Each Board limits membership on the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee to Independent Directors.

In order to evaluate the materiality of any such relationship, the Boards use the definition of director independence set forth in the rules promulgated by the NASDAQ Stock Market. Rule 5605(a)(2) provides that a director of a Business Development Company shall be considered to be independent if he or she is not an “interested person” of such Business Development Company, as defined in Section 2(a)(19) of the Investment Company Act.

Each Board has determined that each of the directors is independent and has no relationship with the Companies, except as a director and stockholder, with the exception of Michael S. Gross, as a result of his positions as the Co- Chief Executive Officer and President of the Companies and a managing member of SCP, and Bruce Spohler, as a result of his positions as Co-Chief Executive Officer and Chief Operating Officer of the Companies and a managing member of SCP.

Evaluation

Each Company’s directors perform an evaluation, no less frequently than annually, of the effectiveness of such Company’s Board and its committees. This evaluation includes Board and Board committee discussions.

Communications with Directors

Stockholders with questions about either of the Companies are encouraged to contact the relevant Company’s investor relations department. However, if stockholders believe that their questions have not been addressed, they may communicate with the SLRC Board or the SUNS Board by sending their communications to SLR Investment Corp. or SLR Senior Investment Corp., as applicable, c/o Richard L. Peteka, Corporate Secretary, 500 Park Avenue, New York, New York 10022. All stockholder communications received in this manner will be delivered to one or more members of the applicable Board.

Board Meetings and Committees

SLRC

An Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee have been established by the SLRC Board. During 2021, SLRC held 7 Board meetings, 4 Audit Committee meetings, 1 Nominating and Corporate Governance Committee meeting and 1 Compensation Committee meeting. During 2021, all directors attended at least 75% of the aggregate number of meetings of the SLRC Board and of the respective committees on which they serve. SLRC requires each director to make a diligent effort to attend all Board and committee meetings and encourages attendance at each annual meeting of SLRC’s stockholders. Two of SLRC’s directors attended the 2021 annual meeting of SLRC stockholders virtually.

SUNS

An Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee have been established by the SUNS Board. During 2021, SUNS held 7 Board meetings, 4 Audit Committee meetings, 1 Nominating and Corporate Governance Committee meeting and 1 Compensation Committee meeting. During 2021, all directors attended at least 75% of the aggregate number of meetings of the SUNS Board and of the respective committees on which they serve. SUNS requires each director to make a diligent effort to attend all Board and committee meetings and encourages attendance at each annual meeting of SUNS stockholders. Two of SUNS’s directors attended the 2021 annual meeting of SUNS stockholders virtually.

Audit Committees

Each Company’s Audit Committee operates pursuant to a charter approved by each Board, copies of which are available at http://www.slrinvestmentcorp.com or http://www.slrseniorinvestmentcorp.com, as applicable. The charters set forth the responsibilities of the Audit Committees. The Audit Committees’ responsibilities include selecting the independent registered public accounting firm for the Companies, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Companies’ financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Companies’ annual financial statements and periodic filings and receiving the Companies’ audit reports and financial statements. The Audit Committees also establish guidelines and make recommendations to each Board regarding the valuation of each Company’s investments. The Audit Committees are responsible for aiding each Board in determining the fair value of debt and equity securities that are not publicly traded or for which current market values are not readily available. Each Board and Audit Committee utilizes the services of nationally recognized third-party valuation firms to help determine the fair value of certain securities. The Audit Committees are currently composed of Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the

Investment Company Act. Mr. Hochberg serves as Chairman of the Audit Committees. Each Board has determined that Mr. Hochberg is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Mr. Hochberg meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act.

Nominating and Corporate Governance Committees

Each Company’s Nominating and Corporate Governance Committee operates pursuant to a charter approved by each Board, copies of which are available at http://www.slrinvestmentcorp.com or http://www.slrseniorinvestmentcorp.com, as applicable. The members of each Nominating and Corporate Governance Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the Investment Company Act. Mr. Wachter serves as Chairman of each Nominating and Corporate Governance Committee. Each Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by each Company’s stockholders, selecting nominees to fill vacancies on each Board or a committee thereof, developing and recommending to each Board a set of corporate governance principles and overseeing the evaluation of each Board and the Companies’ management. The Nominating and Corporate Governance Committee currently does not consider nominees recommended by each Company’s stockholders.

The Nominating and Corporate Governance Committees seek candidates who possess the background, skills and expertise to make a significant contribution to the Boards, the Companies and their respective stockholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committees take into account, in addition to such other factors as they deem relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of the Company;

•	are able to work with the other members of the board of directors and contribute to the success of the Company;

•	can represent the long-term interests of the Companies’ stockholders as a whole; and

•	are selected such that each Board represents a range of backgrounds and experiences.

The Nominating and Corporate Governance Committees have not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committees consider and discuss diversity, among other factors, with a view toward the needs of each Board as a whole. The Nominating and Corporate Governance Committees generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to each Board, when identifying and recommending director nominees. The Nominating and Corporate Governance Committees believe that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committees’ goal of creating a board of directors that best serves the needs of each Company and the interest of its stockholders.

Compensation Committees

Each Company’s Compensation Committee operates pursuant to a charter approved by each Board, copies of which are available at http://www.slrinvestmentcorp.com or http://www.slrseniorinvestmentcorp.com, as applicable. The charters set forth the responsibilities of the Compensation Committees. The Compensation Committees are responsible for reviewing and recommending for approval to each Board the applicable Investment Advisory Agreement and Administration Agreement. In addition, although the Companies do not directly compensate their executive officers currently, to the extent that the Companies were to do so in the future, the Compensation Committee would also be responsible for reviewing and evaluating their compensation and making recommendations to the applicable Board regarding their compensation. Lastly, the Compensation Committees would produce reports on the Companies’ executive compensation practices and policies for inclusion in their respective proxy statements if required by applicable proxy rules and regulations and, if applicable, make recommendations to each Board on matters related to compensation generally. The Compensation Committees have the authority to engage compensation consultants and to delegate their duties and responsibilities to a member or to a subcommittee of the Compensation Committees. The members of the Compensation Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the Investment Company Act. Mr. Potter serves as Chairman of the Compensation Committees.

Code of Business Conduct

Each Company has adopted a Code of Business Conduct that applies to, among others, its senior officers, including its Co-Chief Executive Officers and its Chief Financial Officer, as well as every officer, director and employee of each Company. Each Code of Business Conduct can be accessed at http://www.slrinvestmentcorp.com or http://www.slrseniorinvestmentcorp.com, as applicable. Each Company intends to disclose amendments to or waivers from a required provision of its Code of Business Conduct on Form 8-K.

Hedging Transactions

Each Company is subject to a Joint Code of Ethics and Insider Trading Policy (the “Joint Code”) that does not expressly prohibit directors, officers or employees of each Company or SCP from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or from otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of its common stock. However, the Joint Code requires that, with the exception of Independent Directors, all directors, officers and employees of each Company and SCP receive clearance for transactions involving a Reportable Security (as defined in the Joint Code) from a Compliance Officer (as defined in the Joint Code). Directors, officers and employees of each Company and SCP are not required to receive clearance for any transaction involving only a Non-Reportable Security (as defined in the Joint Code).

Executive Compensation

None of the officers of the Companies receive direct compensation from the applicable Company. As a result, the Companies do not engage any compensation consultants. Mr. Gross, the Companies’ Co-Chief Executive Officer and President, and Mr. Spohler, the Companies’ Co-Chief Executive Officer and Chief Operating Officer, through their ownership interest in SCP, are entitled to a portion of any profits earned by SCP, which includes any fees payable by the Companies to SCP under the terms of their respective Advisory Agreements, less expenses incurred by SCP in performing its services under the Advisory Agreements. Messrs. Gross and Spohler do not receive any additional compensation from SCP in connection with the management of each Company’s portfolio.

Mr. Peteka, the Companies’ Chief Financial Officer, Treasurer and Secretary and, through Alaric Compliance Services, LLC, Guy Talarico, the Companies’ Chief Compliance Officer, are paid by SCM, the Companies’ administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered by such persons to the Company. To the extent that SCM outsources any of its functions, the Companies will pay the fees associated with such functions on a direct basis without profit to SCM.

Director Compensation

The following table sets forth compensation of each Company’s directors for the fiscal year ended December 31, 2020:

	Fees Earned or Paid in Cash(1)(2)		Total
Name (Company or Companies)	SLRC	SUNS	SLRC	SUNS
Interested Directors:
Michael S. Gross (SLRC; SUNS)	—	—	—	—
Bruce Spohler (SLRC; SUNS)	—	—	—	—
Independent Directors:
Steven Hochberg (SLRC; SUNS)	$127,000	$63,500	$127,000	$63,500
David S. Wachter (SLRC; SUNS)	$122,000	$61,000	$122,000	$61,000
Leonard A. Potter (SLRC; SUNS)	$122,000	$61,000	$122,000	$61,000

(1)	For a discussion of each Company’s Independent Directors’ compensation, see below.
(2)

Neither Company maintains a stock or option plan, non-equity incentive plan or pension plan for its directors. However, each Company’s Independent Directors have the option to receive all or a portion of the directors’ fees to which they would otherwise be entitled in the form of shares of the applicable Company’s common stock issued at a price per share equal to the greater of the Company’s then current net asset value per share or the market price at the time of payment. No shares were issued to any of the Companies’ Independent Directors in lieu of cash during 2020.

SLRC

For fiscal year 2020, the SLRC Independent Directors’ annual fee was $100,000. The Independent Directors also received $2,500 ($1,500 if participating telephonically) plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended. In addition, the Chairman of the Audit Committee received an annual fee of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual fee of $2,500 and the Chairman of the Compensation Committee received an annual fee of $2,500. Further, SLRC purchases directors’ and officers’ liability insurance on behalf of its directors and officers. In addition, no compensation was paid to directors who are interested persons of SLRC as defined in the Investment Company Act.

SUNS

For fiscal year 2020, the SUNS Independent Directors’ annual fee was $50,000. The Independent Directors also received $2,500 ($1,500 if participating telephonically) plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended. In addition, the Chairman of the Audit Committee received an annual fee of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual fee of $2,500 and the Chairman of the Compensation Committee received an annual fee of $2,500. Further, SUNS purchases directors’ and officers’ liability insurance on behalf of its directors and officers. In addition, no compensation was paid to directors who are interested persons of SUNS as defined in the Investment Company Act.

PORTFOLIO MANAGEMENT OF SLRC AND SUNS

The management of each of SLRC’s and SUNS’s investment portfolio is the responsibility of SCP and its investment committee, which is led by Messrs. Gross and Spohler. SCP’s investment committee must approve each new investment that each Company makes. The members of SCP’s investment committee are not employed by the Companies, and receive no compensation from the Companies in connection with their portfolio management activities. However, Messrs. Gross and Spohler, through their financial interests in SCP, will be entitled to a portion of any investment advisory fees paid by the Companies to SCP.

Investment Personnel

The Companies consider Messrs. Gross and Spohler to be their portfolio managers. In addition to managing the Companies’ investments, Messrs. Gross and Spohler supervise a team of highly experienced investment professionals who are involved in the Companies’ management as well as manage investments for other pooled investment vehicles and separately managed accounts totaling more than $2.6 billion in regulatory assets under management.

The table below shows the dollar range of shares of SLRC Common Stock beneficially owned by each of the Companies’ portfolio managers as of September 30, 2021:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Michael S. Gross	Over $	1,000,000
Bruce Spohler	Over $	1,000,000

The table below shows the dollar range of shares of SUNS Common Stock beneficially owned by each of the Companies’ portfolio managers as of September 30, 2021:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Michael S. Gross	Over $	1,000,000
Bruce Spohler	Over $	1,000,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, $100,001 — $500,000, $500,001 — $1,000,000, or over $1,000,000.

Compensation

None of SCP’s investment professionals receive any direct compensation from the Companies in connection with the management of SLRC’s and SUNS’s portfolio. Messrs. Gross and Spohler, through their financial interests in SCP, are entitled to a portion of any profits earned by SCP, which includes any fees payable to SCP under the terms of the SLRC Investment Advisory Agreement and SUNS Investment Advisory Agreement, less expenses incurred by SCP in performing its services under each such Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SLRC has entered into the SLRC Investment Advisory Agreement with SCP and SUNS has entered into the SUNS Investment Advisory Agreement with SCP. Mr. Gross, Chairman, Co-Chief Executive Officer and President of the Companies, and Mr. Spohler, Co-Chief Executive Officer, Chief Operating Officer and board member of the Companies, are managing members and senior investment professionals of, and have financial and controlling interests in, SCP. In addition, Mr. Peteka, Chief Financial Officer, Treasurer and Secretary of SLRC and SUNS, serves as the Chief Financial Officer for SCP.

SCP and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with the Companies’. For example, SCP presently serves as investment adviser to private funds and managed accounts as well as to PCI BDC, an unlisted BDC, which focuses on investing primarily in senior secured loans, including non-traditional asset-based loans and first lien loans, and HC BDC, an unlisted BDC whose principal focus is to invest directly and indirectly in senior secured loans and other debt instruments typically to middle market companies within the healthcare industry. In addition, Michael S. Gross, the Companies’ Chairman and Co-Chief Executive Officer, Bruce Spohler, the Companies’ Co-Chief Executive Officer and Chief Operating Officer, and Richard L. Peteka, the Companies’ Chief Financial Officer, serve in similar capacities for PCI BDC and HC BDC.

SCP and certain investment advisory affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, SCP or its affiliates may determine that SLRC or SUNS should invest side-by-side with one or more other funds. Any such investments will be made only to the extent permitted by applicable law and interpretive positions of the SEC and its staff, and consistent with SCP’s allocation procedures.

Related party transactions may occur among SLRC, Crystal, Equipment Operating Leases LLC, Loyer Capital LLC and NEF Holdings, and among SUNS, Gemino and NM Holdco. These transactions may occur in the normal course of business. No administrative fees are paid to SCP by Crystal, Equipment Operating Leases LLC, Loyer Capital LLC, NEF Holdings, Gemino or NM Holdco.

In addition, the Companies have adopted a formal code of ethics that governs the conduct of their officers and directors. The Companies’ officers and directors also remain subject to the duties imposed by both the Investment Company Act and the MGCL.

Regulatory restrictions limit the Companies’ ability to invest in any portfolio company in which any affiliate currently has an investment. On June 13, 2017, the Companies and SCP received an exemptive order from the SEC (the “Exemptive Order”). The Exemptive Order permits the Companies to participate in negotiated co-investment transactions with certain affiliates, each of whose investment adviser is SCP, or is an investment adviser that controls, is controlled by or is under common control with SCP and is registered as an investment adviser under the Adviser Act, in a manner consistent with the Companies’ investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, and pursuant to the conditions to the Exemptive Order. The Companies believe that it is advantageous to co-invest with funds managed by SCP where such investment is consistent with the investment objectives, investment positions, investment policies, investment strategy, investment restrictions, regulatory requirements and other pertinent factors applicable to the Companies.

Each Company has entered into a license agreement with SCP, pursuant to which SCP has agreed to grant each Company a non-exclusive, royalty-free license to use the marks “SOLAR” and “SLR.” In addition, pursuant to the terms of the SLRC Administration Agreement and the SUNS Administration Agreement, SCM provides each Company with the office facilities and administrative services necessary to conduct its day-to-day operations.

BUSINESS OF SLRC AND SUNS

SLRC

SLRC, a Maryland corporation formed in November 2007, is a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. Furthermore, as SLRC is an investment company, it continues to apply the guidance in ASC Topic 946. In addition, for U.S. federal income tax purposes, SLRC has elected to be treated, and intends to qualify annually, as a RIC under Subchapter M of the Code.

In February 2010, SLRC completed its initial public offering and a concurrent private offering of shares to SLRC’s senior management team.

SLRC invests primarily in privately held U.S. middle-market companies, where it believes the supply of primary capital is limited and the investment opportunities are most attractive. SLRC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. SLRC invests primarily in leveraged middle-market companies in the form of senior secured loans, financing leases and to a lesser extent, unsecured loans and equity securities. SLRC defines “middle market” to refer to companies with annual revenues typically between $50 million and $1 billion. From time to time, SLRC may also invest directly in the debt and equity of public companies that are thinly traded and such investments will not be limited to any minimum or maximum market capitalization. In addition, SLRC may invest in foreign markets, including emerging markets. SLRC’s business is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. SLRC’s debt investments generally range between $5 million and $100 million each, although SLRC expects that this investment size will vary proportionately with the size of its capital base and/or with strategic initiatives.

In addition, SLRC may invest a portion of its portfolio in other types of investments, which SLRC refers to as opportunistic investments, which are not its primary focus but are intended to enhance SLRC’s overall returns. These investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States. The securities that SLRC invests in are typically rated below investment grade. Securities rated below investment grade are often referred to as “leveraged loans,” “high yield” or “junk” securities, and may be considered “high risk” compared to debt instruments that are rated investment grade. In addition, some of SLRC’s debt investments will not fully amortize during their lifetime, which means that a borrower may be unable to payoff its debt due to bankruptcy or other reasons and therefore SLRC may write-off such debt investment prior to its scheduled maturity. Upon such an occurrence, SLRC may realize a loss or a substantial amount of unpaid principal and interest due upon maturity.

SLRC’s investment activities are managed by SCP and supervised by the SLRC Board, a majority of whom are non-interested, as such term is defined in the Investment Company Act. SCM provides the administrative services necessary for SLRC to operate.

SUNS

SUNS, a Maryland corporation formed in December 2010, is a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. Furthermore, as SUNS is an investment company, it continues to apply the guidance in the ASC Topic 946. In addition, for U.S federal income tax purposes, SUNS has elected, and intends to qualify annually, to be treated as a RIC under Subchapter M of the Code.

On February 24, 2011, SUNS priced its initial public offering, selling 9.0 million shares of SUNS Common Stock, including the underwriters’ over-allotment, raising approximately $168 million in net proceeds.

Concurrent with this offering, Solar Senior Capital Investors LLC, an entity controlled by Michael S. Gross, SUNS’s Chairman, Co-Chief Executive Officer and President, and Bruce Spohler, SUNS’s Co-Chief Executive Officer and Chief Operating Officer, purchased an additional 500,000 shares of SUNS Common Stock through a private placement transaction exempt from registration under the Securities Act, raising another $10 million.

SUNS invests primarily in privately held U.S. middle-market companies, where SUNS believes the supply of primary capital is limited and the investment opportunities are most attractive. SUNS defines “middle market” to refer to companies with annual revenues typically between $50 million and $1 billion. SUNS’s investment objective is to seek to maximize current income consistent with the preservation of capital. SUNS seeks to achieve its investment objective by directly and indirectly investing primarily in senior loans, including first lien and second lien debt instruments, made to private middle-market companies whose debt is rated below investment grade, which SUNS refers to collectively as “senior loans.” SUNS may also invest directly in the debt and equity securities of public companies that are thinly traded or in other equity and equity related securities and such investments may not be limited to any minimum or maximum market capitalization. In addition, SUNS may invest in foreign markets, including emerging markets. Under normal market conditions, at least 80% of the value of SUNS’s net assets (including the amount of any borrowings for investment purposes) will be invested directly or indirectly in senior loans. Senior loans typically pay interest at rates which are determined periodically on the basis of a floating base lending rate, primarily LIBOR, plus a premium. Senior loans in which SUNS invests are typically made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions. Senior loans typically are rated below investment grade. In addition, some of SUNS’s debt investments will not fully amortize during their lifetime, which means that a borrower may be unable to payoff its debt due to bankruptcy or other reasons and therefore SUNS may write-off such debt investment prior to its scheduled maturity. Upon such an occurrence, SUNS may realize a loss or a substantial amount of unpaid principal and interest due upon maturity. Securities rated below investment grade are speculative and are often referred to as “leveraged loans,” “high yield” or “junk” securities, and may be considered “high risk” compared to debt instruments that are rated investment grade. While SUNS does not typically seek to invest in traditional equity securities as part of its investment objective, SUNS may occasionally acquire some equity securities in connection with senior loan investments and in certain other unique circumstances, such as SUNS’s equity investments in businesses that make senior loans, including Gemino and NM Holdco.

SUNS invests in senior loans made primarily to private, leveraged middle-market companies with approximately $20 million to $100 million of earnings before income taxes, depreciation and amortization (EBITDA). SUNS’s business model is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. SUNS’s direct investments in individual securities generally range between $5 million and $30 million each, although SUNS expects that this investment size will vary with the size of its capital base and/or strategic initiatives. In addition, SUNS may invest a portion of its portfolio in other types of investments, which SUNS refers to as opportunistic investments, which are not its primary focus but are intended to enhance SUNS’s overall returns. These opportunistic investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States. SUNS may invest up to 30% of its total assets in such opportunistic investments, including loans issued by non-U.S. issuers, subject to compliance with SUNS’s regulatory obligations as a Business Development Company under the Investment Company Act. SUNS’s investment activities are managed by SCP and supervised by the SUNS Board, a majority of whom are non-interested, as such term is defined in the Investment Company Act. SCM provides the administrative services necessary for SUNS to operate.

Differences in Investment Objective, Strategy and Risks between SLRC and SUNS

The investment objective, strategies and risks of SLRC and SUNS are substantially similar. SLRC’s investment objective is to generate both current income and capital appreciation through debt and equity investments, while SUNS’s investment objective is to seek to maximize current income consistent with the preservation of capital. SLRC and SUNS invest primarily in privately held U.S. middle-market companies, which they define as companies with annual revenues typically between $50 million and $1 billion, where they believe the supply of primary capital is limited and the investment opportunities are most attractive. The securities that SLRC and SUNS invest in are typically rated below investment grade. SLRC seeks to achieve its investment objective by directly and indirectly investing in leveraged middle-market companies primarily in the form of senior secured loans, financing leases and loans, and to a lesser extent, unsecured loans and traditional equity securities. SUNS seeks to achieve its investment objective by directly or indirectly investing primarily in senior loans, including first lien debt instruments made to private middle-market companies whose debt is rated below investment grade. SUNS may also invest directly in debt and equity securities of public companies that are thinly traded or in other equity and equity related securities.

Both SLRC and SUNS have exposure to the investment strategies of commercial finance companies in which they have made equity investments. For SLRC, these include the investment strategies of Crystal, a commercial finance company that provides primarily senior secured loans for both asset-based and cash flow financings to middle-market companies, NEF Holdings, an equipment finance company that provides senior secured loans and leases primarily to U.S. based companies, and Kingsbridge, a residual focused independent mid-ticket lessor of equipment primarily to U.S. investment grade companies. For SUNS, these include NM Holdco, an asset-backed lending commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services and distribution industries, and Gemino, a commercial finance business focused on originating, underwriting, and managing financing solutions for small to mid-size companies operating in the healthcare industry.

SLRC and SUNS have substantially similar risks as each focuses on making debt investments in middle-market companies.

For more information about SLRC, please refer to “Item 1. Business” and “Item 3. Legal Proceedings” in Part I of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 is incorporated herein by reference. For more information about SUNS, please refer to “Item 1. Business” and “Item 3. Legal Proceedings” in Part I of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF SLRC

The following tables of financial highlights are intended to help a prospective investor understand SLRC’s financial performance for the periods shown. The financial data set forth in the following table as of and for the years ended December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 are derived from SLRC’s consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this joint proxy statement/prospectus, certain documents incorporated by reference in this joint proxy statement/prospectus or any accompanying prospectus supplement, or SLRC’s Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. You should read these financial highlights in conjunction with SLRC’s consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy statement/prospectus, any documents incorporated by reference in this joint proxy statement/prospectus or any accompanying prospectus supplement, or SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020, filed with the SEC.

	Nine months ended September 30, 2021 (unaudited)	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Per Share Data:(a)
Net asset value, beginning of year	20.16	$21.44	$21.75	$21.81	$21.74	$20.79

Net investment income	1.09	1.40	1.71	1.77	1.62	1.68
Net realized and unrealized gain (loss)	0.18	(1.04)	(0.38)	(0.19)	0.05	0.84

Net increase in net assets resulting from operations	1.27	0.36	1.33	1.58	1.67	2.52
Distributions to stockholders (see note 8a):
From net investment income	(1.23)	(1.15)	(1.55)	(1.64)	(1.60)	(1.60)
From return of capital	—	(0.49)	(0.09)	—	—	—
Anti-dilution	—	—	—	—	—	0.03

Net asset value, end of period	20.20	$20.16	$21.44	$21.75	$21.81	$21.74

Per share market value, end of period	19.13	$17.51	$20.62	$19.19	$20.21	$20.82
Total Return(b)	16.46%	(5.72%)	16.22%	2.77%	4.47%	37.49%
Net assets, end of period	853,490	$852,023	$905,880	$919,171	$921,605	$918,507
Shares outstanding, end of period	42,260,826	42,260,826	42,260,826	42,260,826	42,260,826	42,248,525
Ratios to average net assets:
Net investment income	5.38%	6.93%	7.83%	8.10%	7.43%	7.91%

Operating expenses	4.23%	4.14%	5.76%	5.83%	5.80%	6.25%
Interest and other credit facility expenses	2.51%	3.18%	3.13%	2.67%	2.35%*	2.73%*

Total expenses	6.74%	7.32%	8.89%	8.50%	8.15%	8.98%

Average debt outstanding	$672,962	$556,104	$561,249	$508,445	$414,264	$495,795
Portfolio turnover ratio	20.8%	26.0%	24.1%	39.3%	24.9%	31.0%

(a)	Calculated using the average shares outstanding method.
(b)

Total return is based on the change in market price per share during the year and takes into account distributions, if any, reinvested in accordance with the dividend reinvestment plan. Total return does not include a sales load.

*

Ratios are shown without the non-recurring upfront costs that were expensed in the period associated with the amendment and establishment of the Credit Facility and 2022 Unsecured Notes. Ratios excluding those non-recurring upfront costs would be 2.29% and 2.39% for the fiscal year ended December 31, 2017 and December 31, 2016, respectively.

	Year ended December 31, 2015	Year ended December 31, 2014		Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Per Share Data:(a)
Net asset value, beginning of year	$22.05	$22.50		$22.70	$22.02	$22.73

Net investment income	1.52	1.56		1.91	2.20	2.25
Net realized and unrealized gain (loss)	(1.18)	(0.43)		(0.22)	0.91	(0.57)

Net increase in net assets resulting from operations	0.34	1.13		1.69	3.11	1.68
Distributions to stockholders (see note 9a):
From net investment income	(1.60)	(1.55)		(1.55)	(2.27)	(2.02)
From net realized gains	—	—		(0.46)	(0.16)	(0.38)
From other sources	—	(0.05	)(c)	—	—	—
Anti-dilution (dilution)	—	0.02		0.12	—	0.01
Offering costs	—	—		—	—	—

Net asset value, end of year	$20.79	$22.05		$22.50	$22.70	$22.02

Per share market value, end of period	$16.43	$18.01		$22.55	$23.91	$22.09
Total Return(b)	(0.29)%	(13.58)%		2.82%	20.03%	(1.07)%
Net assets, end of year	$882,698	$936,568		$995,637	$878,273	$805,941
Shares outstanding, end of year	42,464,762	42,465,162		44,244,195	38,694,060	36,608,038
Ratios to average net assets:
Net investment income	6.94%	6.93%		8.43%	9.79%	9.97%

Operating expenses	3.84%*	4.24%		5.82%	6.25%	5.82%
Interest and other credit facility expenses**	1.68%	1.50%		1.99%	2.28%	1.12%

Total expenses	5.52%*	5.74%		7.81%	8.53%	6.94%

Average debt outstanding	$262,341	$225,000		$318,186	$237,859	$152,047
Portfolio turnover ratio	13.0%	53.7%		25.6%	54.7%	34.5%

(a)	Calculated using the average shares outstanding method.
(b)	Total return is based on the change in market price per share during the period and takes into account distributions, if any, reinvested in accordance with the dividend reinvestment plan.
(c)	Represents tax return of capital.
*

The ratio of operating expenses to average net assets and the ratio of total expenses to average net assets is shown net of a voluntary incentive fee waiver (see note 3). For the year ended December 31, 2015, the ratios of operating expenses to average net assets and total expenses to average net assets would be 4.02% and 5.70%, respectively, without the voluntary incentive fee waiver.

**	Ratios shown without the non-recurring costs associated with the amendments and establishment of the Credit Facility would be 1.68%, 1.50%, 1.74%, 1.41% and 1.12%, respectively for the periods shown.

SELECTED FINANCIAL DATA OF SLRC

The information in “Item 6. Selected Financial Data” in Part II of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SLRC

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December  31, 2020 and the information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the fiscal quarter ended September 30, 2021 is incorporated herein by reference.

SENIOR SECURITIES OF SLRC

The information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt — Senior Securities” in Part I of SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the fiscal quarter ended September  30, 2021, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt — Senior Securities” in Part II of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020, and the report of SLRC’s independent registered public accounting firm on the senior securities table as of December  31, 2020 included in SLRC’s Annual Report on Form 10-K (file no. 814-00754) is incorporated herein by reference.

PORTFOLIO COMPANIES OF SLRC

The following table sets forth certain information as of September 30, 2021 for each portfolio company in which SLRC had a debt or equity investment. The general terms of SLRC’s debt and equity investments are described in “Business — Investments” in Part I, Item 1 of SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020. Other than these investments, SLRC’s only formal relationships with its portfolio companies are the managerial assistance SLRC may provide upon request and the board observer or participation rights it may receive in connection with SLRC’s investments. All information required by Item 5(b) of Form N-14 is reflected in the table below except for the amount, terms and value of investments, which are listed in the schedule of investments included in SLRC’s consolidated financial statements, which are included in “Financial Statements” in Part I, Item 1 of SLRC’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, and incorporated by reference herein.

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Aero Operating LLC 165 Cantiague Rock Road, Westbury, NY 11590-2826	Commercial Services & Supplies	Equipment financing

Aegis Toxicology Sciences Corporation 515 Great Circle Road Nashville, TN 37228	Health Care Providers & Services	Senior secured loan

Alimera Sciences, Inc. 6120 Windward Parkway, Suite 290 Alpharetta, GA 30005	Pharmaceuticals	Senior secured loan

Alteon Health, LLC 2201 Timberloch Place, Suite 175 The Woodlands, TX 77380	Health Care Providers & Services	Senior secured loan

American Teleconferencing Services, Ltd. (PGI) 3280 Peachtree Road NE, Suite 1000 Atlanta, GA 30305	Communications Equipment	Senior secured loan

AmeriMark Holdings, LLC 6864 Engle Rd Cleveland, Ohio, 44130	Internet & Catalog Retail	Senior secured loan

AmeraMex International, Inc. 3930 Esplanade Chico, CA 95973	Commercial Services & Supplies	Equipment financing

Apollo Endosurgery, Inc. 1120 S. Capital of Texas Hwy, Bldg 1, Suite 300 Austin, TX 78746	Health Care Equipment & Supplies	Senior secured loan

Ardelyx, Inc. 34175 Ardenwood Blvd, Suite 200 Freemont, CA 94555	Pharmaceuticals	Senior secured loan

Atria Wealth Solutions, Inc. 295 Madison Avenue, Suite 1407 New York, NY 10017	Diversified Financial Services	Senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
aTyr Pharma, Inc. 3545 John Hopkins Court, Suite 250 San Diego, CA 92121	Pharmaceuticals	Warrants	<1%

Axcella Health Inc. 840 Memorial Drive, Third Floor Cambridge, MA 02139	Pharmaceuticals	Senior secured loan

Basic Fun, Inc. 301 Yamato Road, Suite 4200 Boca Raton, FL 33431	Specialty Retail	Senior secured loan

Blackhawk Mining, LLC 4189 Collins Highway Pikeville, KY 41501	Oil, Gas & Consumable Fuels	Equipment financing

Boart Longyear Company 2455 South 3600 West West Valley City, UT 84119	Metals & Mining	Equipment financing

C&H Paving, Inc. 204 Main Street Thomson, GA 30824	Construction & Engineering	Equipment financing

Capital City Jet Center, Inc. 2000 Norton Rd Columbus, OH 43228	Airlines	Equipment financing

CardioFocus, Inc. 500 Nickerson Road, Suite 500-200 Marlborough, MA 01752	Health Care Equipment & Supplies	Warrants	<1%

Central Freight Lines, Inc. 5601 W. Waco Drive Waco, TX 76710	Road & Rail	Equipment financing

Centrexion Therapeutics, Inc. 200 State Street, 6th Floor Boston, MA 02109	Pharmaceuticals	Senior secured loan, warrants	<1%

Cerapedics, Inc. 11025 Dover Street, Suite 1600 Westminster, CO 80021	Health Care Equipment & Supplies	Senior secured loan

Champion Air, LLC 1675 Dale Earnhardt Highway #3 Mooresville, NC 28115	Airlines	Equipment financing

Clubcorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234	Hotels, Restaurants & Leisure	Equipment financing

Conventus Orthopaedics, Inc. 10200 73rd Avenue North Suite 122 Maple Grove, MN 55369	Health Care Equipment & Supplies	Warrants	<1%

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Community Brands ParentCo, LLC 9620 Executive Center Drive North, Suite 200 St. Petersberg, FL 33702	Software	Senior secured loan

Crystal Financial LLC Two International Place 17th Floor Boston, MA 02110	Diversified Financial Services	Common equity	100%

Delphinus Medical Technologies, Inc. 46701 Commerce Center Drive Plymouth, MI 48170	Health Care Equipment & Supplies	Senior secured loan, warrants	<1%

Dongwon Autopart Technology Inc. 12970 Montgomery Hwy Luverne, AL 36049-5260	Auto Components	Equipment financing

EasyPak, LLC 30 Jytek Dr Leominster, MA 01453	Containers & Packaging	Equipment financing

Enhanced Permanent Capital, LLC 201 St. Charles Avenue, Suite 3400 New Orleans, LA 70170	Capital Markets	Senior secured loan

Environmental Protection & Improvement Company LLC 451 North Cannon Ave Lansdale, PA 19446	Road & Rail	Equipment financing

Equipment Operating Leases LLC 501 Merritt Seven Norwalk, CT 06851	Multi-Sector Holdings	Equipment financing

Essence Group Holdings Corporation (Lumeris) 13900 Riverport Drive St. Louis, MO 63043	Health Care Technology	Warrants	<1%

Family First Freight, LLC 1191 East Blue Lick Road Shepherdsville, KY 40165	Road & Rail	Equipment financing

Foundation Consumer Brands, LLC 320 Park Avenue, 24th Floor New York, New York 10002	Personal Products	Senior secured loan

Freightsol LLC 12115 Doc Adams Laredo Drive, TX 78045	Road & Rail	Equipment financing

Garda CL Technical Services, Inc. 200 Corporate Blvd NW Boca Raton, FL 33431	Commercial Services & Supplies	Equipment financing

Georgia Jet, Inc. 530 Briscoe Blvd. Lawrenceville, GA 30045	Airlines	Equipment financing

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Glooko, Inc. 411 High St Palo Alto, CA 94301	Health Care Technology	Senior secured loan

GMT Corporation 2112 Bremer Ave Waverly, IA 50677	Machinery	Equipment financing

Haljoe Coaches USA, LLC 2563 208th Street Lake City, FL 32024	Road & Rail	Equipment financing

HTI Logistics Corporation 1191 East Blue Lick Road Shepherdsville, KY 40165	Commercial Services & Supplies	Equipment financing

HyPro, Inc. 600 S. Jefferson St. P.O. Box 370 Waterford, WI 53185	Machinery	Equipment financing

iCIMS, Inc. 101 Crawfords Corner Road, Suite 3-100 Holmdel, NJ 07733	Software	Senior secured loan

Inszone Mid, LLC 2721 Citrus Rd, Suite A Rancho Cordova, CA 95742	Insurance	Senior secured loan

International Automotive Components Group 27777 Franklin Road Southfield, MI 48034	Auto Components	Equipment financing

KBH Topco, LLC 150 North Field Drive, Suite 193 Lake Forest, IL 60045	Multi-Sector Holdings	Common equity	87.5%

Kid Distro Holdings, LLC 34 3rd Ave # 183 New York, NY 10003	Software	Senior secured loan

Kingsbridge Holdings, LLC 150 N. Field Drive, Suite 193 Lake Forest, IL 60045	Multi-Sector Holdings	Senior secured loan

Kool Pak, LLC 4550 Kruse Way Lake Oswego, OR 97035	Road & Rail	Equipment financing

KORE Wireless Group, Inc. 3700 Mansell Road, Suite 250 Alpharetta, GA 30022	Wireless Telecommunication Services	Senior secured loan

Legility, LLC 216 Centerview Dr #250 Brentwood, TN 37027	Commercial Services & Supplies	Senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Logix Holding Company, LLC 2950 N. Loop West, 8th Floor Houston, TX 77092	Communications Equipment	Senior secured loan

Loyer Capital LLC 501 Merritt Seven Norwalk, CT 06851	Multi-Sector Holdings	Equipment financing

Lux Credit Consultants, LLC 389 Empire Blvd Brooklyn, NY 11222	Road & Rail	Equipment financing

LUX Vending, LLC 18302 Irvine Blvd Ste 300 Tustin, CA 92870	Consumer Finance	Equipment financing

Maurices, Inc. 425 West Superior Street Duluth, MN 55802	Specialty Retail	Senior secured loan

MMIT Holdings, LLC 1040 Stony Hill Road Suite 300 Yardley, PA 19067	IT Services	Senior secured loan

Mountain Air Helicopters, Inc. 14 Elaine Dr. Los Lunas, NM 87031	Commercial Services & Supplies	Equipment financing

NAC Holding Corporation (Jaguar) 440 Polaris Parkway Suite 250 Westerville, OH 43082	Insurance	Senior secured loan

NEF Holdings LLC 501 Merritt Seven, 6th Floor Norwalk, CT 06851	Multi-sector Holdings	Equipment financing, equity interests	100%

Neuronetics, Inc. 3222 Phoenixville Pike Malvern, PA 19355	Health Care Equipment & Supplies	Senior secured loan

OmniGuide Holdings, Inc. 4 Maguire Road Lexington, MA 02421	Health Care Equipment & Supplies	Senior secured loan

One Touch Direct, LLC 4902 W Sligh Ave, Tampa, FL 33634	Commercial Services & Supplies	Senior secured loan

PhyMed Management LLC 110 29th Avenue North, Suite 301 Nashville, TN 37203	Health Care Providers & Services	Senior secured loan

Phynet Dermatology LLC 720 Cool Springs Boulevard, Suite 150 Franklin, TN 37067	Health Care Providers & Services	Senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Pinnacle Treatment Centers, Inc. 1317 Route 73, Suite 200 Mt. Laurel, NJ 08054	Health Care Providers & Services	Senior secured loan

PPT Management Holdings LLC 333 Earle Ovington Blvd, Suite 225 Uniondale, NY 11553	Health Care Providers & Services	Senior secured loan

Rane Light Metal Castings, Inc. 232 Hopkinsville Rd Russellville, KY 42276	Machinery	Equipment financing

Rango, Inc. 4215 E McDowell Rd Mesa, AZ 85215	Commercial Services & Supplies	Equipment financing

Rezolute, Inc. 201 Redwood Shores Pkwy Suite 315 Redwood City, CA 94065	Biotechnology	Senior secured loan

Rossco Crane & Rigging, Inc. 410 74th Street, SE Minot, ND 58701	Commercial Services & Supplies	Equipment financing

Royal Coach Lines, Inc. 1010 Nepperhan Ave Yonkers, NY 10703	Road & Rail	Equipment financing

Royal Express Inc. 12125 Jef Drive Laredo, TX 78045	Road & Rail	Equipment financing

RQM+ Corp. 2790 Mosside Blvd. Suite 800 Monroeville, PA 15146	Life Sciences Tools & Services	Senior secured loan

Rubius Therapeutics, Inc. 325 Vassar Street, Suite 1A Cambridge, MA 02139	Pharmaceuticals	Senior secured loan

RD Holdco Inc. (Rug Doctor LLC) 4701 Old Shepard Place Plano, TX 75093	Diversified Consumer Services	Common stock, class b common stock, warrants	26%

Rug Doctor LLC 2201 West Plano Parkway Suite 100 Plano, TX 75075	Diversified Consumer Services	Senior secured loan

scPharmaceuticals, Inc. 131 Hartwell Avenue, Suite 215 Lexington, MA 02421	Pharmaceuticals	Senior secured loan

Senseonics Holdings, Inc. 20451 Seneca Meadows Parkway Germantown, MD 20876	Health Care Equipment & Supplies	Warrants	<1%

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Sidelines Tree Service LLC 1090 Gregg Station Road Oakdale, PA 15071	Diversified Consumer Services	Equipment financing

Smile Doctors LLC 295 SE Inner Loop Georgetown, Texas 78626	Personal Products	Senior secured loan

SOAGG, LLC 500 Park Avenue New York, NY 10022	Aerospace & Defense	Preferred stock	100%

SOC Telemed, Inc. 1768 Business Center Drive Suite 100 Reston, VA 20190	Health Care Providers & Services	Senior secured loan

SOINT, LLC 500 Park Avenue New York, NY 10022	Aerospace & Defense	Preferred stock	100%

South Texas Oilfield Solutions, LLC 411 N. Flournoy, Suite 102 Alice, TX 78332	Energy Equipment & Services	Equipment financing

CC SAG Holdings Corp. (Spectrum) 30 Two Bridges Road Fairfield, NJ 07004	Diversified Consumer Services	Senior secured loan

ST Coaches, LLC 1302 S 8th Street Leesburg, FL 34748	Road & Rail	Equipment financing

Stafford Logistics, Inc. 3842 Highlands Pkwy SE Smyrna, GA 30082	Commercial Services & Supplies	Equipment financing

Star Coaches Inc. 2051 Marietta Road Atlanta, GA 30318	Road & Rail	Equipment financing

Stryten Energy, LLC 3700 Mansell Rd Ste 400 Alpharetta, GA, 30022	Auto Parts & Equipment	Senior secured loan

Sturgeon Services International Inc. 905 South Boulevard East Rochester Hills, MI 48307	Energy Equipment & Services	Equipment financing

SunMed Group Holdings, LLC 2710 Northridge Drive NW Grand Rapids, MI 49544	Health Care Equipment & Supplies	Senior secured loan

Superior Transportation, Inc. 1940 Hanahan Road North Charleston, SC 29405	Road & Rail	Equipment financing

Tailwinds, LLC 7555 Ipswich Rd Houston, TX 77061	Air Freight & Logistics	Equipment financing

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
The Children’s Place, Inc. 500 Plaza Drive Secaucus, NJ 07094	Specialty Retail	Senior secured loan

The Smedley Company & Smedley Services, Inc. 40 Flax Mill Road Branford, CT 06405	Commercial Services & Supplies	Equipment financing

Thora Capital, LLC 150 N Riverside Plaza Suite 4270 Chicago, IL 60606	Airlines	Equipment financing

Trolleys, Inc. 2400 Queen City Drive Charlotte, NC 28208	Road & Rail	Equipment financing

Ultimate Baked Goods Midco LLC 828 Kasota Ave. SE Minneapolis, MN 55414	Packaged Foods & Meats	Senior secured loan

Up Trucking Services, LLC 1100 E Double E Drive Hidalgo, TX 78557	Road & Rail	Equipment financing

USR Parent, Inc. (Staples) 500 Staples Dr. Framingham, MA 01702	Specialty Retail	Senior secured loan

Varilease Finance, Inc. 2800 East Cottonwood Pkwy, 2nd Fl Salt Lake City, Utah 84121	Multi-Sector Holdings	Senior secured loan

Venus Concept Ltd. 235 Yorkland Blvd., Suite 900 Toronto, ON M2J 4Y8 Canada	Health Care Equipment & Supplies	Warrants	<1%

Warrior Crane Services, LLC 3303 N County Rd 1108 Midland, TX 79706	Commercial Services & Supplies	Equipment financing

Wind River Environmental, LLC 46 Lizotte Drive Marlborough, MA 78557	Diversified Consumer Services	Equipment financing

Womble Company, Inc. 12821 Industrial Road Houston, TX 77015	Energy Equipment & Services	Equipment financing

To maintain SLRC’s status as a BDC, SLRC must invest a sufficient portion of its assets in “qualifying assets.” Specifically, qualifying assets must represent at least 70% of SLRC’s total assets at the time of acquisition of any additional non-qualifying assets. In addition, if SLRC fails to invest a sufficient portion of its assets in qualifying assets, SLRC could be prevented from making follow-on investments in existing portfolio companies or could be required to dispose of investments at inappropriate times in order to comply with the Investment Company Act. As of September 30, 2021, 19.3% of SLRC’s total assets constituted non-qualifying assets, on a fair value basis.

Set forth below is a brief description of each portfolio company in which SLRC has made an investment that represents greater than 5% of SLRC’s total assets as of September 30, 2021.

Crystal Financial LLC

Crystal is an independent commercial finance company that provides primarily senior secured loans for both asset-based and cash flow financings to middle-market companies. Its team of experienced, responsive professionals has underwritten, closed and managed more than $20 billion in secured debt commitments across a wide range of industries. As of September 30, 2021, Crystal had 24 funded commitments to 19 different issuers with total funded loans of approximately $266.4 million on total assets of $388.0 million. Crystal’s competitors include other specialty finance companies and small banks. As with any lender, Crystal is exposed to interest rate risk, which it mitigates by issuing loans with floating rates.

NEF Holdings LLC

On July 31, 2017, SLRC completed the acquisition of NEF Holdings, which conducts its business through its wholly-owned subsidiary Nations Equipment Finance, LLC. NEF Holdings is an independent equipment finance company that provides senior secured loans and leases primarily to U.S. based companies. SLRC invested $209.9 million in cash to effect the transaction, of which $145.0 million was invested in the equity of NEF Holdings through SLRC’s wholly-owned consolidated taxable subsidiary NEFCORP LLC and SLRC’s wholly-owned consolidated subsidiary NEFPASS LLC and $64.9 million was used to purchase certain leases and loans held by NEF Holdings through NEFPASS LLC. At July 31, 2017, NEF Holdings also had two securitizations outstanding, with an issued note balance of $94.6 million which were later redeemed in 2018. As of September 30, 2021, NEF Holdings had 128 funded equipment-backed leases and loans to 58 different customers with a total net investment in leases and loans of approximately $201.4 million on total assets of $267.3 million.

Kingsbridge Holdings, LLC

On November 3, 2020, SLRC acquired 87.5% of Kingsbridge Holdings, LLC (“KBH”) through KBH Topco LLC (“KBHT”), a newly formed Delaware corporation. KBH is a residual focused independent mid-ticket lessor of equipment primarily to U.S. investment grade companies. SLRC invested $216.6 million to effect the transaction, of which $136.6 million was invested to acquire 87.5% of KBHT’s equity and $80.0 million in KBH’s debt. The existing management team of KBH committed to continue to lead KBH after the transaction. Post the transaction, SLRC owns 87.5% of KBHT equity and the KBH management team owns the remaining 12.5% of KBHT’s equity. As of September 30, 2021, KBHT had total assets of $734.6 million.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF SLRC

The following table sets forth, as of January 18, 2022, the beneficial ownership information of each current director of SLRC, as well as SLRC’s executive officers, each person known to it to beneficially own 5% or more of the outstanding shares of SLRC Common Stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 42,260,826 shares of SLRC Common Stock outstanding as of January 18, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of SLRC Common Stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, SLRC believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested directors and Independent Directors. The interested directors are “interested persons” of SLRC as defined in Section 2(a)(19) of the Investment Company Act. The address of all executive officers and directors is c/o SLR Investment Corp., 500 Park Avenue, New York, New York 10022.

Name and Address of Beneficial Owner	Number of Shares of SLRC Common Stock Owned Beneficially(1)	Percentage of SLRC Common Stock Outstanding(2)	Pro Forma Percentage of SLRC Common Stock Outstanding(5)
Interested Directors:
Michael S. Gross(3)(4)	2,705,638	6.4%	6.2%
Bruce Spohler(3)	2,317,544	5.5%	5.0%
Independent Directors:
Steven Hochberg	10,000	*	*
Leonard A. Potter	10,000	*	*
David S. Wachter	46,392	*	*
Executive Officers:
Richard L. Peteka	24,000	*	*
Guy Talarico	10,350	*	*
All Executive Officers and Directors as a Group(7 persons)	2,873,906	6.8%	6.6%
5% Holders
Wellington Management Group LLP(6)	2,714,236	6.4%	5.0%
Thornburg Investment Management(7)	4,654,145	11.0%	8.5%

*	Represents less than 1%
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Assumes no other purchases or sales of SLRC Common Stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that SLRC has with respect to the present intent of the beneficial owners of SLRC Common Stock listed in this table.

(2)	Based on a total of 42,260,826 shares of SLRC Common Stock issued and outstanding on January 18, 2022.
(3)

Includes 1,285,013 shares held by Solar Capital Investors, LLC and 715,000 shares held by Solar Capital Investors II, LLC, a portion of both of which may be deemed to be indirectly beneficially owned by Michael S. Gross, by Bruce Spohler and a grantor retained annuity trust (“GRAT”) setup by and for Mr. Gross by virtue of their collective ownership interests therein. Also includes 250,005 shares held by Solar Capital Partners Employee Stock Plan LLC, which is controlled by SCP. Mr. Gross and Mr. Spohler may be deemed to indirectly beneficially own a portion of the shares held by Solar Capital Partners Employee Stock

Plan LLC by virtue of their collective ownership interest in SCP. Each of Mr. Gross and Mr. Spohler disclaim beneficial ownership of any shares of SLRC Common Stock directly held by Solar Capital Partners Employee Stock Plan LLC, Solar Capital Investors, LLC or Solar Capital Investors II, LLC, except to the extent of their respective pecuniary interest therein.
(4)

Includes 97,250 shares directly held by Michael S. Gross’s profit sharing plan (the “Profit Sharing Plan”). Mr. Gross may be deemed to directly beneficially own these shares as the sole participant in the Profit Sharing Plan. Also includes 20,000 shares directly held by the GRAT setup by and for Michael S. Gross, which Mr. Gross may be deemed to directly beneficially own as the sole trustee of the GRAT. Also includes 88,775 shares held by certain trusts for the benefit of family members for which Mr. Gross serves as trustee (the “Family Trusts”). Mr. Gross may be deemed to directly beneficially own these shares by virtue of his control with respect to the Family Trusts, and disclaims beneficial ownership of the securities held by the Family Trusts except to the extent of his pecuniary interest therein.

(5)

Pro forma percentage of ownership is based on 54,720,269 shares of SLRC Common Stock expected be outstanding immediately following completion of the Mergers based on the number of issued and outstanding shares of SLRC Common Stock and SUNS Common Stock as of September 30, 2021 and the NAV per share of SLRC Common Stock and the NAV per share of SUNS Common Stock on such date, and includes shares of SLRC Common Stock that may be exchanged for shares of SUNS Common Stock in accordance with the terms of the Merger Agreement.

(6)

Based upon information contained in the Schedule 13G/A filed February 4, 2021 by Wellington Management Group LLP. Such securities are held by certain investment vehicles controlled and/or managed by Wellington Management Company, LLP or its affiliates. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(7)

Based upon information contained in the Schedule 13G/A filed February 9, 2021 by Thornburg Investment Management Inc. Such securities are held by certain investment vehicles controlled and/or managed by Thornburg Investment Management Inc. or its affiliates. The address for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

The following table sets forth, as of January 18, 2022, the dollar range of SLRC’s equity securities that is beneficially owned by each of the current directors of SLRC.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors:
Michael S. Gross	Over $	100,000
Bruce Spohler	Over $	100,000
Independent Directors:
Steven Hochberg	Over $	100,000
Leonard A. Potter	Over $	100,000
David S. Wachter	Over $	100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)

The dollar range of equity securities beneficially owned is based on the closing price per share for SLRC Common Stock of $19.11 on January 18, 2022 on Nasdaq. The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, or over $100,000.

FINANCIAL HIGHLIGHTS OF SUNS

The following tables of financial highlights are intended to help a prospective investor understand SUNS’s financial performance for the periods shown. The financial data set forth in the following table as of and for the years ended December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 are derived from SUNS’s consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this joint proxy statement/prospectus, certain documents incorporated by reference in this joint proxy statement/prospectus or any accompanying prospectus supplement, or SUNS’s Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. You should read these financial highlights in conjunction with SUNS’s consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy statement/prospectus, any documents incorporated by reference in this joint proxy statement/prospectus or any accompanying prospectus supplement, or SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 filed with the SEC.

	Nine months ended September 30, 2021 (unaudited)	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Per Share Data:(a)
Net asset value, beginning of year	$15.91	$16.32	$16.30	$16.84	$16.80	$16.33

Net investment income	0.68	1.27	1.41	1.41	1.41	1.42
Net realized and unrealized gain (loss)	0.04	(0.41)	0.02	(0.54)	0.04	0.50

Net increase in net assets resulting from operations	0.72	0.86	1.43	0.87	1.45	1.92
Distributions to stockholders (see note 9a):
From net investment income	(0.90)	(0.78)	(0.99)	(1.41)	(1.41)	(1.42)
From return of capital	—	(0.49)	(0.42)	—	—	—
Offering costs and other	—	—	—	—	—	(0.03)

Net asset value, end of period	$15.73	$15.91	$16.32	$16.30	$16.84	$16.80

Per share market value, end of period	$15.47	$14.46	$17.60	$15.12	$17.76	$16.44
Total Return(b)	13.39%	(9.77%)	26.42%	(7.28%)	17.11%	20.70%
Net assets, end of period	$252,409	$255,404	$261,814	$261,392	$270,131	$269,145
Shares outstanding, end of period	16,049,034	16,049,034	16,046,214	16,040,485	16,036,730	16,025,011

Ratios to average net assets:
Net investment income	4.25%	8.16%	8.63%	8.38%	8.39%	8.68%

Operating expenses	2.11%	1.41%*	2.57%*	3.48%*	2.12%*	2.65%*

Interest and other credit facility expenses	2.08%	3.16%	4.10%	2.89%	1.43%	1.56%

Total expenses	4.19%	4.57%*	6.67%*	6.37%*	3.55%*	4.21%*

Average debt outstanding	$119,690	$155,131	$212,465	$168,359	$100,700	$109,938
Portfolio turnover ratio	26.5%	17.8%	21.4%	42.5%	41.4%	38.4%

(a)	Calculated using the average shares outstanding method.
(b)

Total return is based on the change in market price per share during the year and takes into account any distributions, if any, reinvested in accordance with the dividend reinvestment plan. Total return does not include a sales load.

*

The ratio of operating expenses to average net assets and the ratio of total expenses to average net assets is shown net of a voluntary incentive fee waiver (see note 3). For the year ended December 31, 2020, the ratios of operating expenses to average net assets and total expenses to average net assets would be 2.91% and 6.08%, respectively, without the voluntary management and incentive fee waivers. For the year ended December 31, 2019, the ratios of operating expenses to average net assets and total expenses to average net assets would be 3.63% and 7.73%, respectively, without the voluntary management and incentive fee waivers. For the year ended December 31, 2018, the ratios of operating expenses to average net assets and total expenses to average net assets would be 3.89% and 6.78%, respectively, without the voluntary management and incentive fee waivers. For the year ended December 31, 2017, the ratios of operating expenses to average net assets and total expenses to average net assets would be 3.11% and 4.54%, respectively, without the voluntary management and incentive fee waivers. For the year ended December 31, 2016, the ratios of operating expenses to average net assets and total expenses to average net assets would be 3.60% and 5.15%, respectively, without the voluntary management and incentive fee waivers.

The following is a schedule of financial highlights for the respective periods:

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012	For the period January 28, 2011(a) to December 31, 2011
Per Share Data:(b)
Net asset value, beginning of year	$17.65	$18.04	$18.33	$18.15	$—

Net investment income	1.33	1.20	1.17	1.31	0.30
Net realized and unrealized gain (loss)	(1.24)	(0.18)	(0.07)	0.15	(0.33)

Net increase (decrease) in net assets resulting from operations	0.09	1.02	1.10	1.46	(0.03)
Issuance of common stock	—	—	—	—	20.00
Distributions to stockholders (see note 9a):
From net investment income	(1.41)	(1.29)	(1.20)	(1.24)	(0.55)
From net realized gains	—	—	—	(0.05)	—
From other sources	—	(0.12)**	(0.22)**	—	—
Anti-dilution	—	—	0.05	—	—
Offering costs and other	—	—	(0.02)	0.01	(1.27)

Net asset value, end of year	$16.33	$17.65	$18.04	$18.33	$18.15

Per share market value, end of year	$14.90	$14.97	$18.22	$18.66	$15.75
Total Return(c)(d)	8.90%	(10.47%)	5.39%	27.65%	(18.49)%
Net assets, end of year	$188,304	$203,519	$208,017	$174,103	$172,435
Shares outstanding, end of year	11,533,315	11,533,315	11,529,303	9,500,100	9,500,100

Ratios to average net assets:
Net investment income	7.63%	6.69%	6.46%	7.14%	1.51%

Operating expenses(d)	2.92%*	2.50%*	2.46%	3.20%	1.31%
Interest and other credit facility expenses(d)***	2.08%	1.52%	0.62%	1.40%	1.77%

Total expenses(d)	5.00%*	4.02%*	3.08%	4.60%	3.08%

Average debt outstanding	$136,900	$72,132	$41,261	$41,439	$7,123
Portfolio turnover ratio	34.0%	47.5%	56.8%	74.5%	37.0%

(a)	Commencement of operations
(b)	Calculated using the average shares outstanding method.

(c)	Total return is based on the change in market price per share during the period and takes into account any dividends, if any, reinvested in accordance with the dividend reinvestment plan.
(d)	Not annualized for periods less than one year.
*

The ratio of operating expenses to average net assets and the ratio of total expenses to average net assets is shown net of a voluntary incentive fee waiver (see note 3). For the year ended December 31, 2015, the ratios of operating expenses to average net assets and total expenses to average net assets would be 3.29% and 5.37%, respectively, without the voluntary incentive fee waiver. For the year ended December 31, 2014, the ratios of operating expenses to average net assets and total expenses to average net assets would be 2.61% and 4.13%, respectively, without the voluntary incentive fee waiver.

**	Represents tax return of capital.
***	Ratios shown without the non-recurring costs associated with the amendments and establishment of the Credit Facility would be 1.67%, 1.05%, 0.62%, 0.85% and 0.14%, respectively for the periods shown.

SELECTED FINANCIAL DATA OF SUNS

The information in “Item 6. Selected Financial Data” in Part II of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNS

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December  31, 2020 and the information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of SUNS’s Quarterly Report on Form 10-Q (file no. 814-00849) for the fiscal quarter ended September 30, 2021 is incorporated herein by reference.

SENIOR SECURITIES OF SUNS

The information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt — Senior Securities” in Part I of SUNS’s Quarterly Report on Form 10-Q (file no. 814-00849) for the fiscal quarter ended September  30, 2021, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt — Senior Securities” in Part II of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020, and the report of SUNS’s independent registered public accounting firm on the senior securities table as of December  31, 2020 included in SUNS’s Annual Report on Form 10-K (file no. 814-00849) is incorporated herein by reference.

PORTFOLIO COMPANIES OF SUNS

The following table sets forth certain information as of September 30, 2021 for each portfolio company in which SUNS had a debt or equity investment. The general terms of SUNS’s debt and equity investments are described in “Business — Investments” in  Part I, Item 1 of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020. Other than these investments, SUNS’s only formal relationships with its portfolio companies are the managerial assistance SUNS may provide upon request and the board observer or participation rights it may receive in connection with SUNS’s investments. All information required by Item 5(b) of Form N-14 is reflected in the table below except for the amount, terms and value of investments, which are listed in the schedule of investments included in SUNS’s consolidated financial statements, which are included in  Part I, Item 1 of SUNS’s most recent Quarterly Report on Form 10-Q  for the fiscal quarter ended September 30, 2021, and incorporated herein by reference.

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Aegis Toxicology Sciences Corporation 515 Great Circle Road Nashville, TN 37228	Health Care Providers & Services	Bank debt / senior secured loan

Align Financial Holdings, LLC 350 10th Ave, Suite 1450 San Diego, CA 92101	Insurance	Bank debt / senior secured loan

Alimera Sciences, Inc. 6120 Windward Parkway, Suite 290 Alpharetta, GA 30005	Pharmaceuticals	Bank debt / senior secured loan

All States AG Parts, LLC E1140 State Rd 170 Downing, WI 54734	Trading Companies & Distributors	Bank debt / senior secured loan

Alteon Health, LLC (fka Island Medical) 2201 Timberloch Place, Suite 175 The Woodlands, TX 77380	Health Care Providers & Services	Bank debt / senior secured loan

American Teleconferencing Services, Ltd. (PGI) 3280 Peachtree Road NE, Suite 1000 Atlanta, GA 30305	Communications Equipment	Bank debt / senior secured loan

BayMark Health Services, Inc. 1720 Lakepointe Dr. Suite 117 Lewisville TX 75057	Health Care Providers & Services	Bank debt / senior secured loan

Cerapedics, Inc. 11025 Dover Street, Suite 1600 Westminster, CO 80021	Health Care Equipment & Supplies	Bank debt / senior secured loan

Community Brands ParentCo, LLC 9620 Executive Center Drive North, Suite 200 St. Petersberg, FL 33702	Software	Bank debt / senior secured loan

Composite Technology Acquisition Corp. (ClockSpring) 621 Lockhaven Drive Houston, TX 77073	Building Products	Bank debt / senior secured loan

DISA Holdings Acquisition Subsidiary Corp. 10900 Corporate Centre Dr, Ste 250 Houston, TX 77041	Professional Services	Bank debt / senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
Drilling Info Holdings, Inc. 2901 Via Fortuna, Suite 200 Austin, TX 78746	IT Services	Bank debt / senior secured loan

Empower Payments Acquisition, Inc. (RevSpring) 29241 Beck Road Wixom, MI 48393	Professional Services	Bank debt / senior secured loan

ENS Holdings III Corp., ES Opco USA, LLC 10800 Pecan Park Blvd #300 Austin, TX 78750	Trading Companies & Distributors	Bank debt / senior secured loan

Erie Construction Mid-west, LLC 4271 Monroe St Toledo, OH 43606	Personal Products	Bank debt / senior secured loan

Essence Group Holdings Corporation (Lumeris) 13900 Riverport Drive St. Louis, MO 63043	Health Care Technology	Warrants	<1%

Foundation Consumer Brands, LLC 320 Park Avenue, 24th Floor New York, New York 10002	Personal Products	Bank debt / senior secured loan

Gemino Healthcare Finance LLC 1 International Plaza, Suite 220 Philadelphia, PA 19113	Diversified Financial Services	Common equity	93%

Glooko, Inc. 411 High St Palo Alto, CA 94301	Health Care Technology	Bank debt / senior secured loan

GSM Acquisition Corp. 5250 Frye Rd Irving, TX 75061	Leisure Equipment & Products	Bank Debt / Senior Secured Loan

Higginbotham Insurance Agency, Inc 500 W 13th St Fort Worth, TX 76102	Insurance	Bank debt / senior secured loan

High Street Buyer, Inc. Harbour View Centre 333 West Grandview Pkwy Suite 201 Traverse City, MI 49684	Insurance	Bank debt / senior secured loan

Kore Wireless Group, Inc. 3700 Mansell Road, Ste 300 Alpharetta, GA 30022	Wireless Telecommunication Services	Bank debt / senior secured loan

Logix Holding Company, LLC 2950 N. Loop West, 8th Floor Houston, TX 77092	Communications Equipment	Bank debt / senior secured loan

Maurices, Inc. 425 West Superior Street Duluth, MN 55802	Specialty Retail	Bank debt / senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
NAC Holding Corporation (Jaguar) 440 Polaris Parkway Suite 250 Westerville, OH 43082	Insurance	Bank debt / senior secured loan

National Spine and Pain Centers, LLC 11921 Rockville Pike, Ste 505 Rockville, MD 20852	Health Care Providers & Services	Bank debt / senior secured loan

Neuronetics, Inc. 3222 Phoenixville Pike Malvern, PA 19355	Health Care Equipment & Supplies	Bank debt / senior secured loan

North Mill Holdco LLC 821 Alexander Road, Suite 130 Princeton, NJ 08540	Diversified Financial Services	Common equity	100%

Pinnacle Treatment Centers, Inc. 1317 Route 73, Suite 200 Mt.Laurel, NJ 08054	Health Care Providers & Services	Bank debt / senior secured loan

Plastics Management, LLC 535 Sycamore Ave Shrewsbury, NJ 07702	Health Care Providers & Services	Bank debt / senior secured loan

PPT Management Holdings, LLC 333 Earle Ovington Blvd, Suite 225 Uniondale, NY 11553	Health Care Providers & Services	Bank debt / senior secured loan

RQM+ Corp. 2790 Mosside Blvd. Suite 800 Monroeville, PA 15146	Life Sciences Tools & Services	Bank debt / senior secured loan

RSC Acquisition, Inc. 160 Federal Street Boston, MA 02110	Insurance	Bank debt / senior secured loan

Rubius Therapeutics, Inc. 325 Vassar Street, Suite 1A Cambridge, MA 02139	Pharmaceuticals	Bank debt / senior secured loan

RxSense Holdings, LLC 99 High Street, Suite 2800 Boston, MA 02110	Diversified Consumer Services	Bank debt / senior secured loan

scPharmaceuticals, Inc. 2400 District Avenue, Suite 310 Burlington, MA 01803	Pharmaceuticals	Bank debt / senior secured loan

Senseonics Holdings, Inc. 20451 Seneca Meadows Parkway Germantown, MD 20876	Health Care Equipment & Supplies	Common equity	<1%

SHO Holding I Corporation (Shoes for Crews) 250 South Australian Ave. West Palm Beach, FL 33401	Footwear	Bank debt / senior secured loan

Smile Doctors LLC 295 SE Inner Loop Georgetown, TX 78626	Personal Products	Bank debt / senior secured loan

Name and Address of Portfolio Company:	Industry	Type of Investment	% of Class Held
CC SAG Holdings Corp. (Spectrum) 30 Two Bridges Road Fairfield, NJ 07004	Diversified Consumer Services	Bank debt / senior secured loan

SOC Telemed, Inc. 1768 Business Center Drive Suite 100 Reston, VA 20190	Health Care Providers & Services	Bank debt / senior secured loan

SunMed Group Holdings, LLC 2710 Northridge Drive NW Grand Rapids, MI 49544	Health Care Equipment & Supplies	Bank debt / senior secured loan

TAUC Management, LLC 975 Hornet Drive Hazelwood, MO 63042	Health Care Providers & Services	Bank debt / senior secured loan

Trinity Partners, LLC 230 3rd Ave 5th Floor Waltham, MA 02451	Professional Services	Bank debt / senior secured loan

TwentyEighty, Inc. 10901 W. Toller Drive, Suite 203 Littleton, CO 80127	Professional Services	Common equity	2%

Ultimate Baked Goods Midco LLC 828 Kasota Ave. SE Minneapolis, MN 55414	Packaged Foods & Meats	Bank debt / senior secured loan

Venus Concept Ltd. 235 Yorkland Blvd., Suite 900 Toronto, ON M2J 4Y8 Canada	Health Care Equipment & Supplies	Warrants	<1%

Vessco Midco Holdings, LLC 8217 Upland Circle Chanhassen, MN 55317	Water Utilities	Bank debt / senior secured loan

World Insurance Associates, LLC 656 Shrewsbury Ave, Suite 200 Titon Falls, NJ 07701	Insurance	Bank debt / senior secured loan

To maintain SUNS’s status as a BDC, SUNS must invest a sufficient portion of its assets in “qualifying assets.” Specifically, qualifying assets must represent at least 70% of SUNS’s total assets at the time of acquisition of any additional non-qualifying assets. In addition, if SUNS fails to invest a sufficient portion of its assets in qualifying assets, SUNS could be prevented from making follow-on investments in existing portfolio companies or could be required to dispose of investments at inappropriate times in order to comply with the Investment Company Act. As of September 30, 2021, 19.6% of SUNS’s total assets constituted non-qualifying assets, on a fair value basis.

Set forth below is a brief description of each portfolio company in which SUNS has made an investment that represents greater than 5% of SUNS’s total assets as of September 30, 2021.

North Mill Holdco LLC

NM Holdco is a portfolio company investment of SUNS. SUNS acquired 100% of the equity interests of North Mill Capital LLC (“NMC”) on October 20, 2017. NMC is a leading asset-backed lending commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services and distribution industries. SUNS invested approximately $51 million to effect the transaction. Subsequently, SUNS contributed 1% of its equity interest in NMC to ESP SSC Corporation. Immediately thereafter, SUNS and ESP SSC Corporation contributed their equity interests to NorthMill LLC (“North Mill”). On May 1, 2018, North Mill merged with and into NMC, with NMC being the surviving company. SUNS and ESP SSC Corporation own 99% and 1% of the equity interests of NMC, respectively. The management team of NMC continues to lead NMC. On June 28, 2019, NM Holdco, a newly formed entity and ESP SSC Corporation acquired Summit Financial Resources, a Salt Lake City-based provider of asset-backed financing to small and medium-sized businesses. As part of this transaction, SUNS’s 99% interest in the equity of NMC was contributed to NM Holdco. This approximately $15.5 million transaction was financed with borrowings on NMC’s credit facility.

Gemino Healthcare Finance LLC

Gemino is a portfolio company investment of SUNS. Gemino is a commercial finance business focused on originating, underwriting, and managing financing solutions for small to mid-size companies operating in the healthcare industry. Gemino’s primary financing products today include revolving lines of credit secured by the borrower’s accounts receivable, including receivables from Medicare, Medicaid, and private health insurance companies as well as senior cash flow term loans secured by all other assets, often with a pledge of equity or personal guarantee. The company has processes in place to source, underwrite and monitor portfolio companies. Gemino competes against an assortment of regional and local banks as well as specialized commercial finance companies. The company’s performance is susceptible to changes in healthcare regulation and interest rates. The company is headquartered in Philadelphia, Pennsylvania and has a satellite office in Atlanta, Georgia.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF SUNS

The following table sets forth, as of January 18, 2022, the beneficial ownership information of each current director of SUNS, as well as SUNS’s executive officers, each person known to it to beneficially own 5% or more of the outstanding shares of SUNS Common Stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 16,049,034 shares of SUNS Common Stock outstanding as of January 18, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of SUNS Common Stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, SUNS believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested director and Independent Directors. The interested director is an “interested person” of each Company as defined in Section 2(a)(19) of the Investment Company Act. The address of all executive officers and directors is c/o SLR Senior Investment Corp., 500 Park Avenue, New York, New York 10022.

Name	Number of Shares of SUNS Common Stock Owned Beneficially(1)	Percentage of SUNS Common Stock Outstanding(2)
Interested Directors:
Michael S. Gross(3)(4)	905,122	5.6%
Bruce Spohler(3)	547,474	3.4%
Independent Directors:
Steven Hochberg	20,000	*
Leonard A. Potter	6,250	*
David Wachter	9,110	*
Executive Officers:
Richard Peteka	6,250	*
Guy Talarico	—	—
All Executive Officers and Directors as a Group(7 persons)	950,732	5.9%
5% Holders
John W. Jordan II(5)	1,428,904	8.9%

*	Represents less than 1%
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Assumes no other purchases or sales of SUNS Common Stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that SUNS has with respect to the present intent of the beneficial owners of SUNS Common Stock listed in this table.

(2)	Based on a total of 16,049,034 shares of SUNS Common Stock issued and outstanding on January 18, 2022.
(3)

Includes 455,500 shares held by Solar Senior Capital Investors, LLC and 100 shares held by SCM, a portion of both of which may be deemed to be indirectly beneficially owned by Michael S. Gross and by Bruce Spohler by virtue of their collective ownership interests therein. Also includes 87,874 shares held by Solar Capital Partners Employee Stock Plan LLC, which is controlled by SCP. Mr. Gross and Mr. Spohler may be deemed to indirectly beneficially own a portion of the shares held by Solar Capital Partners Employee Stock Plan LLC by virtue of their collective ownership interest in SCP. Each of Mr. Gross and Mr. Spohler disclaim beneficial ownership of any shares of SUNS Common Stock directly held by Solar Capital Partners Employee Stock Plan LLC, Solar Senior Capital Investors, LLC or SCM, except to the extent of their respective pecuniary interest therein.

(4)

Includes (i) 21,844 shares directly held by Michael S. Gross’s profit sharing plan (the “Profit Sharing Plan”), which may be deemed to be directly beneficially owned by Mr. Gross as the sole participant in the Profit Sharing Plan, and (ii) 96,717 shares directly held by a grantor retained annuity trust (“GRAT”) setup by and for Michael S. Gross. As the sole trustee of the GRAT, Mr. Gross may be deemed to directly beneficially own all of the shares held by the GRAT.

(5)

Based on information contained in Schedule 13G filed on February 21, 2020 by John W. Jordan II. Includes 1,015,726 shares held by The John W. Jordan II Revocable Trust, a trust formed under the laws of Illinois (the “JWJ Trust”), 124,701 shares held by The GSJ 2003 Trust, a trust formed under the laws of Illinois, and 288,477 shares held by Jordan Industries International, LLC, a limited liability company formed under the laws of Illinois (“Jordan Industries”). Mr. Jordan is the trustee of the JWJ Trust and the GSJ 2003 Trust and the President of Jordan Industries, and as a result, may be deemed to have voting and dispositive power with respect to the shares of SUNS Common Stock held by these entities. The address for Mr. Jordan is 875 North Michigan Avenue, Suite 4020, Chicago, Illinois 60611

The following table sets forth, as of January 18, 2022, the dollar range of SUNS’s equity securities that is beneficially owned by each of the current directors of SUNS.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors:
Michael S. Gross	over $100,000
Bruce Spohler	over $100,000
Independent Directors:
Steven Hochberg	over $100,000
Leonard A. Potter	$50,000 -$100,000
David S. Wachter	over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)

The dollar range of equity securities beneficially owned is based on the closing price per share for SLRC Common Stock of $14.80 on January 18, 2022 on Nasdaq. The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, or over $100,000.

DESCRIPTION OF CAPITAL STOCK OF SLRC

The following description is based on the relevant portions of the MGCL and SLRC’s charter and bylaws. This summary is not necessarily complete, and SLRC refers you to the MGCL and SLRC’s charter and bylaws for a more detailed description of the provisions summarized below.

Stock

SLRC’s authorized stock consists of 200,000,000 shares of stock, par value $0.01 per share, of which are initially designated as common stock. SLRC Common Stock is listed on the NASDAQ Global Select Market under the ticker symbol “SLRC”. There are no outstanding options or warrants to purchase SLRC Common Stock. No stock has been authorized for issuance under any equity compensation plans. Under the MGCL, SLRC stockholders generally are not personally liable for SLRC’s debts or obligations.

Set forth below is a chart describing the classes of SLRC securities outstanding as of January 18, 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by SLRC or for SLRC’s Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	200,000,000	—	42,260,826

Under SLRC’s charter its board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the MGCL, SLRC’s charter provides that the board of directors, without any action by its stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that SLRC has authority to issue.

Common Stock

All shares of SLRC Common Stock have equal rights as to earnings, assets, voting, and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of SLRC Common Stock if, as and when authorized by its board of directors and declared by SLRC out of assets legally available therefor. Shares of SLRC Common Stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of SLRC’s liquidation, dissolution or winding up, each share of its common stock would be entitled to share ratably in all of SLRC’s assets that are legally available for distribution after it pays all debts and other liabilities and subject to any preferential rights of holders of SLRC’s preferred stock, if any preferred stock is outstanding at such time. Each share of SLRC Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of SLRC Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of SLRC Common Stock can elect all of SLRC’s directors, and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

SLRC’s charter authorizes its board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. The cost of any such reclassification would be borne by SLRC’s existing common stockholders. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by SLRC’s charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of SLRC Common Stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any other distribution is made with respect to SLRC Common Stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66.67% of its total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of SLRC Common Stock on a proposal to cease operations as a BDC. SLRC believes that the availability for issuance of preferred stock will provide it with increased flexibility in structuring future financings and acquisitions. However, SLRC does not currently have any plans to issue preferred stock.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. SLRC’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act.

SLRC’s charter authorizes it, to the maximum extent permitted by Maryland law and subject to the limitations of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as SLRC’s director or officer and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. SLRC’s bylaws obligate it, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as SLRC’s director or officer and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit SLRC to indemnify and advance expenses to any person who served a predecessor of it in any of the capacities described above and any of SLRC’s employees or agents or any employees or agents of its predecessor. In accordance with the Investment Company Act, SLRC will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which SLRC’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

SLRC has entered into indemnification agreements with its directors. The indemnification agreements provide SLRC’s directors the maximum indemnification permitted under Maryland law and the Investment Company Act.

SLRC’s insurance policy does not currently provide coverage for claims, liabilities and expenses that may arise out of activities that its present or former directors or officers have performed for another entity at SLRC’s request. There is no assurance that such entities will in fact carry such insurance. However, SLRC notes that it does not expect to request SLRC’s present or former directors or officers to serve another entity as a director, officer, partner or trustee unless it can obtain proof of insurance providing coverage for such persons for any claims, liabilities or expenses that may arise out of their activities while serving in such capacities.

Certain Provisions of the Maryland General Corporation Law and SLRC’s Charter and Bylaws

The MGCL and SLRC’s charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire it by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SLRC to negotiate first with its board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of shareholders. SLRC believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

SLRC’s board of directors is divided into three classes of directors. The current terms of the first, second and third classes expire at the annual meeting of stockholders in 2022, 2023 and 2024, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of stockholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of SLRC or removal of its incumbent management more difficult. SLRC believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of SLRC’s management and policies.

Election of Directors

Under SLRC’s charter and bylaws, the affirmative vote of the holders of a plurality of all the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to SLRC’s charter and bylaws its board of directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

SLRC’s charter provides that the number of directors will be set only by the board of directors in accordance with its bylaws. SLRC’s bylaws provide that a majority of its entire board of directors may at any time increase or decrease the number of directors. However, unless SLRC’s bylaws are amended, the number of directors may never be less than one nor more than twelve. SLRC has elected in its charter to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act.

SLRC’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in its charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (with respect to the holders of common stock, unless the charter provides for stockholder action by less than unanimous written consent, which SLRC’s charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of SLRC’s bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

SLRC’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to SLRC’s notice of meeting, (2) by the board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting who is entitled to vote at the meeting and who has complied with the advance notice procedures of SLRC’s bylaws. With respect to special meetings of stockholders, only the business specified in SLRC’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to SLRC’s notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give SLRC advance notice of nominations and other business is to afford SLRC’s board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by SLRC’s board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although SLRC’s bylaws do not give its board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SLRC and its stockholders.

Exclusive Forum

SLRC’s bylaws provide that, unless SLRC consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on behalf of SLRC, (c) any action asserting a claim of breach of any duty owed by any director or officer or other agent of SLRC to SLRC or to SLRC Stockholders, (d) any action asserting a claim against SLRC or any director or officer or other agent of SLRC arising pursuant to any provision of the MGCL or SLRC’s charter or SLRC’s bylaws, or (e) any other action asserting a claim against SLRC or any director or officer or other agent of SLRC that is governed by the internal affairs doctrine. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, SLRC and SLRC Stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless SLRC consents in writing to such court. SLRC’s bylaws does not apply to lawsuits asserting claims brought to enforce a duty or liability arising exclusively under the Securities Act, the Exchange Act, or the Investment Company Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless SLRC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This paragraph does not apply to claims arising exclusively under the Exchange Act or the Investment Company Act, or any other claim for which the federal courts have exclusive jurisdiction.

Calling of Special Meetings of Stockholders

SLRC’s bylaws provide that special meetings of stockholders may be called by the chairman of the board, its board of directors and certain of SLRC’s officers. Additionally, SLRC’s bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. SLRC’s charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. SLRC’s charter also provides that certain charter amendments, any proposal for its conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for SLRC’s liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of SLRC’s continuing directors (in addition to approval by SLRC’s board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The

“continuing directors” are defined in SLRC’s charter as (1) SLRC’s current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of SLRC’s current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office. In any event, in accordance with the requirements of the Investment Company Act, any amendment or proposal that would have the effect of changing the nature of SLRC’s business so as to cause it to cease to be, or to withdraw SLRC’s election as, a BDC would be required to be approved by a majority of its outstanding voting securities, as defined under the Investment Company Act.

SLRC’s charter and bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of SLRC’s bylaws.

No Appraisal Rights

As permitted by the MGCL, SLRC’s charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the board of directors shall determine such rights apply.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in SLRC’s bylaws compliance with the Investment Company Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. SLRC’s bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of its shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. SLRC is not currently subject to the Control Share Act. However, SLRC will amend its bylaws to be subject to the Control Share Act only if the board of directors determines that it would be in its best interests to do so, including in light of the duties of the board of directors, applicable federal and state laws, and the particular facts and circumstances surrounding the decision of the board of directors.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. SLRC’s board of directors has adopted a resolution that any business combination between it and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the Investment Company Act. This resolution may be altered or repealed in whole or in part at any time; however, SLRC’s board of directors will adopt resolutions so as to make it subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in SLRC’s best interests and if the SEC staff does not object to SLRC’s determination that it being subject to the Business Combination Act does not conflict with the Investment Company Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of SLRC and increase the difficulty of consummating any offer.

Conflict with Investment Company Act

SLRC’s bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if SLRC amends its bylaws to be subject to such Act) and the Business Combination Act, or any provision of SLRC’s charter or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

DESCRIPTION OF CAPITAL STOCK OF SUNS

The following description is based on the relevant portions of the MGCL and SUNS’s charter and bylaws. This summary is not necessarily complete, and SUNS refers you to the MGCL and SUNS’s charter and bylaws for a more detailed description of the provisions summarized below.

Stock

SUNS’s authorized stock consists of 200,000,000 shares of stock, par value $0.01 per share, of which are initially designated as common stock. SUNS Common Stock is listed on the NASDAQ Global Select Market under the ticker symbol “SUNS”. There are no outstanding options or warrants to purchase SUNS Common Stock. No stock has been authorized for issuance under any equity compensation plans. Under MGCL, SUNS’ stockholders generally are not personally liable for SUNS’ debts or obligations.

Set forth below is a chart describing the classes of SUNS securities outstanding as of January 18, 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by SUNS or for SUNS’s Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	200,000,000	—	16,049,034

Under SUNS’s charter its board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the MGCL, SUNS’s charter provides that the board of directors, without any action by its stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that SUNS has authority to issue.

Common Stock

All shares of SUNS Common Stock have equal rights as to earnings, assets, voting, and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of SUNS Common Stock if, as and when authorized by its board of directors and declared by SUNS out of assets legally available therefor. Shares of SUNS Common Stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of SUNS’s liquidation, dissolution or winding up, each share of its common stock would be entitled to share ratably in all of SUNS’s assets that are legally available for distribution after it pays all debts and other liabilities and subject to any preferential rights of holders of SUNS’s preferred stock, if any preferred stock is outstanding at such time. Each share of SUNS Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of SUNS Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of SUNS Common Stock can elect all of SUNS’s directors, and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

SUNS’s charter authorizes its board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. The cost of any such reclassification would be borne by SUNS’s existing common stockholders. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by SUNS’s charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of SUNS Common Stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any other distribution is made with respect to SUNS Common Stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66.67% of its total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of SUNS Common Stock on a proposal to cease operations as a BDC. SUNS believes that the availability for issuance of preferred stock will provide it with increased flexibility in structuring future financings and acquisitions. However, SUNS does not currently have any plans to issue preferred stock.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. SUNS’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act.

SUNS’s charter authorizes it, to the maximum extent permitted by Maryland law and subject to the limitations of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as SUNS’s director or officer and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. SUNS’s bylaws obligate it, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as SUNS’s director or officer and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit SUNS to indemnify and advance expenses to any person who served a predecessor of it in any of the capacities described above and any of SUNS’s employees or agents or any employees or agents of its predecessor. In accordance with the Investment Company Act, SUNS will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which SUNS’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

SUNS has entered into indemnification agreements with its directors. The indemnification agreements provide SUNS’s directors the maximum indemnification permitted under Maryland law and the Investment Company Act.

SUNS’s insurance policy does not currently provide coverage for claims, liabilities and expenses that may arise out of activities that its present or former directors or officers have performed for another entity at SUNS’s request. There is no assurance that such entities will in fact carry such insurance. However, SUNS notes that it does not expect to request SUNS’s present or former directors or officers to serve another entity as a director, officer, partner or trustee unless it can obtain proof of insurance providing coverage for such persons for any claims, liabilities or expenses that may arise out of their activities while serving in such capacities.

Certain Provisions of the Maryland General Corporation Law and SUNS’s Charter and Bylaws

The MGCL and SUNS’s charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire it by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SUNS to negotiate first with its board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of shareholders. SUNS believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

SUNS’s board of directors is divided into three classes of directors. The current terms of the first, second and third classes expire at the annual meeting of stockholders in 2024, 2022 and 2023, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of stockholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of SUNS or removal of its incumbent management more difficult. SUNS believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of SUNS’s management and policies.

Election of Directors

Under SUNS’s charter and bylaws, the affirmative vote of the holders of a plurality of all the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to SUNS’s charter and bylaws its board of directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

SUNS’s charter provides that the number of directors will be set only by the board of directors in accordance with its bylaws. SUNS’s bylaws provide that a majority of its entire board of directors may at any time increase or decrease the number of directors. However, unless SUNS’s bylaws are amended, the number of directors may never be less than one nor more than twelve. SUNS has elected in its charter to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act.

SUNS’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in its charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (with respect to the holders of common stock, unless the charter provides for stockholder action by less than unanimous written consent, which SUNS’s charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of SUNS’s bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

SUNS’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by the board of directors or (2) by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting who is entitled to vote at the meeting and who has complied with the advance notice procedures of SUNS’s bylaws. With respect to special meetings of stockholders, only the business specified in SUNS’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to SUNS’s notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give SUNS advance notice of nominations and other business is to afford SUNS’s board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by SUNS’s board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although SUNS’s bylaws do not give its board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SUNS and its stockholders.

Exclusive Forum

SUNS’s bylaws provide that, unless SUNS consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on behalf of SUNS, (c) any action asserting a claim of breach of any duty owed by any director or officer or other agent of SUNS to SUNS or to SUNS Stockholders, (d) any action asserting a claim against SUNS or any director or officer or other agent of SUNS arising pursuant to any provision of the MGCL or SUNS’s charter or SUNS’s bylaws, or (e) any other action asserting a claim against SUNS or any director or officer or other agent of SUNS that is governed by the internal affairs doctrine. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, SUNS and SUNS Stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless SUNS consents in writing to such court. SUNS’s bylaws does not apply to lawsuits asserting claims brought to enforce a duty or liability arising exclusively under the Securities Act, the Exchange Act, or the Investment Company Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless SUNS consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This paragraph does not apply to claims arising exclusively under the Exchange Act or the Investment Company Act, or any other claim for which the federal courts have exclusive jurisdiction.

Calling of Special Meetings of Stockholders

SUNS’s bylaws provide that special meetings of stockholders may be called by the chairman of the board, its board of directors and certain of SUNS’s officers. Additionally, SUNS’s bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. SUNS’s charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. SUNS’s charter also provides that the following matters require the approval of stockholders entitled to cast at least 80% of the votes entitled to be cast: (i) certain charter amendments; (ii) any amendment to make SUNS Common Stock a “redeemable security” or any proposal for SUNS’s conversion, whether by merger or otherwise, from a closed-end company to an open-end company; (iii) any proposal for SUNS’s liquidation or dissolution; (iv) any proposal regarding a merger, consolidation, share exchange or sale or exchange of all or substantially all of SUNS’s assets that the MGCL requires to be approved by its stockholders; or (v) any transaction between SUNS and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act), and any person controlling, controlled by or under common control with any such person or member of such group, that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally. However, if such amendment or proposal is approved by a majority of SUNS’s continuing directors (in addition to approval by its board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter, provided that with respect to any transaction referred to in (v) above, if such transaction is approved by the continuing directors, by a vote of at least two-thirds of such continuing directors, no stockholder approval of such transaction is required unless the MGCL or another provision of SUNS’s charter or bylaws otherwise requires such approval. The “continuing directors” are defined in SUNS’s charter as (1) SUNS’s current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of SUNS’s current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

SUNS’s charter and bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of SUNS’s bylaws.

No Appraisal Rights

As permitted by the MGCL, SUNS’s charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the board of directors shall determine such rights apply.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in SUNS’s bylaws, compliance with the Investment Company Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. SUNS’s bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of its shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. SUNS is not currently subject to the Control Share Act. However, SUNS will amend its bylaws to be subject to the Control Share Act only if the board of directors determines that it would be in its best interests to do so, including in light of the duties of the board of directors, applicable federal and state laws, and the particular facts and circumstances surrounding the decision of the board of directors.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. SUNS’s board of directors has adopted a resolution that any business combination between it and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the Investment Company Act. This resolution may be altered or repealed in whole or in part at any time; however, SUNS’s board of directors will adopt resolutions so as to make it subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in SUNS’s best interests and if the SEC staff does not object to SUNS’s determination that it being subject to the Business Combination Act does not conflict with the Investment Company Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of SUNS’s and increase the difficulty of consummating any offer.

Conflict with Investment Company Act

SUNS’s bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if SUNS amends its bylaws to be subject to such Act) and the Business Combination Act, or any provision of SUNS’s charter or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

DIVIDEND REINVESTMENT PLAN OF SLRC AND SUNS

SLRC and SUNS have each adopted a dividend reinvestment plan that provides for reinvestment of its dividends and other distributions on behalf of SLRC Stockholders and SUNS Stockholders, as applicable, unless a SLRC Stockholder or SUNS Stockholder, as applicable, elect to receive cash as provided below. As a result, if the SLRC Board or SUNS Board authorizes, as applicable, and such board declares, a cash distribution, then the SLRC Stockholders or SUNS Stockholder, as applicable, who have not opted out of the respective dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of SLRC Common Stock or SUNS Common Stock, as applicable, rather than receiving the cash distributions.

No action will be required on the part of a registered stockholder to have his, her or its cash distribution reinvested in shares of SLRC Common Stock or SUNS Common Stock, as applicable. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, the plan administrator, transfer agent and registrar for SLRC and SUNS, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of SLRC Common Stock or SUNS Common Stock, as applicable, and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.

SLRC or SUNS, as applicable, may use newly issued shares to implement the plan, whether its respective shares are trading at a premium or at a discount to SLRC’s and SUNS’s NAV per share. However, SLRC or SUNS, as applicable, reserve the right to purchase shares in the open market in connection with its implementation of the plan. If SLRC or SUNS, as applicable, declare a distribution to stockholders, the plan administrator may be instructed not to credit accounts with newly-issued shares and instead to buy shares in the market if (i) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined NAV of the shares; or (ii) SLRC or SUNS, as applicable, have advised the plan administrator that since such NAV was last determined, it has become aware of events that indicate the possibility of a material change in per share NAV as a result of which the NAV of the shares on the payment date might be higher than the price at which the plan administrator would credit newly-issued shares to stockholders. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of SLRC Common Stock and SUNS Common Stock, as applicable, at the close of regular trading on the valuation date for such distribution. Market price per share on that date will be the closing price for such shares on the national securities exchange on which SLRC’s and SUNS’s shares, as applicable, are then listed or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of SLRC Common Stock and SUNS Common Stock, as applicable, to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of its stockholders have been tabulated.

There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees under the plan will be paid by SLRC or SUNS, as applicable. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of $15 plus a per share brokerage commission from the proceeds.

Stockholders who receive distributions in the form of stock are subject to the same U.S. federal income tax consequences as are stockholders who elect to receive their distributions in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from SLRC or SUNS, as applicable, will be equal to the amount of cash they would have received if they had elected to receive the distribution in cash, or the fair market value of the distributed shares if such shares have a fair market value equal to or greater than NAV. Any stock received in a distribution will have a new holding period for U.S. federal income tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

The plan may be terminated by SLRC or SUNS, as applicable, upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by it. All correspondence concerning the plan should be directed to the plan administrator by mail at 6201 15th Avenue, Brooklyn, NY 11219 or by phone at (800) 937-5449.

COMPARISON OF SLRC’S AND SUNS’S DISTRIBUTION, PURCHASE AND

REDEMPTION PROCEDURES

In addition to the foregoing, SLRC and SUNS have identical distribution, purchase and redemption procedures. Neither SLRC nor SUNS offers redemption rights with respect to SLRC Common Stock or SUNS Common Stock. SLRC does not expect that the combined company will offer such redemption rights following the closing of the Mergers. SLRC anticipates that the combined company will maintain the distribution, purchase and redemption procedures of SLRC following the closing of the Mergers.

Distribution Procedures

Each of SLRC and SUNS has elected to be treated as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. In order to maintain RIC tax treatment, each of SLRC and SUNS must, among other things, make distributions treated as ordinary income dividends for U.S. federal income tax purposes of an amount at least equal to 90% of their investment company taxable income, determined without regard to any deduction for distributions paid, each tax year. Subject to applicable legal restrictions and the sole discretion of their respective boards of directors, each of SLRC and SUNS intends to continue to declare and pay regular cash distributions on a regular basis.

Distribution Reinvestment Plan

SLRC and SUNS have adopted “opt-out” distribution reinvestment plans, which provide for the reinvestment of the applicable fund’s distributions on behalf of the fund’s stockholders unless a stockholder elects to receive such distributions cash.

Purchase Procedures

Open Market Purchases

SLRC Common Stock and SUNS Common Stock are publicly traded on Nasdaq, and investors may purchase and dispose of shares of SLRC Common Stock and SUNS Common Stock on Nasdaq.

Registered Offerings and Private Placements

From time to time, SLRC and SUNS may offer shares of SLRC Common Stock or SUNS Common Stock in registered offerings under the Securities Act. On April 30, 2021, SLRC filed a shelf registration statement on Form N-2 which was then declared effective on May 27, 2021 and was amended on June 25, 2021. As of the date of this joint proxy statement/prospectus, SLRC has not commenced a registered offering of SLRC Common Stock under such registration statement. On April 26, 2021, SUNS filed a shelf registration statement on Form N-2 which was then amended on June 25, 2021 and declared effective on June 28, 2021. As of the date of this joint proxy statement/prospectus, SUNS has not commenced a registered offering of SUNS Common Stock under such registration statement. In addition, SLRC and SUNS may from time to time offer shares of SLRC Common Stock and SUNS Common Stock in private placements exempt from the registration requirements of the Securities Act.

Redemption/Repurchase Procedures

Subject to restrictions under applicable law and the Merger Agreement, SLRC and SUNS may from time to time offer to repurchase shares of SLRC Common Stock and SUNS Common Stock from all or certain stockholders.

COMPARISON OF SLRC AND SUNS STOCKHOLDER RIGHTS

SLRC and SUNS are Maryland corporations subject to the MGCL. There are no material differences between the rights of SLRC Stockholders and SUNS Stockholders. Information about the rights of SLRC Stockholders and SUNS Stockholders can be found in SLRC’s charter and bylaws and SUNS’s charter and bylaws. SLRC’s charter and bylaws are incorporated herein by reference as Exhibits (1) and (2) to the registration statement of which this joint proxy statement/prospectus is a part and will be sent to SLRC Stockholders upon request. SUNS’s charter is incorporated herein by reference to Exhibit 3.1 in “Item 15. Exhibits and Financial Statement Schedules—b. Exhibits required to be filed by Item 601 of Regulation S-K” in Part IV of SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020. SUNS’s bylaws are incorporated herein by reference to Exhibit 3.1 in “Item 9.01. Financial Statements and Exhibits” of SUNS’s Current Report on Form 8-K (file no. 814-00849) filed on December 1, 2021. SUNS’ charter and bylaws will be sent to SUNS Stockholders upon request. See “Where You Can Find More Information.”

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

SLRC’s and SUNS’s portfolio securities are held under separate custody agreements by Citibank, N.A. The address of SLRC’s and SUNS’s custodian is 399 Park Avenue, New York, New York 10022. American Stock Transfer & Trust Company, LLC acts as SLRC’s and SUNS’s transfer agent, distribution paying agent and registrar for SLRC Common Stock and SUNS Common Stock, respectively. The principal business address of SLRC’s and SUNS’s transfer agent is 6201 15th Avenue, Brooklyn, NY 11219, telephone number: (800) 937-5449.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since SLRC and SUNS generally acquire and dispose of their respective investments in privately negotiated transactions, SLRC and SUNS infrequently use brokers in the normal course of business. Subject to policies established by each of the SLRC Board and the SUNS Board, SCP is primarily responsible for the execution of the publicly traded securities portion of SLRC’s and SUNS’s portfolio transactions and the allocation of brokerage commissions. SCP does not expect to execute transactions through any particular broker or dealer, but seeks to obtain the best net results for SLRC and SUNS, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While SCP will generally seek reasonably competitive trade execution costs, SLRC and SUNS will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, SCP may select a broker based partly upon brokerage or research services provided to SCP, SLRC, SUNS and any other clients. In return for such services, SLRC and SUNS may pay a higher commission than other brokers would charge if SCP determines in good faith that such commission is reasonable in relation to the services provided.

SLRC paid a total of $760.30 in brokerage commissions during the three most recent fiscal years. SUNS has not paid any brokerage commissions during the three most recent fiscal years.

LEGAL MATTERS

Certain legal matters in connection with the validity of common stock being offered by this joint proxy statement/prospectus will be passed upon for SLRC by Venable LLP, Baltimore, Maryland. Katten, Washington, D.C., served as counsel to SLRC, SUNS and SCP in connection with the Mergers. In addition, Blank Rome, New York, NY, served as counsel to the SLRC Special Committee in connection with the Mergers and Dechert, Washington, D.C., served as counsel to the SUNS Special Committee in connection with the Mergers.

EXPERTS

The consolidated financial statements of SLRC and its consolidated subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the year ended December 31, 2020, and the effectiveness of SLRC’s and its consolidated subsidiaries’ internal control over financial reporting as of December 31, 2020 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference and the audited information under the heading “Senior Securities of SLRC” has been so included in reliance upon reports of such firm given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SUNS and its consolidated subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December  31, 2020, appearing in SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the year ended December 31, 2020 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference and the audited information under the heading “Senior Securities of SUNS” has been so included in reliance upon reports of such firm given on the authority of such firm as experts in accounting and auditing.

The address of KPMG LLP is 345 Park Avenue, New York, NY, 10154.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited interim financial information for the periods ended September 30, 2021 and 2020, incorporated by reference herein, KPMG, LLP, independent registered public accounting firm, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included each of SLRC’s and SUNS’s quarterly reports on Form 10-Q for the quarter ended September 30, 2021 states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

OTHER MATTERS

Pursuant to SLRC’s bylaws and SUNS’s bylaws, only the matters set forth in the notice of special meeting may be brought before the special meeting. Accordingly, no other matter may properly come before the SLRC Special Meeting or the SUNS Special Meeting.

Pursuant to SLRC’s bylaws and SUNS’s bylaws, the chairman of each of the SLRC Special Meeting and the SUNS Special Meeting, respectively, will have the power to adjourn the respective meeting from time to time for such periods as the chairman of such meeting will direct without notice other than announcement at such meeting, unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the SLRC Special Meeting and the SUNS Special Meeting, respectively.

STOCKHOLDERS SHARING AN ADDRESS

Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more stockholders of record of SLRC who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record of SLRC at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us at (212) 993-1670 or by writing to Richard L. Peteka, Corporate Secretary, SLR Investment Corp., 500 Park Avenue, New York, New York 10022.

Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more stockholders of record of SUNS who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record of SUNS at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us at (212) 993-1670 or by writing to Richard L. Peteka, Corporate Secretary, SLR Senior Investment Corp., 500 Park Avenue, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

SLRC has filed with the SEC a registration statement on Form N-14 (of which this joint proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about SLRC and the securities being offered by this document.

Each of SLRC and SUNS files with or submits to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by each of SLRC and SUNS with the SEC. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

SLRC maintains a website at www.slrinvestmentcorp.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on such website is not incorporated by reference into this joint proxy statement/prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

SLR Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

IRTeam@slrcp.com

SUNS maintains a website at www.slrseniorinvestmentcorp.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on such website is not incorporated by reference into this joint proxy statement/prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

SLR Senior Investment Corp.

500 Park Avenue

New York, NY 10022

(212) 993-1670

IRTeam@slrcp.com

INCORPORATION BY REFERENCE FOR SLRC

This joint proxy statement/prospectus is part of a registration statement that SLRC has filed with the SEC. SLRC is allowed to “incorporate by reference” the information that it files with the SEC, which means SLRC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	SLRC’s Annual Report on Form 10-K (file no. 814-00754) for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021.

•	SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the fiscal quarter ended March 31, 2021, filed with the SEC on May 5, 2021.

•	SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the fiscal quarter ended June 30, 2021, filed with the SEC on August 3, 2021.

•	SLRC’s Quarterly Report on Form 10-Q (file no. 814-00754) for the fiscal quarter ended September 30, 2021, filed with the SEC on November 3, 2021.

•	SLRC’s Current Report on Form 8-K (file no. 814-00754) filed with the SEC on February 25, 2021.

•	SLRC’s Current Report on Form 8-K (file no. 814-00754) filed with the SEC on October 29, 2021.

•	SLRC’s Current Report on Form 8-K (file no. 814-00754) filed with the SEC on December 1, 2021.

•	SLRC’s Current Report on Form 8-K (file no. 814-00754) filed with the SEC on January 3, 2022.

•	SLRC’s Current Report on Form 8-K (file no. 814-00754) filed with the SEC on January 12, 2022

To obtain copies of these filings, see “Where You Can Find More Information.”

INCORPORATION BY REFERENCE FOR SUNS

This joint proxy statement/prospectus is part of a registration statement that SLRC has filed with the SEC. SUNS is allowed to “incorporate by reference” the information that it files with the SEC, which means SUNS can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	SUNS’s Annual Report on Form 10-K (file no. 814-00849) for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021; and

•	SUNS’s Quarterly Report on Form 10-Q (file no. 814-00849) for the fiscal quarter ended March 31, 2021, filed with the SEC on May 5, 2021.

•	SUNS’s Quarterly Report on Form 10-Q (file no. 814-00849) for the fiscal quarter ended June 30, 2021, filed with the SEC on August 3, 2021.

•	SUNS’s Quarterly Report on Form 10-Q (file no. 814-00849) for the fiscal quarter ended September 30, 2021, filed with the SEC on November 3, 2021.

•	SUNS’s Current Report on Form 8-K (file no. 814-00849) filed with the SEC on February 25, 2021.

•	SUNS’s Current Report on Form 8-K (file no. 814-00849) filed with the SEC on June 11, 2021.

•	SUNS’s Current Report on Form 8-K (file no. 814-00849) filed with the SEC on October 29, 2021.

•	SUNS’s Current Report on Form 8-K (file no. 814-00849) filed with the SEC on December 1, 2021.

To obtain copies of these filings, see “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 3, 2022. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. The mailing of this joint proxy statement/prospectus to SLRC stockholders or SUNS stockholders will not create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of the Companies made to the other in the Merger Agreement. Representations and warranties made by each of the Companies and other applicable parties are also set forth in contracts and other documents (including the Merger Agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding either of the Companies or their businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SLR INVESTMENT CORP.,

SLR SENIOR INVESTMENT CORP.,

SOLSTICE MERGER SUB, INC.

and

SLR CAPITAL PARTNERS, LLC

(for the limited purposes set forth herein)

Dated as of December 1, 2021

A-i

4.5.	Reports	A-18
4.6.	SLRC Financial Statements	A-19
4.7.	Broker’s Fees	A-21
4.8.	Absence of Changes or Events	A-21
4.9.	Compliance with Applicable Law; Permits	A-21
4.10.	SLRC Information	A-22
4.11.	Taxes and Tax Returns	A-22
4.12.	Litigation	A-24
4.13.	Employee Matters	A-24
4.14.	Certain Contracts	A-24
4.15.	Insurance Coverage	A-25
4.16.	Intellectual Property	A-25
4.17.	Real Property	A-25
4.18.	Investment Assets	A-25
4.19.	State Takeover Laws	A-26
4.20.	Valuation	A-26
4.21.	Opinion of Financial Advisor	A-26
4.22.	Chapter 11.	A-26

Article V REPRESENTATIONS AND WARRANTIES OF SCP		A-26
5.1.	Organization	A-26
5.2.	Authority; No Violation	A-26
5.3.	Compliance with Applicable Law; Permits	A-27
5.4.	Litigation	A-28
5.5.	Valuation	A-28
5.6.	SCP Information	A-28
5.7.	Best Interests and No Dilution	A-28
5.8.	Financial Resources	A-28
5.9.	SLRC and SUNS Representations and Warranties	A-28
5.10.	Forbearances	A-29

Article VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-29
6.1.	Conduct of Businesses Prior to the Effective Time	A-29
6.2.	SUNS Forbearances	A-29
6.3.	SLRC Forbearances	A-31

Article VII ADDITIONAL AGREEMENTS		A-32
7.1.	Further Assurances	A-32
7.2.	Regulatory Matters	A-33
7.3.	Stockholder Approval	A-34
7.4.	Nasdaq Listing	A-35
7.5.	Indemnification; Directors’ and Officers’ Insurance	A-35
7.6.	No Solicitation	A-35
7.7.	SUNS Takeover Proposals	A-36
7.8.	SLRC Takeover Proposals	A-38
7.9.	Access to Information	A-40
7.10.	Publicity	A-40
7.11.	Takeover Statutes and Provisions	A-41
7.12.	Tax Matters	A-41
7.13.	Stockholder Litigation	A-41
7.14.	Section 16 Matters	A-41
7.15.	No Other Representations or Warranties	A-42
7.16.	Merger of Surviving Company	A-42
7.17.	Coordination of Dividends	A-42

A-ii

Article VIII CONDITIONS PRECEDENT		A-42
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	A-42
8.2.	Conditions to Obligations of SLRC and Merger Sub to Effect the Merger	A-43
8.3.	Conditions to Obligations of SUNS to Effect the Merger	A-44
8.4.	Frustration of Closing Conditions	A-45

Article IX TERMINATION AND AMENDMENT		A-45
9.1.	Termination	A-45
9.2.	Termination Fee	A-47
9.3.	Effect of Termination	A-48
9.4.	Fees and Expenses	A-48
9.5.	Amendment	A-48
9.6.	Extension; Waiver	A-49

Article X CERTAIN DEFINITIONS		A-49

Article XI GENERAL PROVISIONS		A-56
11.1.	Nonsurvival of Representations, Warranties and Agreements	A-56
11.2.	Notices	A-56
11.3.	Interpretation; Construction	A-57
11.4.	Counterparts	A-58
11.5.	Entire Agreement	A-58
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	A-58
11.7.	Assignment; Third Party Beneficiaries	A-58
11.8.	Specific Performance	A-59

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2021 (this “Agreement”), among SLR Senior Investment Corp., a Maryland corporation (“SUNS”), SLR Investment Corp., a Maryland corporation (“SLRC”), Solstice Merger Sub, Inc., a Maryland corporation and wholly-owned direct Consolidated Subsidiary of SLRC (“Merger Sub”), and, solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI, SLR Capital Partners, LLC, a Delaware limited liability company (“SCP”).

RECITALS

WHEREAS, each of SUNS and SLRC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and SCP is the investment adviser to each of SUNS and SLRC;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement Merger Sub shall merge with and into SUNS (the “Merger”), with SUNS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, immediately following the Merger and the Terminations (as defined below), the Surviving Company shall merge with and into SLRC (the “Second Merger” and, together with the Merger, the “Mergers”), with SLRC as the surviving company in the Second Merger;

WHEREAS, the Board of Directors of SUNS (the “SUNS Board”), upon the recommendation of a committee of the SUNS Board comprised solely of the Independent Directors of SUNS (the “SUNS Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable, fair to and in the best interests of SUNS and (y) the interests of SUNS’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SUNS Matters, (iv) directed that the approval of the SUNS Matters be submitted to SUNS’s stockholders at the SUNS Stockholders Meeting and (v) resolved to recommend that the stockholders of SUNS approve the SUNS Matters;

WHEREAS, the Board of Directors of SLRC (the “SLRC Board”), upon the recommendation of a committee of the SLRC Board comprised solely of the Independent Directors of SLRC (the “SLRC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions, including the reduction of the base management fee from 1.75% to 1.50% per annum payable pursuant to a letter agreement to be entered into by and between SLRC and SCP in connection with the Closing (the “Letter Agreement”), are advisable, fair to and in the best interests of SLRC and (y) the interests of SLRC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SLRC Matters, (iv) directed that the approval of the SLRC Matters be submitted to SLRC stockholders at the SLRC Stockholders Meeting and (v) resolved to recommend that the stockholders of SLRC approve the SLRC Matters;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and declared advisable the Merger and the Transactions and (iii) resolved to recommend the approval of the Merger by SLRC, in SLRC’s capacity as the sole stockholder of Merger Sub;

WHEREAS, the parties intend the Mergers to be treated as a single integrated transaction and to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into SUNS, and the separate corporate existence of the Merger Sub shall cease. SUNS shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Katten Muchin Rosenman LLP, 2900 K Street NW, North Tower – Suite 200, Washington, DC 20007, on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “First Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “MD SDAT”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the First Articles of Merger.

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

1.5. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SUNS, SLRC or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

(b) All shares of common stock, par value $0.01 per share, of SUNS (the “SUNS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by SLRC or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.01 per share, of SLRC (the “SLRC Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Subject to Section 1.5(e), each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d) All of the shares of SUNS Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of SUNS Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of SUNS Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing SUNS Net Asset Value and/or the Closing SLRC Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective outstanding shares of SLRC Common Stock or SUNS Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6. Effect on SLRC Common Stock. Each share of SLRC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of SLRC Common Stock.

1.7. Termination of Certain Contractual Obligations. Immediately after the Effective Time and immediately prior to the Second Merger, the SUNS Advisory Agreement and the SUNS Administration Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.8. The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the MGCL, at the Second Effective Time, the Surviving Company shall merge with and into SLRC and the separate corporate existence of the Surviving Company shall cease. SLRC shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Maryland. The Second Merger shall become effective as set forth in the articles of merger (the “Second Articles of Merger”) that SLRC shall file with the MD SDAT on the Closing Date (the “Second Effective Time”), it being understood that SLRC and the Surviving Company shall cause the Second Effective Time to occur immediately following the Terminations. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the MGCL.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SLRC or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of SLRC Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of SLRC Common Stock.

1.9. Charter and Bylaws.

(a) At the Effective Time, the charter of SUNS as in effect immediately prior to the Effective Time shall be the charter of the Surviving Company, as the surviving company of the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of such charter. The bylaws of SUNS as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, as the surviving company in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b) At the Second Effective Time, the charter of SLRC as in effect immediately prior to the Second Effective Time shall be the charter of SLRC, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such charter. The bylaws of SLRC as in effect immediately prior to the Second Effective Time shall be the bylaws of SLRC, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

1.10. Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of SLRC immediately prior to the Second Effective Time shall be the directors and officers of SLRC immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION

2.1. Delivery of Evidence of SLRC Common Stock. As soon as reasonably practicable after the Effective Time, SLRC shall deposit with its transfer agent evidence of book-entry shares representing SLRC Common Stock issued as Merger Consideration pursuant to Section 1.5(c).

2.2. Fractional Shares. Each holder of SUNS Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of SLRC Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of SLRC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of SLRC Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by SLRC that is reasonably acceptable to SUNS). In such case, no fractional share of SLRC Common Stock shall be issued upon the conversion of the SUNS Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of SLRC Common Stock. For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3. Paying and Exchange Agent. Prior to the Effective Time, SLRC shall appoint SLRC’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of SLRC and SUNS. Following the Effective Time, SLRC shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4. Delivery of Merger Consideration.

(a) Each holder of record of shares of SUNS Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of SLRC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of SLRC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b).

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of SUNS Common Stock at the Effective Time shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of SLRC Common Stock which the shares of SUNS Common Stock have been converted into the right to receive; provided, however, that SUNS Stockholders that receive SLRC Common Stock in connection with the Mergers will only receive such dividend or distribution if the record date for such dividend or distribution is after the Effective Time.

2.5. No Further Ownership Rights. All Merger Consideration (together with cash in lieu of fractional shares) paid by SLRC in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to SUNS Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of SUNS shall be closed, and there shall be no further transfers on the stock transfer books of SUNS of the shares of SUNS Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6. Net Asset Value Calculation.

(a) SLRC shall deliver to SUNS a calculation of the net asset value of SLRC as of a date mutually agreed between SLRC and SUNS, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by SLRC in preparing the calculation of the net asset value per share of SLRC Common Stock (with an accrual for any dividend declared by SLRC and not yet paid) (the “Closing SLRC Net Asset Value”); provided that SLRC shall update the calculation of the Closing SLRC Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing SLRC Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing SLRC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall be required to approve, and SCP shall certify in writing to SUNS, the calculation of the Closing SLRC Net Asset Value.

(b) SUNS shall deliver to SLRC a calculation of the net asset value of SUNS as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by SUNS in preparing the calculation of the net asset value per share of SUNS Common Stock (with an accrual for any dividend declared by SUNS and not yet paid) (the “Closing SUNS Net Asset Value”); provided that SUNS shall update the calculation of the Closing SUNS Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing SUNS Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing SUNS Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall be required to approve, and SCP shall certify in writing to SLRC, the calculation of the Closing SUNS Net Asset Value.

(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of SUNS and SLRC will use the portfolio valuation methods approved by the SUNS Board or the SLRC Board, as applicable, for valuing the securities and other assets of SUNS or SLRC, as applicable, as of September 30, 2021, unless otherwise agreed by each of the SLRC Board and the SUNS Board.

(d) SCP agrees to give each of SLRC and SUNS and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by SCP or its Affiliates.

2.7. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of SUNS as of the first anniversary of the Effective Time may be paid to SLRC, upon SLRC’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of SUNS who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of SLRC Common Stock shall thereafter look only to SLRC with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of SLRC, SUNS, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of SUNS Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8. Withholding Rights. SLRC or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of SUNS Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUNS

Except with respect to matters that have been Previously Disclosed, SUNS hereby represents and warrants to SLRC and Merger Sub that:

3.1. Corporate Organization.

(a) SUNS is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland. SUNS has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. SUNS has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Articles of Amendment and Restatement of SUNS, as amended (the “SUNS Charter”), and the Amended and Restated Bylaws of SUNS (the “SUNS Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by SUNS.

(c) Each Consolidated Subsidiary of SUNS (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

3.2. Capitalization.

(a) The authorized capital stock of SUNS consists of (i) 200,000,000 shares of SUNS Common Stock, of which 16,049,034 shares were outstanding as of the close of business on November 30, 2021 (the “SUNS Capitalization Date”). All of the issued and outstanding shares of SUNS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SUNS attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of SUNS may vote (“SUNS Voting Debt”) is issued or outstanding. As of the SUNS Capitalization Date, except pursuant to SUNS’s dividend reinvestment plan, SUNS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of SUNS Common Stock, SUNS Voting Debt or any other equity securities of SUNS or any securities representing the right to purchase or otherwise receive any shares of SUNS Common Stock, SUNS Voting Debt or other equity securities of SUNS. There are no obligations of SUNS or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of SUNS, SUNS Voting Debt or any equity security of SUNS or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, SUNS Voting Debt or any other equity security of SUNS or its Consolidated Subsidiaries or (ii) pursuant to which SUNS or any of its Consolidated Subsidiaries is or could be required to register shares of SUNS’s capital stock or other securities under the Securities Act. All of the SUNS Common Stock has been sold in compliance with applicable Law in any material respect.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of SUNS are owned by SUNS, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of SUNS has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3. Authority; No Violation.

(a) SUNS has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the SUNS Board. The SUNS Board (on the recommendation of the SUNS Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of SUNS and (B) the interests of SUNS’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SUNS Matters, (iv) directed that the approval of the SUNS Matters be submitted to SUNS’s stockholders for approval at a duly held meeting of such stockholders (the “SUNS Stockholders Meeting”) and (v) resolved to recommend that the stockholders of SUNS approve the SUNS Matters. Except for receipt of the approval of at least a majority of the outstanding shares of SUNS Common Stock entitled to vote thereon to approve the SUNS Matters at a duly held meeting of SUNS stockholders (the “SUNS Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of SUNS. This Agreement has been duly and validly executed and delivered by SUNS and (assuming due authorization, execution and delivery by SLRC, Merger Sub and SCP) constitutes the valid and binding obligation of SUNS, enforceable against SUNS in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by SUNS, nor the consummation by SUNS of the Transactions, nor performance of this Agreement by SUNS, will (i) violate any provision of the SUNS Charter or the SUNS Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to SUNS or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SUNS or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SUNS or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by SUNS of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the SUNS Stockholders Meeting and the SLRC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Articles of Merger with and the acceptance for the record of the First Articles of Merger by the MD SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for the record of the Second Articles of Merger by the MD SDAT, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) approval of listing of such SLRC Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

3.5. Reports.

(a) SUNS has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2019 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “SUNS SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries taken as a whole. To SUNS’s knowledge, no SUNS SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To SUNS’s knowledge, all SUNS SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of SUNS is required to make any filing with the SEC.

(b) Neither SUNS nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to SUNS’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of SUNS or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has SUNS or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of SUNS, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) SUNS has made available to SLRC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of SUNS (i) there are no unresolved comments from the SEC with respect to the SUNS SEC Reports or any SEC examination of SUNS and (ii) none of the SUNS SEC Reports is subject to any ongoing review by the SEC.

3.6. SUNS Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of SUNS and its Consolidated Subsidiaries included (or incorporated by reference) in the SUNS SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of SUNS and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to SUNS’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. KPMG LLP (“KPMG”) has not resigned, threatened resignation or been dismissed as SUNS’s independent public accountant as a result of or in connection with any disagreements with SUNS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of SUNS as of September 30, 2021 included in the unaudited financial statements set forth in SUNS’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 (the “SUNS Balance Sheet”), (C) liabilities incurred in the ordinary course of business since September 30, 2021, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the SUNS SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS, neither SUNS nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the SUNS Balance Sheet in accordance with GAAP.

(c) Neither SUNS nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither SUNS nor any of its Consolidated Subsidiaries nor, to the knowledge of SUNS, any director, officer, auditor, accountant or representative of SUNS or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SUNS or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SUNS or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing SUNS or any of its Consolidated Subsidiaries, whether or not employed by SUNS or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by SUNS or any of its directors, officers or agents to the SUNS Board or any committee thereof or to any director or officer of SUNS.

(e) To SUNS’s knowledge, since the Applicable Date, KPMG, which has expressed its opinion with respect to the financial statements of SUNS and its Consolidated Subsidiaries included in the SUNS SEC Reports (including the related notes), has been (i) “independent” with respect to SUNS and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of SUNS have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and SUNS is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) SUNS has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by SUNS in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to SUNS’s management as appropriate to allow timely decisions regarding required disclosure and to allow SUNS’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) SUNS’s management, with the participation of SUNS’s principal executive and financial officers, has completed an assessment of the effectiveness of SUNS’s internal controls over financial reporting for the fiscal year ended December 31, 2020 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that SUNS maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, using the framework specified in SUNS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the SUNS Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of SUNS’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for SUNS’s auditors any material weaknesses in internal controls; and

(iv) provided to SLRC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the SUNS Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to SLRC true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of SUNS’s investments as of September 30, 2021 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the SUNS Board.

(i) To SUNS’s knowledge, there is no fraud or suspected fraud affecting SUNS involving management of SUNS or employees of SCP or any of its Affiliates who have significant roles in SUNS’s internal control over financial reporting.

3.7. Broker’s Fees. Neither SUNS nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to SLRC.

3.8. Absence of Changes or Events. Since December 31, 2020, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of SUNS and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of SLRC under Section 6.1 or 6.2.

3.9. Compliance with Applicable Law; Permits.

(a) Each of SUNS and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. SUNS has not received any written or, to SUNS’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. SUNS has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(b) SUNS is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

(c) SUNS has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for SUNS, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SUNS Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(d) Each of SUNS and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit SUNS and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. SUNS has not received any written or, to SUNS’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of SUNS has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of SUNS, threatened that would result in any such disqualification.

(f) The minute books and other similar records of SUNS maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of SUNS, the SUNS Board and any committees of the SUNS Board.

3.10. SUNS Information. None of the information supplied or to be supplied by SUNS for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SUNS with respect to information supplied by SLRC, Merger Sub or SCP for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11. Taxes and Tax Returns.

(a) SUNS and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of SUNS or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SUNS or any of its Consolidated Subsidiaries for which SUNS does not have reserves that are adequate under GAAP. Neither SUNS nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SUNS and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither SUNS nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither SUNS nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SUNS or any of its Consolidated Subsidiaries. Neither SUNS nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If SUNS or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) SUNS made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). SUNS has qualified as a RIC at all times since the beginning of its first taxable year ended December 31, 2011 and expects to continue to so qualify through the Effective Time. No challenge to SUNS’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of SUNS ending on or before the Effective Time, SUNS has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by SUNS after the date of this Agreement has been timely paid).

(c) Prior to the Closing Date, SUNS shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Closing Date, SUNS shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d) SUNS and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) SUNS is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) SUNS has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) SUNS Previously Disclosed each asset the disposition of which would be subject to the rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than as Previously Disclosed, SUNS is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where SUNS or any of its Consolidated Subsidiaries does not file Tax Returns that SUNS or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither SUNS nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither SUNS nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither SUNS nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than SUNS and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither SUNS nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is SUNS or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SUNS or any of its Consolidated Subsidiaries.

3.12. Litigation. There are no material Proceedings pending or, to SUNS’s knowledge, threatened against SUNS or any of its Consolidated Subsidiaries. There is no Order binding upon SUNS or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.13. Employee Matters. Neither SUNS nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14. Certain Contracts.

(a) SUNS has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to SLRC of, all Contracts (collectively, the “SUNS Material Contracts”) to which, as of the date hereof, SUNS or any of its Consolidated Subsidiaries is a party, or by which SUNS or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of SUNS, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to SUNS or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of SUNS or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by SUNS or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of SUNS or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the SUNS SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to SUNS and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of SUNS and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that SUNS and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the SUNS SEC Reports;

(vii) any Contract that obligates SUNS or any of its Consolidated Subsidiaries to conduct any business that is material to SUNS and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate SLRC, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each SUNS Material Contract is (x) valid and binding on SUNS or its applicable Consolidated Subsidiary and, to SUNS’s knowledge, each other party thereto, (y) enforceable against SUNS or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. The SUNS Advisory Agreement has been approved by the SUNS Board and stockholders of SUNS in accordance with Section 15 of the Investment Company Act. Neither SUNS nor any of its Consolidated Subsidiaries nor, to SUNS’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any SUNS Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. No SUNS Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to SUNS or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any SUNS Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.15. Insurance Coverage. All material insurance policies maintained by SUNS or any of its Consolidated Subsidiaries and that name SUNS or any of its Consolidated Subsidiaries as an insured (each, a “SUNS Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each SUNS Insurance Policy have been paid. Neither SUNS nor any of its Consolidated Subsidiaries has received written notice of cancellation of any SUNS Insurance Policy.

3.16. Intellectual Property. SUNS and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of SUNS and its Consolidated Subsidiaries taken as a whole (hereinafter, “SUNS Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. No claims are pending for which SUNS has received written notice or, to the knowledge of SUNS, threatened (i) that SUNS or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any SUNS Intellectual Property Right is invalid or unenforceable. To the knowledge of SUNS, no Person is infringing, misappropriating or using without authorization the rights of SUNS or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.17. Real Property. Neither SUNS nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18. Investment Assets. Each of SUNS and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of SUNS or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2021, the value of investments owned by SUNS that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of SUNS’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.19. State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.20. Appraisal Rights. In accordance with Section 3-202 of the MGCL, no appraisal rights shall be available to holders of SUNS Common Stock in connection with the Transactions.

3.21. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SUNS that is used in connection with the computations made by SUNS pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SUNS Board as of September 30, 2021 and set forth in SUNS’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SUNS other than investment assets that are used in connection with the computations made by SUNS pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SUNS Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the SUNS Board for purposes of such computations were or will be determined by the SUNS Board in good faith in accordance with the valuation methods set forth in SUNS’s valuation policies and procedures adopted by the SUNS Board as of September 30, 2021.

3.22. Opinion of Financial Advisor. The SUNS Board and the SUNS Special Committee have received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the SUNS Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to the SUNS stockholders other than SLRC, Merger Sub and their respective Affiliates.

3.23 Chapter 11. Neither SUNS nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SLRC

Except with respect to matters that have been Previously Disclosed, SLRC hereby represents and warrants to SUNS that:

4.1. Corporate Organization.

(a) SLRC is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT. Each of SLRC and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Articles of Amendment and Restatement of SLRC, as amended (the “SLRC Charter”), and the Amended and Restated Bylaws of SLRC (the “SLRC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by SLRC.

(c) Each Consolidated Subsidiary of SLRC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

4.2. Capitalization.

(a) The authorized capital stock of SLRC consists of (i) 200,000,000 shares of SLRC Common Stock, of which 42,260,826 shares were outstanding as of the close of business on November 30, 2021 (the “SLRC Capitalization Date”). All of the issued and outstanding shares of SLRC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SLRC attaching to the ownership thereof. All of the shares of SLRC Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Mergers, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SLRC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of SLRC may vote (“SLRC Voting Debt”) is issued or outstanding. As of the SLRC Capitalization Date, except pursuant to SLRC’s dividend reinvestment plan, SLRC does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of SLRC Common Stock, SLRC Voting Debt or any other equity securities of SLRC or any securities representing the right to purchase or otherwise receive any shares of SLRC Common Stock, SLRC Voting Debt or other equity securities of SLRC. There are no obligations of SLRC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of SLRC, SLRC Voting Debt or any equity security of SLRC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, SLRC Voting Debt or any other equity security of SLRC or its Consolidated Subsidiaries or (ii) pursuant to which SLRC or any of its Consolidated Subsidiaries is or could be required to register shares of SLRC capital stock or other securities under the Securities Act. All of the SLRC Common Stock has been sold in compliance with applicable Law in any material respect.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of SLRC are owned by SLRC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of SLRC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3. Authority; No Violation.

(a) Each of SLRC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the SLRC Board and the board of directors of Merger Sub. The SLRC Board (on the recommendation of the SLRC Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of SLRC and (B) the interests of SLRC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the SLRC Matters, (iv) directed that the approval of the SLRC Matters be submitted to SLRC’s stockholders for approval at a duly held meeting of such stockholders (the “SLRC Stockholders Meeting”) and (v) resolved to recommend that the stockholders of SLRC approve the SLRC

Matters. The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, approved this Agreement and declared advisable the Transactions and resolved to recommend the approval of the Transactions by the SLRC Board, in SLRC’s capacity as the sole stockholder of Merger Sub. Except for receipt of the approval of the SLRC Matters by at least a majority of the votes cast by the holders of SLRC Common Stock at the SLRC Stockholders Meeting (the “SLRC Requisite Vote”), and the approval of the Transactions by SLRC, as the sole stockholder of Merger Sub (which approval shall occur promptly following the execution of this Agreement), the Mergers and the Transactions have been authorized by all necessary corporate action on the part of SLRC and Merger Sub. This Agreement has been duly and validly executed and delivered by SLRC and Merger Sub and (assuming due authorization, execution and delivery by SUNS and SCP) constitutes the valid and binding obligation of each of SLRC and Merger Sub, enforceable against each of SLRC and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by SLRC or Merger Sub, nor the consummation by SLRC or Merger Sub of the Transactions, nor performance of this Agreement by SLRC or Merger Sub, will (i) violate any provision of the SLRC Charter, SLRC Bylaws or the Bylaws or Articles of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to SLRC or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SLRC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SLRC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by SLRC or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Articles of Merger with and the acceptance for the record of the First Articles of Merger by the MD SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for the record of the Second Articles of Merger by the MD SDAT in respect of the Merger, (iv) any notices or filings under the HSR Act, (v) approval of listing of such SLRC Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

4.5. Reports.

(a) SLRC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “SLRC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries taken as a whole. To SLRC’s knowledge, no SLRC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To SLRC’s knowledge, all SLRC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of SLRC is required to make any filing with the SEC.

(b) Neither SLRC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to SLRC’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of SLRC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has SLRC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of SLRC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) SLRC has made available to SUNS all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of SLRC, (i) there are no unresolved comments from the SEC with respect to the SLRC SEC Reports or any SEC examination of SLRC and (ii) none of the SLRC SEC Reports is subject to any ongoing review by the SEC.

4.6. SLRC Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of SLRC and its Consolidated Subsidiaries included (or incorporated by reference) in the SLRC SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of SLRC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to SLRC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. KPMG has not resigned, threatened resignation or been dismissed as SLRC’s independent public accountant as a result of or in connection with any disagreements with SLRC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of SLRC as of September 30, 2021 included in the unaudited financial statements set forth in SUNS’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 (the “SLRC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2021, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the SLRC SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC, neither SLRC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the SLRC Balance Sheet in accordance with GAAP.

(c) Neither SLRC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither SLRC nor any of its Consolidated Subsidiaries nor, to the knowledge of SLRC, any director, officer, auditor, accountant or representative of SLRC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SLRC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SLRC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing SLRC or any of its Consolidated Subsidiaries, whether or not employed by SLRC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by SLRC or any of its directors, officers or agents to the SLRC Board or any committee thereof or to any director or officer of SLRC.

(e) To SLRC’s knowledge, since the Applicable Date, KPMG, which has expressed its opinion with respect to the financial statements of SLRC and its Consolidated Subsidiaries included in the SLRC SEC Reports (including the related notes), has been (i) “independent” with respect to SLRC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of SLRC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and SLRC is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) SLRC has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by SLRC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to SLRC’s management as appropriate to allow timely decisions regarding required disclosure and to allow SLRC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) SLRC’s management, with the participation of SLRC’s principal executive and financial officers, has completed an assessment of the effectiveness of SLRC’s internal controls over financial reporting for the fiscal year ended December 31, 2020 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that SLRC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, using the framework specified in SLRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the SLRC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of SLRC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for SLRC’s auditors any material weaknesses in internal controls; and

(iv) provided to SUNS true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the SLRC Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to SUNS true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of SLRC’s investments as of September 30, 2021 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the SLRC Board.

(i) To SLRC’s knowledge, there is no fraud or suspected fraud affecting SLRC involving management of SLRC or employees of SCP or any of its Affiliates who have significant roles in SLRC’s internal control over financial reporting.

4.7. Broker’s Fees. Neither SLRC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to SUNS.

4.8. Absence of Changes or Events. Since December 31, 2020, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of SLRC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of SUNS under Section 6.1 or 6.3.

4.9. Compliance with Applicable Law; Permits.

(a) Each of SLRC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC has not received any written or, to SLRC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. SLRC has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(b) SLRC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

(c) SLRC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for SLRC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SLRC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(d) Each of SLRC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit SLRC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. SLRC has not received any written or, to SLRC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of SLRC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of SLRC, threatened that would result in any such disqualification.

(f) The minute books and other similar records of SLRC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of SLRC, the SLRC Board and any committees of the SLRC Board.

4.10. SLRC Information. None of the information supplied or to be supplied by SLRC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SLRC with respect to information supplied by SUNS or SCP for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11. Taxes and Tax Returns.

(a) SLRC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of SLRC or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SLRC or any of its Consolidated Subsidiaries for which SLRC does not have reserves that are adequate under GAAP. Neither SLRC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SLRC and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither SLRC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of

Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither SLRC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SLRC or any of its Consolidated Subsidiaries. Neither SLRC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If SLRC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) SLRC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. SLRC has qualified as a RIC at all times since the beginning of its first taxable year ended December 31, 2010 and expects to continue to so qualify through the Second Effective Time. No challenge to SLRC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of SLRC ending on or before the Second Effective Time, SLRC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger and is wholly owned directly by SLRC. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) SLRC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) SLRC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) SLRC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) SLRC Previously Disclosed each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section-1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than as Previously Disclosed, SLRC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where SLRC or any of its Consolidated Subsidiaries does not file Tax Returns that SLRC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither SLRC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither SLRC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither SLRC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than SLRC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither SLRC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is SLRC or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SLRC or any of its Consolidated Subsidiaries.

4.12. Litigation. There are no material Proceedings pending or, to SLRC’s knowledge, threatened against SLRC or any of its Consolidated Subsidiaries. There is no Order binding upon SLRC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.13. Employee Matters. Neither SLRC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14. Certain Contracts.

(a) SLRC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to SUNS of, all Contracts (collectively, the “SLRC Material Contracts”) to which, as of the date hereof, SLRC or any of its Consolidated Subsidiaries is a party, or by which SLRC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of SLRC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to SLRC or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of SLRC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by SLRC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of SLRC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the SLRC SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to SLRC and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of SLRC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that SLRC and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the SLRC SEC Reports;

(vii) any Contract that obligates SLRC or any of its Consolidated Subsidiaries to conduct any business that is material to SLRC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each SLRC Material Contract is (x) valid and binding on SLRC and, to SLRC’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to SLRC. The investment advisory agreement between SLRC and SCP in effect as of the date of this Agreement has been approved by the SLRC Board and stockholders of SLRC in accordance with Section 15 of the Investment Company Act. Neither SLRC nor any of its Consolidated Subsidiaries nor, to SLRC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any SLRC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. No SLRC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC. No event has occurred with respect to SLRC that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any SLRC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC.

4.15. Insurance Coverage. All material insurance policies maintained by SLRC or any of its Consolidated Subsidiaries and that name SLRC or any of its Consolidated Subsidiaries as an insured (each, an “SLRC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each SLRC Insurance Policy have been paid. Neither SLRC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any SLRC Insurance Policy.

4.16. Intellectual Property. SLRC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of SLRC and its Consolidated Subsidiaries taken as a whole (hereinafter, “SLRC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. No claims are pending for which SLRC has received written notice or, to the knowledge of SLRC, threatened (i) that SLRC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any SLRC Intellectual Property Right is invalid or unenforceable. To the knowledge of SLRC, no Person is infringing, misappropriating or using without authorization the rights of SLRC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.17. Real Property. Neither SLRC nor any of its Consolidated Subsidiaries owns or leases any real property.

4.18. Investment Assets. Each of SLRC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of SLRC or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2021, the value of investments owned by SLRC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70%

of the value of SLRC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act). Neither SLRC nor any of its Consolidated Subsidiaries owns, or has owned within the past five (5) years, any SUNS Common Stock.

4.19. State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.20. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SLRC that is used in connection with the computations made by SLRC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in SLRC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SLRC other than investment assets that are used in connection with the computations made by SLRC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SLRC Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the SLRC Board for purposes of such computations were or will be determined by the SLRC Board in good faith in accordance with the valuation methods set forth in SLRC’s valuation policies and procedures adopted by the SLRC Board as of December 31, 2020.

4.21. Opinion of Financial Advisor. The SLRC Board and the SLRC Special Committee have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the SLRC Special Committee (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to SLRC.

4.22. Chapter 11. Neither SLRC nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SCP

Except with respect to matters Previously Disclosed, SCP hereby represents and warrants to SUNS and SLRC that:

5.1. Organization. SCP is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware. SCP has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.2. Authority; No Violation.

(a) SCP has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managing members of SCP. This Agreement has been duly and validly executed and delivered by SCP and

(assuming due authorization, execution and delivery by SUNS, SLRC and Merger Sub) constitutes the valid and binding obligation of SCP, enforceable against SCP in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by SCP, nor the consummation of the Transactions, nor performance of this Agreement by SCP, will (i) violate any provision of the certificate of formation of SCP or the limited liability company agreement of SCP or (ii) (A) violate any Law or Order applicable to SCP or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SCP under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SCP is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by SCP, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.3. Compliance with Applicable Law; Permits.

(a) SCP is, and at all times since it became the investment adviser to SLRC or SUNS has been, duly registered as an investment adviser under the Investment Advisers Act.

(b) SCP is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SCP. SCP has not received any written or, to SCP’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(c) SCP holds and is in compliance with all Permits required in order to permit SCP to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. SCP has not received any written or, to SCP’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(d) SCP has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to SUNS and SLRC) and, during the period prior to the date of this Agreement that SCP has been the investment adviser to SLRC or SUNS, SCP has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to SLRC or SUNS, there has been no material adverse change in the operations, affairs or regulatory status of SCP.

5.4. Litigation. There are no Proceedings pending or, to SCP’s knowledge, threatened against SCP, except as would not reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. There is no Order binding upon SCP other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.5. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SUNS that is used in connection with the computations made by SCP on behalf of SUNS pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SUNS Board and set forth in SUNS’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SUNS other than investment assets that are used in connection with the computations made by SCP on behalf of SUNS pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, the value of each investment asset owned by SLRC that is used in connection with the computations made by SCP on behalf of SLRC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SLRC Board and set forth in SLRC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SLRC other than investment assets that are used in connection with the computations made by SCP on behalf of SLRC pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing SUNS Net Asset Value presented by SCP to the SUNS Board will reflect SCP’s assessment of the fair value of any portfolio securities of SUNS for which market quotations are not readily available. The Closing SLRC Net Asset Value presented by SCP to the SLRC Board will reflect SCP’s assessment of the fair value of any portfolio securities of SLRC for which market quotations are not readily available.

5.6. SCP Information. None of the information supplied or to be supplied by SCP for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SCP with respect to information supplied by SUNS, SLRC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7. Best Interests and No Dilution. SCP believes that (i) participation in the Mergers is in the best interests of each of SUNS and SLRC and (ii) the interests of existing stockholders of SUNS and SLRC will not be diluted as a result of the Mergers.

5.8. Financial Resources. SCP has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9. SLRC and SUNS Representations and Warranties. To the knowledge of SCP, as of the date hereof, the representations and warranties made by SUNS in Article III and the representations and warranties made by SLRC in Article IV are true and correct in all material respects.

5.10. Forbearances. The forbearances set forth in Section 6.2 and Section 6.3 hereof are not overtly onerous on the conduct of the business of SUNS or SLRC, respectively, in the ordinary course of business consistent with past practice.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of SUNS and SLRC shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of SUNS’s and SLRC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships; provided that in response to the coronavirus (COVID-19) pandemic, each of SUNS and SLRC may, in connection therewith, take any commercially reasonable actions that SUNS or SLRC, as applicable, determine are necessary or prudent for such party to take in connection with (i) events surrounding any pandemic or public health emergency caused by the coronavirus (COVID-19) pandemic, (ii) reinitiating or suspending operation of all or a portion of its facilities, (iii) mitigating the adverse effects of such events, pandemic or public health emergency on its business, and (iv) to ensure compliance with any Law.

6.2. SUNS Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), SUNS shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SLRC (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to SUNS’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any SUNS Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular monthly cash distributions payable on a monthly basis, consistent with past practices and SUNS’s investment objectives and policies as publicly disclosed, (B) a Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of SUNS to SUNS or another direct or indirect wholly owned Consolidated Subsidiary of SUNS; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of SUNS or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with SUNS’s investment objectives and policies as publicly disclosed.

(e) Amend the SUNS Charter, the SUNS Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude SUNS from declaring or paying any Tax Dividend on or before the Closing Date.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SUNS to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which SUNS or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in SUNS’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, or as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute a SUNS Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any SUNS Material Contract (other than any SUNS Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, SLRC, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate SUNS or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SUNS or any of its Consolidated Subsidiaries.

(q) Acquire, or agree to acquire, any SLRC Common Stock.

(r) Agree to take, make any commitment to take, or adopt any resolutions of the SUNS Board authorizing, any of the actions prohibited by this Section 6.2.

6.3. SLRC Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), SLRC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SUNS (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to SLRC’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any SLRC Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, (B) the authorization and payment of any dividend or distribution necessary for SLRC to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by SLRC, or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of SLRC to SLRC or another direct or indirect wholly owned Consolidated Subsidiary of SLRC; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of SLRC or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with SLRC’s investment objectives and policies as publicly disclosed.

(e) Amend the SLRC Charter, the SLRC Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLRC to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which SLRC or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in SLRC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, or as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an SLRC Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any SLRC Material Contract (other than any SLRC Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate SLRC or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SLRC or any of its Consolidated Subsidiaries.

(q) Acquire, or agree to acquire, any SUNS Common Stock (other than pursuant to the Merger).

(r) Agree to take, make any commitment to take, or adopt any resolutions of the SLRC Board authorizing, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Further Assurances.

(a) Subject to the right of SUNS to take any action that constitutes a SUNS Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of SLRC to take any action that constitutes an SLRC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of SLRC and SUNS shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, SUNS and SLRC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to SUNS or SLRC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. SLRC, on the one hand, and SUNS, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either SLRC and its Consolidated Subsidiaries, on the one hand, or SUNS and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Mergers), other than any consent fees that were Previously Disclosed.

7.2. Regulatory Matters.

(a) SLRC and SUNS shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. SLRC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. SUNS and SLRC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed to their respective stockholders upon such effectiveness. SUNS shall use reasonable best efforts to furnish all information concerning SUNS and the holders of SUNS Common Stock as may be reasonably requested by SLRC in connection with any such action.

(b) Each of SLRC and SUNS shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of SLRC and SUNS shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3. Stockholder Approval.

(a) As of the date of this Agreement, the SUNS Board has adopted resolutions approving the SUNS Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable, and directing that the SUNS Matters, including the Merger, be submitted to SUNS’s stockholders for their consideration, with the recommendation that the SUNS stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, unless the SUNS Board has withdrawn the SUNS Board Recommendation in compliance with Section 7.7, SUNS shall submit to its stockholders the SUNS Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, SUNS shall take, in accordance with applicable Law and the SUNS Charter and the SUNS Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the SUNS Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the SUNS Matters, including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the SUNS Stockholders Meeting shall be determined in prior consultation with SLRC. Unless the SUNS Board has withdrawn the SUNS Board Recommendation in compliance with Section 7.7, SUNS shall use reasonable best efforts to obtain from SUNS’s stockholders the vote required to approve the SUNS Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to SUNS’s stockholders the SUNS Board’s recommendation of the SUNS Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of SLRC, postponing or adjourning the SUNS Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that SUNS shall not postpone or adjourn the SUNS Stockholders Meeting for any other reason without the prior written consent of SLRC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to SUNS’s right to terminate this Agreement pursuant to Section 9.1, SUNS’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the SUNS Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SUNS, its Representatives or its stockholders of any Takeover Proposal (including any SUNS Superior Proposal), (ii) SUNS effecting a Takeover Approval or delivering a Notice of a SUNS Superior Proposal or (iii) a SUNS Adverse Recommendation Change.

(b) As of the date of this Agreement, the SLRC Board has adopted resolutions approving the SLRC Matters on the terms and conditions set forth in this Agreement, and directing that the SLRC Matters be submitted to SLRC’s stockholders for their consideration, with the recommendation that the SLRC stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, unless the SLRC Board has withdrawn the SLRC Board Recommendation in compliance with Section 7.8, SLRC shall submit to its stockholders the SLRC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, SLRC shall take, in accordance with applicable Law and the SLRC Charter and the SLRC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the SLRC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the SLRC Matters including the issuance of shares of SLRC Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the SLRC Stockholders Meeting shall be determined in prior consultation with SUNS. Unless the SLRC Board has withdrawn the SLRC Board Recommendation in compliance with Section 7.8, SLRC shall use reasonable best efforts to obtain from SLRC’s stockholders the SLRC Requisite Vote to approve the SLRC Matters, on terms and conditions set forth in this Agreement, including, subject to Section 7.8, providing to SLRC’s stockholders the SLRC Board’s recommendation of the approval of the SLRC Matters and including such recommendation in the

Joint Proxy Statement/Prospectus and by, at the request of SUNS, postponing or adjourning the SLRC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that SLRC shall not postpone or adjourn the SLRC Stockholders Meeting for any other reason without the prior written consent of SUNS (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to SLRC’s right to terminate this Agreement pursuant to Section 9.1, SLRC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the SLRC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SLRC, its Representatives or its stockholders of any Takeover Proposal (including any SLRC Superior Proposal), (ii) SLRC effecting a Takeover Approval or delivering a Notice of an SLRC Superior Proposal or (iii) an SLRC Adverse Recommendation Change.

7.4. Nasdaq Listing. SLRC shall use reasonable best efforts to cause the shares of SLRC Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.5. Indemnification.

(a) Following the Effective Time, SLRC shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of SUNS or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) SLRC shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) SLRC and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify SLRC in writing; provided, that the failure to so notify shall not affect the obligations of SLRC under Section 7.5(a) unless SLRC is materially prejudiced as a consequence.

(c) If SLRC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, SLRC shall cause proper provision to be made so that the successors and assigns of SLRC shall assume the obligations set forth in this Section 7.5.

(d) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6. No Solicitation.

(a) Each of SUNS and SLRC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively,

“Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to SUNS or SLRC, as applicable) of all confidential information previously furnished to any Person (other than SUNS, SLRC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of SUNS and Section 7.8 in the case of SLRC, each of SUNS and SLRC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than SLRC, SUNS or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than SLRC, SUNS or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable duties, waive or release under any standstill or any similar agreement with respect to equity securities of SUNS or SLRC; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of SLRC or SUNS in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of SUNS and SLRC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by SUNS or SLRC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of SUNS and SLRC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by SUNS or SLRC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7. SUNS Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the SUNS Stockholders Meeting: (i) SUNS receives a bona fide unsolicited Takeover Proposal (under circumstances in which SUNS has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a SUNS Superior Proposal; and (iii) SUNS gives SLRC at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SUNS’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), SUNS may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if SUNS (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides SLRC a copy of all such information that has not previously been delivered to SLRC simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the SUNS Stockholders Meeting, the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the SUNS Matters to SUNS’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law as a result of a SUNS Superior Proposal, SUNS may (A) withdraw or qualify (or modify or amend in a manner adverse to SLRC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to SLRC), the approval, adoption, recommendation or declaration of advisability by the SUNS Board of the SUNS Matters, including the recommendation of the SUNS Board that the stockholders of SUNS approve the Merger and the other Transactions (the “SUNS Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the SUNS Stockholders Meeting or otherwise, inconsistent with the SUNS Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “SUNS Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a SUNS Superior Proposal, SUNS shall promptly provide (and in any event within twenty-four (24) hours of such determination) to SLRC a written notice (a “Notice of a SUNS Superior Proposal”) (i) advising SLRC that the SUNS Board has received a SUNS Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such SUNS Superior Proposal, including the amount per share or other consideration that the stockholders of SUNS will receive in connection with the SUNS Superior Proposal and including a copy of all written materials provided to or by SUNS in connection with such SUNS Superior Proposal (unless previously provided to SLRC), and (iii) identifying the Person making such SUNS Superior Proposal. SUNS shall cooperate and negotiate in good faith with SLRC (to the extent SLRC desires to negotiate) during the five (5) calendar day period following SLRC’s receipt of the Notice of a SUNS Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such SUNS Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable SUNS to determine that such SUNS Superior Proposal is no longer a SUNS Superior Proposal and proceed with a SUNS Recommendation without a SUNS Adverse Recommendation Change. If thereafter the SUNS Board, including a majority of the Independent Directors of the SUNS Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such SUNS Superior Proposal remains a SUNS Superior Proposal or the failure to make such SUNS Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law, and SUNS has complied in all material respects with Section 7.7(a) above, SUNS may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c) Other than as permitted by Section 7.7(a) and Section 7.7(e), neither SUNS nor the SUNS Board shall make any SUNS Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no SUNS Adverse Recommendation Change shall change the approval of the SUNS Matters or any other approval of the SUNS Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) SUNS shall provide SLRC with prompt written notice of any meeting of the SUNS Board at which the SUNS Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by SLRC reasonably in advance of such meeting).

(e) Other than in connection with a SUNS Takeover Proposal, nothing in this Agreement shall prohibit or restrict the SUNS Board from taking any action described in clause (A) of the definition of SUNS Adverse Recommendation Change in response to an Intervening Event (a “SUNS Intervening Event Recommendation Change”) if (A) prior to effecting any such SUNS Intervening Event Recommendation Change, SUNS promptly notifies SLRC, in writing, at least five (5) Business Days (the “SUNS Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a SUNS Adverse Recommendation Change or a SUNS Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) SUNS shall, and shall cause its Representatives to, during the SUNS Intervening Event Notice Period, negotiate with SLRC in good faith (to the extent SLRC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the SUNS Board to make a SUNS Intervening Event Recommendation Change, and (C) the SUNS Board, including a majority of the Independent Directors of the SUNS Board, determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a SUNS Intervening Event Recommendation Change, after taking into account any adjustments made by SLRC during the SUNS Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit SUNS from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to SUNS’s stockholders if, after consultation with its outside legal counsel, SUNS determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a SUNS Adverse Recommendation Change unless the SUNS Board expressly publicly reaffirms the SUNS Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by SLRC.

7.8. SLRC Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the SLRC Stockholders Meeting: (i) SLRC receives a bona fide unsolicited Takeover Proposal (under circumstances in which SLRC has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an SLRC Superior Proposal; and (iii) SLRC gives SUNS at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SLRC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), SLRC may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if SLRC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides SUNS a copy of all such information that has not previously been delivered to SUNS simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the SLRC Stockholders Meeting, the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the SLRC Matters to SLRC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law as a result of an SLRC Superior Proposal, SLRC may (A) withdraw or qualify (or modify or amend in a manner adverse to SUNS), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to SUNS), the approval, adoption, recommendation or declaration of advisability by the SLRC Board of the SLRC Matters, including the recommendation of the SLRC Board that the stockholders of SLRC approve the SLRC Matters (the “SLRC Recommendation”), and/or (B) take any action or make any statement, filing or release, in connection with the SLRC Stockholders Meeting or otherwise, inconsistent with the SLRC Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “SLRC Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an SLRC Superior Proposal, SLRC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to SUNS a written notice (a “Notice of an SLRC Superior Proposal”) (i) advising SUNS that the SLRC Board has received an SLRC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such SLRC Superior Proposal, including the amount per share or other consideration that the stockholders of SLRC will receive in connection with the SLRC Superior Proposal and including a copy of all written materials provided to or by SLRC in connection with such SLRC Superior Proposal (unless previously provided to SUNS), and (iii) identifying the Person making such SLRC Superior Proposal. SLRC shall cooperate and negotiate in good faith with SUNS (to the extent SUNS desires to negotiate) during the five (5) calendar day period following SUNS’s receipt of the Notice of an SLRC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such SLRC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable SLRC to determine that such SLRC Superior Proposal is no longer an SLRC Superior Proposal and proceed with an SLRC Recommendation without an SLRC Adverse Recommendation Change. If thereafter the SLRC Board, including a majority of the Independent Directors of the SLRC Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such SLRC Superior Proposal remains an SLRC Superior Proposal or the failure to make such SLRC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to SLRC directors under applicable Law, and SLRC has complied in all material respects with Section 7.8(a) above, SLRC may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c) Other than as permitted by Section 7.8(a) or Section 7.8(e), neither SLRC nor the SLRC Board shall make any SLRC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no SLRC Adverse Recommendation Change shall change the approval of the SLRC Matters or any other approval of the SLRC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) SLRC shall provide SUNS with prompt written notice of any meeting of the SLRC Board at which the SLRC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by SUNS reasonably in advance of such meeting).

(e) Other than in connection with an SLRC Takeover Proposal, nothing in this Agreement shall prohibit or restrict the SLRC Board from taking any action described in clause (A) of the definition of

SLRC Adverse Recommendation Change in response to an Intervening Event (an “SLRC Intervening Event Recommendation Change”) if (A) prior to effecting any such SLRC Intervening Event Recommendation Change, SLRC promptly notifies SUNS, in writing, at least five (5) Business Days (the “SLRC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an SLRC Adverse Recommendation Change or an SLRC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) SLRC shall, and shall cause its Representatives to, during the SLRC Intervening Event Notice Period, negotiate with SUNS in good faith (to the extent SUNS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the SLRC Board to make an SLRC Intervening Event Recommendation Change, and (C) the SLRC Board, including a majority of the Independent Directors of the SLRC Board, determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such an SLRC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by SUNS during the SLRC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit SLRC from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to SLRC’s stockholders if, after consultation with its outside legal counsel, SLRC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an SLRC Adverse Recommendation Change unless the SLRC Board expressly publicly reaffirms the SLRC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by SUNS.

7.9. Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of SUNS and SLRC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require SUNS or SLRC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either SUNS or SLRC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. Notwithstanding the foregoing, such access to physical locations may be limited to the extent SUNS or SLRC, as applicable, reasonably determines, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access to physical locations would jeopardize the health and safety of the personnel of SCP; provided, however, that SUNS or SLRC, as applicable, shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such personnel.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.

7.10. Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of SLRC, SUNS and SCP. Thereafter, so long as this Agreement is in effect,

SLRC, SUNS and SCP each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, SLRC, SUNS or SCP, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of SLRC, SUNS or SCP may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11. Takeover Statutes and Provisions. Neither SLRC or SUNS will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of SLRC and SUNS shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12. Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of SLRC and SUNS shall execute and deliver to Katten Muchin Rosenman LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(d) and 8.3(d)).

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) SUNS shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SLRC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SUNS to fail to qualify as a RIC, and (ii) SLRC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SUNS, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLRC to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of SUNS, SLRC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of SUNS, SLRC and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d) Tax Opinions. SUNS shall use its best efforts to obtain the tax opinion described in Section 8.3(d), and SLRC shall use its best efforts to obtain the tax opinion described in Section 8.2(d).

7.13. Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by SUNS’s stockholders or SLRC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of SUNS and SLRC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14. Section 16 Matters. Prior to the Effective Time, each of the SUNS Board and the SLRC Board shall take all such steps as may be required to cause any dispositions of SUNS Common Stock or acquisitions of SLRC Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SUNS or will become subject to such reporting requirements with respect to SLRC, in each case, to be exempt pursuant to Rule 16b-3.

7.15. No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of SUNS in Article III, representations and warranties of SLRC in Article IV and the representations and warranties of SCP in Article V , none of SPC, SUNS, SLRC or any of SUNS’s or SLRC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16. Merger of Surviving Company. Immediately after the occurrence of the Effective Time in accordance with the MGCL and the Terminations, the Surviving Company and SLRC shall consummate the Second Merger.

7.17. Coordination of Dividends. SLRC and SUNS shall coordinate with each other in designating the record and payment dates for any periodic dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar month in which the Closing Date might reasonably be expected to occur, and neither SLRC nor SUNS shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit SLRC or SUNS from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement to the extent such dividend or distribution is taken into account in determining the Closing SUNS Net Asset Value and/or the Closing SLRC Net Asset Value, as applicable, including a Tax Dividend.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. (i) The SUNS Matters shall have been approved by the SUNS Requisite Vote, and (ii) the SLRC Matters shall have been approved by the SLRC Requisite Vote.

(b) Nasdaq Listing. The shares of SLRC Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing SLRC Net Asset Value and the Closing SUNS Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Representations and Warranties of SCP. The representations and warranties of SCP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of SCP are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SCP to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC shall have received a certificate signed on behalf of SCP by an authorized officer of SCP to the effect that the conditions set forth in this Section 8.1(h) have been satisfied, and, for the avoidance of doubt, any waiver of any of the conditions set forth in this Section 8.1(h) shall require prior written consent of each of SLRC and SUNS.

8.2. Conditions to Obligations of SLRC and Merger Sub to Effect the Merger. The obligations of SLRC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SLRC, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of SUNS. (i) The representations and warranties of SUNS set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of SUNS set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of SUNS set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of SUNS set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of SUNS are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SUNS to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SUNS. SLRC shall have received a certificate signed on behalf of SUNS by the Chief Executive Officer or the Chief Financial Officer of SUNS to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of SUNS. SUNS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. SLRC shall have received a certificate signed on behalf of SUNS by the Chief Executive Officer or the Chief Financial Officer of SUNS to such effect.

(c) Absence of SUNS Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of SUNS.

(d) Federal Tax Opinion. SLRC shall have received the opinion of its counsel, Katten Muchin Rosenman LLP, in the form previously provided to SLRC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SLRC and SUNS delivered pursuant to Section 7.12(a).

8.3. Conditions to Obligations of SUNS to Effect the Merger. The obligation of SUNS to effect the Merger is also subject to the satisfaction or waiver by SUNS, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of SLRC. (i) The representations and warranties of SLRC set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of SLRC and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of SLRC and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of SLRC and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of SLRC and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SLRC and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SLRC. SUNS shall have received a certificate signed on behalf of SLRC by the Chief Executive Officer or the Chief Financial Officer of SLRC and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of SLRC and Merger Sub. Each of SLRC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. SUNS shall have received a certificate signed on behalf of SLRC and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of SLRC to such effect.

(c) Absence of SLRC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of SLRC.

(d) Federal Tax Opinion. SUNS shall have received the opinion of its counsel, Katten Muchin Rosenman LLP, in the form previously provided to SUNS, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SLRC and SUNS delivered pursuant to Section 7.12(a).

(e) Letter Agreement. The Letter Agreement shall be duly executed by SCP and acknowledged by SLRC, and shall become effective as of the Closing.

8.4. Frustration of Closing Conditions. None of SLRC, Merger Sub or SUNS may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the SUNS Matters by the stockholders of SUNS or the SLRC Matters by the stockholders of SLRC:

(a) by mutual consent of SUNS and SLRC in a written instrument authorized by each of the SUNS Board, including a majority of the Independent Directors of SUNS, and the SLRC Board, including a majority of the Independent Directors of SLRC;

(b) by either SUNS or SLRC, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before December 1, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of SUNS shall have failed to approve the SUNS Matters by the SUNS Requisite Vote of SUNS’s stockholders at a duly held meeting of SUNS’s stockholders or at any adjournment or postponement thereof at which the SUNS Matters have been voted upon; or

(iv) the stockholders of SLRC shall have failed to approve the SLRC Matters by the SLRC Requisite Vote of SLRC’s stockholders at a duly held meeting of SLRC’s stockholders or at any adjournment or postponement thereof at which the SLRC Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by SUNS, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SLRC or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SUNS to SLRC (provided that SUNS is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining approval of the SLRC Matters by the stockholders of SLRC (A) an SLRC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) SLRC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the SLRC Board that SLRC’s stockholders vote in favor of the SLRC Matters, (C) a Takeover Proposal is publicly announced and SLRC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SLRC Board that SLRC’s stockholders vote in favor of the SLRC Matters, or (D) a tender or exchange offer relating to any shares of SLRC Common Stock shall have been commenced by a third party and SLRC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the SLRC Board recommends rejection of such tender or exchange offer;

(iii) SLRC breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or

(iv) at any time prior to the time the approval of stockholders with respect to the SUNS Matters is obtained, (A) SUNS is not in material breach of any of the terms of this Agreement, (B) the SUNS Board, including a majority of the Independent Directors of SUNS, authorizes SUNS, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and SUNS enters into, a definitive Contract with respect to a SUNS Superior Proposal and (C) the third party that made such SUNS Superior Proposal, prior to such termination, pays to SLRC in immediately available funds any fees required to be paid pursuant to Section 9.2(a).

(d) by SLRC, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SUNS, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SLRC to SUNS (provided that SLRC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining approval of the SUNS Matters by the stockholders of SUNS (A) a SUNS Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) SUNS shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the SUNS Board that SUNS’s stockholders vote in favor of the SUNS Matters, including the Merger and the other Transactions, (C) a Takeover Proposal is publicly announced and SUNS fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SUNS Board that SUNS’s stockholders vote in favor of the SUNS Matters, including the Merger and the other Transactions or (D) a tender or exchange offer relating to any shares of SUNS Common Stock shall have been commenced by a third party and SUNS shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the SUNS Board recommends rejection of such tender or exchange offer;

(iii) SUNS breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv) at any time prior to the time the approval of stockholders with respect to the SLRC Matters is obtained, (A) SLRC is not in material breach of any of the terms of this Agreement, (B) the SLRC Board, including a majority of the Independent Directors of SLRC authorizes SLRC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and SLRC enters into, a definitive Contract with respect to an SLRC Superior Proposal and (C) the third party that made such SLRC Superior Proposal, prior to such termination pays to SUNS in immediately available funds any fees required to be paid pursuant to Section 9.2(b).

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Termination Fee.

(a) If this Agreement shall be terminated:

(i) by SUNS pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, SUNS shall cause the third party that made the applicable SUNS Superior Proposal (or its designee) to pay SLRC, subject to applicable Law, a non-refundable fee in an amount equal to $7,572,270, which is equal to 3.0% of the net asset value of SUNS as of September 30, 2021 (the “SUNS Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) SLRC or SUNS pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) SLRC pursuant to Section 9.1(d)(i) (solely to the extent that SUNS has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held SUNS Stockholders Meeting, and (C) SUNS enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, SUNS shall cause the third party that made such Takeover Proposal (or its designee) to pay SLRC, subject to applicable Law, the SUNS Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The SUNS Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to SUNS by SLRC if SLRC shall have furnished to SUNS wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the SUNS Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the SUNS Termination Fee shall be SLRC’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b) If this Agreement shall be terminated:

(i) by SLRC pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, SLRC shall cause the third party that made the applicable SLRC Superior Proposal (or its designee) to pay SUNS, subject to applicable Law, a non-refundable fee in an amount equal to $25,604,700, which is equal to 3.0% of the net asset value of SLRC as of September 30, 2021 (the “SLRC Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) SLRC or SUNS pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) SUNS pursuant to Section 9.1(c)(i) (solely to the extent that SLRC has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held SLRC Stockholders Meeting, and (C) SLRC enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, SLRC shall cause the third party that made such Takeover Proposal (or its designee) to pay SUNS, subject to applicable Law, the SLRC Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The SLRC Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to SLRC by SUNS if SUNS shall have furnished to SLRC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the SLRC Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the SLRC Termination Fee shall be SUNS’s sole and exclusive remedy for monetary damages under this Agreement.

(iii) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If SLRC fails to pay any amounts due to SUNS pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or SUNS fails to pay SLRC any amounts due to SLRC pursuant to this Section 9.2 within the time periods specified in this Section 9.2, SLRC or SUNS, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by SUNS or SLRC, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Effect of Termination. In the event of termination of this Agreement by either SUNS or SLRC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of SLRC, Merger Sub, SUNS, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4. Fees and Expenses. Notwithstanding the provisions of Section 9.2, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated; provided, however, notwithstanding the foregoing, the following fees and expenses shall be borne equally by SLRC and SUNS: (i) costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, and (iii) fees and expenses for legal services to SUNS, SLRC and Merger Sub in connection with the Merger Agreement and the Transactions (excluding fees for legal services of independent counsel to the SLRC Special Committee and the SUNS Special Committee).

9.5. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the SLRC Matters by the stockholders of SLRC or the SUNS Matters by the stockholders of SUNS; provided, however, that after any approval of the SLRC Matters by the stockholders of SLRC or the SUNS Matters by the stockholders of SUNS, there may not be, without further approval of the applicable party’s stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6. Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the SUNS Board, including the SUNS Special Committee, or the SLRC Board, including the SLRC Special Committee, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, NY.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to SLRC or SUNS, each director who is not an “interested person” of SLRC or SUNS, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the SLRC Common Stock (provided, however, that this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on, as applicable, SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, SLRC or SUNS conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means for each of SLRC, SUNS and SCP, the actual knowledge of their respective executive officers, directors and managing members, as applicable, as of the date of this Agreement.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to SLRC, SUNS or SCP, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, the coronavirus (COVID-19) pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or any decline in the price of shares of SUNS Common Stock or SLRC Common Stock on the Nasdaq or trading volume of SUNS Common Stock or SLRC Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of SLRC or SUNS, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of SLRC or SUNS, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to SUNS, (A) set forth by SUNS in a disclosure schedule, if any, provided by SUNS to SLRC or (B) previously disclosed since the Applicable Date in any SUNS SEC Report, (ii) with respect to SLRC, (A) set forth by SLRC in a disclosure schedule, if any, provided by SLRC to SUNS or (B) disclosed since the Applicable Date in any SLRC SEC Report, and (iii) with respect to SCP, set forth by SCP in a disclosure schedule, if any, provided by SCP to SLRC and SUNS; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any SUNS SEC Report or SLRC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“SLRC Matters” means (i) the proposed issuance of SLRC Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of SLRC in order to effect the Transactions.

“SLRC Per Share NAV” means the quotient of (i) the Closing SLRC Net Asset Value divided by (ii) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date.

“SLRC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SLRC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SLRC or more than 75% of the assets of SLRC on a consolidated basis (a) on terms which the SLRC Board determines in good faith to be superior for the stockholders of SLRC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the SLRC Termination Fee and any alternative proposed by SUNS in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by SLRC Board (upon the recommendation of the SLRC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“SUNS Administration Agreement” means the administration agreement between SUNS and SLR Capital Management, LLC in effect as of the date of this Agreement.

“SUNS Advisory Agreement” means the investment advisory agreement between SUNS and SCP in effect as of the date of this Agreement.

“SUNS Matters” means (i) the approval of the Merger and the other Transactions and (ii) any other matters required to be approved or adopted by the stockholders of SUNS in order to effect the Transactions.

“SUNS Per Share NAV” means the quotient of (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“SUNS Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SUNS or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SUNS or more than 75% of the assets of SUNS on a consolidated basis (a) on terms which the SUNS Board determines in good faith to be superior for the stockholders of SUNS (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the SUNS Termination Fee and any alternative proposed by SLRC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the SUNS Board (upon the recommendation of the SUNS Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than SLRC or SUNS or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SUNS or SLRC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of SUNS or SLRC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, SUNS or in any of SUNS’s Consolidated Subsidiaries or, SLRC or in any of SLRC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to SUNS’s stockholders (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of SLRC Common Stock are traded on Nasdaq.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
A&R IMA	Recitals
ASC Topic 820	3.6(h)
BDC	Recitals
Cancelled Shares	1.5(b)
Closing	1.2
Closing Date	1.2
Closing SUNS Net Asset Value	2.6(b)
Closing SLRC Net Asset Value	2.6(a)
Code	Recitals
Current D&O Insurance	7.5(a)
Determination Date	2.6(a)
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Fund	2.3
First Articles of Merger	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.5(a)
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Intellectual Property Rights	3.16
IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
KPMG	3.6(a)
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
MGCL	1.1
Nasdaq	2.2
Notice of a SUNS Superior Proposal	7.8(b)
Notice of an SLRC Superior Proposal	7.7(b)
Paying and Exchange Agent	2.3
Registration Statement	3.4
Representatives	7.6(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(f)
Second Articles of Merger	1.8(a)
Second Merger	Recitals
SLRC	Preamble
SLRC Adverse Recommendation Change	7.8(a)
SLRC Balance Sheet	4.6(b)

Term:	Section:
SLRC Board	Recitals
SLRC Bylaws	4.1(b)
SLRC Capitalization Date	4.2(a)
SLRC Charter	4.1(b)
SLRC Common Stock	1.5(b)
SLRC Insurance Policy	4.15
SLRC Intellectual Property Rights	4.16
SLRC Intervening Event Notice Period	7.8(e)
SLRC Intervening Event Recommendation Change	7.8(e)
SLRC Material Contracts	4.14(a)
SLRC Recommendation	7.8(a)
SLRC Requisite Vote	4.3(a)
SLRC SEC Reports	4.5(a)
SLRC Special Committee	Recitals
SLRC Stockholders Meeting	4.3(a)
SLRC Termination Fee	9.2(b)
SLRC Voting Debt	4.2(a)
SUNS	Preamble
SUNS Adverse Recommendation Change	7.7(a)
SUNS Balance Sheet	3.6(b)
SUNS Board	Recitals
SUNS Bylaws	3.1(b)
SUNS Capitalization Date	3.2(a)
SUNS Charter	3.1(b)
SUNS Common Stock	1.5(b)
SUNS Insurance Policy	3.15
SUNS Intellectual Property Rights	3.16
SUNS Intervening Event Notice Period	7.7(e)
SUNS Intervening Event Recommendation Change	7.7(e)
SUNS Material Contracts	3.14(a)
SUNS Recommendation	7.7(a)
SUNS Requisite Vote	3.3(a)
SUNS SEC Reports	3.5(a)
SUNS Special Committee	Recitals
SUNS Stockholders Meeting	3.3(a)
SUNS Termination Fee	9.2(a)
SUNS Voting Debt	3.2(a)
Surviving Company	Recitals
Takeover Approval	7.7(a)(ii)
Takeover Proposal	9.2(a)(ii)
Takeover Statutes	3.19
Termination Date	9.1(b)(ii)
Terminations	1.7

ARTICLE XI

GENERAL PROVISIONS

11.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SUNS, to:

SLR Senior Investment Corp.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:     Richard Peteka

Email:           rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

and

Dechert LLP

1900 K Street, NW

Washington, DC 20006

Attention:    Harry Pangas; Eric Siegel

Email:          harry.pangas@dechert.com; eric.siegel@dechert.com

If to SLRC or Merger Sub, to:

SLR Investment Corp.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:    Richard Peteka

Email:          rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

and

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:    Thomas Westle

Email:          twestle@blankrome.com

If to SCP, to:

SLR Capital Partners, LLC

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:    Richard Peteka

Email:          rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3. Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, Northern Division and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, SLRC, SUNS, Merger Sub and SCP have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SLR INVESTMENT CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-Chief Executive Officer and President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-Chief Executive Officer and Chief Operating Officer

SLR SENIOR INVESTMENT CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-Chief Executive Officer and President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-Chief Executive Officer and Chief Operating Officer

SOLSTICE MERGER SUB, INC.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-President

SLR CAPITAL PARTNERS, LLC

(Solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI)

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

Annex B

November 30, 2021

The Special Committee of the Board of Directors

The Board of Directors

SLR Investment Corp.

500 Park Avenue, 3rd Floor

New York, NY 10022

The Special Committee of the Board of Directors (the “Special Committee”) and the Board of Directors (the “Board”) of SLR Investment Corp.:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to SLR Investment Corp. (“SLRC”) of the Exchange Ratio (as defined below) in the proposed merger of Solstice Merger Sub, Inc., a wholly-owned subsidiary of SLRC (“Merger Sub”), with and into SLR Senior Investment Corp. (“SUNS”), with SUNS as the surviving company (such transaction, the “Merger” and, taken together with the immediately following merger of SUNS with and into SLRC (with SLRC as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among SLRC, Merger Sub, SUNS and, solely for certain limited purposes, SLR Capital Partners, LLC (“SLR Capital Partners”), which is the investment adviser to each of SLRC and SUNS. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of SUNS, SLRC, Merger Sub, or the holder of common stock, $0.01 par value per share, of SUNS (“SUNS Common Stock”), each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined in the Agreement), shall be converted into the right to receive a number of shares of common stock, $0.01 par value per share, of SLRC (“SLRC Common Stock”) equal to the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV (as defined in the Agreement) divided by (ii) the SLRC Per Share NAV (as defined in the Agreement) (such quotient, the “Exchange Ratio”). At the direction of SLRC and without independent verification, we have relied upon and assumed for purposes of our analyses and this opinion, that the SUNS Per Share NAV and the SLRC Per Share NAV will be $15.64 and $20.15, respectively, and that, as a result thereof, the Exchange Ratio will be 0.7763x. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to the Committee and not as an advisor to or agent of any other person. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, SLRC, SUNS and SLR Capital Partners. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SLRC or SUNS for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from SLRC for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, SLRC has agreed to indemnify us for certain liabilities arising out of our engagement.

The Special Committee of the Board of Directors

The Board of Directors — SLR Investment Corp.

November 30, 2021

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to SLRC. In the past two years, KBW has not provided investment banking or financial advisory services to SUNS or SLR Capital Partners. We may in the future provide investment banking and financial advisory services to SLRC, SUNS or SLR Capital Partners and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SLRC and SUNS and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated November 24, 2021 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of SLRC; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 of SLRC; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of SUNS; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 of SUNS; (vi) certain other interim reports and other communications of SLRC and SUNS to their respective stockholders; and (vii) other financial information concerning the respective businesses and operations of SLRC and SUNS furnished to us by SLRC and SUNS or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of SLRC and SUNS; (ii) the assets and liabilities of SLRC and SUNS; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial and stock market information of SLRC and SUNS with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of SLRC and SUNS that were prepared by SLR Capital Partners management (which acts as management of both SLRC and SUNS), provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of SLRC and with the consent of the Committee; (vi) certain publicly available consensus “street estimates” of SLRC and SUNS for 2022, all of which information was discussed with us by SLR Capital Partners management and used and relied upon by us based on such discussions, at the direction of SLRC and with the consent of the Committee; and (vii) estimates regarding certain pro forma financial effects of the Transaction on SLRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction) that were prepared by SLR Capital Partners management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of SLRC and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions with SLR Capital Partners management regarding the past and current business operations, regulatory relations, financial condition and future prospects of SLRC and SUNS and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon SLR Capital Partners management, with the consent of SLRC and the Committee, as to the reasonableness and

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors — SLR Investment Corp.

November 30, 2021

achievability of the financial and operating forecasts and projections of SLRC and SUNS, the publicly available consensus “street estimates” of SLRC and SUNS for 2022, and the estimates regarding certain pro forma financial effects of the Transaction on SLRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the SLRC and SUNS “street estimates” referred to above that such estimates are reasonable estimates generally consistent with, the best currently available estimates and judgments of SLR Capital Partners management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of SLRC and SUNS that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of SLRC and SUNS referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with SLR Capital Partners management and with the consent of SLRC and the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on SLRC and SUNS. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SLRC or SUNS since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SLRC or SUNS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of SLRC or SUNS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of SUNS Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors — SLR Investment Corp.

November 30, 2021

documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of SLRC, SUNS or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of SLRC that SLRC has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SLRC, Merger Sub, SUNS, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to SLRC. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the fee waiver to be entered into by and between SLRC and SLR Capital Partners, the termination of the administration agreement between SUNS and SLR Capital Management, LLC and the termination of the investment advisory agreement between SUNS and SLR Capital Partners), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to SLRC, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes to the SUNS Per Share NAV or the SLRC Per Share NAV after the hereof from the respective amounts thereof that we have been directed to assume for purposes of our analyses and this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of SLRC to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by SLRC, the Board or the Committee, (iii) any business, operational or other plans with respect to SUNS or the pro forma entity that may be currently contemplated by SLRC, the Board or the Committee or that may be implemented by SLRC, the Board or the Committee subsequent to the closing of the Transaction, (iv) any fees payable by SLRC to SLR Capital Partners for investment advisory and management services or the reduction of the base management fee resulting from the fee waiver between SLRC and SLR Capital Partners, (v) the fairness of the amount or nature of any compensation to any of SLRC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SLRC Common Stock or relative to the Exchange Ratio, (vi) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SLRC, Merger Sub, SUNS or any other party to any transaction contemplated by the Agreement, (vii) the actual value of SLRC Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which SLRC Common Stock or SUNS Common Stock will trade following the public announcement of the Transaction or the prices, trading

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors — SLR Investment Corp.

November 30, 2021

range or volume at which SLRC Common Stock will trade following the consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to SLRC, Merger Sub, SUNS, any of their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any other related transaction, including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Committee (in its capacity as such) and, as requested by the Committee, the Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee or the Board as to how it should vote on the Transaction, or to any holder of SLRC Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to SLRC.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Annex C

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

November 30, 2021

SLR Senior Investment Corp.

500 Park Avenue

New York, NY 10022

Attn:     The Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that SLR Senior Investment Corp. (“SUNS”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among SUNS, SLR Investment Corp. (“SLRC”), Solstice Merger Sub, Inc., a wholly owned subsidiary of SLRC (“Merger Sub”), and solely for the purposes set forth therein, SLR Capital Partners, LLC (“SCP”), pursuant to which, among other things, (a) Merger Sub will merge with SUNS (the “Merger”), with SUNS as the surviving company in the Merger (the “Surviving Company”), (b) each outstanding share of common stock, par value $0.01 per share (“SUNS Common Stock”), of SUNS will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share (“SLRC Common Stock”), of SLRC, equal to the quotient obtained by dividing the net asset value of SUNS per share of SUNS Common Stock by the net asset value of SLRC per share of SLRC Common Stock, each as to be determined in the manner and as of the date provided by the Agreement (the “Exchange Ratio”), (c) immediately following the Merger, the advisory agreement between SUNS and SCP and the administration agreement between SUNS and SLR Capital Management, LLC will be terminated (together, the “Terminations”), and (d) immediately following the Terminations, the Surviving Company will merge (the “Second Merger”) with SLRC, with SLRC as the surviving company in the Second Merger.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of SUNS has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of SUNS Common Stock, other than SLRC, Merger Sub and their respective affiliates (collectively, the “Excluded Holders”).

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated November 30, 2021, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to SUNS and SLRC that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SUNS and SLRC made available to us by SCP, including (a) financial projections prepared by the management of SCP relating to SUNS (the “SUNS Projections”), (b) financial projections prepared by the management of SCP relating to SLRC (the “SLRC Projections”), and (c) solely for illustrative purposes, financial projections prepared by the management of SCP relating to SLRC after giving effect to the Merger (the “Pro Forma SLRC Projections”);

4.

spoken with certain members of the management of SCP and certain of its representatives and advisors regarding the respective businesses, operations, financial condition and prospects of SUNS and SLRC, the Merger and related matters;

5.	compared the financial and operating performance of SUNS and SLRC with that of companies with publicly traded equity securities that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.

reviewed the net asset value per share of SUNS and the net asset value per share of SLRC as of September 30, 2021, prepared and provided to us by SCP, as adjusted for estimated transaction expenses provided by SCP (the “Adjusted September 30 NAVs”);

8.

compared the Exchange Ratio, determined on the basis of the Adjusted September 30 NAVs, to the relative value reference ranges that we believed were indicated by our financial analyses of SUNS and SLRC;

9.	reviewed the current and historical market prices for certain of SUNS’s and SLRC’s publicly traded equity securities; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of SCP has advised us, and we have assumed, that the SUNS Projections, the SLRC Projections and the Pro Forma SLRC Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of SUNS, SLRC on a standalone basis and SLRC after giving effect to the Merger, respectively. At your direction, we have assumed that the SUNS Projections and the SLRC Projections provide a reasonable basis on which to evaluate SUNS, SLRC and the Merger and we have, at your direction, used and relied upon the SUNS Projections and the SLRC Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the SUNS Projections, the SLRC Projections, the Pro Forma SLRC Projections or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SUNS or SLRC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses or this Opinion. We have also assumed that the Merger, together with the Second Merger, will qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of SUNS or SLRC, or otherwise have an effect on the Merger, SUNS or SLRC or any expected benefits of the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SUNS, SLRC or any other party. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SUNS or SLRC is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SUNS or SLRC is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of SUNS, SLRC or any other party, or any alternatives to the Merger, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of SLRC Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which SUNS Common Stock or SLRC Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of SLRC Common Stock to be issued in the Merger to holders of SUNS Common Stock will be listed on the Nasdaq Global Select Market immediately following the consummation of the Merger.

This Opinion is furnished for the use of the Committee (in its capacity as such) and, at the request of the Committee, the Board (in its capacity as such) in connection with their evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SUNS, SLRC, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and/or certain of its affiliates have in the past provided and will in the future provide certain consulting services to SUNS and SLRC and/or their affiliates, for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to SUNS, SLRC, other participants in the Merger or certain of their respective affiliates or security holders (including, without limitation, SCP, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, SCP (collectively, with SCP, the “SLR Group”)) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by SCP, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the SLR Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, SUNS, SLRC, members of the SLR Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has acted as financial advisor to the Committee in connection with the Merger and will receive a fee for such services, a portion of which became payable to Houlihan Lokey upon the rendering of this Opinion and a substantial portion of which is contingent upon the successful completion of the Merger. In addition, SUNS has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the holders of SUNS Common Stock other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Agreement and does not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Terminations or the Second Merger. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, SUNS, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of SUNS, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for SUNS, SLRC or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of SUNS’s or any other party’s security holders or other constituents vis-à-vis any other class or group of SUNS’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not SUNS, SLRC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of SUNS, SLRC or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, SUNS and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to SUNS, SLRC and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of SUNS Common Stock other than the Excluded Holders.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex D

SLR Capital Partners, LLC

500 Park Avenue

New York, New York 10022

[●], 2022

Messrs. Michael S. Gross and Bruce J. Spohler

Co-Chief Executive Officers

SLR Investment Corp.

500 Park Avenue

New York, New York 10022

Re:    Reduction of Base Management Fee

Dear Messrs. Gross and Spohler:

Reference is hereby made to the Third Amended and Restated Investment Advisory and Management Agreement (the “Investment Management Agreement”), dated August 2, 2018, by and between SLR Investment Corp. (f/k/a Solar Capital Ltd.) (the “Company”) and SLR Capital Partners, LLC (f/k/a Solar Capital Partners, LLC) (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Investment Management Agreement.

Reference is also hereby made to that certain agreement and plan of merger, dated as of December 1, 2021, among the Company, SLR Senior Investment Corp., Solstice Merger Sub, Inc., a Maryland corporation and wholly-owned direct consolidated subsidiary of the Company, and, solely for the limited purposes set forth therein, the Adviser (the “Merger Agreement”). In accordance with Section 8.1(i) of the Merger Agreement, effective as of the Closing, as such term is defined in the Merger Agreement (the “Effective Date”), we hereby agree to permanently calculate the Base Management Fee as indicated below (defined below as the “Reduced Base Management Fee”).

Pursuant to the Investment Management Agreement, the Adviser, for its services to the Company, has been entitled to receive a Base Management Fee from the Company calculated at an annual rate of 1.75% of the average of the value of the Company’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter); provided, however, the Base Management Fee is calculated at an annual rate of 1.00% of the average of the value of the Company’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter) that exceeds the product of (i) 200% and (ii) the value of the Company’s total net assets at the end of the immediately preceding calendar quarter. The Base Management Fee is payable quarterly in arrears, and is calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the then-current calendar quarter. Base Management Fees for any partial month or quarter, including any partial month or quarter in which the Effective Date occurs, are appropriately pro-rated.

As of the Effective Date, the Base Management Fee will be calculated at an annual rate of 1.50% of the average of the value of the Company’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter); provided, however, the Base Management Fee will be calculated at an annual rate of 1.00% of the average of the value of the Company’s gross assets (excluding temporary assets acquired at the end of each fiscal quarter for purposes of preserving investment flexibility for the next fiscal quarter) that exceeds the product of (i) 200% and (ii) the value of the Company’s total net assets at the end of the immediately preceding calendar quarter (collectively, the “Reduced

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Base Management Fee”). The Reduced Base Management Fee will be payable quarterly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of each of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the then-current calendar quarter. Reduced Base Management Fees for any partial month or quarter, including any partial month or quarter in which the Effective Date occurs, will be appropriately pro-rated.

This letter agreement does not change the calculation of the incentive fees payable under the Investment Management Agreement.

This letter agreement shall be governed by and interpreted and construed in accordance with the governing law provisions set forth in Section 12 of the Investment Management Agreement.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

[Signature page to follow]

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Sincerely yours,

SLR Capital Partners, LLC

By:
Name: Michael S. Gross
Title: Managing Member

By:
Name: Bruce J. Spohler
Title: Managing Member

ACKNOWLEDGED AND ACCEPTED

SLR Investment Corp.

By:
Name: Michael S. Gross
Title: Co-Chief Executive Officer

By:
Name: Bruce J. Spohler
Title: Co-Chief Executive Officer

[Signature Page to SLRC Fee Reduction Agreement]

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